As filed with the Securities and Exchange Commission on May 4, 2023

Registration No. 333-266757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPAL FUELS INC.
(Exact name of registrant as specified in its charter)

Delaware	4932	98-1578357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One North Lexington Avenue
Suite 1450
White Plains, New York 10601
(914) 705-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann Anthony
Chief Financial Officer
c/o OPAL Fuels Inc.
One North Lexington Avenue
Suite 1450
White Plains, New York 10601
(914) 705-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Edward M. Welch, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112 Tel: (212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 11, 2022, we filed a registration statement on Form S-1 (File No. 333-266757) (as amended on September 20, 2022, October 14, 2022, November 2, 2022, and November 4, 2022) (collectively, the “Registration Statement”) which registered (i) for original issuance up to 15,446,494 shares of our Class A common stock, and (ii) for resale by the selling security holders named therein up to 175,541,507 shares of our Class A common stock. The Registration Statement was declared effective by the SEC on November 8, 2022.

This post-effective amendment is being filed to:

• include certain information in the Registration Statement, including information from our Annual Report on Form 10-K for the year ended December 31, 2022 that was filed on March 29, 2023 (the “Annual Report”); and

• remove from the Registration Statement (i) all shares of Class A common stock, par value $0.0001 (the “Class A common stock”), of OPAL Fuels Inc., a Delaware corporation (the “Company”), to be issued by the Company upon the exercise of the Private Placement Warrants and the Public Warrants, and (ii) withdraw and remove from registration the Public Warrants that are no longer outstanding as described below.

No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

Additionally, we are filing this post-effective amendment to correct certain typographical and formatting errors in the post-effective amendment to the Registration Statement that was filed on May 3, 2023. No other changes have been made to the previously filed post-effective amendment.

Deregistration

In connection with the warrant exchange offer and consent solicitation by the Company on December 16, 2022, all Public Warrants and Private Placement Warrants were converted to shares of Class A common stock. In connection with such exchange offer and solicitation, the Nasdaq Stock Market LLC (“NASDAQ”) filed Form 25 to delist the Company’s Public Warrants on December 21, 2022. The Registration Statement is hereby amended to remove and withdraw from registration all of such Public Warrants, and to remove references to the Public Warrants, Private Placement Warrants and the shares of Class A common stock underlying such warrants.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2023

PRELIMINARY PROSPECTUS

OPAL FUELS INC.
UP TO 166,318,246 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”) of:

(i) 10,838,609 shares of Class A common stock issued under the Business Combination Agreement, dated as of December 2, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “BCA” or the “Business Combination Agreement”), by and among ArcLight Clean Transition Corp. II (“ArcLight”), Opal Fuels LLC (“Opco”) and Opal Holdco LLC (“OPAL Holdco”) to ARCC Beacon LLC (“Ares”), ArcLight CTC Holdings II, L.P. (“Sponsor”) and certain former directors of ArcLight originally acquired by such parties for an effective purchase price of approximately $0.003 per share;

(ii) 144,399,037 shares of Class A common stock issuable upon the conversion of Class C common stock issuable to Opal Holdco and Hillman RNG Investments, LLC (the “Opco Common Equityholders”) upon the exchange of Opco Common Units (as defined below) and the cancellation of an equal number of shares of Class D common stock (as defined in this prospectus) originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share; and

(iii) 11,080,600 shares of Class A common stock originally issued and sold to certain of the Selling Holders pursuant to subscription agreements dated as of December 2, 2021 (collectively, the “PIPE Investors”) at a purchase price of $10.00 per share.

In connection with the Business Combination, holders of 27,364,124 of Arclight’s Class A ordinary shares, or 87.94% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $274,186,522. The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 601% of shares of Class A common stock outstanding of the Company as of April 28, 2023 (without giving effect to the issuance of shares upon the conversion of Class C common stock to be issued to the Opco Common Equityholders upon the exchange by them of Opco Common Units). Given the substantial number of shares of Class A common stock being registered for potential resale by Selling Holders pursuant to this prospectus, the sale of shares by the Selling Holders, or the perception in the market that the selling Holders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A common stock or result in a significant decline in the public trading price of our Class A common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Arclight’s IPO, certain of the Selling Holders, including the Sponsor, may still have an incentive to sell shares of our Class A common stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A common stock. For example, based on the closing price of our Class A common stock of $7.99 as of April 28, 2023, Sponsor and other holders of the shares of our Class A common stock that were originally purchased by Arclight’s Sponsor in a private placement prior to Arclight’s initial public offering (the “Founder Shares”) would experience a potential profit of approximately $7.987 per share, or approximately $11,970,948 in the aggregate.

We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Holders pursuant to this prospectus. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the Class A common stock. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A common stock.

Our shares of Class A common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OPAL.” On April 28, 2023, the closing price of our Class A common stock was $7.99 per share.

    We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

“ArcLight” refers to ArcLight Clean Transaction Corp. II, a blank check company incorporated as a Cayman Islands exempt company, and our previous name prior to the Closing.

“Ares” refers to ARCC Beacon LLC, a Delaware limited liability company.

“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement dated as of December 2, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among ArcLight, Opco and OPAL Holdco.

“Business Combination” refers to the transaction contemplated by the BCA.

“Bylaws” refers to the bylaws of OPAL.

“Charter” refers to certificate of incorporation of OPAL.

“Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of OPAL.

“Class A Units” refers to the Class A Units as defined in the Second A&R LLC Agreement.

“Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of OPAL.

“Class B Units” refers to the Class B Units as defined in the Second A&R LLC Agreement.

“Class C common stock” refers to the shares of Class C common stock, par value $0.0001 per share, of OPAL.

“Class D common stock” refers to the shares of Class D common stock, par value $0.0001 per share, of OPAL.

 “Closing” refers to the closing of the Business Combination.

“Closing Date” refers to July 21, 2022.

“Common Stock” refers to the collective shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock.

“Company”, “we”, “our”, “us” or similar terms refers to OPAL Fuels Inc. individually or on a consolidated basis, as the context may require.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“FASB” refers to the Financial Accounting Standards Board.

“Fortistar” refers to Fortistar LLC, a Delaware limited liability company.

“Fueling Stations” refers to facilities where (i) natural gas is dispensed into fuel tanks of vehicles for use as transportation fuel, and (ii) transactional data from the dispensing of the fuel is recorded so that Environmental Attributes can be subsequently reported, matched with the dispensed fuel to the extent sourced from RNG, and generated under the federal or state RFS or LCFS programs and other current and potential future programs aimed at providing support for RNG into the transportation market. At the Fueling Stations, the natural gas is pressurized using compressor systems and, in this state, is referred to as CNG. Because Environmental Attributes associated with RNG are nominated/assigned to the physical quantity of CNG dispensed at the Fueling Station, when the CNG is dispensed into to fuel tanks for use as transportation fuel and subsequently reported to the EPA and/or state environmental agency and matched with the production of RNG, the respective RINs and LCFS credits are generated. Some of these stations are designed, developed, constructed, operated and maintained by us while others are third party stations where we may only provide maintenance services.

“Hillman” refers to Hillman RNG Investments, LLC, a Delaware limited liability company.

“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” refers to the Investor Rights Agreement, dated July 21, 2022, by and among OPAL Fuels Inc., each of the Sellers named therein, the Sponsor and the Sponsor Principals as included in Exhibit 10.7 to the Current Report on Form 8-K, filed with the SEC on July 27, 2021, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“IPO” refers to ArcLight’s initial public offering of its Class A ordinary shares and ArcLight Public Warrants pursuant to the IPO Registration Statement and completed on March 25, 2021.

“IPO Registration Statement” refers to ArcLight’s Registration Statement on Form S-1, filed with the SEC (File No. 333-252730), on March 22, 2021.

“Meteora” refers to Meteora Capital Partners and its affiliates.

“Nasdaq” refers to the Nasdaq Capital Market.

“NextEra” refers to Mendocino Capital, LLC, a Delaware limited liability company.

“OPAL” and “OPAL Fuels” refers to OPAL Fuels Inc., a Delaware corporation.

“our Board” refers to our board of directors.

“OPAL Holdco” refers to OPAL Holdco LLC, a Delaware limited liability.

“OPAL Preferred Stock” refers to our shares of preferred stock, par value $0.0001 per share.

“Private Placement Warrants” refers to the 9,223,261 redeemable warrants that were exchanged for the ArcLight Private Placement Warrants in connection with the Closing, and which were subsequently exchanged for Class A common stock.

“Public Warrants” refers to the 6,223,233 redeemable warrants exchanged for the ArcLight Public Warrants in connection with the Closing, and which were subsequently exchanged for Class A common stock.

“Warrants” refers collectively to the Private Placement Warrants together with the Public Warrants.

“Opco” refers to OPAL Fuels LLC, a Delaware limited liability company.

“Opco Common Equityholders” refers to OPAL Holdco and Hillman.

“Opco Common Units” refers to the Class B Units resulting from the re-classification of the collective Opco common units existing immediately prior to the Closing.

“Series A Preferred Units” refers to the 1,000,000 Series A preferred units of Opco held by NextEra.

“Series A-1 Preferred Units” refers to the 300,000 Series A-1 preferred units of Opco held by Hillman.

“Organizational Documents” refers to the Charter and the Bylaws;

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PIPE Investment” refers to the PIPE Investors that purchased a total of 11,080,600 shares of Class A common stock in connection with the Closing at a cash purchase price of $10.00 per share pursuant to the Subscription Agreements.

“PIPE Investors” refers, collectively, to the institutional and accredited investors that entered into Subscription Agreements with ArcLight.

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Second A&R LLC Agreement” refers to the Second Amended and Restated Limited Liability Company     Agreement of Opco.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Sponsor” refers to ArcLight CTC Holdings II, L.P., a Delaware limited partnership.

“Subscription Agreements” refer to the subscription agreements (as amended from time to time) that ArcLight entered into in connection with the Business Combination Agreement, each dated as of December 2, 2021.

“Tax Receivable Agreement” refers to the Tax Receivable Agreement, dated July 21, 2022, by and among OPAL Fuels Inc, Opal Holdco LLC and the TRA Parties named therein as included in Exhibit 10.6 to the Current Report on Form 8-K, filed with the SEC on July 29, 2021, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

In addition, the following is a glossary of key industry terms used herein:

“ADG” refers to anaerobic digester gas.

“Advanced Clean Trucks Regulation” refers to the rules adopted by the California Air Resources Board on June 25, 2020 requiring the sale of zero-emission heavy-duty trucks.

“Biogas Conversion Projects” refers to projects derived from the recovery and processing of biogas from landfills and other non-fossil fuel sources, such as livestock and dairy farms, for beneficial use as a replacement to fossil fuels.

“BOD” refers to biochemical oxygen demand.

“Btu” refers to British thermal units.

“CARB” refers to the California Air Resources Board.

“CI” refers to carbon intensity.

“CNG” refers to compressed natural gas.

“CO₂” refers to Carbon dioxide.

“D3” refers to cellulosic biofuel with a 60% GHG reduction requirement.

“EHS” refers to environment, health and safety.

“EISA” refers to Energy Independence and Security Act of 2007.

“Environmental Attributes” refer to federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

“EPA” refers to the U.S. Environmental Protection Agency.

“EPACT 2005” refers to the Energy Policy Act of 2005.

“FERC” refers to the U.S. Federal Energy Regulatory Commission.

“GHG” refers to greenhouse gases.

“ISOs” refers to independent system operators.

“LCFS” refers to Low Carbon Fuel Standard or similar types of federal and state programs.

“LFG” refers to landfill gas.

“MBR Authority” refers to (a) authorization by FERC pursuant to the Federal Power Act to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the Federal Power Act to issue securities and assume liabilities.

“Obligated Parties” means refiners or importers of gasoline or diesel fuel under the RFS program.

“QFs” refers to qualifying small power production facilities under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, as amended

“RECs” refers to renewable energy credits.

“Renewable Power” refers to electricity generated from renewable sources.

“RFS” refers to the EPA’s Renewable Fuel Standard.

“RINs” refers to Renewable Identification Numbers.

“RNG” refers to renewable natural gas.

“RPS” refers to Renewable Portfolio Standards.

“RTOs” refers to regional transmission organizations.

“RVOs” refers to renewable volume obligations.

“September 2020 Executive Order” refers to Executive Order N-79-20 issued by the Governor of the State of California in September 2020.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus are “forward-looking statements.” Words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

●	the failure to realize the benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

●	our success in retaining or recruiting, our principal officers, key employees or directors;

●	intense competition and competitive pressures from other companies in the industry in which we operate;

●	increased costs of, or delays in obtaining, key components or labor for the construction and completion of landfill gas and livestock waste projects that generate electricity, and RNG, CNG and hydrogen dispensing stations;

●	factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control;

●	macroeconomic conditions related to the global COVID-19 pandemic;

●	the reduction or elimination of government economic incentives to the renewable energy market;

●	factors associated with companies, such as us, that are engaged in the production and integration of RNG, including (i) anticipated trends, growth rates and challenges in those businesses and in the markets in which they operate (ii) contractual arrangements with, and the cooperation of, owners and operators of landfill and livestock biogas conversion project sites on which we operate our landfill gas and livestock waste projects that generate electricity and (iii) RNG prices for Environmental Attributes, low carbon fuel standard credits and other incentives;

●	the ability to identify, acquire, develop and operate renewable projects and Fueling Stations;

●	our ability to issue equity or equity-linked securities or obtain debt financing;

●	the demand for renewable energy not being sustained;

●	impacts of climate change, changing weather patterns and conditions and natural disasters;

●	the effect of legal, tax and regulatory changes; and

●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider when making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.” The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.”

Business Overview

We are a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of Renewable Power for sale to utilities, (iii) generation and sale of Environmental Attributes associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. We have been an established biogas-to-energy producer in the United States, having participated in the landfill gas to energy industry for over 20 years.

Biogas is comprised of non-fossil waste gas, with high concentrations of methane, which is the primary component of RNG and the source for combustion utilized by Renewable Power plants to generate Renewable Power. Biogas can not only be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with fossil natural gas, but partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of Renewable Power. The biogas is generated by microbes as they break down organic matter in the absence of oxygen. Our principal sources of biogas are (i) landfill gas, which is produced by the decomposition of organic waste at landfills and (ii) dairy manure, which is processed through anaerobic digesters to produce the biogas.

We also design, develop, construct, operate and service Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. We have participated in the alternative vehicle fuels industry for approximately 12 years and have established an expanding network of Fueling Stations for dispensing RNG. In addition, we have recently begun implementing design, development, and construction services for hydrogen fueling stations, and we are pursuing opportunities to diversify its sources of biogas to other waste streams.

Business Combination

    On December 2, 2021, the Company (formerly known as ArcLight Clean Transition Corp. II, "Arclight"), OPAL HoldCo LLC ("OPAL Holdco") and OPAL Fuels LLC, a Delaware limited liability company ("OPAL Fuels" or "Opco"), entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). On July 21, 2022, we closed the Business Combination Agreement and consummated the transactions contemplated thereby (the “Business Combination”).

Pursuant to the Business Combination Agreement, on July 21, 2022, (the "Closing Date"), Arclight changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the "Domestication"). Following the Domestication, on July 21, 2022, Arclight changed its name to "OPAL Fuels Inc." and each outstanding ArcLight Class B ordinary share converted into one ArcLight Class A ordinary share, each outstanding ArcLight Class A ordinary share became one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), and each outstanding warrant to purchase one ArcLight Class A ordinary share became a warrant to purchase one share of the Company's Class A common stock at an exercise price of $11.50 per share. Following the consummation of the Business Combination on July 21, 2022, the Company was organized in an “Up-C” structure. The Company is the managing member of OPAL Fuels. OPAL Fuels directly or indirectly holds substantially all of the consolidated assets and business of the Company. Please see Note 3. Business Combination, to the consolidated financial statements for additional information.

Warrant Exchange

    On November 18, 2022, the Company announced the commencement of an exchange offer (the “Offer”) and consent solicitation relating to its outstanding (i) public warrants to purchase shares of Class A common stock of the Company, par value $0.0001 per share which warrants traded on The Nasdaq Capital Market under the symbol “OPALW”(the “Public Warrants”), and (ii) private placement warrants to purchase shares of Class A common stock (the “Private Placement Warrants”) and together with the public warrants, the (“Warrants”). The Company offered all holders of the Warrants the opportunity to receive 0.250 shares of Class A common stock in exchange for each outstanding Warrant tendered by the holder and exchanged pursuant to the Offer. Concurrently with the Offer, the Company solicited consents from holders of the Warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.225 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”).
On December 22, 2022, the Company completed the exchange offer and issued 3,309,296 shares of Class A common stock in exchange for the warrants tendered in the Offer. Pursuant to the Warrant Amendment dated December 21, 2022, the Company exercised its right to exchange the Warrants remaining outstanding at the closing of the Offer for 0.225 shares of Class A common stock per Warrant (the “Post-Offer Exchange”) and issued 497,080 shares of Class A common stock on December 23, 2022. Following the completion of the Offer and the Post-Offer Exchange the Public Warrants were suspended from trading on the Nasdaq and delisted. There are no longer any Warrants outstanding.

Capture and Conversion Business

We typically secure our Biogas Conversion Projects through a combination of long-term gas rights, manure supply agreements, and property lease agreements with biogas site hosts. Our Biogas Conversion Projects provide our landfill and dairy farm partners with a variety of benefits, including (i) a means to monetize biogas from their sites, (ii) regulatory compliance for landfills, (iii) a source of environmentally beneficial waste management practices for dairy farms and (iv) a valuable revenue stream. Once we have negotiated gas rights or manure supply agreements, we then design, develop, build, own and operate facilities that convert the biogas into RNG or uses the processed biogas to produce Renewable Power. We sell the RNG produced by the Biogas Conversion Projects through RNG marketing and dispensing agreements and generate associated Environmental Attributes. These Environmental Attributes are then sold to obligated parties as defined under the RFS promulgated by the U.S. federal government and Low Carbon Fuel Standard Programs established by several states. We also sell Renewable Power to public utilities through long-term power purchase agreements.

    Dispensing and Monetization Business

We are a leading provider of RNG marketing and dispensing in the alternative vehicle fuels market for heavy and medium-duty trucking fleets throughout the United States. In this sector, we focus on dispensing RNG through Fueling Stations that serve fleets that use natural gas instead of diesel fuel. These Fueling Stations and dispensing services are key for our business because Environmental Attributes are generated through dispensing RNG at these stations for use as vehicle fuel for transportation, and, once generated, the Environmental Attributes can then be monetized. During 2022, we dispensed 29.3 million gasoline gallon equivalent ("GGEs") of RNG to the transportation market, generating corresponding Environmental Attributes, utilizing our current network of 242 Fueling Stations in 40 states in the United States, including more than 35 stations in California.

Hydrogen Fuel

In the coming years, we believe we will be able to provide hydrogen fuel to vehicle fleets by constructing and servicing hydrogen fueling stations as well as providing RNG for hydrogen production. As fleet operators deploy more hydrogen powered vehicles, we anticipate constructing and servicing stations that use hydrogen derived from RNG to deliver low carbon hydrogen fuel to customers. We are currently in the design and engineering phase of the first several of these hydrogen fueling stations.

Our Projects

As of the date of this prospectus, we owned and operated 24 projects, seven of which are RNG projects and 17 of which are Renewable Power Projects. As of that date, our RNG projects in operation had a design capacity of 3.9 million MMBtus per year and our Renewable Power Projects in operation had a nameplate capacity of 112.5 MW per hour. In addition to these projects in operation, we are actively pursuing expansion of our RNG-generating capacity and, accordingly, have a portfolio of RNG projects in construction or in development, with four of our current Renewable Power Projects being considered candidates for conversion to RNG projects in the foreseeable future. See “Business—Our Projects” for further detail of our projects.

Our Strategy

We aim to maintain and grow our position as a leading producer and dispenser of RNG in the United States and maintain and increase our position as a leading provider of RNG to the heavy and medium-duty commercial vehicle market in the U.S. We support these objectives through a multi-pronged strategy of:

•Promoting the reduction of methane and GHG emissions and expanding the use of renewable fuels to displace fossil-based fuels: We share the renewable fuel industry’s commitment to providing sustainable renewable energy solutions and offering products with high economic and ecological value. By simultaneously replacing fossil-based fuels and reducing overall methane emissions, our projects have a positive environmental impact. We are committed to the sustainable development, deployment, and utilization of RNG to reduce the country’s dependence on fossil fuels. We strive to optimize the economics of capturing biogas from our host landfills and dairy farms for conversion to RNG by balancing the capital and operating costs with the current and future quality and quantity of biogas.

•Expanding our industry position as a full-service partner for development opportunities, including through strategic transactions: Throughout our over 20 years of biogas conversion experience, we have developed the full range of biogas conversion project related capabilities from landfill gas collection system expertise, to engineering, construction, management and operations, through EHS oversight and Environmental Attributes management. Our full suite of capabilities allows us to serve as a multi-project partner, including through strategic transactions.

•Expanding our capabilities to new feedstock sources and technologies: We believe we will be able to enter new markets for our products, such as providing fuel for the production of renewable energy sources. With our experience and industry expertise, we believe we are well-positioned to take advantage of opportunities to meet the clean energy needs of other industries looking to use renewable energy in their operations. We are actively reviewing opportunities beyond our core LFG and dairy RNG business. Specifically, we intend to diversify our project portfolio beyond landfill biogas through the expansion into additional methane producing assets.

•Empowering our customers to achieve their sustainability and carbon reduction objectives: We are well positioned to empower our customers to achieve their sustainability and carbon reduction goals, including significantly reducing GHG emissions from their commercial transportation activities, at a cost to customers that is competitive to other fuels like diesel. We also assist our customers in their transition to cleaner transportation fuels by helping them obtain federal, state and local tax credits, grants and incentives, vehicle financing, and facilitating customer selection of vehicle specifications to meet their needs.

Corporation Information

We are a Delaware corporation. Our principal executive offices are located at One North Lexington Avenue, Suite 1450, White Plains, New York 10601 and our telephone number is (914) 705-4000. Our website is www.opalfuels.com. Our website and the information contained on, or accessed through, its website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in our securities.

Risk Factor Summary

You should consider all of the information contained in this prospectus before investing in our securities which involves substantial risk. Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 18 of this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to Our Third Party Relationships and Government Regulation of Our Business

•We are dependent on contractual arrangements with, and the cooperation of, owners and operators of biogas project sites where our Biogas Conversion Projects are located for the underlying biogas rights granted to us in connection with our Biogas Conversion Projects and for access to and operations on the biogas project sites where we utilize those underlying biogas rights;

•For the US transportation fuel market, we are dependent on the production of vehicles and engines capable of running on natural gas and we have no control over these vehicle and engine manufacturers. We are also dependent on the willingness of owners of truck fleets to adopt natural gas powered vehicles and to contract with Opco for the provision of CNG to said fleets;

•Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing, constructing and operating our Biogas Conversion Projects and Fueling Stations, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth;

•Our operations are subject to numerous stringent EHS laws and regulations that may expose us to significant costs and liabilities. From time to time, we have been issued notices of violations from government entities that our operations have failed to comply with such laws and regulations, particularly in regards to the operation of our landfill gas electric generating facilities. Failure to comply with such laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations;

•Existing, and future changes to, federal, state and local regulations and policies, including permitting requirements applicable to us, and enactment of new regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of Renewable Power and RNG, and may adversely affect the market for the associated Environmental Attributes. A failure on our part to comply with any laws, regulations or rules applicable to us may adversely affect our business, investments and results of operations;

•The financial performance of our business depends upon tax and other government incentives for the generation of RNG and Renewable Power, any of which could change at any time and such changes may negatively impact our growth strategy;

•We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to projects we subsequently acquire.

Market Risks Related to Our Business

•The volatility in the price of oil, gasoline, diesel, natural gas, RNG or Environmental Attributes could adversely affect our business;

•We currently use, and may continue in the future to use, forward-sale and hedging arrangements, to mitigate certain risks, but the use of such arrangements could have a material adverse effect on our results of operations.

Additional Risk Factors Relating to Our Business in General

•Our contracts with government entities may be subject to unique risks, including possible termination of or reduction in the governmental programs under which we operate, instances in which our contract provisions allow the government entity to terminate, amend or change terms at their convenience, and competitive bidding processes for the award of contracts;

•In accordance with applicable FASB standards, management has concluded there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of Opco to continue as a going concern without the implementation of various mitigation steps identified by management of Opco;

•Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties, and may expose us to liabilities to third parties;

•We have a history of accounting losses and may incur additional losses in the future;

•We operate a capital-intensive business and are pursuing a business plan requiring significant access to capital. We may fail to get access to said capital in a timely manner or obtain capital at unfavorable terms.

•Some relationships with our counterparties and suppliers may experience disruptions in connection with the Business Combination, which may limit our business;

•Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business; and

•There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. These provisions include, but are not limited to:

•being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus, subject to certain exceptions;

•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements, including in this prospectus;

•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

 We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700.0 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of ArcLight becoming a public company).

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

For additional information, see the section titled “Risk Factors—Risks Related to the Company—We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.”

The Offering
Issuer		OPAL Fuels Inc.

Securities offered by the Selling Holders		Up to 166,318,246 shares of Class A common stock, consisting of:
	●	10,838,609 shares of Class A common stock issued under the Business Combination Agreement to Ares, Sponsor and certain former directors of ArcLight originally acquired by such parties for an effective purchase price of approximately $0.003 per share;

	●	144,399,037 shares of Class A common stock issuable upon the conversion of Class C common stock issuable to the Opco Common Equityholders upon the exchange of Opco Common Units and the cancellation of an equal number of shares of Class D common stock originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share; and

	●	11,080,600 shares of Class A common stock issued to the PIPE Investors at a purchase price of $10.00 per share.

Use of proceeds		We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Holders. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Market for our shares of common stock		Our Class A common stock is listed for trading on Nasdaq under the symbol “OPAL”.

Risk factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

MARKET PRICE, TICKER SYMBOL, AND DIVIDEND INFORMATION

OPAL’s Class A common stock is listed for trading on Nasdaq under the symbol “OPAL”.

The closing price of the Class A common stock on April 28, 2023 was $7.99. Holders of Class A common stock should obtain current market quotations for their securities.

OPAL has not paid any cash dividends on shares of its Class A common stock or Class C common stock to date and has no current plans to pay dividends on its Class A common stock or Class C common stock in the foreseeable future. Holders of OPAL’s Class B common stock and Class D common stock do not have any right to receive dividends. The payment of cash dividends in the future will be dependent upon OPAL’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board.
RISK FACTORS

In addition to the other information contained in this prospectus, the following risks have the potential to impact our business and operations, as well as the market for our securities, including the Class A common stock offered hereby. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect our business, financial condition and prospects.

Risks Related to Our Business

Risks Related to Our Third Party Relationships and Government Regulation of Our Business

We are dependent on contractual arrangements with, and the cooperation of, owners and operators of biogas project sites where our Biogas Conversion Projects are located for the underlying biogas rights granted to us in connection with our Biogas Conversion Projects and for access to and operations on the biogas project sites where we utilize those underlying biogas rights.

We do not own any of the landfill or livestock waste sites, which we sometimes refer to in this prospectus as “biogas project sites,” from which our Biogas Conversion Projects collect biogas or on which we operate and manage our Biogas Conversion Projects, and therefore we depend on contractual relationships with, and the cooperation of, the biogas conversion project site owners and operators for our operations. The invalidity of, or any default or termination under, any of our gas rights agreements, leases, easements, licenses and rights-of-way may interfere with our rights to the underlying biogas and our ability to use and operate all or a portion of certain of our Biogas Conversion Projects facilities, which may have an adverse impact on our business, financial condition and results of operations. We obtain biogas rights to utilize the biogas and the biogas project sites on which our projects operate under contractual arrangements, with the associated biogas rights generally being for fixed terms of 20 years (or more) and certain additional renewal options. The gas rights associated with our 30 projects in operation or under construction, 3 of which include Renewable Power projects that are in construction to be converted to RNG, are due to expire at varying points over the next 25 years. See “Business—Our Projects.” In addition, the biogas rights are typically specific to the right to produce electricity generated from renewable sources (“Renewable Power”) or RNG; and accordingly, when we pursue conversion of a project from the production of Renewable Power to the production of RNG, which has been part of our strategy over recent periods, we must secure the associated biogas rights for the production of RNG. While we have generally been successful in renewing biogas rights and in securing the additional rights necessary in connection with conversion from production of Renewable Power to RNG on specific projects, we cannot guarantee that this success will continue in the future on commercial terms that are attractive to us or at all, and any failure to do so, or any other disruption in the relationship with any of the biogas conversion project site owners and operators from whose biogas project sites our Biogas Projects obtain biogas or for whom we operate biogas facilities, may have a material adverse effect on our business operations, financial condition and operational results.

In addition, the ownership interests in the land subject to these licenses, easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easements, lease rights and rights-of-way of third parties (such as leases of mineral rights). As a result, certain of our Biogas Conversion Projects’ rights under these licenses, easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties in certain instances. We may not be able to protect our operating projects against all risks of loss of our rights to use the land on which our Biogas Conversion Projects are located, and any such loss or curtailment of our rights to use the land on which our projects are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

The owners and operators of biogas project sites generally make no warranties to us as to the quality or quantity of gas produced.

The biogas conversion project site owners and operators generally do not make any representation or warranty to us as to the quality or quantity of biogas produced at their sites. Accordingly, we may be affected by operational issues encountered by biogas conversion project site owners and operators in operating their facilities, such as, among other things: (i) their ability to perform in accordance with their commitments to third parties (other than us) under agreements and permits; (ii) transportation of source materials, (iii) herd health and labor issues at the dairy farms generating the manure to be processed at our digester facilities; (iv) gas collection issues at landfill projects such as broken pipes, ground water accumulation, inadequate landcover and labor issues, and (v) the particular character and mix of trash received, at the biogas conversion project site facilities. We cannot guarantee that our production will be free from operational risks, nor can we guarantee the production of a sufficient quantity and quality of biogas from the owners and operators of biogas conversion project sites. However, our facilities are engineered and designed to process varying levels of biogas quantities and varying levels of potential biogas impurities.

From time to time, we face disputes or disagreements with owners and operators of biogas project sites which could materially impact our ability to continue to develop and/or operate an existing Biogas Conversion Project on its current basis, or at all, and could materially delay or eliminate our ability to identify and successfully secure the rights to construct and operate other future Biogas Conversion Projects.

The success of our business depends, in part, on maintaining good relationships with biogas conversion project site owners and operators. As a result, our business may be adversely affected if we are unable to maintain these relationships.

Our economic interests in biogas conversion project sites are not always aligned with the economic interests of the site owners and operators. We may disagree with owners and operators about a number of concerns, including, without limitation, the operations of the biogas project sites, easement and access rights, the renewal of gas and manure rights on favorable terms, and temporary shutdowns for routine maintenance or equipment upgrades. Biogas conversion project site owners and operators may make unilateral decisions beneficial to them to address business concerns. They may or may not consult with us, including in circumstances where they have a contractual obligation to do so, and unilateral decisions made by the biogas conversion project site owners and operators regarding the operations or management of their business could impact our ability to produce RNG or Renewable Power, and generate the associated Environmental Attributes. If we have a favorable relationship with site owners and operators, we may be able to mitigate certain risks if given the opportunity to provide input into the owners’ and operators’ decision-making process.

In addition, the financial condition of the biogas conversion project sites may be affected in large part by conditions and events that are beyond our control. Significant deteriorations in the financial condition of any biogas conversion project waste site could cause the biogas conversion project site owners and operators to unilaterally decide to shut down or reduce their landfill or livestock waste operations. Any such closure or reduction of operations at a waste site could impact our ability to produce RNG or Renewable Power, and generate the associated Environmental Attributes, and we may not have an opportunity to propose a solution to protect our infrastructure in any existing Biogas Conversion Project.

If we are unable to maintain good relationships with these site owners and operators, or if they take any actions that disrupt or halt production of RNG or Renewable Power, our business, growth strategy, financial condition and results of operations could be materially and adversely affected.

For the U.S. transportation fuel market, we are dependent on the production of vehicles and engines capable of running on natural gas and we have no control over these vehicle and engine manufacturers. We are also dependent on the willingness of owners of truck fleets to adopt natural gas powered vehicles and to contract with us for the provision of CNG to said fleets.

Vehicle and engine manufacturers control the development, production, quality assurance, cost and sales and marketing of their products, all of which shape the performance, availability and reputation of such vehicles in the marketplace. We are dependent on these vehicle and engine manufacturers to succeed in our target RNG fuel dispensing markets, and we have no influence or control over their activities.

These vehicle and engine manufacturers may decide not to expand or maintain, or may decide to discontinue or curtail, their product lines for a variety of reasons, including, without limitation, as a result of the adoption of governmental policies or programs such as the rules adopted by the California Air Resources Board on June 25, 2020 requiring the sale of zero-emission heavy-duty trucks (the “Advanced Clean Trucks Regulation”) and Executive Order N-79-20 issued by the Governor of the State of California in September 2020 (the “September 2020 Executive Order”). The supply of engines or vehicle product lines by these vehicle and engine manufacturers may also be disrupted due to delays, restrictions or other business impacts related to the COVID-19 pandemic and supply chain disruptions or crises. The limited production of engines and vehicles that run on natural gas increases their cost and limits availability, which restricts large-scale adoption, and may reduce resale value. These factors may also contribute to operator reluctance to convert their vehicles to be compatible with natural gas fuel.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing, constructing, bringing online and operating our Biogas Conversion Projects and Fueling Stations, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to design, develop, construct, maintain and operate Biogas Conversion Projects and Fueling Stations in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our Biogas Conversion Projects and Fueling Stations, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by our subcontractors. We also rely on subcontractors to perform some of the construction and installation work related to our Biogas Conversion Projects and Fueling Stations, and we sometimes need to engage subcontractors with whom we have no prior experience in connection with these matters.

If our subcontractors are unable to provide services that meet or exceed our counterparties’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with our suppliers and service providers, we may incur liability to our counterparties or additional costs related to the affected products and services, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect our ability to timely bring a project online, the quality and performance of our Biogas Conversion Projects and Fueling Stations, and may require considerable expense to find replacement products and to maintain and repair these facilities. These circumstances could cause us to experience interruption in (i) our production and distribution of RNG and Renewable Power, (ii) generation of related Environmental Attributes, (iii) meeting our obligations to dispense RNG at Fueling Stations, and (iv) maintaining current relationships and attracting new relationships, in each case, potentially harming our brand, reputation and growth prospects.

Our operations are subject to numerous stringent EHS laws and regulations that may expose us to significant costs and liabilities. From time to time, we have been issued notices of violations from government entities that our operations have failed to comply with such laws and regulations, particularly in regards to the operation of our landfill gas electric generating facilities. Failure to comply with such laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations.

Our operations are subject to stringent and complex federal, state and local EHS laws and regulations, including those relating to (i) the release, emission or discharge of materials into the air, water and ground, (ii) the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, and (iii) the health and safety of our employees and other persons.

These laws and regulations impose numerous obligations applicable to our operations, including (i) the acquisition of permits before construction and operation of our Biogas Conversion Projects and Fueling Stations; (ii) the restriction of types, quantities and concentration of materials that can be released into the environment; (iii) the limitation or prohibition of our activities on certain lands lying within wilderness, wetlands and other protected areas; (iv) the application of specific health and safety criteria addressing worker protection; and (v) the imposition of substantial liabilities for pollution resulting from the operation of our Biogas Conversion Projects and Fueling Stations. In addition, construction and operating permits issued pursuant to environmental laws are necessary to operate our business. Such permits are obtained through applications that require considerable technical documentation and analysis, and sometimes require long time periods to obtain or review. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible, and would have a negative effect on our financial performance and prospects for growth. These laws, regulations and permitting requirements can necessitate expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.

Our operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste and emissions from our Biogas Conversion Projects and Fueling Stations. Spills or other releases of regulated substances, including spills and releases that may occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws, rules and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions of Biogas Conversion Projects and Fueling Stations, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Environmental laws, rules and regulations have changed rapidly in recent years and generally have become more stringent over time, and we expect this trend to continue. The most material of these changes relate to the control of air emissions from the combustion equipment and turbine engines we use to generate Renewable Power from landfill biogas. Such equipment, including internal combustion engines, are subject to stringent federal and state permitting and air emissions requirements. California has taken an aggressive approach to setting standards for engine emissions, and standards already in place have caused us to not be able to operate some of our electric generating equipment in areas of that state. If other states were to follow California’s lead, we could face challenges in maintaining our electric generating operations and possibly, other operations in such jurisdictions.

Continued governmental and public emphasis on environmental issues can be expected to result in increased future investments for environmental control compliance at our facilities. Present and future environmental laws, rules and regulations, and interpretations of such laws, rules and regulations, applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial costs or expenditures that could have a material adverse effect on our business, results of operations and financial condition. In January 2021, the current US presidential administration signed multiple executive orders related to the climate and environment. These executive orders (i) direct federal agencies to review and reverse more than one hundred actions taken by the previous US presidential administration on or relating to the environment, (ii) instruct the Director of National Intelligence to prepare a national intelligence estimate on the security implications of the climate crisis and direct all agencies to develop strategies for integrating climate considerations into their international work, (iii) establish the National Climate Task Force, which assembles leaders from across twenty one federal agencies and departments, (iv) commit to environmental justice and new, clean infrastructure projects, (v) commence development of emissions reduction targets and (vi) establish the special presidential envoy for climate on the National Security Council. At this time, we cannot predict the outcome of any of these executive orders on our operations.

Existing, and future changes to, federal, state and local regulations and policies, including permitting requirements applicable to us, and enactment of new regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of Renewable Power and RNG, and may adversely affect the market for the associated Environmental Attributes. A failure on our part to comply with any laws, regulations or rules, applicable to us may adversely affect our business, investments and results of operations.

The markets for Renewable Power, RNG and the associated Environmental Attributes are influenced by US federal and state governmental regulations and policies concerning such resources. These regulations and policies are frequently modified, which could result in a significant future reduction in the potential demand for Renewable Power, RNG and the associated Environmental Attributes. Any new governmental regulations applicable to our Biogas Conversion Projects or markets for Renewable Power, RNG or the associated Environmental Attributes may result in significant additional expenses or related development costs and, as a result, could cause a significant reduction in demand by our current and future counterparties. Failure to comply with such requirements could result in (i) the disconnection and/or shutdown of the non-complying facility, (ii) our inability to sell Renewable Power or RNG from the non-complying facility, (iii) penalties and defaults arising from contracts that we have that contemplate production from the non-complying facility, (iv) the imposition of liens, fines, refunds and interest, and/or civil or criminal liability, and (vi) delay or prevent new Biogas Conversion Projects and Fueling Stations from being developed.

The U.S. Environmental Protection Agency (“EPA”) annually sets proposed and actual renewable volume obligations (“RVOs”) for the Renewable Identification Numbers (“RIN”) market in accordance with the mandates established by the Energy Independence and Security Act of 2007 (the “EISA”). The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels may be needed to stabilize the RIN market. There can be no assurance that the EPA will timely set annual RVOs or that the RVOs will continue to increase or be sufficient to satisfy the growing supply of RNG which may be targeted for the US transportation fuel market. The EPA may set RVOs inaccurately or inconsistently, and the manner in which the EPA sets RVOs may change under legislative or regulatory revisions. The current authorization for the EPA’s issuance of RVOs will expire beginning in 2023, and the EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. Uncertainty as to how the Renewable Fuel Standard (“RFS”) program will continue to be administered and supported by the EPA under the current US presidential administration can create price volatility in the RIN market. Given this regulatory uncertainty, we cannot assure that (i) we will be able to monetize RINs at the same price levels as we have in the past, (ii) production shortfalls will not impact our ability to monetize RINs at favorable current pricing, and (iii) the rising price environment for RINs will continue.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly a well-established Low Carbon Fuel Standard (“LCFS”) program in California and similar developing programs in Oregon and Washington (with several other states also actively considering similar initiatives). In California’s case, in 2009, the California Air Resource Board (“CARB”) adopted LCFS regulations aimed at reducing the Carbon Intensity (“CI”) of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO₂ equivalent per megajoule of energy by the fuel. Under the California and California-type LCFS programs, the CI score is dependent upon a full lifecycle analysis that evaluates the greenhouse gases (“GHG”) emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low carbon fuels used in California transportation, (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain, and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on such project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We cannot assure that we will be able to maintain or reduce our CI score to monetize LCFS credits generated from our Biogas Conversion Projects. Moreover, the inability to sell LCFS credits could adversely affect our business.

Our ability to generate revenue from sales of RINs and LCFS credits depends on our strict compliance with such federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions. Moreover, the inability to sell RINs and LCFS credits in general, or at unattractive prices, could adversely affect our business.

Additionally, our business is influenced by laws, rules and regulations that require reductions in carbon emissions and/or the use of renewable fuels, such as the programs under which we generate Environmental Credits. These programs and regulations, which have the effect of encouraging the use of RNG as a vehicle fuel, could expire or be repealed or amended for a variety of reasons. For example, parties with an interest in gasoline and diesel, electric or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, producers of alternative vehicles or vehicle fuels or other powerful groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence programs and regulations that promote RNG. Many of these parties have substantial resources and influence. Further, changes in federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over RNG, could reduce the market demand for RNG as a vehicle fuel and harm our operating results, liquidity, and financial condition.

For instance, in certain states, including California, lawmakers and regulators have implemented various measures designed to increase the use of electric, hydrogen and other zero-emission vehicles, including establishing firm goals for the number of these vehicles operating on state roads by specified dates and enacting various laws and other programs in support of these goals. Although the influence and applicability of these or similar measures on our business remains uncertain, a focus on “zero tailpipe emissions” vehicles over vehicles such as those operating on RNG that have an overall net carbon negative emissions profile, but some tailpipe emissions, could adversely affect the market for our fuels.

All of our current electric generating facilities are qualifying small power production facilities (“QFs”) under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, as amended. We are permitted to make wholesale sales (that is, sales for resale) of Renewable Electricity, capacity, and ancillary services from our QFs with a net generating capacity that does not exceed 20 megawatts or that is an “eligible” facility as defined by section 3(17)(E) of the Federal Power Act without obtaining (a) authorization by FERC pursuant to the Federal Power Act to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the Federal Power Act to issue securities and assume liabilities (“MBR Authority”) or any other approval from the U.S. Federal Energy Regulatory Commission (“FERC”). A QF typically may not use any fuel other than a FERC-approved alternative fuel, but for limited use of commercial-grade fuel for certain specified start-up, emergency and reliability purposes. We are required to document the QF status of each of our facilities in applications or self-certifications filed with FERC, which typically requires disclosure of upstream facility ownership, fuel and size characteristics, power sales, interconnection matters, and related technical disclosures Congress could amend the FPA and eliminate QF status, in which case we would likely have to obtain MBR Authority and sell competitively in the market. If this were to happen, in all likelihood our QFs would not be competitive in the market place.

We currently do not intend to develop, construct or operate electric generating facilities that would require us to apply for and receive MBR Authority from FERC. Nevertheless, were we to do so, eligibility for MBR Authority is predicated on a variety of factors, primarily including the overall market power that the power seller — together with all of its FERC-defined “affiliates” — has in the relevant market. FERC defines affiliates as entities with a common parent that own, directly or indirectly, 10% or more of the voting securities in the two entities. Accordingly, our eligibility and the eligibility of our affiliates to obtain and maintain MBR Authority for additional facilities, were we or such affiliate required to obtain such authority, would require an evaluation of the energy assets owned directly or indirectly by us and each of our affiliates, satisfying market-power limitations established by FERC. If our affiliates invest heavily in generating or other electric facilities in a particular geographic market, their market presence could make it difficult for us or our affiliates to obtain and maintain such MBR Authority, or to secure FERC authorization to acquire additional generating facilities, in that market.

Our market-based sales are subject to certain market behavior rules established by FERC, and if any of our Biogas Conversion Projects that generate Renewable Power are deemed to have violated such rules, we will be subject to potential disgorgement of profits associated with the violation, penalties, refunds of unlawfully collected amounts with interest, and, if a facility obtains MBR Authority, suspension or revocation of such MBR Authority. If such projects that had MBR Authority were later to lose their MBR Authority, they would be required to obtain

FERC’s acceptance of a cost-of-service rate schedule and could become subject to the significant accounting, record-keeping, and reporting requirements that are typically imposed on vertically-integrated utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities maintaining MBR Authority, if any, that generate Renewable Power.

The regulatory environment for electric generation has undergone significant changes in the last several years due to federal and state policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing, and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business.

Our biogas conversion project site owners and operators are also subject to extensive federal, state and local regulations and policies, including permitting requirements, on account of their separate operations. Any failure on their part to comply with any laws, regulations, rules or permits, applicable to them may also adversely affect our business, investments and results of operations.

The operations of biogas conversion project site owners and operators are also subject to stringent and complex governmental regulations and policies at the federal, state and local level in the United States. Many complex laws, rules, orders and interpretations govern environmental protection, health, safety, land use, zoning, transportation and related matters. At times, such governmental regulations and policies may require biogas conversion project site owners and operators to curtail their operations or close sites temporarily or permanently, which may adversely impact our business, investments and results of operations.

Certain permits are required to build, operate and expand sites owned by biogas conversion project site owners and operators, and such permits have become more difficult and expensive to obtain and maintain. Permits may often take years to obtain as a result of numerous hearing and compliance requirements with regard to zoning, environmental and other regulations. The permits required to be obtained and maintained by biogas conversion project site owners and operations are commonly subject to resistance from citizen or other groups and other political pressures, including allegations by such persons that a site is in violation of any applicable permits, laws or regulations. Failure by project site owners and operators to obtain or maintain any required permit to operate its site would adversely affect our production of Renewable Power, RNG and generation of the associated Environmental Attributes, as applicable.

A failure by biogas conversion project site owners and operators to comply with extensive federal, state and local regulations and policies, including permitting requirements, may result in the suspension or cessation of waste site operations, which would reduce or halt Renewable Power or RNG production and generation of the Associated Environmental Attributes. Any such disruption could also damage the reputation of our brand. In the event our production of Renewable Power or RNG is disrupted, we may fail to meet the contractual obligations to some of our counterparties to deliver Renewable Power, RNG and the associated Environmental Attributes, in which case we would be subject to financial damage and/or penalty claims from these counterparties.

The financial performance of our business depends upon tax and other government incentives for the generation of RNG and Renewable Power, any of which could change at any time and such changes may negatively impact our growth strategy.

Our financial performance and growth strategy depend in part on governmental policies that support renewable generation and enhance the economic viability of owning Biogas Conversion Projects or Fueling Stations. These projects currently benefit from various federal, state and local governmental incentives such as investment tax credits, cash grants in lieu of investment tax credits, loan guarantees, Renewable Portfolio Standards (“RPS”) programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. RNG specifically generates meaningful revenue through generation and monetization of Environmental Attributes provided for under several different programs, most commonly, RFS, LCFS and RPS.

Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on Biogas Conversion Projects and other potential future investments or joint ventures, increased financing costs, and/or difficulty obtaining financing.

If we are unable to utilize various federal, state and local governmental incentives to acquire additional Biogas Conversion Projects or Fueling Stations in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we face similar risks with respect to the RFS program. See — “Existing, and future changes to, federal, state and local regulations and policies, including permitting requirements applicable to us, and enactment of new regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of Renewable Power and RNG, and may adversely affect the market for the associated Environmental Attributes. A failure on our part to comply with any laws, regulations or rules, applicable to us may adversely affect our business, investments and results of operations.”

We rely on interconnection, transmission and pipeline facilities that we do not own or control and that are subject to constraints within a number of our regions. If these facilities fail to provide us with adequate capacity or have unplanned disruptions, we may be restricted in our ability to deliver Renewable Power and RNG to our counterparties and we may either incur additional costs or forego revenues.

We depend on electric interconnection and transmission facilities and gas pipelines owned and operated by others to deliver the energy and fuel we generate at our Biogas Conversion Projects to our counterparties. Some of our electric generating Biogas Conversion Projects may need to hold electric transmission rights in order to sell power to purchasers that do not have their own direct access to our generators. Our access to electric interconnection and transmission rights is subject to tariffs developed by transmission owners, ISOs and RTOs, which have been filed with and accepted by FERC or the Public Utility Commission in the jurisdictions in question. These tariffs establish the price for transmission service, and the terms under which transmission service is rendered. Under FERC’s open access transmission rules, tariffs developed and implemented by transmission owners, ISOs and RTOs must establish terms and conditions for obtaining interconnection and transmission services that are not unduly discriminatory or preferential. However, as a generator and seller of power, we do not have any automatic right, in any geographic market, to firm, long-term, grid-wide transmission service without first requesting such service, funding the construction of any upgrades necessary to provide such service, and paying a transmission service rate. Physical constraints on the transmission system could limit the ability of our electric generating projects to dispatch their power output and receive revenue from sales of Renewable Power.

A failure or delay in the operation or development of these distribution channels or a significant increase in the costs charged by their owners and operators could result in the loss of revenues or increased operating expenses. Such failures or delays could limit the amount of Renewable Power our operating facilities deliver or delay the completion of our construction projects, which may also result in adverse consequences under our power purchase agreements and landfill gas rights agreements. Further, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations.

Our RNG production projects are similarly interconnected with gas distribution and interstate pipeline systems that are necessary to deliver RNG. A failure or delay in the operation or development of these distribution or pipeline facilities could result in a loss of revenues or breach of contract because such a failure or delay could limit the amount of RNG that we are able to produce or delay the completion of our construction projects. In addition, certain of our RNG transportation capacity may be curtailed without compensation due to distribution and pipeline limitations, reducing our revenues and impairing our ability to capitalize fully on a particular project’s potential. Such a failure or curtailment at levels above our expectations could impact our ability to satisfy our contractual obligations and adversely affect our business. Additionally, we experience work interruptions from time to time due to federally required maintenance shutdowns of distribution and pipeline facilities.

We may acquire or develop RNG projects that require their own pipeline interconnections to available interstate pipeline and distribution networks. In some cases, these pipeline and distribution networks to which such projects are connected may cover significant distances. A failure in the construction or operation of these pipeline and distribution networks that causes the RNG project to be out of service, or subject to reduced service, could result in lost revenues because it could limit our production of RNG and the associated Environmental Attributes that we are able to generate.

We rely on third-party utility companies to provide our Biogas Conversion Projects with adequate utility supplies, including sewer, water, gas and electricity, in order to operate our Biogas Conversion Project facilities. Any failure on the part of such companies to adequately supply our facilities with such utilities, including any prolonged period of loss of electricity, may have an adverse effect on our business and results of operations.

We are dependent on third-party utility companies to provide sufficient utilities including sewer, water, gas and electricity, to sustain our operations and operate our Biogas Conversion Projects. Any major or sustained disruptions in the supply of utilities, such as water, gas or electricity or any fire, flood or other natural calamities, may disrupt our operations or damage our production facilities or inventories and could adversely affect our business, financial condition and results of operations. In addition, we consume a significant amount of electricity in connection with our Biogas Conversion Projects and any increases in costs or reduced availability of such utilities could have a negative impact on our business, financial condition and results of operations.

We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to our projects we subsequently acquire.

We are subject to risks and costs, including potential negative publicity, associated with lawsuits, in particular with respect to environmental claims and lawsuits or claims contesting the construction or operation of our Biogas Conversion Projects and Fueling Station projects. The result of and costs associated with defending any such lawsuit or claim, regardless of the merits and eventual outcome, may be material and could have a material adverse effect on our operations. In the future, we may be involved in legal proceedings, disputes, administrative proceedings, claims and other litigation that arise in the ordinary course of our business related to Biogas Conversion Projects or Fueling Stations. For example, individuals and interest groups may sue to challenge the issuance of a permit for a Biogas Conversion Project or a Fueling Station project, or seek to enjoin construction or operation of that facility. We may also become subject to claims from individuals who live in the proximity of our Biogas Conversion Projects and Fueling Stations based on alleged negative health effects related to our operations. In addition, we have been and may subsequently become subject to legal proceedings or claims contesting the construction or operation of our Biogas Conversion Projects and Fueling Stations.

Any such legal proceedings or disputes could delay our ability to complete construction of a Biogas Conversion Project or Fueling Station in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations of such projects. Settlement of claims and unfavorable outcomes or developments relating to such proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations. See “Business—Legal Proceedings.”

We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions, including through joint ventures, and our interests in such assets may be subject to transfer or other related restrictions.

We own, and in the future may acquire, certain Biogas Conversion Projects and Fueling Stations through joint ventures. In the future, we may invest in other projects with a joint venture or strategic partner. Joint ventures inherently involve a lesser degree of control over business operations, which could result in an increase in the financial, legal, operational or compliance risks associated with a Biogas Conversion Project or Fueling Station, including, but not limited to, variances in accounting internal control requirements. Our co-venture partners may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. To the extent we do not have a controlling interest in a Biogas Conversion Project or Fueling Station, our joint venture partners could take actions that decrease the value of our investment and lower our overall return. In addition, conflicts of interest may arise in the future with our joint venture partners, where our joint venture partners’ business interests are inconsistent with our and our stockholders’ interests. Further, disagreements or disputes with our joint venture partners could result in litigation, resulting in increase of expenses incurred and potentially limit the time and effort our officers and directors are able to devote to remaining aspects of our business, all of which could have a material adverse effect on our business, financial condition and results of operations. The approval of our joint venture partners also may be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets. Alternatively, our joint venture partners may have rights of first refusal, rights of first offer or other similar rights in the event of a proposed sale or transfer of our interests in such assets. In addition, we may have, and correspondingly our joint venture partners may have, rights to force the sale of the joint venture upon the occurrence of certain defaults or breaches by the other partner or other circumstances, and there may be circumstances in which our joint venture partner can replace our affiliated entities that provide operation and maintenance and asset management services if they default in the performance of their obligations to the joint venture. These restrictions and other provisions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

Our gas rights agreements, power purchase agreements, fuel-supply agreements, interconnection agreements, RNG dispensing agreements and other agreements, including contracts with owners and operators of biogas conversion project sites, often contain complex provisions, including those relating to price adjustments, calculations and other terms based on gas price indices and other metrics, as well as other terms and provisions, the interpretation of which could result in disputes with counterparties that could materially affect our results of operations and customer or other business relationships.

Certain of our gas rights agreements, power purchase agreements, fuel supply agreements, interconnection agreements, RNG dispensing agreements and other agreements, including contracts with owners and operators of biogas conversion project sites, require us to make payments or adjust prices to counterparties based on past or current changes in natural gas price indices, project productivity or other metrics and involve complex calculations. Moreover, the underlying indices governing payments under such agreements are subject to change, may be discontinued or replaced. The interpretation of these price adjustments and calculations and the potential discontinuation or replacement of relevant indices or metrics could result in disputes with the counterparties with respect to such agreements. Any such disputes could adversely affect Biogas Conversion Project revenues, including revenue from associated Environmental Attributes, profit margins, customer or supplier relationships, or lead to costly litigation, the outcome of which we would be unable to predict.

Market Risks Related to Our Business

A reduction in the prices we can obtain for the Environmental Attributes generated from RNG, which include RINs, LCFS credits, and other incentives, could have a material adverse effect on our business prospects, financial condition and results of operations.

A significant portion of our revenues comes from the sale of RINs and LCFS credits, which exist because of legal and governmental regulatory requirements. A change in law or in governmental policies concerning renewable fuels, landfill or animal waste site biogas or the sale of RINs and LCFS could be expected to affect the market for, and the pricing of, the RINs and LCFS credits that we can generate through production at our Biogas Conversion Projects. A reduction in the prices we receive for RINs and LCFS credits, or a reduction in demand for RINs or LCFS credits, whether through market forces generally, through the actions of market participants generally, or through the consolidation or elimination of participants competing in the market for the purchase and retirement of RINs or LCFS credits, could have a material adverse effect on our results of operations.

The volatility in the price of oil, gasoline, diesel, natural gas, RNG, or Environmental Attribute prices could adversely affect our business.

Historically, the prices of Environmental Attributes, RNG, natural gas, crude oil, gasoline and diesel have been volatile and this volatility may continue to increase in future. Factors that may cause volatility in the prices of Environmental Attributes, RNG, natural gas, crude oil, gasoline and diesel include, among others, (i) changes in supply and availability of crude oil, RNG and natural gas; (ii) governmental regulations; (iii) inventory levels; (iv) consumer demand; (v) price and availability of alternatives; (vi) weather conditions; (vii) negative publicity about crude oil or natural gas drilling; (viii) production or transportation techniques and methods; (ix) macro-economic environment and political conditions; (x) transportation costs; and (xi) the price of foreign imports. Specifically, prices for crude oil, which is the commodity used to make gasoline and diesel, have been lower in recent years, due in part to over-production and increased supply without a corresponding increase in demand, and oil prices decreased further in 2020, hitting an all-time low due to the COVID-19 pandemic. More recently, that trend has reversed with oil prices rebounding substantially. Nevertheless, if the prices of crude oil, gasoline and diesel decline again, or if the price of RNG or natural gas increases without corresponding increases in the prices of crude oil, gasoline and diesel or Environmental Attributes, we may not be able to offer our counterparties an attractive price advantage for our vehicle fuels. The market adoption of our vehicle fuels could be slowed or limited, and/or we may be forced to reduce the prices at which we sell our vehicle fuels in order to try and attract new counterparties or prevent the loss of demand from existing counterparties. In addition, we expect that natural gas and crude oil prices will remain volatile for the near future because of market uncertainties over supply and demand, including but not limited to the current state of the world economies, energy infrastructure and other factors. Fluctuations in natural gas prices affect the cost to us of the natural gas commodity. High natural gas prices adversely affect our operating margins when we cannot pass the increased costs to our counterparties. Conversely, lower natural gas prices reduce our revenue when the commodity cost is passed to our counterparties.

Pricing conditions may also exacerbate the cost differential between vehicles that use our vehicle fuels and gasoline or diesel-powered vehicles, which may lead operators to delay or refrain from purchasing or converting to vehicles running on our fuels. Generally, vehicles that use our fuels cost more initially than gasoline or diesel-powered vehicles because the components needed for a vehicle to use our vehicle fuels add to the vehicle’s base cost. Operators then seek to recover the additional base cost over time through a lower cost to use alternative vehicle fuels. Operators may, however, perceive an inability to timely recover these additional initial costs if alternative vehicle fuels are not available at prices sufficiently lower than gasoline and diesel. Such an outcome could decrease our potential customer base and harm our business prospects.

We face significant upward pricing pressure in the market with respect to our securing the biogas rights necessary for proposed new Biogas Conversion Projects and our conversion of existing Renewable Power rights to RNG rights on existing Biogas Conversion Projects that we plan to convert.

We must reach agreement with the prospective biogas project site owner or developer in order to secure the biogas rights necessary for each proposed Biogas Conversion Project. Additionally, each project typically requires a site lease, access easements, permits, licenses, rights of way or other similar agreements. Historically, in exchange for the biogas rights and additional agreements, we have paid the site owner and/or developer a royalty or other similar payment based on revenue generated by the project or volume of biogas used by the project. Over recent years, as competition for development of biogas conversion project sites has increased and biogas project site owners and developers have become more sophisticated, it has become increasingly common for the prospective biogas project site owners and developers to ask for or require larger royalties or similar payments in order to secure the biogas rights. In addition, it is becoming increasingly common for some prospective biogas project site owners or developers to ask for or require equity participation in the prospective project.

In addition, we face similar pricing pressures when we attempt to renew our biogas rights on existing Biogas Conversion Projects at the end of their contractual periods and in situations where we plan to convert existing Renewable Power projects to RNG projects.

These pricing pressures could lead us to decide not to pursue certain prospective Biogas Conversion Projects or not to pursue the renewal or conversion of one or more existing Renewable Power projects and, accordingly, negatively impact our overall financial condition, results of operations and prospects. These pricing pressures could also impact the profitability of prospective Biogas Conversion Projects, and, accordingly, negatively impact our overall financial condition, results of operations and prospects.

We currently face declining market prices for LCFS credits specifically within California as well as significant upward pressure on the costs associated with dispensing RNG specifically within California to generate the LCFS credits.

The market prices for LCFS credits specifically within California have declined over the past twelve months, and the market for dispensing RNG with relatively low CI scores in California has become increasingly competitive because of increasing supply of RNG with these relatively low CI scores. As such, fleet operators using vehicles fueled by natural gas have been able to demand RNG marketers like us provide them with greater economic incentives for allowing us to dispense the fuel at the Fueling Stations, typically in the form of a greater share of our marketing fee or a greater share in the monetary value of the Environmental Attributes we generate when dispensing the fuel. The persistence of the current California dynamic is dependent upon future market developments, and as such the LCFS credits that we generate and sell may or may not produce future revenue that is comparable to historical LCFS revenue.

A prolonged environment of low prices or reduced demand for Renewable Power could have a material adverse effect on our business prospects, financial condition and results of operations.

Long-term Renewable Power and RNG prices may fluctuate substantially due to factors outside of our control. The price of Renewable Power and RNG can vary significantly for many reasons, including: (i) increases and decreases in generation capacity in our markets; (ii) changes in power transmission or fuel transportation capacity constraints or inefficiencies; (iii) power supply disruptions; (iv) weather conditions; (v) seasonal fluctuations; (vi) changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices; (vi) development of new fuels or new technologies for the production of power; (vii) federal and state regulations; and (viii) actions of the Independent System Operators (“ISOs”) and Regional Transmission Organizations (“RTOs”) that control and administer regional power markets.

Increased rates of recycling and legislation encouraging recycling, increased use of waste incineration, advances in waste disposal technology, decreased demand for meat and livestock products could decrease the availability or change the composition of waste for biogas conversion project gas.

The volume and composition of landfill gas (“LFG”) produced at open landfill sites depends in large part on the volume and composition of waste sent to such landfill sites, which could be affected by a number of factors. For example, increased rates of recycling or increased use of waste incineration could decrease the volume of waste sent to landfills, while organics diversion strategies such as composting can reduce the amount of organic waste sent to landfills. There have been numerous federal and state regulations and initiatives over the recent years that have led to higher levels of recycling of paper, glass, plastics, metal and other recyclables, and there are growing discussions at various levels of government about developing new strategies to minimize the negative environmental impacts of landfills and related emissions, including diversion of biodegradable waste from landfills. Although many recyclable materials other than paper do not decompose and therefore do not ultimately contribute to the amount of landfill gas produced at a landfill site, recycling and other similar efforts may have negative effects on the volume and proportion of biodegradable waste sent to landfill sites across the United States. As a consequence, the volume and composition of waste sent to landfill sites from which our Biogas Conversion Projects collect LFG could change, which could adversely affect our business operations, prospects, financial condition and operational results.

In addition, research and development activities are currently ongoing to provide alternative and more efficient technologies to dispose of waste, to produce by-products from waste and to produce energy, and an increasing amount of capital is being invested to find new approaches to waste disposal, waste treatment and energy generation.

It is possible that this deployment of capital may lead to advances which could adversely affect our sources of landfill gas or provide new or alternative methods of waste disposal or energy generation that become more accepted, or more attractive, than landfills.

We currently use, and may continue in the future to use, forward-sale and hedging arrangements, to mitigate certain risks, but the use of such arrangements could have a material adverse effect on our results of operations.

We currently use, and may continue in the future to use, forward sales transactions to sell Environmental Attributes and Renewable Power before they are generated. In addition, we use interest rate swaps to manage interest rate risk. We may use other types of hedging contracts, including foreign currency hedges if we expand into other countries. If we elect to enter into such hedges, the related asset could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of such contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of such contracts. If the values of such contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under such a contract, it could harm our business, financial condition, results of operations and cash flows.

Risks Related to Our Business and Industry

Additional Risk Factors Relating to Our Biogas Capture Business

Our ability to acquire, convert, develop and operate Biogas Conversion Projects, as well as expand production at current Biogas Conversion Projects, is subject to many risks.

Our business strategy includes (i) the conversion of LFG projects from Renewable Power to RNG production where we already controls biogas gas rights, (ii) growth through the procurement of landfill gas rights and manure rights to develop new RNG projects, (iii) the acquisition and expansion of existing Biogas Conversion Projects, and (iv) growth through the procurement of rights to other sources of biogas for production of additional transportation fuels and generation of associated Environmental Attributes. This strategy depends on our ability to successfully convert existing LFG projects and identify and evaluate acquisition opportunities and complete new Biogas Conversion Projects or acquisitions on favorable terms. However, we cannot guarantee that we will be able to successfully identify new opportunities, acquire additional biogas rights and develop new RNG projects or convert existing projects on favorable terms or at all. In addition, we may compete with other companies for these development and acquisition opportunities, which may increase our costs or cause us to refrain from making acquisitions at all.

We may also achieve growth through the expansion of production at certain of our current Biogas Conversion Projects as the related landfills and dairy farms are expanded or otherwise begin to produce more gas or manure, respectively, but we cannot guarantee that we will be able to reach or renew the necessary agreements with site owners on economically favorable terms or at all. If we are unable to successfully identify and consummate future Biogas Conversion Project opportunities or acquisitions of Biogas Conversion Projects, or expand RNG production at our current Biogas Conversion Projects, it will impede our ability to execute our growth strategy. Further, we may also experience delays and cost overruns in converting existing facilities from Renewable Power to RNG production. During the conversion of existing projects, there may be a gap in revenue while the electricity project is offline until the conversion is completed and the new RNG facility commences operations, which may adversely affect our financial condition and results of operations.

Our ability to acquire, convert, develop and operate Biogas Conversion Projects, as well as expand production at current Biogas Conversion Projects, is subject to several additional risks, including:

●	regulatory changes that affect the value of RNG and the associated Environmental Attributes, which could have a significant effect on the financial performance of our Biogas Conversion Projects and the number of potential Biogas Conversion Projects with attractive economics;

●	changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues and expenses;

●	changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines for delivery to third parties or increase the costs of processing RNG to allow for such deliveries;

●	changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the LFG resource that we currently target for our Biogas Conversion Projects;

●	substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, such as those related to engineering and environmental problems, inclement weather, inflationary pressures on materials and labor, and supply chain and labor disruptions;

●	operating risks and the effect of disruptions on our business, including the effects of global health crises, such as the COVID-19 pandemic, weather conditions, catastrophic events, such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events that impact us, our counterparties, suppliers, distributors and subcontractors;

●	accidents involving personal injury or the loss of life;

●	entering into markets where we have less experience, such as our Biogas Conversion Projects for biogas recovery at livestock farms;

●	the ability to obtain financing for a Biogas Conversion Project on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete Biogas Conversion Projects and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

●	failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

●	a decrease in the availability, increased pricing on, and a delay in the timeliness of delivery of raw materials and components, necessary for the Biogas Conversion Projects to function or necessary for the conversion of a Biogas Conversion Projects from Renewable Power to RNG production;

●	obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and US federal government agencies and organizations;

●	penalties, including potential termination, under short-term and long-term contracts for failing to produce or deliver a sufficient quantity and acceptable quality of RNG in accordance with our contractual obligations;

●	unknown regulatory changes related to the transportation of RNG, which may increase the transportation cost for delivering under our contracts then in effect;

●	the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power and gas sales; and

●	difficulties in identifying, obtaining and permitting suitable sites for new Biogas Conversion Projects.

Any of these factors could prevent us from acquiring, developing, converting, operating or expanding our Biogas Conversion Projects, or otherwise adversely affect our business, growth potential, financial condition and results of operations.

Acquiring Biogas Conversion Projects involves numerous risks, including potential exposure to pre-existing liabilities, unanticipated costs in acquiring and implementing the project, and lack of or limited experience in new geographic markets.

The acquisition of existing Biogas Conversion Projects involves numerous risks, many of which may be indiscoverable through the due diligence process, including exposure to previously existing liabilities and unanticipated costs associated with the pre-acquisition period; difficulty in integrating the acquired projects into our existing business; and, if the projects are in new markets, the risks of entering markets where we have limited experience, less knowledge of differences in market terms for gas rights agreements and dispensing agreements, and, for international projects, possible exposure to exchange-rate risk to the extent we need to finance development and operations of foreign projects to repatriate earnings generated by such projects. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such projects. A failure to achieve the financial returns we expect when we acquire Biogas Conversion Projects could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

Additional risks related to acquiring existing projects, include:

●	the purchase price we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	the acquired companies or assets may not improve our customer offerings or market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired companies;

●	key personnel and counterparties of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

●	we may experience additional financial and accounting challenges and complexities in certain areas, such as tax planning and financial reporting;

●	we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

●	we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with an acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

Our Biogas Conversion Projects face operational challenges, including among other things the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear of our equipment, latent defects, design or operator errors, force majeure events, or lack of transmission capacity or other problems with third party interconnection and transmission facilities.

The ongoing operation of our Biogas Conversion Projects involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear of our equipment, latent defects, design or operator errors or force majeure events, among other factors. Operation of our Biogas Conversion Projects also involves risks that we will be unable to transport our product to our counterparties in an efficient manner due to a lack of capacity or other problems with third party interconnection and transmission facilities. Unplanned outages of equipment, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenue. Biogas conversion project site owners and operators can also impact our production if, in the course of ongoing operations, they damage the site’s biogas collection systems. Our inability to operate our facilities efficiently, manage capital expenditures and costs and generate earnings and cash flow could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are generally also required under many of our agreements to deliver a minimum quantity of Renewable Power, RNG and/or the associated Environmental Attributes to the counterparty. Unless we can rely on a force majeure or other provisions in the related agreements, falling below such a threshold could subject us to financial expenses and penalties, as well as possible termination of key agreements and potential violations of certain permits, which could further impede our ability to satisfy production requirements. Therefore, any unexpected reduction in output at any of our Biogas Conversion Projects that leads to any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

An unexpected reduction in RNG production by third-party producers of RNG with whom we maintain marketing agreements to purchase RNG and/or the associated Environmental Attributes, or their inability or refusal to deliver such RNG or Environmental Attributes as provided under such agreements, may have a material adverse effect on our results of operations and could adversely affect or performance under associated dispensing agreements.

The success of our RNG business depends, in large part, on our ability to (i) secure, on acceptable terms, an adequate supply of RNG and/or Environmental Attributes from third-party producers, (ii) sell RNG in sufficient volumes and at prices that are attractive to counterparties and produce acceptable margins for us, and (iii) generate and monetize Environmental Attributes under applicable federal or state programs at favorable prices. If we fail to maintain and build new relationships with third party producers of RNG, we may be unable to supply RNG and the associated Environmental Attributes to meet the demand of our counterparties, which could adversely affect our business.

Our ability to dispense an adequate amount of RNG is subject to risks affecting RNG production. Biogas Conversion Projects that produce RNG often experience unpredictable production levels or other difficulties due to a variety of factors, including, among others, (i) problems with equipment, (ii) severe weather, pandemics, or other health crises, including the ongoing COVID-19 pandemic, (iii) construction delays, (iv) technical difficulties, (v) high operating costs, (vi) limited availability, or unfavorable composition of collected feedstock gas, and (vii) plant shutdowns caused by upgrades, expansion or required maintenance. In addition, increasing demand for RNG will result in more robust competition for supplies of RNG, including from other vehicle fuel providers, gas utilities (which may have distinct advantages in accessing RNG supply including potential use of ratepayer funds to fund RNG purchases if approved by a utility’s regulatory commission) and other users and providers. If we or any of our third party RNG suppliers experience these or other difficulties in RNG production processes, or if competition for RNG development projects and supply increases, then our supply of RNG and our ability to resell it as a vehicle fuel and generate the associated Environmental Attributes could be jeopardized.

Construction, development and operation of our Biogas Conversion Projects involves significant risks and hazards.

Biogas Conversion Projects as well as construction and operation of Fueling Stations involve hazardous activities, including acquiring and transporting fuel, operating large pieces of rotating equipment and delivering our Renewable Electricity and RNG to interconnection and transmission systems, including gas pipelines. Hazards such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment. The occurrence of any one of these hazards may result in curtailment or termination of our operations or liability to third parties for damages, environmental cleanup costs, personal injury, property damage and fines and/or penalties, any of which could be substantial.

Our Biogas Conversion Projects facilities and Fueling Stations or those that we otherwise acquire, construct or operate may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could result in full or partial disruption of our facilities’ ability to generate, transmit, transport or distribute electricity or RNG. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems, as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt our business operations and result in loss of service to our counterparties, as well as create significant expense to repair security breaches or system damage. In the past we have experienced cyber security breaches, which we believe have not had a significant impact on the integrity of our systems or the security of data, including personal information maintained by us, but there can be no assurance that any future breach or disruption will not have a material adverse effect on our business, financial condition or operations.

Furthermore, some of our facilities are located in areas prone to extreme weather conditions, most notably extreme cold such as has recently occurred in Texas, Oklahoma, Michigan and Minnesota. Certain of our other Biogas Conversion Projects and Fueling Stations as well as certain key vendors conduct their operations in other locations, such as California and Florida, that are susceptible to natural disasters. The frequency of weather-related natural disasters may be increasing due to the effects of greenhouse gas emissions or related climate change effects. The occurrence of natural disasters such as tornados, earthquakes, droughts, floods, wildfires or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us could cause a significant interruption in our business or damage or destroy our facilities.

We rely on warranties from vendors and obligate contractors to meet certain performance levels, but the proceeds from such warranties or performance guarantees may not cover lost revenues, increased expenses or liquidated damages payments, should we experience equipment breakdown or non-performance by our contractors or vendors. We also maintain an amount of insurance protection that we consider adequate to protect against these and other risks, but we cannot provide any assurance that our insurance will be sufficient or effective under any or all circumstances and against any or all hazards or liabilities to which we may be subject. Also, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations and cash flows. Because of rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms or at all. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our failure to dispense a specified quality or quantity of RNG could have a material adverse effect on our financial condition and results of operations, by subjecting us to, among other things, possible penalties or terminations under the various contractual arrangements under which we operate, including pursuant to a purchase and sale agreement related to the sale of our Environmental Attributes.

Our RNG business consists of producing RNG from Biogas Conversion Projects, procuring RNG from third party producers, and dispensing this RNG to counterparties through Fueling Stations and other potential end markets to generate and monetize the associated Environmental Attributes. If we fail to produce and dispense a specified quality or quantity of RNG, our business may be adversely impacted.

As an RNG supplier the quality and quantity of RNG we produce at our Biogas Conversion Projects may be negatively affected by, among other things, lack of feedstock or the relative mix in the components of the feedstock, mechanical breakdowns, faulty technology, competitive markets or changes to the laws and regulations that mandate the use of renewable energy sources. In addition, we rely in part on third party suppliers to provide us with certain amounts of the specified quality and quantity of RNG that we are obligated to deliver under contractual commitments to our distribution counterparties but that we have not otherwise produced at our Biogas Conversion Projects.

If we are unable to obtain an adequate supply of RNG through a combination of Biogas Conversion Project production and supplies from third party RNG producers, we may be forced to pay a financial penalty under such contracts, including under a purchase and sale agreement under which we market a substantial majority of our Environmental Attributes through NextEra. Even if we are able to produce and obtain an adequate supply of RNG to satisfy the quantity requirements of our counterparties, RNG and the associated Environmental Attributes must also meet or exceed quality standards. If we and our third party suppliers are unable to meet applicable quality standards, through one or more of the factors discussed above or otherwise, we could be subject to financial penalties under such contracts.

In connection with the marketing of the Environmental Attributes generated from our activities, in November 2021, we signed a purchase and sale agreement with NextEra providing for the exclusive purchase by NextEra of 90% of our Environmental Attributes (RINs and LCFS credits), including those generated by our owned Biogas Conversion Projects and those granted to us in connection with dispensing of RNG on behalf of third-party projects. Under the agreement, we are to receive the net proceeds paid to NextEra by NextEra customers for the purchase of such Environmental Attributes (or in certain circumstances an index-based price or pre-negotiated price) less a specified discount. The agreement provides for an initial five year term, followed by automatic one-year renewals unless terminated by either party at least 90 days prior to the last day of the initial term or then-current renewal term.

Under the agreement, we have committed to sell a minimum quarterly volume of Environmental Attributes to NextEra, which if not satisfied on a cumulative basis (giving credit for certain excess volume sold to NextEra during the contract term) as of the end of the contract term (or upon an early termination of the agreement) would result in our paying NextEra a shortfall payment calculated by (i) multiplying the amount of the volume shortfall by a fraction of the then-current index price of the Environmental Attribute and (ii) adding a specified premium (the “Shortfall Amount”). Similarly, if the agreement is terminated by NextEra due to an event of default (generally defined as a failure by us to pay any undisputed amounts under the agreement, a material uncured breach of our representations or warranties or other obligations under the agreement, or the dissolution, bankruptcy or insolvency of us or certain of our affiliates), NextEra would be entitled to receive, without any duplication, any then-current Shortfall Amount plus an accelerated payment calculated based off of the remaining minimum quarterly volume commitments for the balance of the initial term (or for the next four quarters of the next renewal term, if neither party had provided notice of non-renewal as described above prior to the commencement of such renewal term), which accelerated payment would be similarly calculated by (i) multiplying such remaining minimum quarterly volume commitments by a fraction of the then-current index price of the Environmental Attribute and (ii) adding a specified premium. The amount of such potential payments declines over the course of the contract term as we deliver Environmental Attribute volume under the contract. Were, however, the agreement to be terminated as of the date of this prospectus and we were not to deliver any further Environmental Attribute volume to NextEra under the agreement, the maximum potential payment to NextEra under these provisions would be approximately $10.6 million based on current market prices for such Environmental Attributes.

The success of our RNG projects depends on our ability to timely generate and ultimately receive certification of the Environmental Attributes associated with our RNG production and sale. A delay or failure in the certification of such Environmental Attributes could have a material adverse effect on the financial performance of our Biogas Conversion Projects.

We are required to register our RNG projects with the EPA and relevant state regulatory agencies. Further, we qualify our RINs through a voluntary Quality Assurance Plan, which typically takes from three to five months from first injection of RNG into the commercial pipeline system. Although no similar qualification process currently exists for LCFS credits, we expect such a process to be implemented and would expect to seek qualification on a state-by-state basis under such future programs. Delays in obtaining registration, RIN qualification, and any future LCFS credit qualification of a new project could delay future revenues from the project and could adversely affect our cash flow. Further, we typically make a large investment in the project prior to receiving the regulatory approval and RIN qualification. By registering each RNG project with the EPA’s voluntary Quality Assurance Plan, we are subject to quarterly third-party audits and semi-annual on-site visits of our projects to validate generated RINs and overall compliance with the RFS program. We are also subject to a separate third party’s annual attestation review. The Quality Assurance Plan provides a process for RIN owners to follow, for an affirmative defense to civil liability, if used or transferred Quality Assurance Plan verified RINs were invalidly generated. A project’s failure to comply could result in remedial action by the EPA, including penalties, fines, retirement of RINs, or termination of the project’s registration, any of which could adversely affect our business, financial condition and results of operations.

Maintenance, expansion and refurbishment of our Biogas Conversion Projects involve the risk of unplanned outages or reduced output, resulting from among other things periodic upgrading and improvement, unplanned breakdowns in equipment, and forced outages.

Our Biogas Conversion Project facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ generating capacity below expected levels, reducing our revenues and jeopardizing our ability to earn profits and adversely affect our business, financial condition and results of operations. If we make major modifications to our facilities, such modifications may result in material additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such expenditures will provide adequate financial returns. Such facility modifications require time before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future power and renewable natural gas prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In order to secure development, operational, dispensing and other necessary contract rights for our Biogas Conversion Projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

The development, design and construction process for our Biogas Conversion Projects generally lasts from 20 to 48 months, on average. Prior to signing a development agreement, we typically conduct a preliminary audit of the site host’s needs and assess whether the site is commercially viable based on our expected return on investment, investment payback period and other operating metrics, as well as the necessary permits to develop a Biogas Conversion Project on that site. This extended development process requires the dedication of significant time and resources from our sales and management personnel, with no certainty of success or recovery of our expenses. A potential site host may go through the entire sales process and not accept our proposal. Further, upon commencement of operations, it typically takes 4 to 12 months or longer for the Biogas Conversion Project to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our Biogas Conversion Projects may not produce expected levels of output, and the amount of Renewable Power or RNG actually produced at each of our respective projects will vary over time, and, therefore so will generation of associated Environmental Attributes.

Our Biogas Conversion Projects rely on organic material, the decomposition of which causes the generation of gas consisting primarily of methane. The Biogas Conversion Projects use such methane gas to generate Renewable Power or RNG. The estimation of biogas production volume is an inexact process and dependent on many site-specific conditions, including the estimated annual waste volume, composition of waste, regional climate and the capacity and construction of the site. Production levels are subject to a number of additional risks, including (i) a failure or wearing out of our or our landfill operators’, counterparties’ or utilities’ equipment; (ii) an inability to find suitable replacement equipment or parts; (iii) less than expected supply or quality of the project’s source of biogas and faster than expected diminishment of such biogas supply; or (iv) volume disruption in our fuel supply collection system. As a result, the volume of Renewable Power or RNG generated from such sites may in the future vary from our initial estimates, and those variations may be material. In addition, we have in the past incurred, and may in the future incur, material asset impairment charges if any of our Biogas Conversion Projects incur operational issues that indicate our expected future cash flows from the relevant project are less than the project’s carrying value. Any such impairment charge could adversely affect our operating results in the period in which the charge is recorded.

In addition, in order to maximize collection of landfill gas, we may need to take various measures, such as drilling additional gas wells in the landfill sites to increase landfill gas collection, balancing the pressure on the gas field based on the data collected by the landfill site operator from the gas wells to ensure optimum landfill gas utilization and ensuring that we match availability of engines and related equipment to availability of landfill gas. There can be no guarantee that we will be able to take all necessary measures to maximize collection. In addition, the landfill gas available to our LFG projects is dependent in part on the actions of the landfill site owners and operators. We may not be able to ensure the responsible management of the landfill site by owners and operators, which may result in less than optimal gas generation or increase the likelihood of “hot spots” occurring. Hot spots can temporarily reduce the volume of gas that may be collected from a landfill site, resulting in a lower gas yield.

Biogas projects utilizing other types of feedstock, specifically livestock waste and dairy farm projects, typically produce significantly less RNG than landfill facilities. As a result, the commercial viability of such projects is more dependent on various factors and market forces outside of our control, such as changes to law or regulations that could affect the value of such projects or the incentives available to them. In addition, there are other factors currently unknown to us that may affect the commercial viability of other types of feedstock. Moreover, fluctuations in manure supply, the end use markets and the spread of diseases among herds could have a material impact on the success and completion of our Biogas Conversion Projects. As such, continued expansion into other types of feedstock could adversely affect our business, financial condition, and results of operations.

Our business plans include expanding from Renewable Power and RNG production projects into additional transportation-related infrastructure, including production and development of hydrogen vehicle fueling stations. Any such expansions may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors in the markets into which we wish to expand.

We currently operate Biogas Conversion Projects that convert primarily landfill biogas into Renewable Power and RNG. However, we are actively developing projects that use anaerobic digesters to capture and convert emissions into low-carbon RNG, electricity and green hydrogen, and may expand into additional feedstocks in the future. We are also actively developing hydrogen fueling infrastructure. In addition, we are actively considering expansion into other lines of business, including carbon sequestration and Renewable Power for our projects, and the production of green hydrogen. These initiatives could expose us to increased operating costs, unforeseen liabilities or risks, and regulatory and environmental concerns associated with entering new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could have an adverse impact on our business as well as place us at a competitive disadvantage relative to more established non-LFG market participants.

Sequestering carbon dioxide is subject to numerous laws and regulations with uncertain permitting timelines and costs. We also intend to explore the production of renewable hydrogen sourced from a number of our projects’

RNG, and we may enter into long-term fixed price off-take contracts for green hydrogen that we may produce at our projects. We are currently working with a leading developer of on-site hydrogen generators to put in place construction design and services agreements in order to develop hydrogen gas-as-a-service offerings at Fueling Stations. We do not have an operating history in the green hydrogen market and our forecasts are based on uncertain operations in the future.

Some LFG projects in which we might invest in the future may be subject to cost-of-service rate regulation, which would limit our potential revenue from such LFG projects. If we invest, directly or indirectly, in an electric transmitting LFG project that allows us to exercise transmission market power, FERC could require our affiliates with MBR Authority to implement mitigation measures as a condition of maintaining our or our affiliates’ MBR Authority. FERC regulations limit using a transmission project for proprietary purposes, and we may be required to offer others (including competitors) open-access to our transmission asset, should we acquire one. Such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Our gas and manure rights agreements for Biogas Conversion Projects are subject to certain conditions. A failure to satisfy such conditions could result in the loss of such rights.

Our gas and manure rights agreements for Biogas Conversion Projects generally require that we achieve commercial operations for a project as of a specified date. If we do not satisfy such a deadline, the agreement may be terminated at the option of the biogas conversion project site owner without any reimbursement of any portion of the purchase price paid for the gas or manure rights or any other amounts we have invested in the project. Delays in construction or delivery of equipment may result in our failing to meet the commercial operations deadline in a gas or manure rights agreement. The denial or loss of a permit essential to a Biogas Conversion Project could impair our ability to construct or operate a project as required under the relevant agreement. Delays in the review and permitting process for a project can also impair or delay our ability to construct or acquire a project and satisfy any commercial operations deadlines, or increase the cost such that the project is no longer attractive to us.

Furthermore, certain of our gas and manure rights agreements for Biogas Conversion Projects require us to purchase a certain amount of LFG and manure, respectively. Any issues with our production at the corresponding projects, including due to weather, unplanned outages or transmission problems, to the extent not caused by the landfill or dairy farm, or covered by force majeure provisions in the relevant agreement, could result in failure to purchase the required amount of LFG or manure and the loss of these gas rights. Our gas and manure rights agreements often grant us the right to build additional generation capacity in the event of increased supply, but failure to use such increased supply after a prescribed period of time can result in the loss of these rights. In addition, we typically need approval from landfill owners in order to implement Renewable Power-to-RNG conversion projects, and we are also dependent on landfill owners for additional gas rights as well as land leases and easements for these conversion projects.

Additional Risk Factors Relating to Our Dispensing Business

Our commercial success depends in part on our ability to identify, acquire, develop and operate public and private Fueling Stations for public and commercial fleet vehicles in order to dispense RNG for use as vehicle fuel and generate the associated Environmental Attributes.

Our specific focus on RNG to be used as a transportation fuel in the United States exposes us to risks related to the supply of and demand for RNG and the associated Environmental Attributes, the cost of capital expenditures, governmental regulation, and economic conditions, among other factors. As an RNG dispenser we may also be negatively affected by lower RNG production resulting from lack of feedstock, mechanical breakdowns, faulty technology, competitive markets or changes to the laws and regulations that mandate the use of renewable energy sources.

In addition, other factors related to the development and operation of renewable energy projects could adversely affect our business, including: (i) changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines or increase the costs of processing RNG; (ii) construction risks, including the risk of delay, that may arise because of inclement weather or labor disruptions; (iii) operating risks and the effect of disruptions on our business; (iv) budget overruns and exposure to liabilities because of unforeseen environmental, construction, technological or other complications; (v) failures or delays in obtaining desired or necessary rights, including leases and feedstock agreements; and (vi) failures or delays in obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and US federal government agencies and organizations. Any of these factors could prevent completion or operation of projects, or otherwise adversely affect our business, financial condition, and results of operations.

Our success is dependent on the willingness of commercial fleets and other counterparties to adopt, and continue use of RNG, which may not occur in a timely manner, at expected levels or at all. Our vehicle fleet counterparties may choose to invest in renewable vehicle fuels other than RNG.

Our success is highly dependent on the adoption by commercial fleets and other consumers of natural gas vehicle fuels, which has been slow, volatile and unpredictable in many sectors. For example, adoption and deployment of natural gas in heavy and medium-duty trucking has been slower and more limited than we anticipated. If the market for natural gas vehicle fuels does not develop at improved rates or levels, or if a market develops but we are not able to capture a significant share of the market or the market subsequently declines, our business, growth potential, financial condition, and operating results would be harmed.

Additional factors that may influence the adoption of natural gas vehicle fuels, many of which are beyond our control, include, among others:

●	Lack of demand for trucks that use natural gas vehicle fuels due to business disruptions and depressed oil prices;

●	Adoption of governmental policies or programs or increased publicity or popular sentiment in favor of vehicles or fuels other than natural gas, including long-standing support for gasoline and diesel-powered vehicles, changes to emissions requirements applicable to vehicles powered by gasoline, diesel, natural gas, or other vehicle fuels and/or growing support for electric and hydrogen-powered vehicles;

●	Perceptions about the benefits of natural gas vehicle fuels relative to gasoline, diesel and other alternative vehicle fuels, including with respect to factors such as supply, cost savings, environmental benefits and safety;

●	The volatility in the supply, demand, use and prices of crude oil, gasoline, diesel, RNG, natural gas and other vehicle fuels, such as electricity, hydrogen, renewable diesel, biodiesel and ethanol;

●	Inertia among fleets and fleet vehicle operators, who may be unable or unwilling to prioritize converting a fleet to our vehicle fuels over an operator’s other general business concerns, particularly if the operator is not sufficiently incentivized by emissions regulations or other requirements or lacks demand for the conversion from its counterparties or drivers;

●	Vehicle cost, fuel efficiency, availability, quality, safety, convenience (to fuel and service), design, performance and residual value, as well as operator perception with respect to these factors, generally and in our key customer markets and relative to comparable vehicles powered by other fuels;

●	The development, production, cost, availability, performance, sales and marketing and reputation of engines that are well-suited for the vehicles used in our key customer markets, including heavy and medium-duty trucks and other fleets;

●	Increasing competition in the market for vehicle fuels generally, and the nature and effect of competitive developments in such market, including improvements in or perceived advantages of other vehicle fuels and engines powered by such fuels;

●	The availability and effect of environmental, tax or other governmental regulations, programs or incentives that promote our products or other alternatives as a vehicle fuel, including certain programs under which we generate Environmental Attributes by selling RNG as a vehicle fuel, as well as the market prices for such credits; and

●	Emissions and other environmental regulations and pressures on producing, transporting, and dispensing our fuels.

In June 2020, CARB adopted the Advanced Clean Trucks regulation, which requires manufacturers to sell a gradually increasing proportion of zero-emission electric trucks, vans and pickup trucks from 2024 onwards. By the year 2045, the Advanced Clean Trucks regulation seeks to have every new commercial vehicle sold in California be zero-emissions. Further, in September 2020, the Governor of the State of California issued the September 2020 Executive Order providing that it shall be the goal of California that (i) 100% of in-state sales of new passenger cars and trucks will be zero-emission by 2035, (ii) 100% of medium- and heavy-duty vehicles in California will be zero-emission by 2045 for all operations, where feasible, and by 2035 for drayage trucks, and (iii) the state will transition to 100% zero-emission off-road vehicles and equipment by 2035 where feasible. The September 2020 Executive Order also directed CARB to develop and propose regulations and strategies aimed at achieving the foregoing goals. Among other things, we believe the intent of the Advanced Clean Trucks regulation and the September 2020 Executive Order is to limit and ultimately discontinue the production and use of internal combustion engines because such engines have “tailpipe” emissions. If either the Advanced Clean Trucks regulation or any additional regulations adopted by CARB, including because of the September 2020 Executive Order, is permitted to take effect, it may slow, delay or prevent the adoption by fleets and other commercial consumers of our vehicle fuels, particularly in California. Moreover, because of the adoption of the Advanced Clean Trucks regulation and the issuance of the September 2020 Executive Order, other states have taken steps to enact similar regulations, which actions may accelerate if either regulation is permitted to take effect, thereby slowing, delaying or preventing the adoption of our vehicle fuels in those states as well.

Acquisition, financing, construction, and development of Fueling Station projects by us or our partners that own projects may not commence on anticipated timelines or at all.

Our strategy is to continue to expand, including through the acquisition of additional Fueling Station projects and by signing additional supply agreements with third party project owner partners. From time to time we and our partners enter into nonbinding letters of intent for projects. Until the negotiations are final, however, and the parties have executed definitive documentation, we or our partners may not be able to consummate any development or acquisition transactions, or any other similar arrangements, on the terms set forth in the applicable letter of intent or at all.

The acquisition, financing, construction and development of projects involves numerous risks, including:

●	difficulties in identifying, obtaining, and permitting suitable sites for new projects;

●	failure to obtain all necessary rights to land access and use;

●	inaccuracy of assumptions with respect to the cost and schedule for completing construction;

●	inaccuracy of assumptions with respect to the biogas potential, including quality, volume, and asset life;

●	the ability to obtain financing for a project on acceptable terms or at all;

●	delays in deliveries or increases in the price of equipment or other materials;

●	permitting and other regulatory issues, license revocation and changes in legal requirements;

●	increases in the cost of labor, labor disputes and work stoppages or the inability to find an adequate supply of workers;

●	failure to receive quality and timely performance of third-party services;

●	unforeseen engineering and environmental problems;

●	cost overruns or supply chain disruptions;

●	accidents involving personal injury or the loss of life

●	weather conditions, health crises, pandemics, catastrophic events, including fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events; and

●	interconnection and access to utilities.

In addition, new projects have no operating history. A new project may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss.

Our Fueling Station construction activities for commercial fleets and other counterparties are subject to business and operational risks, including predicting demand in a particular market or markets, land use, permitting or zoning difficulties, responsibility for actions of sub-contractors on jobs in which we serve as general contractor, potential labor shortages due to the COVID-19 pandemic or otherwise, and cost overruns.

As part of our business activities, we design and construct Fueling Stations that we either own and operate ourselves or provide these services for our counterparties. These activities require a significant amount of judgment in determining where to build and open Fueling Stations, including predictions about fuel demand that may not be accurate for any of the locations we target. As a result, we may build Fueling Stations that we may not open for fueling operations, and we may open Fueling Stations that fail to generate the volume or profitability levels we anticipate, either or both of which could occur due to a lack of sufficient customer demand at the specific locations or for other reasons. For any Fueling Stations that are completed but unopened, we would have substantial investments in assets that do not produce revenue, and for Fueling Stations that are open and underperforming, we may decide to close them.

We also face many operational challenges in connection with our Fueling Station design and construction activities. For example, we may not be able to identify suitable locations for the Fueling Stations we or our counterparties seek to build. Additionally, even if preferred sites can be located, we may encounter land use or zoning difficulties, problems with utility services, challenges obtaining and retaining required permits and approvals or local resistance, including due to reduced operations of permitting agencies because of the ongoing COVID-19 pandemic, any of which could prevent us or our counterparties from building new stations on such sites or limit or restrict the use of new or existing stations. Any such difficulties, resistance or limitations or any failure to comply with local permit, land use or zoning requirements could restrict our activities or expose us to fines, reputational damage or other liabilities, which would harm our business and results of operations.

In addition, we act as the general contractor and construction manager for new Fueling Station construction and facility modification projects, and we typically rely on licensed subcontractors to perform the construction work. We may be liable for any damage we or our subcontractors cause or for injuries suffered by our employees or our subcontractors’ employees during the course of work on our projects. Additionally, shortages of skilled subcontractor labor and any supply chain disruptions affecting access to and cost of construction materials could significantly delay a project or otherwise increase our costs. Further, our expected profit from a project is based in part on assumptions about the cost of the project, and cost overruns, delays or other execution issues may, in the case of projects we complete and sell to counterparties, result in our failure to achieve our expected margins or cover our costs, and in the case of projects we build and own, result in our failure to achieve an acceptable rate of return. If any of these events occur, our business, operating results and cash flows could be negatively affected.

Additional Risk Factors Relating to Our Business in General

Certain of our Biogas Conversion Projects and Fueling Stations are newly constructed or are under construction and may not perform as we expect.

We have a number of Biogas Conversion Projects under construction that will begin production over the next 18-24 months. Therefore, our expectations of the operating performance of these facilities are based on assumptions and estimates made without the benefit of operating history. Our forecasts with respect to our new and developing projects, and related estimates and assumptions, are based on limited or future operating history. These facilities also include digesters under development for which we have no operating history. The ability of these facilities to meet our performance expectations is subject to the risks inherent in newly constructed energy generation and RNG production facilities and the construction of such facilities, including delays or problems in construction, degradation of equipment in excess of our expectations, system failures, and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our contracts with government entities may be subject to unique risks, including possible termination of or reduction in the governmental programs under which we operate, instances in which our contract provisions allow the government entity to terminate, amend or change terms at their convenience, and competitive bidding processes for the award of contracts.

We have, and expect to continue to seek, long-term Fueling Station construction, maintenance and fuel sale contracts with various government entities. In addition to normal business risks, including the other risks discussed in these risk factors, our contracts with government entities are often subject to unique risks, some of which are beyond our control. For example, long-term government contracts and related orders are subject to cancellation if adequate appropriations for subsequent performance periods are not made. Further, the termination of funding for a government program supporting any of our government contracts could result in the loss of anticipated future revenue attributable to such contract. Moreover, government entities with which we contract are often able to modify, curtail or terminate contracts with us at their convenience and without prior notice, and would only be required to pay for work completed and commitments made at or prior to the time of termination.

In addition, government contracts are frequently awarded only after competitive bidding processes, which are often protracted. In many cases, unsuccessful bidders for government contracts are provided the opportunity to formally protest the contract awards through various agencies or other administrative and judicial channels. The protest process may substantially delay a successful bidder’s contract performance, result in cancellation of the contract award entirely and distract management. As a result, we may not be awarded contracts for which we bid, and substantial delays or cancellation of government contracts may follow any successful bids as a result of any protests by other bidders. The occurrence of any of these risks could have a material adverse effect on our results of operations and financial condition.

Our level of indebtedness and preferred stock redemption obligations could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry. We may be unable to obtain additional financing to fund our operations or growth.

As of December 31, 2022, our total indebtedness was $170 million, excluding deferred financing costs. Additionally, on November 29, 2021, we entered into an Exchange Agreement with Hillman pursuant to which OPAL Fuels issued to Hillman Series A-1 Preferred Units of OPAL Fuels, which are redeemable after four years at the option of Hillman for an aggregate redemption price of $30.0 million plus accrued and unpaid dividends thereon. In addition, we have drawn down the NextEra $100.0 million subscription commitment and issued to NextEra 1,000,000 Series A Preferred Units of OPAL Fuels, which are redeemable after four years at the option of NextEra for an aggregate redemption price of $100.0 million plus accrued and unpaid dividends thereon.

Our substantial indebtedness and preferred units redemption obligations could have important consequences, including, for example:

●	being required to accept then-prevailing market terms in connection with any required refinancing of such indebtedness or redemption obligations, which may be less favorable than existing terms;

●	failure to refinance, or to comply with the covenants in the agreements governing, these obligations could result in an event of default under those agreements, which could be difficult to cure or result in our bankruptcy;

●	our debt service and dividend obligations require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt and dividends on our preferred units, thereby reducing the funds available to us and our ability to borrow to operate and grow our business;

●	our limited financial flexibility could reduce our ability to plan for and react to unexpected opportunities; and

●	our substantial debt service obligations make us vulnerable to adverse changes in general economic, credit and capital markets, industry and competitive conditions and adverse changes in government regulation and place us at a disadvantage compared with competitors with less debt or mandatorily redeemable preferred units.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations. If we do not comply with our obligations under our debt instruments or with respect to our preferred units, we may be required to refinance all or part of our existing debt and preferred units, borrow additional amounts or sell securities, which we may not be able to do on favorable terms or at all. In addition, increases in interest and dividend rates and changes in debt and preferred equity covenants may reduce the amounts that we can borrow or otherwise finance, reduce our cash flows and increase the equity investment we may be required to make to complete construction of our Biogas Conversion Projects and Fueling Stations. These increases could cause some of our projects to become economically unattractive. If we are unable to raise additional capital or generate sufficient operating cash flow to repay our indebtedness and preferred unit obligations, we could be in default under our lending agreements and preferred unit designations and could be required to delay construction of new projects, reduce overhead costs, reduce the scope of our projects or abandon or sell some or all of our projects, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our existing credit facilities contain financial covenants and our credit facilities and preferred stock designations contain other restrictive covenants that limit our ability to return capital to equity holders or otherwise engage in activities that may be in our long-term best interests. Our inability to comply with those covenants could result in an event of default or material breach which, if not cured or waived, may entitle the related lenders or preferred unit holders to higher interest or dividend payment to demand repayment or enforce their security interests (in the case of indebtedness) and other remedies, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness. Further, in certain circumstances following a failure to timely redeem our Preferred Stock, holders of such Preferred Stock have the right to designate a director to our board of directors.

In connection with certain project development opportunities, we have utilized project-level financing in the past and may need to do so again in the future; however, we may not be able to obtain such financing on commercially reasonable terms or at all. The agreements governing such financings typically contain financial and other restrictive covenants that limit a project subsidiary’s ability to make distributions to its parent or otherwise engage in activities that may be in its long-term best interests. Project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios or a facility achieving commercial operations. Our inability to comply with such covenants may prevent cash distributions by the particular project or projects to us and could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could result in a loss of project assets and/or otherwise have a material adverse effect on our business, results of operations and financial condition.

Our cash could be adversely affected if the financial institutions in which we hold our cash fail.

The Company maintains domestic cash deposits in Federal Deposit Insurance Corporation (“FDIC”) insured banks. The domestic bank deposit balances may exceed the FDIC insurance limits. These balances could be impacted if one or more of the financial institutions in which we deposit monies fails or is subject to other adverse conditions in the financial or credit markets.

Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties, and may expose us to liabilities to third parties.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to our projects, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, an owner or operator of a property may become liable for costs of investigation and remediation, and for damages to natural resources. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several, which means that we may be assigned liabilities for hazardous substance conditions that exceed our action contributions to the contamination conditions. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial investigation costs, remediation costs or other damages, thus harming our business, financial condition and results of operations, as a result of the presence or release of hazardous substances at locations where we operate or as a result of our own operations.

The presence of environmental contamination at a project may adversely affect an owner’s ability to sell such project or borrow funds using the project as collateral. To the extent that an owner of the real property underlying one of our projects becomes liable with respect to contamination at the real property, the ability of the owner to make payments to us may be adversely affected.

We may also face liabilities in cases of exposure to hazardous materials, and claims for such exposure can be brought by any third party, including workers, employees, contractors and the general public. Claims can be asserted by such persons relating to personal injury or property damage, and resolving such claims can be expensive and time consuming, even if there is little or no basis for the claim.

We have a history of accounting losses and may incur additional losses in the future.

Opco and its predecessor companies have incurred net losses historically. We may incur losses in future periods, and we may never sustain profitability, either of which would adversely affect our business, prospects and financial condition and may cause the price of Common Stock to fall. Furthermore, historical losses may not be indicative of future losses due to many factors outside of our control including but not limited to the unpredictability of the COVID-19 pandemic, and our future losses may be greater than our past losses. In addition, to try to achieve or sustain profitability, we may choose or be forced to take actions that result in material costs or material asset or goodwill impairments. We review our assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and we perform a goodwill impairment test on an annual basis and between annual tests in certain circumstances, in each case in accordance with applicable accounting guidance and as described in the financial statements and notes to the financial statements included in this prospectus. Changes to the use of our assets, divestitures, changes to the structure of our business, significant negative industry or economic trends, disruptions to our operations, inability to effectively integrate any acquired businesses, further market capitalization declines, or other similar actions or conditions could result in additional asset impairment or goodwill impairment charges or other adverse consequences, any of which could have material adverse effects on our financial condition, our results of operations and the trading price of Common Stock.

Loss of our key management could adversely affect our business performance. Our management team has limited experience in operating a public company such as us.

We are dependent on the efforts of our key management. Although we believe qualified replacements could be found for any departures of key executives, the loss of their services could adversely affect our performance and the value of our Class A common stock.

The COVID-19 pandemic and measures intended to reduce its spread have, and may continue to, adversely affect our business, results of operations and financial condition.

Beginning in late 2019, a novel strain of coronavirus (COVID-19) spread throughout the world, including the United States, ultimately being declared a pandemic. Global health concerns and increased efforts to reduce the spread of the COVID-19 pandemic prompted federal, state and local governments to restrict normal daily activities, which resulted in lockdowns, travel bans, quarantines, “shelter-in-place” orders requiring individuals to remain in their homes other than to conduct essential services or activities, business limitations and shutdowns (subject to exceptions for certain essential operations and businesses, including our business). Some of these governmental restrictions have since been scaled back or lifted, although an increase in the prevalence of COVID-19 cases and the spread of new variants may result in the re-imposition of certain restrictions and may lead to other restrictions being implemented in response to efforts to reduce the spread of COVID-19. Given the dynamic nature of these circumstances and the related adverse impact these restrictions have had, and may continue to have, on the economy generally, our business and financial results may continue to be adversely affected by the COVID-19 pandemic.

Our operations have been designated “essential critical infrastructure work” in the energy sector by the U.S. Department of Homeland Security, meaning that we have been able to continue full operations. Despite our essential designation and our continued operations, however, we are subject to various risk and uncertainties because of the COVID-19 pandemic that could materially adversely affect our business, results of operations and financial condition, including the following:

●	a further delay in the adoption of natural gas vehicle fuels by heavy-duty trucks and/or a delay in increasing the use of our vehicle fuels;

●	a continued or further decrease in the volume of truck and fleet operations, including shuttle busses at airports, and lower-than-normal levels of public transportation generally, which have resulted in, and may continue to result in, decreased demand for our vehicle fuels;

●	the impact of business disruptions on the production of vehicles and engines that use our fuels, which has resulted in, and may continue to result in, plant closures, decreased manufacturing capacity, and delays in deliveries; and

●	depressed oil and diesel prices, especially relative to natural gas prices and for a prolonged period, which may decrease the price-related incentive for operators to adopt trucks that use our vehicle fuels.

The duration and extent of the impact of the COVID-19 pandemic on our business and financial results will depend on future developments, including the duration, severity and spread of the COVID-19 pandemic, actions taken to contain its spread, any further resurgence of COVID-19, the severity and transmission rates of new variants of COVID-19, the availability, distribution and efficacy of vaccines and therapeutics for COVID-19 and how quickly and to what extent normal economic and operating conditions can (and will) resume within the markets in which we operate, each of which are highly uncertain at this time and are outside of our control. Even after the COVID-19 pandemic subsides, we may continue to experience adverse effects to our business and financial results because of its global economic impact, including any economic downturn or recession that has occurred or may occur. The adverse effect of the COVID-19 pandemic on our business, results of operations and financial condition could be material.

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, we may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of our consolidated financial statements for each of the years ended December 31, 2022, 2021 and 2020, we identified material weaknesses in our internal controls over financial reporting.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented, or detected and corrected, on a timely basis.

These material weaknesses identified were as follows:

• A lack of an adequate control environment, including internal communications, to allow for timeliness of reviews for the accounting and disclosures of significant and unusual transactions and contracts;

• We did not have timely and effective reviews over standard account reconciliations and related accounting analysis which resulted in various audit adjustments that we corrected; and

• Our review controls over application of Accounting Standards Codification ('ASC")-606 were not designed and implemented appropriately during the current year.

These material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected.

We have developed and begun executing on a plan to remediate these material weaknesses. Our remediation plans include measures such as: designing and implementing formal processes, policies and procedures supporting our financial close process, creating standard balance sheet reconciliation templates and journal entry controls; and designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills.

While we believe these efforts are likely to remediate the material weaknesses identified, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses identified, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our securities, including the Class A common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business.

We are currently not subject to Section 404 of the Sarbanes-Oxley Act. However, we are required to provide management’s attestation on internal controls commencing with our annual report for the year ending December 31, 2022 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of OPAL Fuels historically as a privately-held company or by ArcLight prior to the Closing. Our management team may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements as a result of the Business Combination. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Risks Related to the Company

Future sales and issuances of our Class A common stock could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to pursue our growth plan. To raise capital, we may sell shares of our Class A common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell shares of our Class A common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences, and privileges senior to existing holders of our Class A common stock.

Future sales of a substantial number of shares of our Class A common stock, or the perception in the market that the holders of a large number of shares of Class A common stock intend to sell shares, could reduce the market price of our Class A common stock.

    Sales of a substantial number of shares of our Class A common stock in the public market, including the resale of the shares of held by our stockholders, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A common stock intend to sell shares, could reduce the market price of our Class A common stock.

    Approximately 155,237,646 of these shares of Class A common stock were subject to restrictions on transfer under a 180-day lock-up agreement entered into between us and the holders of those shares. These restrictions expired on January 17, 2023, resulting in these shares becoming eligible for public sale on January 18, 2023. Sales of such shares may be made under the registration statement filed under the Securities Act, or in reliance upon an exemption from registration under the Securities Act. Pursuant to that certain Investor Rights Agreement, dated July 21, 2022, by and among OPAL Fuels Inc., each of the sellers named therein, the Sponsor and the sponsor principals, those stockholders are entitled to have the registration statement under the Securities Act kept effective for a prolonged period of time such that registered resales of their shares of Class A common stock can be made.

    Until such time that such registration statement is no longer effective, the registration statement registering such securities will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of shares of our Class A common stock in the public market could adversely affect the market price for our Class A common stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because a large number of shares were registered pursuant to such registration statement, the Selling Holders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

If certain holders of our Class A common stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our Class A common stock and such holders still may receive significant proceeds.

As of the date of this prospectus, the market price of our Class A common stock is below $10.00 per share, which was the price per unit sold in the initial public offering of our predecessor, ArcLight, the per-share price of the 11,080,600 shares of our Class A common stock sold to the PIPE Investors and also the per share value of the consideration issued to OPAL Fuels Common equity holders upon consummation of our Business Combination. However, certain of our shareholders who hold shares of our Class A common stock that were originally purchased by Arclight’s Sponsor in a private placement prior to Arclight’s initial public offering (the “Founder Shares”), may nonetheless be inclined to sell such Founder Shares as they were originally purchased at an effective price significantly less than $10.00 per share. The currently outstanding Founder Shares were purchased at an effective price of $0.003 per share. Accordingly, holders of the Founder Shares could sell their securities at a per-share price that is less than $10.00 and still realize a significant profit from the sale of those securities that could not be realized by our other shareholders.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputations or business.

We may become subject to claims, litigation, disputes and other legal proceedings from time to time. We evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to each management team at the time of its respective assessment and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Under the terms of ArcLight’s placement agent agreements with BofA Securities, Inc. (“BofA”), Credit Suisse Securities (USA) LLC (“CS”), Barclays Capital Inc. (“Barclays”) and Citigroup Global Markets Inc. (“Citi” and together with BofA, CS and Barclays, the “Advisors”) entered into in connection with the PIPE Investment, its financial advisory agreement with Citi entered into in connection with the Business Combination, and its Underwriting Agreement with Citi and Barclays entered in connection with ArcLight’s IPO, ArcLight agreed to indemnify and hold harmless each of the respective Advisors, their affiliates and each of their respective directors, officers, agents and employees from and against any losses and claims arising in any manner out of or in connection with the services provided to ArcLight thereunder. Under the terms of OPAL Fuels’s financial advisory agreements with BofA and CS, OPAL Fuels agreed to indemnify and hold harmless each of BofA and CS, their affiliates and each of their respective directors, officers, employees and agents from and against any losses and claims arising in any manner out of or in connection with the services provided to OPAL Fuels thereunder. Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the Advisors in relation to the services it provided to ArcLight or OPAL Fuels under any of these agreements, then we may be liable to pay for or reimburse such Advisor or Advisors for the losses and costs it incurs unless the losses and costs are finally judicially determined to have resulted from the gross negligence, bad faith or willful misconduct of such Advisor or Advisors or their respective directors, officers, employees and agents. Additionally, each of the agreements described above contains a contribution provision in the event that such indemnification is unavailable or otherwise prohibited by law, however, the contribution obligations of each Advisor are limited to the amount of compensation or fees actually paid to such party in respect of the engagement. As a result, the contribution obligations of Barclays and Citi under the Underwriting Agreement are limited to the initial underwriting commission paid at the time of ArcLight’s IPO and the Advisors otherwise have no further contribution liability under the other agreements (including the Underwriting Agreement) because they waived their rights to any fees or deferred underwriting commissions in connection with their resignations. Therefore, as a result of the Advisors’ resignations, and in contrast to other transactions where the underwriters and financial advisors did not resign and waive rights to fees or deferred underwriting commissions, as the case may be, our potential financial liability with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had such underwriters and financial advisors not resigned and waived their rights to any fees or deferred underwriting commissions.

Even when not merited or whether or not we ultimately prevail, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us which could negatively impact any of our financial positions, cash flows or results of operations. Further, any liability or negligence claim against us in US courts may, if successful, result in damages being awarded that contain punitive elements and therefore may significantly exceed the loss or damage suffered by the successful claimant. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. A settlement or an unfavorable outcome in a legal dispute could have an adverse effect on our business, financial condition, results of operations, cash flows and/or prospects.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute its entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board’s attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risk of noncompliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations has resulted in increased general and administrative expenses.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Class A common stock less attractive to investors.

For so long as we remain an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of the Common Stock. We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700.0 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of ArcLight becoming a public company).

As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our Class A common stock less attractive as a result, which may result in a less active trading market for our Class A common stock and higher volatility in our stock price.

Our current majority stockholder has control over all stockholder decisions of us because it controls a substantial majority of our voting power through “high vote” voting stock. Such majority stockholder, and the persons controlling such majority stockholder, including Fortistar and Mr. Mark Comora, our Chairman of the Board of, may have potential conflicts of interest in connection with existing or proposed business relationships and decisions impacting us and, even in situations where it does not have a conflict of interest, its interests in such matters may be different than the other stockholders.

The dual-class structure of our common stock has the effect of concentrating voting control with Mr. Mark Comora who, through his control of OPAL Holdco and Hillman, beneficially owns in the aggregate a substantial majority of the voting power of our capital stock on most issues of corporate governance. Mr. Mark Comora beneficially owns 145,279,637 shares of OPAL, comprising 84.4% of our outstanding common stock as of April 28, 2023. All of these shares (with the exception of 880,600 shares of Class A common stock purchased by Fortistar in the PIPE Investment) are Class D common stock, which have no economic rights but are entitled to five votes per share, giving Mr. Mark Comora control over 96.4% of our voting power. OPAL Holdco and Hillman are controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Mark Comora, including Fortistar and certain of its other affiliates. Mr. Mark Comora is the Chairman of our board of directors.

Accordingly, Mr. Mark Comora is able to control most matters submitted to our stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments to our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. This may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. More specifically, Mr. Mark Comora has the ability to control our management and our major strategic investments and decisions as a result of his ability to control the election or, in some cases, the replacement of our directors. In the event of the death of Mr. Mark Comora, control of the shares of Common Stock controlled by Mr. Mark Comora will be transferred to the persons or entities that he has designated. In his position as the Chairman of our board, Mr. Mark Comora owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a beneficial owner of our common stock, even as a controlling stockholder Mr. Mark Comora is entitled to vote the shares he controls, in his own interests, which may not always be in the interests of our stockholders generally.

Future transfers by holders of Class C common stock and Class D common stock, which carry five votes per share, will generally result in those shares converting to Class A common stock and Class B common stock, respectively, which carry only one vote per share, unless in each case made to a Qualified Stockholder (as defined in the Second A&R LLC Agreement). The conversion of Class D common stock to Class B common stock and the conversion of Class C common stock to Class A common stock, as the case may be, means that no third party stockholders can leverage the high vote to offset the voting power held by the OPAL Holdco and Hillman.

In addition, Fortistar and certain of its affiliates (other than our subsidiaries), which are controlled by Mr. Mark Comora (who also controls OPAL Holdco and Hillman), manage numerous investment vehicles and separately managed accounts. Fortistar and these affiliates may compete with us for acquisition and other business opportunities, which may present conflicts of interest for these persons. If these entities or persons decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within Fortistar and these affiliates may be suitable both for us and for current or future investment vehicles managed by Fortistar and these affiliates and may be directed to such investment vehicles rather than to us.  Neither Fortistar nor members of our management team who are also members of the management of Fortistar or of any of these affiliates, including Mr. Mark Comora and Mr. Nadeem Nisar (who serves on our board), have any obligation to present us with any potential business opportunity of which they become aware, unless, (i) such opportunity is expressly offered to such person solely in his or her capacity as a one of our directors or officers, (ii) such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and (iii) the director or officer is permitted to refer that opportunity to us without violating another legal obligation. Fortistar and/or members of our management team, such as Mr. Mark Comora or Mr. Nisar in their capacities as management of Fortistar or in their other endeavors, may be required to present potential business opportunities to the related entities described above, current or future affiliates of Fortistar, or third parties, before they present such opportunities to us. The personal and financial interests of such persons described above may be in conflict with the interests of ours and influence their motivation in identifying and selecting our business opportunities, their support or lack thereof for pursuing such business opportunities and our operations.

The existence of a family relationship between Mr. Mark Comora, as our Chairman of our board, and Mr. Adam Comora, as our Co-Chief Executive Officer, may result in a conflict of interest on the part of such persons between what they, in their capacity as Chairman or Co-Chief Executive Officer, respectively, may believe is in our best interests and the interests of our stockholders in connection with a decision to be made by us through our board, standing committees thereof, and management and what he may believe is best for himself or his family members in connection with the same decision.

Mr. Mark Comora and Mr. Adam Comora are father and son. In his position as the Chairman of our board, Mr. Mark Comora owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of the stockholders. And in his position as our Co-Chief Executive Officer, Mr. Adam Comora owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of the stockholders. Nevertheless, the existence of this family relationship may result in a conflict of interest on the part of such persons between what he may believe is in our best interests and the best interests of our stockholders and what he may believe is best for himself or his family members in connection with a business opportunity or other matter to be decided by OPAL through its board, standing committees thereof, and management. Moreover, even if such family relationship does not create an actual conflict, the perception of a conflict in the press or the financial or business community generally could create negative publicity or other reaction with respect to the business opportunity or other matters to be decided by us through our board, standing committees thereof, and management, which could adversely affect the business generated by us and our relationships with its existing customers and other counterparties, impact the behavior of third party participants or other persons in the proposed business opportunity or other matter to be decided, otherwise negatively impact our business prospects related to such matter, or negatively impact the trading market for our securities.

Our only material assets are our direct interests in OPAL Fuels, and we are accordingly dependent upon distributions from OPAL Fuels to pay dividends and taxes and other expenses.

We are a holding company and have no material assets other than our ownership of Class A Units in OPAL Fuels. We therefore have no independent means of generating revenue. We intend to cause our subsidiaries (including OPAL Fuels) to make distributions in an amount sufficient to cover all applicable taxes and other expenses payable and dividends, if any, declared by us. The agreements governing our debt facilities impose, and agreements governing our future debt facilities are expected to impose, certain restrictions on distributions by such subsidiaries to us, and may limit our ability to pay cash dividends. The terms of any credit agreements or other borrowing arrangements that we may enter into in the future may impose similar restrictions. To the extent that we needs funds, and any of our direct or indirect subsidiaries is restricted from making such distributions under these debt agreements or applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

If we are deemed an “investment company” under the Investment Company Act as a result of our ownership of Opco, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on its business.

A person may be deemed to be an “investment company” for purposes of the Investment Company Act if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. We have no material assets other than our interests in OPAL Fuels. As managing member of OPAL Fuels, we generally have control over all of the affairs and decision making of OPAL Fuels. On the basis of our control over OPAL Fuels, we believe our direct interest in Opco is not an “investment security” within the meaning of the Investment Company Act. If we were to cease participation in the management of OPAL Fuels, however, our interest in OPAL Fuels could be deemed an “investment security,” which could result in our being required to register as an investment company under the Investment Company Act and becoming subject to the registration and other requirements of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen which would require us to register as an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on its capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, OPAL Fuels, members of their respective management teams and related entities or any combination thereof and materially adversely affect our business, financial condition and results of operations.

We are a controlled company, and thus not subject to all of the corporate governance rules of Nasdaq. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are considered a “controlled company” under the rules of Nasdaq. Controlled companies are exempt from the Nasdaq corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the Nasdaq requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq.  We expect to take advantage of some or all of the exemptions described above for so long as we are a controlled company. If we use some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The dual-class structure of our common stock may adversely affect the trading market for the shares of Class A common stock.

We cannot predict whether our dual class structure, which affords the shares of Class A common stock and Class B common stock one vote per share while affording the shares of Class C common stock and Class D common stock with five votes per share, combined with our concentrated voting control by OPAL Holdco due to its ownership of shares of Class D common stock, will result in a lower or more volatile market price of the shares of Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under any such announced policies or future policies, our dual class capital structure could make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations as compared to similar companies that are included. As a result, the market price of shares of Class A common stock could be adversely affected.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our shares of Class A common stock are listed on Nasdaq under the symbol “OPAL”. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences. The consequences of failing to meet the listing requirements include:

•limited availability of market quotations for our securities;
•a determination that the Class A common stock is a “penny stock” which will require brokers trading in the Class A common stock to adhere to more stringent rules;
•possible reduction in the level of trading activity in the secondary trading market for shares of the Class A common stock;
•a limited amount of analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.

Because there are no current plans to pay cash dividends on shares of common stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of common stock for a price greater than that which you paid for it.

    We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our board, who may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our its stockholders or by our subsidiaries to us and such other factors our board may deem relevant. In addition, our ability to pay dividends is limited by covenants of any indebtedness we incur. As a result, you may not receive any return on an investment in the shares of Class A common stock unless you sell your shares of Class A common stock for a price greater than that which you paid for it.

Anti-takeover provisions are contained in the Organizational Documents that could delay or prevent a change of control.

    Certain provisions of the Organizational Documents may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder of ours might consider is in its best interest, including those attempts that might result in a premium over the market price for the shares of our Class A common stock.

These provisions, among other things:

•authorize our board to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing shares of common stock;
•eliminate the ability of stockholders to call special meetings of stockholders;
•eliminate the ability of stockholders to fill vacancies on our board;
•establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;
•permit our board to establish the number of directors;

•provide that our board is expressly authorized to make, alter or repeal the Bylaws; and
•limit the jurisdictions in which certain stockholder litigation may be brought.

    These anti-takeover provisions, together with the control of the voting power of by OPAL Holdco, could make it more difficult for a third-party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits that we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

    Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis is, or other tax benefits are, subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.

    If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, any plan of liquidation and other forms of business combinations or changes of control) or the Tax Receivable Agreement terminates early (at our election or as a result of a breach, including a breach for our failing to make timely payments under the Tax Receivable Agreement for more than three months, except in the case of certain liquidity exceptions), we could be required to make a substantial, immediate lump-sum payment based on the present value of hypothetical future payments that could be required under the Tax Receivable Agreement. The calculation of the hypothetical future payments would be made using certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the sufficiency of taxable income to fully utilize the tax benefits, (ii) any OPAL Fuels Common Units (other than those held by us) outstanding on the termination date are exchanged on the termination date and (iii) the utilization of certain loss carryovers over a certain time period. Our ability to generate net taxable income is subject to substantial uncertainty. Accordingly, as a result of the assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates.

    As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, we expect that if we experienced a change of control, the estimated Tax Receivable Agreement lump-sum payment would be approximately $192.0 million depending on OPAL Fuels’s rate of recovery of the tax basis increases associated with the deemed exchange of the OPAL Fuels Common Units (other than those held by us). This estimated Tax Receivable Agreement lump-sum payment is calculated using a discount rate equal to 6.32%, applied against an undiscounted liability of approximately $322.0 million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A common stock at the time of the exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

    It is more likely than not that the deferred tax assets will not be realized in accordance with ASC Topic 740, ‘Income Taxes’. As such, the Company has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

    Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on the ability of OPAL Fuels to make distributions to us. To the extent that OPAL is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Cybersecurity and Information Technology Risks

    A failure of our IT and data security infrastructure could have a material adverse effect on our business and operations. We rely upon the expertise, reliability and security of our outsourced IT provider and their services to expand and continually update this infrastructure in response to the changing needs of our business. Our existing IT systems and any new IT systems may not perform as expected. If we experience a problem with the functioning of any important IT system or a security breach of our network, including during system upgrades or new system implementations, the resulting disruptions could have a material adverse effect on our business.

    We and some of our third-party vendors receive and store personal information in connection with our human resources operations and other aspects of our business. Despite our implementation of reasonable security measures, our IT systems, like those of other companies, are vulnerable to damages from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware, and denial of service attacks), and other similar disruptions. Cybersecurity threat actors employ a wide variety of methods and techniques that are constantly evolving, increasingly sophisticated, and difficult to detect and successfully defend against.

    Cybersecurity incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. A material network breach in the security of our IT systems could include the theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information, that could have a material adverse effect on our business, financial condition, or results of operations.

    Many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal data. Any compromise of our security could result in a violation of applicable domestic and foreign security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability that could have a material adverse effect on our business. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future that could have a material adverse effect on our business.

    As a renewable energy producer, we face various security threats, including among others, computer viruses, malware, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons with access to systems inside our organization, cybersecurity threats to gain unauthorized access to sensitive information or to expose, exfiltrate, alter, delete or render our data or systems unusable, threats to the security of our projects and infrastructure or third-party facilities and infrastructure, such as processing projects and pipelines, natural disasters, threats from terrorist acts and war.

    We take various steps to identify and mitigate potential cybersecurity threats. As cyber incidents become more frequent and the sophistication of threat actors increases, our associated cybersecurity costs are expected to increase. Specifically, we expect to implement several incremental cybersecurity improvements over the next 18 to 36 months to enhance our defensive capabilities and resilience. Despite our ongoing and anticipated cybersecurity efforts, a successful cybersecurity incident could lead to additional material costs, including those related to the loss of sensitive information, repairs to infrastructure or capabilities essential to our operations, responding to litigation or regulatory investigations, and those related to a material and adverse impact on our reputation, financial position, results of operations, or cash flows.

Our business may be impacted by macroeconomic conditions, including fears concerning the financial services industry, inflation, rising interest rates and volatile market conditions, and other uncertainties beyond our control.

    Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank failed and was taken into receivership by the Federal Deposit Insurance Corporation; on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership; the following week, a syndicate of U.S. banks infused $30 billion in First Republic Bank; and later that same week, the Swiss Central Bank provided $54 billion in covered loan and short-term liquidity facilities to Credit Suisse Group AG, all in an attempt to reassure depositors and calm fears of a banking contagion. Our ability to effectively run our business could be adversely affected by general conditions in the global economy and in the financial services industry. Various macroeconomic factors could adversely affect our business, including fears concerning the banking sector, changes in inflation, interest rates and overall economic conditions and uncertainties. A severe or prolonged economic downturn could result in a variety of risks, including our ability to raise additional funding on a timely basis or on acceptable terms. A weak or declining economy could also impact third parties upon whom we depend to run our business. Increasing concerns over bank failures and bailouts and their potential broader effects and potential systemic risk on the banking sector generally and on the biotechnology industry and its participants may adversely affect our access to capital and our business and operations more generally. Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have arrangements directly, or the financial services industry or economy in general.

Currently, we do not have a business relationship with any of the banking institutions mentioned above, and our cash, cash equivalents and short term investments have been unaffected by the turmoil in the financial industry; however, we cannot guaranty that the banking institution with which we do business will not face similar circumstances in the future, or that the third parties with whom we do business will not be negatively affected by such circumstances.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this Management’s Discussion and Analysis of Financial Condition and Results of Operations section, references to “OPAL”, “we”, “us”, “our”, and the “Company” refer to Opco and its consolidated subsidiaries. The following discussion and analysis should be read in conjunction with Opco’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, the related notes, and other information included elsewhere in this prospectus. In addition to historical information, this discussion and analysis includes certain forward-looking statements which reflect our current expectations. Our actual results may materially differ from these forward-looking statements.
Overview
We are a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of electricity generated from renewable sources ("Renewable Power") for sale to utilities, (iii) generation and sale of Environmental Attributes (as defined below) associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. We also design, develop, construct, operate and service Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. The Biogas Conversion Projects currently use LFG and dairy manure as the source of the biogas. In addition, we have recently begun implementing design, development, and construction services for hydrogen Fueling Stations, and we are pursuing opportunities to diversify our sources of biogas to other waste streams. The term “Environmental Attributes” refers to federal, state and local government incentives in the United States, provided in the form of renewable identification numbers (“RINs,”) RECs, low carbon fuel standard (“LCFS”) credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy. We separately design, develop, construct, operate and service Fueling Stations for vehicle fleets across the country that dispense RNG and/or CNG to displace diesel as a fleet transportation fuel.

As of the date of this prospectus, we owned and operated 24 projects, seven of which are RNG projects and 17 of which are Renewable Power Projects. As of that date, our RNG projects in operation had a design capacity of 3.9 million MMBtus per year and our Renewable Power Projects in operation had a nameplate capacity of 112.5MW per hour. In addition to these projects in operation, we are actively pursuing expansion of our RNG-generating capacity and, accordingly, have a portfolio of RNG projects in construction or in development, with four of our current Renewable Power Projects being considered candidates for conversion to RNG projects in the foreseeable future.

The Company was formerly known as Arclight Clean Transition Corp II ("Arclight"), which was a blank check company incorporated in Cayman Islands on January 13, 2021. Arclight was formed for the purpose of effecting a merger, share exchange, asset acquisition, reorganization or similar business combination with one or more businesses. OPAL Fuels LLC was formed in December 2020 as a wholly owned subsidiary of OPAL HoldCo under the laws of the State of Delaware. On December 31, 2020, Fortistar LLC and certain of its affiliated entities contributed their respective ownership interests in the following legal entities to OPAL Fuels in a common-control reorganization: TruStar Energy Holdings LLC, Fortistar RNG LLC, Fortistar Methane 3 Holdings LLC, Fortistar Methane 3 LLC, Fortistar Contracting LLC, and Fortistar Methane 4 LLC. On December 2, 2021, the Company, OPAL Holdco and OPAL Fuels entered into the Business Combination Agreement.
Business combination
    On July 21, 2022, we completed the Business Combination. After giving effect to the Business Combination, the redemption of public shares as described below, the consummation of the related PIPE investment, and the separation of the former ArcLight units, there were (i) 25,671,390 shares of our Class A common stock issued and outstanding, (ii) 144,399,037 shares of our Class D common stock issued and outstanding, (iii) no shares of Class B common stock, par value $0.0001 per share (“Class B common stock”) issued and outstanding (shares of Class B common stock do not have any economic value but entitle the holder thereof to one vote per share) and (iv) no shares of our Class C common stock, par value $0.0001 per share, (“Class C common stock”) issued and outstanding (shares of Class C common stock entitle the holder thereof to five votes per share). The Class A common stock and warrants commenced trading on the Nasdaq Capital Market under the symbols “OPAL” and “OPALW,” respectively, on July 22, 2022.

Warrant exchange

On November 18, 2022, the Company announced the commencement of the Offer and consent solicitation relating to its outstanding (i) Public Warrants, and (ii) Private Placement Warrants. The Company offered all holders of the Warrants the opportunity to receive 0.250 shares of Class A common stock in exchange for each outstanding Warrant tendered by the holder and exchanged pursuant to the Offer. Concurrently with the Offer, the Company solicited consents from holders of the Warrants to amend the Warrant Agreement to permit the Company to require that each Warrant that was outstanding upon the closing of the Offer be exchanged for 0.225 shares of Class A common stock, which was a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”).

On December 22, 2022, the Company completed the exchange offer and issued 3,309,296 shares of Class A common stock in exchange for the Warrants tendered in the Offer. Pursuant to the Warrant Amendment dated December 21, 2022, the Company effected the Post-Offer Exchange and issued 497,080 shares of Class A common stock. As a result of the completion of the Offer and the Post-Offer Exchange, there are no outstanding Warrants. Accordingly, the Public Warrants were suspended from trading on the Nasdaq and delisted.

UPS Agreement

On December 15, 2022, the Company entered into the UPS Agreement pursuant to which the Company will provide operations and maintenance services to 51 UPS renewable natural gas dispensing stations across the United States. Under the terms of the agreement, the Company will receive an amount based on an agreed price per gas gallon equivalent dispensed at each station.

Senior Secured Credit Facility

On December 19, 2022, FM3, an indirect subsidiary of the Company, which is the borrower under the Senior Secured Credit Facility, dated as of September 21, 2015, provided by a lender group led by MUFG Union Bank Ltd, as administrative agent, and guaranteed by certain direct subsidiaries of FM3, and Opal Fuels, a direct subsidiary of the Company, and the other parties to the Senior Secured Credit Facility entered into the FM3 Amendment. The FM3 Amendment amended the Senior Secured Credit Facility, among other things, to (a) extend the maturity date of the obligations thereunder from December 20, 2022 to March 20, 2023, (b) permit Opal Fuels to purchase the rights and obligations of certain exiting lenders at par, (c) prepay a portion of the outstanding loans made by the remaining lenders and (d) permit the release of certain project company subsidiaries of FM3 from the collateral securing the obligations under the Senior Secured Credit Facility. Upon consummation of the FM3 Amendment, Opal Fuels holds approximately $45,000 of the outstanding loans under the FM3 Credit Agreement as an affiliate lender. On March 20, 2023, the Company repaid in full the remaining outstanding loan of $22,750.
OPAL Term Loan II
On August 4, 2022, OPAL Fuels Intermediate Holdco 2, an indirect wholly-owned subsidiary the Company, entered into the OPAL Term Loan II with a syndicate of lenders. The indebtedness is guaranteed by certain of the direct and indirect subsidiaries of OPAL Intermediate Holdco 2. The OPAL Term Loan II provides for an approximately two year DDTL Facility of up to a maximum aggregate principal amount of $100,000 and the DSR Facility of up to a maximum aggregate principal amount of $5,000. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary guarantors and the proceeds of the DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account. In connection with the transaction, the Company paid $2,200 as financing fees to the lenders and incurred $1,376 as third party fees.
Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our interim unaudited consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and the rules and regulations of the SEC, which apply to interim financial statements. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues, expenses and warrants and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a detailed description of all our accounting policies, see Note 2. Significant Accounting Policies, to our consolidated financial statements included herein.

 Key Factors and Trends Influencing our Results of Operations
The principal factors affecting our results of operations and financial condition are the markets for RNG, Renewable Power, and associated Environmental Attributes, and access to suitable biogas production resources. Additional factors and trends affecting our business are discussed in "Risk Factors" elsewhere in this prospectus.
Market Demand for RNG
Demand for our converted biogas and associated Environmental Attributes, including RINs and LCFS credits, is heavily influenced by United States federal and state energy regulations together with commercial interest in renewable energy products. Markets for RINs and LCFS credits arise from regulatory mandates that require refiners and blenders to incorporate renewable content into transportation fuels. The EPA annually sets proposed renewable volume obligations ("RVOs") for D3 (cellulosic biofuel with a 60% greenhouse gas (“GHG”) reduction requirement) RINs in accordance with the mandates established by the Energy Independence and Security Act of 2007. The Environmental Protection Agency's issuance of timely and sufficient annual RVOs to accommodate the RNG industry's growing production levels is necessary to stabilize the RIN market. The EPA is required to set RVOs for 2023 and beyond and the EPA introduced proposed Set rule in December 2022 with rule finalization expected in June 2023. Until the rules and RVOs are finalized, this may create additional uncertainty as to RIN pricing. On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). Federal and state regulatory developments could result in significant future changes to market demand for the RINs and LCFS credits we produce. This would have a corresponding impact to our revenue, net income, and cash flow.
Commercial transportation, including heavy-duty trucking, generates approximately 30% emissions of overall CO₂ and other climate-harming GHGs in the United States, and transitioning this sector to low and negative carbon fuels is a critical step towards reducing overall global GHG emissions. The adoption rate of RNG-powered vehicles by commercial transportation fleets will significantly impact demand for our products.
We are also exposed to the commodity prices of natural gas and diesel, which serve as alternative fuel for RNG and therefore impact the demand for RNG.
Renewable Power Markets
We also generate revenues from sales of RECs and Renewable Power generated by our biogas-to-Renewable Power projects. RECs exist because of legal and governmental regulatory requirements, and a change in law or in governmental policies concerning Renewable Power, landfill gas ("LFG"), or the sale of RECs could affect the market for, and the pricing of, the RECs that we generate through production at our Biogas Conversion Projects. We periodically evaluate opportunities to convert existing biogas-to-Renewable Power projects to RNG production. This strategy has been an increasingly attractive avenue for growth when RNG from landfills become eligible for D3 RINs. We have been negotiating with several of our Renewable Power off-takers to enter arrangements that would free up the LFG resource to produce RNG. Changes in the price we receive for RECs and Renewable Power, together with the revenue opportunities and conversion costs associated with converting our LFG sites to RNG production, could have a significant impact on our future profitability.

Regulatory landscape
We operate in an industry that is subject to and currently benefits from environmental regulations. Government policies can increase demand for our products by providing incentives to purchase RNG and Environmental Attributes. These government policies are modified and in flux constantly and any adverse changes to these policies could have a material effect the demand for our products. For more information, see our risk factor titled "The financial performance of our business depends upon tax and other government incentives for the generation of RNG and Renewable Power, any of which could change at any time and such changes may negatively impact our growth strategy." Government regulations have become increasingly stringent and complying with changes in regulations may result in significant additional operating expenses.
Seasonality
We experience seasonality in our results of operations. Sale of RNG may be impacted by higher consumption by some of our customers during summer months. Additionally, the price of RNG is higher during the fall and winter months due to increase in overall demand for natural gas during the winter months. Revenues generated from our renewable electricity projects in the northeast U.S., all of which sell electricity at market prices, are affected by warmer and colder weather, and therefore a portion of our quarterly operating results and cash flows are affected by pricing changes due to regional temperatures. These seasonal variances are managed in part by certain off-take agreements at fixed prices.
Impact of COVID-19

In response to the COVID-19 pandemic, we instituted a safety committee that oversees our compliance with federal, state, and local government mandates, and ensures that the Company adheres to Centers for Disease Control guidelines to maintain safe working conditions for our employees. Some of the protocols we implemented include limiting in-person work to essential personnel and performing temperature checks. Since March 2020, where practicable, our employees have worked remotely and minimized travel and other non-essential contact. Additionally, we are providing our employees with COVID-19 testing at no cost and personal protective equipment for their safety and well-being.

As of the date of this prospectus, the COVID-19 pandemic has had a relatively minimal economic impact on our results of operations.

    The duration and future economic severity of the COVID-19 remains uncertain, and our results of operations and financial condition could potentially face material adverse effect(s) in the future due to COVID-19.

Key Components of Our Results of Operations

We generate revenues from the sale of RNG fuel, Renewable Power, and associated Environmental Attributes, and from the construction, fuel supply, and servicing of Fueling Stations for commercial transportation vehicles. These revenue sources are presented in our statement of operations under the following captions:

●
RNG Fuel. The RNG Fuel. The RNG Fuel segment includes RNG supply and dispensing activities as well as the associated generation and sale of commodity natural gas and environmental credits, and consists of:

•RNG Production Facilities – the design, development, construction, maintenance and operation of facilities that convert raw biogas into pipeline quality natural gas
•Included here are the Company's interests in both operating and construction projects.
•RNG and CNG Fuel Dispensing Stations - This includes both the dispensing (or sale) of RNG, commodity natural gas, and environmental credit generation and monetization. The Company operates Fueling Stations that dispense both CNG and RNG fuel for vehicles.

●	Fuel Station Services. Through its Fuel Station Services segment, the Company provides construction and maintenance services to third-party owners of Fueling Stations. This segment includes:

•Service and maintenance contracts for RNG/CNG Fueling Stations.
•Manufacturing division that builds compact fueling systems and defueling systems.
•Design/build contracts where the Company serves as general contractor for construction of Fueling Stations, typically structured as guarantee maximum price or fixed priced contracts for customers, generally lasting less than one year.

●
Renewable Power Portfolio. The Renewable Power portfolio segment generates Renewable Power through combustion of biogas from landfills and digester gas collection systems which is then sold to public utilities throughout the United States. The Renewable Power portfolio operates primarily in Southern California.

Our costs of sales associated with each revenue category are as follows:

●
RNG Fuel. Includes royalty payments to biogas site owners for the biogas we use; service provider costs; salaries and other indirect expenses related to the production process; utilities; transportation, storage, and insurance; and depreciation of production facilities.

●	Fuel Station Services. Include equipment supplier costs; service provider costs; and salaries and other indirect expenses.

●	Renewable Power. Includes land usage costs; service provider costs; salaries and other indirect expenses related to the production process; utilities; and depreciation of production facilities.

Selling, general, and administrative expense consists of costs involving corporate overhead functions, including cost of services provided to us by an affiliate, and marketing costs.
     Depreciation and amortization primarily relate to depreciation associated with property, plant, and equipment and amortization of acquired intangibles arising from PPAs and interconnection contracts. We are in the process of expanding our RNG and Renewable Power production capacity and expect depreciation costs to increase as new projects are placed into service.
Concentration of customers and associated credit risk
The following table summarizes the percentage of consolidated accounts receivable, net by customers that equal or exceed 10% of the consolidated accounts receivable, net as of December 31, 2022 and 2021. No other single customer accounted for 10% or greater of our consolidated accounts receivable, net as of December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
Customer A	16%	11%
Customer B	29%	— %
Customer D	— %	15%

 The following table summarizes the percentage of consolidated revenues from customers that equal 10% or greater of the consolidated revenues in the period (no other single customer accounted for more than 10% of consolidated revenues in these periods):

Twelve Months Ended December 31,
	2022	2021
Customer A	14%	16%
Customer B	36%	— %
Customer C	— %	18%
Customer D	— %	11%

Results of Operations for the years ended December 31, 2022 and 2021:
Operational data
The following table summarizes the operational data achieved for the years ended December 31, 2022 and 2021:

	Twelve Months Ended December 31,
	2022	2021

RNG Fuel volume produced (Million MMBtus)	2.2	1.6
RNG Fuel volume sold (Million GGEs)	29.4	20.8
Total volume delivered (Million GGEs)	115.9	96.4
RNG projects

Below is a table setting forth the RNG projects in operation and construction in our portfolio:

	OPAL's Share of Design capacity (MMbtus per year) (1)	Source of bio gas	Ownership (2)
RNG projects in operation:
Greentree	1,061,712	LFG	100%
Imperial	1,061,712	LFG	100%
New River	663,570	LFG	100%
Noble Road (3)	464,499	LFG	50%
Biotown (3)	48,573	Dairy	10%
Pine Bend (3)	424,685	LFG	50%
Sunoma	192,350	Dairy	90%
Sub total	3,917,101

RNG projects in construction:
Prince William	1,725,282	LFG	100%
Hilltop	255,500	Dairy	100%
Vander Schaaf	255,500	Dairy	100%
Emerald	1,327,140	LFG	50%
Sapphire	796,284	LFG	50%
New England	318,514	LFG	100%
Sub total	4,678,220

Total	8,595,321

(1)	The Design capacity represents the Company's proportional ownership in the project. Design capacity may not reflect actual production of RNG from the projects, which will depend on many variables including, but not limited to, quantity and quality of the biogas, operational up-time of the facility, and actual productivity of the facility.

(2)	Certain projects have provisions that will adjust, or “flip,” the percentage of distributions to be made to us over time, typically triggered by achievement of hurdle rates that are calculated as internal rates of return on capital invested in the project.

(3)	We record our ownership interests in these projects as equity method investments in our consolidated financial statements.

Renewable Power Projects

Below is a table setting forth the Renewable Power projects in operation in our portfolio:

	Nameplate capacity (MW per hour) (1)	RNG conversion candidate	Stage of RNG conversion

California 1	5.2	Yes	In Advanced Development Pipeline
California 3	3.0	No	N/A
California 4	3.2	No	N/A
California 5	1.8	No	N/A
California 6	1.6	No	N/A
California 7	6.5	No	N/A
California 8	6.5	No	N/A
Florida	2.9	No	N/A
Massachusetts 2	3.6	No	N/A
Michigan 1E(2)	28.9	Yes	In Construction
Michigan 3	6.3	Yes	In Advanced Development Pipeline
New York	5.9	No	N/A
North Carolina 1	14.4	Yes	In Advanced Development Pipeline
Pennsylvania	8.0	No	N/A
Prince William 1E (3)	1.9	Yes	In Construction
Prince William 2E (4)	4.8	Yes	In Construction
Virginia - Richmond	8.0	Yes	In Advanced Development Pipeline
Total	112.5

(1)	Nameplate capacity is the maximum permitted output for each facility and may not reflect actual MW production from the projects, which depends on many variables including, but not limited to, quantity and quality of the biogas, operational up-time of the facility, and actual productivity of the facility.

(2)	See RNG Projects Table above, reference “Michigan 1” under “RNG Projects In Construction.” It is currently contemplated that the Michigan 1E renewable power plant will continue limited operations on a stand-by, emergency basis through March of 2031.

(3)	See RNG Projects Table above, reference “Prince William” under “RNG Projects In Construction.”

(4)	See RNG Projects Table above, reference “Prince William” under “RNG Projects In Construction.”

Comparison of the Years Ended December 31, 2022, and 2021

The following table presents the period-over-period change for each line item in the Company's consolidated statements of operations for the twelve months ended months ended December 31, 2022 and 2021.

	Twelve Months Ended December 31,		$ Change	% Change
(in thousands)	2022	2021
Revenues:
RNG fuel	$ 126,830	$ 70,360	$ 56,470	80%
Fuel station services	69,240	50,440	18,800	37%
Renewable Power	39,461	45,324	(5,863)	(13) %
Total revenues	235,531	166,124	69,407	42%
Operating expenses:
Cost of sales - RNG fuel	78,953	41,075	37,878	92%
Cost of sales - Fuel station services	61,514	42,838	18,676	44%
Cost of sales - Renewable power	31,580	31,152	428	1%
Selling, general, and administrative	48,569	29,380	19,189	65%
Depreciation, amortization, and accretion	13,136	10,653	2,483	23%
Total expenses	233,752	155,098	78,654	51%
Operating income	1,779	11,026	(9,247)	(84) %
Other income (expense)
Interest and financing expense, net	(6,640)	(7,467)	827	11%
Change in fair value of derivative instruments, net	33,081	99	32,982	333%
Other income	1,943	—	1,943	100%
Loss on warrant exchange	(3,368)	—	(3,368)	100%
Income from equity method investments	5,784	2,268	3,516	155%
Gain on acquisition of equity method investment	—	19,818	(19,818)	100%
Gain on deconsolidation of VIEs	—	15,025	(15,025)	100%
Net income before provision for income taxes	32,579	40,769	(8,190)	(20) %
Provision for income taxes	—	—	—	— %
Net income	32,579	40,769	(8,190)	(20) %
Net income attributable to redeemable non-controlling interests	22,409	41,363	(18,954)	(46) %
Net loss attributable to non-redeemable non-controlling interests	(1,153)	(804)	(349)	43%
Paid-in-kind preferred dividends	7,932	210	7,722	3677%
Net income attributable to common stockholders	3,391	—	3,391	100%

Revenues

RNG Fuel

Revenue from RNG Fuel increased by $56.5 million, or 80%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. $18.0 million of this increase was attributable primarily to the impact of full year of Beacon revenues in 2022 versus only eight months in 2021. Additionally, revenues increased by $3.1 million from methanol pathway credits, $9.0 million increase from brown gas sales and $25.6 million increase from sale of environmental credits.

Fuel Station Services

Revenue from Fuel Station Services increased by $18.8 million, or 37%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This was primarily attributable to an increase of $16.3 million from fuel station construction projects which were completed into 2022, coupled with an incremental $1.6 million from increase in volumes at existing and new service sites and $1.7 million from sale of portable fueling stations.

Renewable Power

Revenue from Renewable Power decreased by $5.9 million, or 13%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was attributable primarily to a decrease of $5.1 million due to conversion of one of our electricity generation facilities into an RNG facility and a decrease of $0.8 million due to the closure of one of our electricity generation facilities as our gas rights agreement concluded.

Cost of sales

RNG Fuel

Cost of sales from RNG Fuel increased by $37.9 million, or 92%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was attributable primarily to the inclusion of full year of Beacon’s cost of sales upon consolidation in May 2021 resulting in an increase of $9.2 million, a $3.2 million increase in development costs for building new RNG facilities, $10.3 million increase from new RNG facilities such as Sunoma and New River, $14.7 million increase relating to increased dispensing fees from an increased volume of environmental credits generated and $0.7 million write down charges relating to our brown gas inventory to its net realizable value due to decrease in prices. Additionally, there were savings of $1.2 million from deconsolidation of Pine Bend and Noble Road as of December 31, 2021.

Fuel Station Services

Cost of sales from Fuel Station Services increased by $18.7 million, or 44%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was attributable primarily to an increase in costs of $17.1 million for third-party construction projects completed in 2022 and an increase of $1.2 million in service from higher volumes dispensed.

Renewable Power

Cost of sales from Renewable Power marginally increased by $0.4 million, or 1%, for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Selling, general, and administrative

Selling, general, and administrative expenses increased by a total of $19.2 million, or 65%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was attributable primarily to higher insurance expense of $5.1 million relating to the insurance policies for Arclight’s former directors and the Company’s current management, higher employee headcount and related compensation and benefit expenses of $6.9 million to support our organic growth year-over-year, a $5.0 million increase in professional fees related to audit, tax, legal and consulting fees, a $2.5 million increase in IT-related expenses, $0.8 million stock-based compensation expense and $0.4 million related to corporate governance expenses for a public company. These costs are related to setting up the administrative, compliance, and governance structure required for operating a public company which do not qualify for capitalization. The noted increases were partially offset by a gain of $1.5 million recorded as a reduction of Selling, general and administrative expenses relating to a legal settlement.

Depreciation, amortization, and accretion

Depreciation, amortization, and accretion increased by a total of $2.5 million, or 23%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was primarily due to $2.0 million increase from two new RNG facilities coming online - Sunoma and New River, $0.4 million increase from amortization of right-of-use assets for finance leases from adoption of ASC 842, $0.6 million increase from downstream dispensing sites becoming operational offset by decrease in depreciation for Renewable Power business by $0.3 million.

Interest and financing expense, net

Interest and financing expenses, net decreased by $0.8 million, or 11%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease is primarily attributable to $2.9 million decrease in the Convertible Note Payable as a result of a decrease of $2.9 million in change in fair market value as well as an increase in interest income of $2.0 million from the Note receivable and short term investments and $3.7 million was capitalized as part of Property, plant and equipment. These savings were offset by $1.0 million higher expense on the Senior Secured Credit Facility, $0.2 million higher interest expense on the OPAL Term Loan, $0.9 million increase in amortization of deferred financing costs, $1.8 million increase in Sunoma Loan as interest on Sunoma Loan was capitalized in 2021.

Change in fair value of derivatives, net

Change in fair value of derivatives, net increased by $33.0 million, or 333%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was attributable primarily to gain of $37.1 million on our earnout liabilities offset by change in fair value on derivative instruments including warrant liabilities, contingent payment to a non-controlling interest of one our VIEs, put option on a forward purchase agreement and interest rate swaps. These liabilities were recorded in the consolidated balance sheet upon completion of the Business Combination.

Other income

Other income increased by $1.9 million, or 100%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change is primarily related to a gain recognized on redemption of Note receivable.

Loss on warrant exchange

On November 18, 2022, the Company announced the commencement of an exchange offer (the “Offer”) and consent solicitation relating to its outstanding (i) Public Warrants and (ii) Private Placement Warrants. The Company offered all holders of the Warrants the opportunity to receive 0.250 shares of Class A common stock in exchange for each outstanding Warrant tendered by the holder and exchanged pursuant to the Offer. Concurrently with the Offer, the Company solicited consents from holders of the Warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that was outstanding upon the closing of the Offer be exchanged for 0.225 shares of Class A common stock, which was a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”).

On December 22, 2022, the Company completed the exchange offer and issued 3,309,296 shares of Class A common stock in exchange for the warrants tendered in the Offer. Pursuant to the Warrant Amendment dated December 21, 2022, the Company exercised its right to exchange the Warrants remaining outstanding at the closing of the Offer for 0.225 shares of Class A common stock per Warrant (the “Post-Offer Exchange”) and issued 497,080 shares of Class A common stock on December 23, 2022. Following the completion of the Offer and the Post-Offer Exchange the Public Warrants were suspended from trading on the Nasdaq and delisted. There are no longer any Warrants outstanding. The Company recorded $3,368 as loss on exchange of Warrants.

Income from equity method investments

Net income attributable to equity method investments increased by $3.5 million, or 155%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was attributable primarily to the increase in net income from Pine Bend, Noble Road and GREP that exceeded income from Beacon during comparable period in 2021. Upon the step acquisition of the 56% of controlling interest in Beacon in May 2021, the results of Beacon were consolidated in the financial statements. Pine Bend and Noble Road were deconsolidated as of December 31, 2021.

Gain on acquisition of equity method investment

The gain on acquisition of equity method investment decreased by $19.8 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. This change was attributable primarily to the fair value adjustment resulting from our step acquisition of the remaining interest in Beacon in May 2021.

Gain on deconsolidation of VIEs

The gain on deconsolidation of VIEs decreased by $15.0 million, or 100% for the year ended December 31, 2022. This is primarily due to deconsolidation of Pine Bend and Noble Road as of December 31, 2021, which was not a recurring item in 2022.

Net income attributable to redeemable non-controlling interests

Net income attributable to redeemable non-controlling interests for the year ended December 31, 2022 and 2021 is $22.4 million and $41.4 million, respectively. The net income for the year ended December 31, 2022 reflects the net income belonging to OPAL Fuels equity holders prior to Business Combination for the period January 1, 2022 through July 21, 2022 and portion of net income belonging to OPAL Fuels equity holders from July 21, 2022 through December 31, 2022 based on pro-rata ownership.

Net loss attributable to non-redeemable non-controlling interests

Net loss attributable to non-redeemable non-controlling interests for the year ended December 31, 2022 increased by $0.3 million or 43%, compared to the year ended December 31, 2021. This reflects the joint venture partners' loss in those entities we sold a portion of our membership interests in certain RNG facilities which are consolidated in our financial statements. These entities for the year ended December 31, 2022, were Sunoma, Emerald, Sapphire and Central Valley. The entities accounted for as non-redeemable non-controlling interests for the year ended December 31, 2021 were Sunoma and Central Valley.

Paid-in-kind preferred dividends

    On November 29, 2021, we entered into an exchange agreement with Hillman whereby Hillman exchanged its ownership interests in the four RNG projects of $30.0 million into 300,000 series A-1 preferred units at a par value of $100 per unit and 1.4% of the common units of OPAL Fuels. On the same day, we entered into a subscription agreement with NextEra for up to 1,000,000 Series A preferred units, which were issued to NextEra during first and second quarters of 2022 for total proceeds of $100.0 million. Upon completion of the Business Combination, these were converted to redeemable preferred non-controlling interests.

Redeemable preferred non-controlling interests carry an interest of 8% dividend payable quarterly either in cash or paid-in-kind for the first eight quarters at the option of the Company. The Company recorded the dividend payable of $7.9 million and $0.2 million for the years ended December 31, 2022 and 2021, respectively as paid-in-kind dividends.

Liquidity and Capital Resources

Liquidity

As of December 31, 2022, our liquidity consisted of cash and cash equivalents including restricted cash of $77.2 million and $65.0 million of short term investments. Additionally, we entered into the OPAL Term Loan II where we have undrawn availability of $105.0 million. We also drew down on the remaining $10.0 million available under OPAL Term Loan I in March 2023.

We expect that our available cash together with our other assets, expected cash flows from operations, available lines of credit under various debt facilities and access to expected sources of capital will be sufficient to meet our existing commitments for a period of at least twelve months from the date of this prospectus. If we were to experience any significant further reduction in levels of gas collection, delays in commencement or completion of construction of our projects, adverse regulatory or price changes that affect the value of our environmental credits, or unplanned outages at our production facilities, it would result in lower cash flows from operations which could impact our ability to make investments or require changes to our growth plan. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

To fund future growth, we anticipate seeking additional capital through equity or debt financings. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our project development efforts. We may be unable to obtain any such additional financing on acceptable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition, and operating results.

As of December 31, 2022, we had total indebtedness excluding deferred financing costs of $170.4 million which primarily consists of $22.8 million under the Senior Secured Credit Facility, $28.5 million under the Convertible Note Payable, $96.1 million under the OPAL Term Loan, $0.1 million under the Municipality loan and $23.0 million under Sunoma Loan.

As part of our operations we have arrangements for office space for our corporate headquarters under the Administrative Services Agreement as well as operating leases for office space, warehouse space, and our vehicle fleet.

We intend to make payments under our various debt instruments when due and pursue opportunities for earlier repayment and/or refinancing if and when these opportunities arise.

See Note 8. Borrowings, to our consolidated financial statements.

Cash Flows

The following table presents the Company's cash flows for the years ended December 31, 2022 and 2021:

	Twelve Months Ended December 31,
(in thousands)	2022	2021
Net cash (used in) provided from operating activities	$ (1,355)	$ 18,856
Net cash used in investing activities	(184,028)	(117,204)
Net cash provided from financing activities	220,550	125,014
Net increase in cash, restricted cash, and cash equivalents	$ 35,167	$ 26,666

Net Cash Provided by Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was $1.4 million, a decrease of $20.2 million compared to net cash provided of $18.9 million for the year ended December 31, 2021. The decrease in cash provided by operating activities was primarily attributable to lower margins reducing our operating income year-over-year and higher transaction costs that were not capitalized associated with becoming a public company and negative working capital changes primarily related to accounts receivable.

Net Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $184.0 million, an increase of $66.8 million compared to the $117.2 million used in investing activities for the year ended December 31, 2021. This was primarily driven by cash invested in short term investments of $65.0 million, payments made for the construction of various RNG generation and dispensing facilities of $131.4 million as compared to $89.6 million in the prior year. These amounts were partially offset by proceeds from repayment of Note receivable of $10.9 million and lower distribution from equity method investment of $1.6 million.

Net Cash Provided by Financing Activities

Net cash provided from financing activities for the year ended December 31, 2022 was $220.6 million, an increase of $95.5 million compared to the $125.0 million provided from financing activities for the year ended December 31, 2021. The current year activity is primarily driven by proceeds received from the consummation of Business Combination of $138.9 million, issuance of redeemable preferred non-controlling interests for total proceeds of $100.0 million, proceeds from the OPAL Term Loan of $40.0 million, proceeds from the Sunoma Loan of $4.6 million and a capital contribution from a related party of $23.2 million related to a joint venture. This was offset by debt repayments of $58.6 million and $18.9 million on the Senior Secured Credit Facility and the OPAL Term Loan, respectively, and $8.3 million in financing costs.

Capital Expenditures

    We require cash to fund our capital expenditures, operating expenses, working capital and other requirements, including costs associated with fuel sales; outlays for the design and construction of new Fueling Stations and RNG production facilities; debt repayments and repurchases; maintenance of our electrification production facilities supporting our operations, including maintenance and improvements of our infrastructure; supporting our sales and marketing activities, including support of legislative and regulatory initiatives; any investments in other entities; any mergers or acquisitions, including acquisitions to expand our RNG production capacity; pursuing market expansion as opportunities arise, including geographically and to new customer markets; to fund other activities or pursuits and for other general corporate purposes.

    As of December 31, 2022, we have budgeted for $231.0 million in capital expenditures for the next 12 months, of which $184.7 million is committed under existing contracts. These expenditures represent net capital expenditures to be incurred by the Company after expected contributions from our joint venture and non-controlling interest partners. They primarily relate to our development of new RNG facilities and the purchase of equipment used in our Fueling Station services and Renewable Power operations.

    In addition to the above, we also have lease commitments on our vehicle fleets and office leases and quarterly amortization payment obligations under various debt facilities. Please see Note 8. Borrowings and Note 9. Leases to our consolidated financial statements for additional information.

We plan to fund these expenditures primarily through cash on hand, cash generated from operations and availability under existing debt facilities.

Critical Accounting Policies and Use of Estimates

The discussion and analysis of our financial condition and results of operations is based upon our interim unaudited consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and the rules and regulations of the SEC, which apply to interim financial statements. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues, expenses and warrants and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a detailed description of all our accounting policies, see Note 2. Significant Accounting Policies, to our consolidated financial statements included herein.
Revenue Recognition

Renewable Power

We sell Renewable Power produced from LFG fueled power plants to utility companies through our PPAs. Revenue is recognized based on contract specified rates per MWh when delivered to the customer, as this considered to be completion of the performance obligation. Certain PPAs contain a lease element which we account for as operating lease revenue on a straight-line basis over the lease term. The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as component of Renewable Power revenues in the condensed consolidated statement of operations.

Gas — Fuel Purchase Agreements

We own Fueling Stations for use by customers under fuel sale agreements. We bill these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in according with the “right to invoice” practical expedient. These contracts may contain an embedded lease of the equipment which we account for as operating lease revenue. For some public stations where there is no contract with the customer, we recognize revenue at the point in time that the customer takes control of the fuel.

Interstate Gas Pipeline Delivery

We have agreements with two natural gas producers whereby we are contracted to transport the producers’ gas to an agreed delivery point on an interstate gas pipeline via our RNG gathering system. Revenue is recognized over time using the output method which is based on quantity of natural gas transported.

Environmental Attributes

We generate RECs, RINs, and LCFS credits. These Environmental Attributes are sold to third parties that utilize these credits in order to comply with federal and state requirements. Revenue is recognized at the point in time when the credits are transferred to and accepted by the third party buyer.

Operation and Maintenance

We have operating and maintenance (“O&M”) agreements in which we are contracted to operate, maintain, and repair landfill site gas collection systems. Revenue is based on the volume of per million British thermal units (“MMBtu”) of landfill gas collected and the MWhs produced at that site. This revenue is recognized as Renewable Power revenue when landfill gas is collected and Renewable Power is delivered. In addition, we have O&M agreements in which we are contracted to maintain and repair Fueling Stations. Revenue is based on the volumes of GGEs of gas dispensed at the site. This revenue is recognized as Fuel Station Services revenue when the site dispenses volumes.

Construction Type Contracts — Third Party

We have various fixed price contracts for the construction of fueling stations for customers. Revenue from these contracts, including change orders, are recognized over time, with progress measured by the percentage of cost incurred to date to estimated total cost for each contract.

Impairment of Goodwill and Long-Lived Assets

Impairment of Goodwill

When a business is acquired, goodwill is recognized to reflect any future economic benefits that are not separately recognized, such as synergies. For purposes of impairment testing, GAAP requires goodwill to be allocated to reporting unit(s) at the acquisition date and to be tested for impairment at least annually, and in between annual tests whenever events or changes in circumstances indicate that the respective reporting unit’s fair value is less than its carrying value. Significant judgment is required when identifying the reporting units for goodwill allocation, during our assessment of relevant events and circumstances for qualitative impairment indicators, and when estimating the undiscounted cash flows of reporting unit(s) for quantitative impairment assessments.

Our goodwill impairment assessment is performed during the fourth quarter of each year or at the time facts or circumstances indicate that a reporting unit’s goodwill may be impaired. In conformity with GAAP, we generally first perform a qualitative assessment over whether it is more likely than not that a reporting unit’s fair value is less than its carrying value to determine if a quantitative assessment is required. If, after performing the qualitative assessment, we conclude it is more likely than not that the fair value of the reporting unit is less than its carrying value, then a quantitative test is required. Our qualitative assessment includes evaluation of relevant events and circumstances, such as, macroeconomic conditions, industry and market considerations, cost factors, overall performance, and other relevant events.

As part of our quantitative assessment, we estimate a reporting unit’s fair value based on the income approach. With this approach, the fair value measurement is based on significant inputs that are not observable in the market and thus the fair value measurement is categorized within Level 3 of the fair value hierarchy. Our assumptions include future cash flow projections, a discount rate range based on the weighted average cost of capital, and a terminal value based on a range of terminal earnings before interest, taxes, depreciation, and amortization.

Impairment of Long-Lived Assets

Our long-lived assets held and used with finite useful lives including plant equipment, buildings, patents, and PPAs are reviewed for impairment whenever events or changes in circumstances indicate that the asset group may not be recoverable. In determining the asset group, we assess the interdependency of revenues between assets, shared cost structures, the interchangeability of assets used in operations, and how assets are managed and utilized by the business. Events that may trigger a recoverability assessment include a significant adverse change in the extent or manner in which the long-lived asset group is being used or in its physical condition, and the expectation that, more likely than not, the long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. Our cash flow estimates reflect conditions and assumptions that existed as of the measurement date which is the same as the triggering event date. The assets are considered recoverable and an impairment loss is not recognized when the undiscounted net cash flows exceed the net carrying value of the asset group. If the assets are not recoverable, then an impairment loss is recognized to the extent that the carrying value of the asset group exceeds its fair value. We base the fair value of our assets or asset groups off of the estimated discounted future cash flows using market participant assumptions. Assets disposed of are reported at the lower of the carrying amount or fair value less selling costs. Significant judgment is required when determining asset group composition, during our assessment of relevant events and circumstances, when determining an appropriate discount rate, and when estimating the undiscounted and discounted future cash flows of the asset group.

Based on our assessment for the six months ended June 30, 2022, there is no impairment recorded on our Plant, Property and Equipment.

Fair Value Measurements

The objective of a fair value measurement is to estimate the exit price, which is the price that would be received to sell an asset or paid to transfer a liability that the Company holds, in an orderly market transaction at the measurement date. We follow GAAP guidance which establishes a three-tier hierarchy for inputs used in fair value measurements, as well as prioritizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs. In summary, level 1 inputs are considered the most observable inputs and are more specifically the unadjusted quoted price for identical assets or liabilities in an active market the Company has access to. Level 2 inputs are considered less observable inputs such as quoted prices for similar assets or liabilities in an active market the Company has access to. Lastly, level 3 inputs are unobservable inputs in which little to no market activity exists for the asset or liability at the measurement date. As such, level 3 estimates are subject to a more significant level of estimation uncertainty. Furthermore, when multiple inputs are used and are categorized in different levels of the input hierarchy, then the fair value measurement in its entirety is categorized in the same level as its lowest level input that is significant to the fair value measurement. Our assessment of the significance of an input to a fair value measurement requires judgment and may affect the fair value measurement’s placement in the fair value hierarchy.

Refer to Note 10, Derivative Financial Instruments and Fair Value Measurements, to our condensed consolidated financial statements, for details on our assets and liabilities regularly recorded at fair value and the respective placements in the fair value hierarchy.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes (“ASC Topic 740”), which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax bases of its assets and liabilities by applying the enacted tax rates in effect for the year in which the differences are expected to reverse. Such net tax effects on temporary differences are reflected on the Company’s consolidated balance sheets as deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when the Company believes that it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The Company calculates the interim tax provision in accordance with the provisions of ASC Subtopic 740-270, Income Taxes; Interim Reporting. For interim periods, the Company estimates the annual effective income tax rate and applies the estimated rate to the year-to-date income or loss before income taxes.

Refer to Note 16. Income taxes, to our consolidated financial statements, for additional information.

Emerging Growth Company Status

We are an emerging growth company as defined in the JOBS Act. The JOBS Act provides emerging growth companies with certain exemptions from public company reporting requirements for up to five fiscal years while a company remains an emerging growth company. As part of these exemptions, we need only provide two fiscal years of audited financial statements instead of three, we have reduced disclosure obligations such as for executive compensation, and we are not required to comply with auditor attestation requirements from Section 404(b) of the Sarbanes-Oxley Act regarding our internal control over financial reporting. Additionally, the JOBS Act has allowed us the option to delay adoption of new or revised financial accounting standards until private companies are required to comply with new or revised financial accounting standards.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company relate to the useful lives of property, plant and equipment, the value of stock-based compensation and the fair value of derivatives, earnout liabilities, put option on a forward purchase agreement, interest rate swaps and commodity swap contracts. Actual results could differ from those estimates.

Quantitative and Qualitative Disclosures About Market Risk

    The Company is not required to provide the information required by this Item as it is a “smaller reporting company.” However, we note that we are exposed to market risks related to Environmental Attribute pricing, commodity pricing, changes in interest rates and credit risk with our contract counterparties. We currently have no foreign exchange risk and do not hold any derivatives or other financial instruments purely for trading or speculative purposes.

    We employ various strategies to economically hedge these market risks, including derivative transactions relating to commodity pricing and interest rates. Any realized or unrealized gains or losses from our derivative transactions are reported within corporate revenue and other income/expense in our consolidated financial statements. For information about our gains or losses with respect to our derivative transactions and the fair value of such financial instruments, see Note 10. Derivative Financial Instruments and Fair Value Measurements, to our consolidated financial statements.

BUSINESS

We are a renewable energy company specializing in the capture and conversion of biogas for the production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, generation of Renewable Power for sale to utilities, generation and sale of Environmental Attributes associated with RNG and Renewable Power, and sales of RNG as pipeline quality natural gas. We are an established biogas-to-energy producer in the United States, having participated in the landfill gas to energy industry for over 20 years. We have established our operating portfolio through self-development, partnerships, and acquisitions.

Biogas is generated by microbes as they break down organic matter in the absence of oxygen, and comprised of non-fossil waste gas, with high concentrations of methane, which is the primary component of RNG and the source for combustion utilized by Renewable Power plants to generate Renewable Power. Biogas can not only be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with fossil natural gas, but partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of Renewable Power. Our principal sources of biogas are landfill gas, which is produced by the decomposition of organic waste at landfills and dairy manure, which is processed through anaerobic digesters to produce the biogas.

We also design, develop, construct, operate and service Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. We have participated in the alternative vehicle fuels industry for approximately 12 years and have established an expanding network of Fueling Stations for dispensing RNG. In addition, we have recently begun implementing design, development, and construction services for hydrogen fueling stations, and we are pursuing opportunities to diversify its sources of biogas to other waste streams.

Business combination

    On December 2, 2021, the Company (formerly known as ArcLight Clean Transition Corp. II, "Arclight"), OPAL HoldCo LLC ("OPAL Holdco") and OPAL Fuels LLC, a Delaware limited liability company ("OPAL Fuels" or "Opco"), entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). On July 21, 2022, we closed the Business Combination Agreement and consummated the transactions contemplated thereby (the “Business Combination”).

Pursuant to the Business Combination Agreement, on July 21, 2022, (the "Closing Date"), Arclight changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the "Domestication"). Following the Domestication, on July 21, 2022, Arclight changed its name to "OPAL Fuels Inc." and each outstanding ArcLight Class B ordinary share converted into one ArcLight Class A ordinary share, each outstanding ArcLight Class A ordinary share became one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), and each outstanding warrant to purchase one ArcLight Class A ordinary share became a warrant to purchase one share of the Company's Class A common stock at an exercise price of $11.50 per share. Following the consummation of the Business Combination on July 21, 2022, the Company was organized in an “Up-C” structure. The Company is the managing member of OPAL Fuels. OPAL Fuels directly or indirectly holds substantially all of the consolidated assets and business of the Company. Please see Note 3. Business Combination, to the consolidated financial statements for additional information.

Warrant exchange

On November 18, 2022, the Company announced the commencement of an exchange offer (the “Offer”) and consent solicitation relating to its outstanding Public Warrants and (ii) Private Placement Warrants. The Company offered all holders of the Warrants the opportunity to receive 0.250 shares of Class A common stock in exchange for each outstanding Warrant tendered by the holder and exchanged pursuant to the Offer. Concurrently with the Offer, the Company solicited consents from holders of the Warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that was outstanding upon the closing of the Offer be exchanged for 0.225 shares of Class A common stock, which was a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”).

On December 22, 2022, the Company completed the exchange offer and issued 3,309,296 shares of Class A common stock in exchange for the warrants tendered in the Offer. Pursuant to the Warrant Amendment dated December 21, 2022, the Company exercised its right to exchange the Warrants remaining outstanding at the closing of the Offer for 0.225 shares of Class A common stock per Warrant (the “Post-Offer Exchange”) and issued 497,080 shares of Class A common stock on December 23, 2022. Following the completion of the Offer and the Post-Offer Exchange the Public Warrants were suspended from trading on the Nasdaq and delisted. There are no longer any Warrants outstanding.

UPS Agreement

On December 15, 2022, the Company entered into a long-term agreement with UPS (the "UPS Agreement") pursuant to which the Company will provide operations and maintenance services to 51 UPS renewable natural gas dispensing stations across the United States. Under the terms of the agreement, the Company will receive an amount based on an agreed price per gas gallon equivalent dispensed at each station.

Senior Secured Credit Facility

On December 19, 2022, Fortistar Methane 3 LLC (“FM3”), an indirect subsidiary of the Company, and the borrower under the senior secured credit facility (the "Senior Secured Credit Facility"), dated as of September 21, 2015, provided by a lender group led by MUFG Union Bank Ltd, as administrative agent, and guaranteed by certain direct subsidiaries of FM3, and Opal Fuels, a direct subsidiary of the Company, and the other parties to the Senior Secured Credit Facility entered into an Omnibus and Consent Agreement (the “FM3 Amendment”). The FM3 Amendment amended the Senior Secured Credit Facility, among other things, to (a) extend the maturity date of the obligations thereunder from December 20, 2022 to March 20, 2023, (b) permit Opal Fuels to purchase the rights and obligations of certain exiting lenders at par, (c) prepay a portion of the outstanding loans made by the remaining lenders and (d) permit the release of certain project company subsidiaries of FM3 from the collateral securing the obligations under the Senior Secured Credit Facility. As of December 31, 2022, Opal Fuels holds approximately $45.0 million of the outstanding loans under the FM3 Credit Agreement as an affiliate lender. On March 20, 2023, the Company repaid in full the remaining outstanding balance under this loan facility. Please see Note 19. Subsequent Events for additional information.
OPAL Term Loan II

On August 4, 2022, OPAL Fuels Intermediate Holdco 2 LLC ("OPAL Intermediate Holdco 2"), an indirect wholly-owned subsidiary of the Company, entered into a new senior secured credit facility (the "OPAL Term Loan II") with a syndicate of lenders. The indebtedness is guaranteed by certain of the direct and indirect subsidiaries of OPAL Intermediate Holdco 2. OPAL Term Loan II provides for an approximately two year delayed term loan facility (the "DDTL Facility") of up to a maximum aggregate principal amount of $100.0 million and debt service reserve facility (the "DSR Facility") of up to a maximum aggregate principal amount of $5.0 million. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary guarantors and the proceeds of the DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account. In connection with the transaction, the Company paid $2.2 million as financing fees to the lenders and incurred $1.4 million of expenses.

Our Strategy

We aim to maintain and grow our position as a leading producer and dispenser of RNG in the United States and maintain and increase our position as a leading provider of RNG to the heavy and medium-duty commercial vehicle market in the U.S. We support these objectives through a multi-pronged strategy of:

•Promoting the reduction of methane and GHG emissions and expanding the use of renewable fuels to displace fossil-based fuels: We share the renewable fuel industry’s commitment to providing sustainable renewable energy solutions and offering products with high economic and ecological value. By simultaneously replacing fossil-based fuels and reducing overall methane emissions, our projects have a positive environmental impact. We are committed to the sustainable development, deployment, and utilization of RNG to reduce the country’s dependence on fossil fuels. We strive to optimize the economics of capturing biogas from our host landfills and dairy farms for conversion to RNG by balancing the capital and operating costs with the current and future quality and quantity of biogas.

•Expanding our industry position as a full-service partner for development opportunities, including through strategic transactions: Throughout our over 20 years of biogas conversion experience, we have developed the full range of biogas conversion project related capabilities from landfill gas collection system expertise, to engineering, construction, management and operations, through EHS oversight and Environmental Attributes management. Our full suite of capabilities allows us to serve as a multi-project partner, including through strategic transactions.

•Expanding our capabilities to new feedstock sources and technologies: We believe we will be able to enter new markets for our products, such as providing fuel for the production of renewable energy sources. With our experience and industry expertise, we believe we are well-positioned to take advantage of opportunities to meet the clean energy needs of other industries looking to use renewable energy in their operations. We are actively reviewing opportunities beyond our core LFG and dairy RNG business. Specifically, we intend to diversify our project portfolio beyond landfill biogas through the expansion into additional methane producing assets.

•Empowering our customers to achieve their sustainability and carbon reduction objectives: We are well positioned to empower our customers to achieve their sustainability and carbon reduction goals, including significantly reducing GHG emissions from their commercial transportation activities, at a cost to customers that is competitive to other fuels like diesel. We also assist our customers in their transition to cleaner transportation fuels by helping them obtain federal, state and local tax credits, grants and incentives, vehicle financing, and facilitating customer selection of vehicle specifications to meet their needs.

 Vertical Integration of Business

The combination of Biogas Conversion Projects and Fueling Stations, together with the dispensing, generation, and monetization of the associated Environmental Attributes, differentiates us from our principal competitors. This vertical integration allows for a direct pathway to qualify biogas for Environmental Attributes and offers an attractive network of Fueling Stations to heavy and medium-duty trucking fleets running on natural gas.

Our involvement across the RNG value chain, from production to dispensing of RNG, gives us the opportunity to avoid value leakage that competitors may incur by having to rely upon third-parties for either RNG supply or dispensing. The additional value captured benefits us by allowing us to offer better terms to our increasing number of transportation customers. The increasing adoption of RNG as a fuel for transportation use amongst our customers subsequently gives us more opportunities to secure additional gas rights for Biogas Conversion Projects.

Our vertical integration also attracts low carbon intensity ("CI") project developers that need partners to market and dispense their fuel to obtain LCFS credits and provide the required economic returns on their projects. As a result, we gain opportunities to source new Biogas Conversion Projects as well as secure RNG marketing agreements from these developers. In addition, fleet owners are attracted to our biogas conversion and dispensing resources which results in the growth of dispensing, station construction and service businesses.

Management and Project Expertise

Our management team has decades of combined experience in the design, development, construction, maintenance, and operation of Biogas Conversion Projects and Fueling Stations that dispense RNG, as well as the monetization of the associated Environmental Attributes. We believe our team’s proven track record and focus give us a strategic advantage in continuing to grow our business. Our diverse experience and integration of key technical, environmental, and administrative support functions underpin our ability to design and operate projects and execute its day-to-day activities.

Our experience and existing project portfolio have provided access to a wide spectrum of available biogas-to-RNG and biogas-to-Renewable Power conversion technologies. We are technology agnostic and base project design on the available technologies (and related equipment) most suitable for the specific application, including membranes, media, and solvent-based gas cleanup technologies. We are actively engaged in the management of each project site and regularly serve in engineering, construction management, and commissioning roles. This allows us to develop a comprehensive understanding of the operational performance of each technology and how to optimize application of the technology to specific projects, including through enhancements and improvements of operating or abandoned projects. At LFG-to-RNG projects, technologies deployed at each project are relatively consistent and mature and management has extensive experience with such technologies. At livestock waste-to-RNG projects, digester technologies may be different from site to site but upgrading technology is generally consistent from site to site and they have both been widely used in the past several decades. Additionally, we also work with key vendors on initiatives to develop and test upgrades to existing technologies.

We also have a network of experienced and creditworthy EPC contractors to perform design, development, procurement and construction services under supervision by us. Typically, our contracts for EPC services contain fixed price, date certain provisions and liquidated damages provisions, which greatly reduce the risks typically associated with construction projects. We also work with key vendors on initiatives to develop and test upgrades to existing technologies.

Access to Development Opportunities

We have many relationships throughout the industry supply chain from technology and equipment providers to feedstock owners to RNG off-takers. We believe the strong reputation we have attained in combination with its understanding of the various and complex requirements for generating and monetizing Environmental Attributes gives us a competitive advantage relative to new market entrants. We further benefit from our vertical integration by offering dispensing and monetization services to third-party developers, which can lead to project acquisition or partnership opportunities for us.

We leverage our relationships built over the past several decades to identify and execute new project opportunities. Typically, new development opportunities come from our existing relationships with landfill owners and dairy developers who value our long operating history and strong reputation in the biogas conversion industry. This includes new projects or referrals from existing partners. We actively seek to extend the term of our contracts at project sites and views our positive relationships with the owners and managers of its host landfills and dairy farms as a contributing factor to our ability to extend contract terms as they come due.

Large and Diverse Project Portfolio

We believe we have one of the largest and most technologically optimized Biogas Conversion Project portfolios in the RNG industry. Our ability to solve unique project development challenges and integrate such solutions across our entire project portfolio has supported the long-term successful partnerships we have with its Biogas Conversion Project hosts. Because we are able to meet the varying needs of its host partners, we have a strong reputation and are actively sought out for new project and acquisition opportunities. Additionally, our size and financial discipline generally affords the ability to achieve priority service and pricing from contractors, service providers, and equipment suppliers.

EHS and Compliance

Our executive team places the highest priority on the health and safety of our staff and third parties at our project sites, as well as the preservation of the environment. Our corporate culture is built around supporting these priorities, as reflected in our well-established practices and policies. By setting and maintaining high standards in the renewable energy field, we are often able to contribute positively to the safety practices and policies of its host landfills, which reflects favorably on us with potential hosts when choosing a counterparty. Our high safety standards include use of wireless gas monitoring safety devices, active monitoring of all field workers, performance of regular EHS audits and the use of technology throughout our safety processes from employee training in compliance with operational processes and procedures to emergency preparedness. By extension, we incorporate our EHS standards into our subcontractor selection qualifications to ensure our commitment to high EHS standards is shared by our subcontractors which provides further assurances to our host landfills.

Nature of Business

Capture and Conversion Business

We typically secure our Biogas Conversion Projects through a combination of long-term gas rights, manure supply agreements, and property lease agreements with biogas site hosts. Our Biogas Conversion Projects provide our landfill and dairy farm partners with a variety of benefits, including (i) a means to monetize biogas from their sites, (ii) regulatory compliance for landfills, (iii) a source of environmentally beneficial waste management practices for dairy farms and (iv) a valuable revenue stream. Once we have negotiated gas rights or manure supply agreements, we then design, develop, build, own and operate facilities that convert the biogas into RNG or uses the processed biogas to produce Renewable Power. We sell the RNG produced by the Biogas Conversion Projects through RNG marketing and dispensing agreements and generate associated Environmental Attributes. These Environmental Attributes are then sold to obligated parties as defined under the RFS promulgated by the U.S. federal government and Low Carbon Fuel Standard Programs established by several states. We also sell Renewable Power to public utilities through long-term power purchase agreements.

We believe there are other sources of biogas in the United States, and internationally, that could be utilized for potential future Biogas Conversion Project opportunities. We expect to continue our growth by taking advantage of these opportunities while also continuing to capitalize on additional vertical integration opportunities. Our evaluation and execution of project opportunities will benefit from our ability to leverage our industry experience, relationships with customers and vendors, knowledge about transmission and distribution utility interconnections, and capabilities to design, develop, construct, operate, maintain and service Biogas Conversion Projects and Fueling Stations. We exercise financial discipline in pursuing these projects by targeting project returns that are in line with the relative risk of the specific projects.

Our current Biogas Conversion Projects generate RNG from landfill sites and dairy farms. We view the acquisition of new landfill gas, dairy farm, and other biogas waste projects as significant opportunities for us to expand our RNG business, complementing the ongoing conversion of certain of our existing Renewable Power plants to RNG production facilities. We believe our business is scalable, which is expected to continue to support growth through development and acquisitions.

    We differentiate ourself from our competitors based on our vertically integrated business model and long history of working with leading vendors, technologies and utilities. Our competitive advantage is further strengthened by our expertise in designing, developing, constructing and operating Biogas Conversion Projects and Fueling Stations.

Dispensing and Monetization Business

    We are a leading provider of RNG marketing and dispensing in the alternative vehicle fuels market for heavy and medium-duty trucking fleets throughout the United States. In this sector, we focus on dispensing RNG through Fueling Stations that serve fleets that use natural gas instead of diesel fuel. These Fueling Stations and dispensing services are key for our business because Environmental Attributes are generated through dispensing RNG at these stations for use as vehicle fuel for transportation, and, once generated, the Environmental Attributes can then be monetized. During 2022, we dispensed 29.3 million gasoline gallon equivalent ("GGEs") of RNG to the transportation market, generating corresponding Environmental Attributes, utilizing our current network of 242 Fueling Stations in 40 states in the United States, including more than 35 stations in California.

Hydrogen Fuel

    In the coming years, we believe we will be able to provide hydrogen fuel to vehicle fleets by constructing and servicing hydrogen fueling stations as well as providing RNG for hydrogen production. As fleet operators deploy more hydrogen powered vehicles, we anticipate constructing and servicing stations that use hydrogen derived from RNG to deliver low carbon hydrogen fuel to customers. We are currently in the design, engineering phase and construction of the first several of these hydrogen fueling stations.

How We Generate Revenue

    Overview. Our revenues are driven principally from the sale of Environmental Attributes that are generated from dispensing RNG as transportation fuel for heavy and medium-duty trucking fleets at Fueling Stations. In addition, we generate revenue from the sale of (i) Renewable Power, (ii) design, development, construction and service of Fueling Stations, and (iii) from sales of RNG produced by OPAL as pipeline quality natural gas.

    Environmental Attributes. Currently, our Environmental Attributes revenue stream is primarily comprised of RINs, LCFS credits, and renewable energy credits ("RECs"). If RNG is dispensed into vehicles as transportation fuel, RINs will be generated under the RFS program. In certain states, there are LCFS programs, which allow a credit to be generated based on a fuel’s carbon intensity score. If RNG is used to produce hydrogen which is consumed in the transportation market in a state where an LCFS program is available, a LCFS credit may be generated as well. Lastly, LFG-to-Renewable Power projects can create Environmental Attributes, in the form of a REC, in certain states and can be bundled with electricity off-take or monetized separately. See "Biogas RNG Market Opportunity".

    Power Purchase Agreements. Our Renewable Power projects generally have associated long-term Power Purchase Agreements (“PPAs”) with creditworthy utility off-takers or municipalities. Nearly all of our Renewable Power off-takers have investment grade credit ratings with either S&P or Moody’s. As discussed above, we also generate RECs from Renewable Power projects through the conversion of biogas to Renewable Power.

    Fueling Station Construction and Services. We have significant experience in the engineering, design, construction and operation of Fueling Stations that dispense RNG. Since 2009, TruStar Energy Holdings LLC ("OPAL Fuel Station Services"), one of our subsidiaries, together with its predecessors, has served as the general contractor or supervised qualified third-party contractors and completed over 350 Fueling Station projects. We use a combination of custom designed and off-the-shelf equipment to build these stations. We also perform in-house manufacturing and modularized portable CNG compressor packages for smaller dispensing stations, utilizing its patented technology that allows faster and easier station installations. These portable packages can include defueling panels that allow smaller fleet owners to avoid expensive maintenance shop upgrades. In addition, we also generate revenues by providing O&M services for customer stations; and by helping our customers obtain federal, state and local tax credits, grants and incentives.

Biogas Conversion Projects

    Typically, a Biogas Conversion Project includes two phases: (i) biogas collection and (ii) processing and purifying biogas.

    At landfills, biogas collection systems can be configured as vertical wells and horizontal collectors. The most common method is drilling vertical wells into the waste mass and connecting the wellheads to lateral piping that transports the gas to a collection header using a blower or vacuum induction system. Collection system operators “tune” or adjust the wellfield to maximize the volume and quality of biogas collected while maintaining environmental compliance. The existing compliance structure for landfills in the United States benefits us since the EPA requires larger landfills to have collection systems in place to collect and destroy biogas emissions. We turn this compliance cost into a revenue stream for the landfill and are able to leverage existing collection infrastructure in biogas plant design.

    A basic biogas processing plant includes: (i) a moisture removal system, (ii) blowers to provide a vacuum to “pull” the gas and pressure to convey the gas and (iii) a flare for destroying unutilized gas. System operators monitor parameters to maximize system efficiency. Using biogas in a Renewable Power facility usually requires some treatment of the landfill gas to remove excess moisture, particulates, and other impurities. The type and extent of treatment depends on site-specific biogas characteristics and the type of Renewable Power facility. This partially cleaned biogas can be burned on-site to generate Renewable Power which can be immediately used or deployed into the grid. To further upgrade the gas to pipeline quality RNG, the partially treated biogas then goes through separation of the CO2 from the methane molecules. Further treatment of the biogas is often required to remove residual nitrogen and/or oxygen to meet pipeline specifications.

    For dairy waste-to-RNG projects, manure is collected and then scraped or flushed into a reception pit or lagoon, and may be fed into a digester. The biogas equipment then anaerobically digests the manure and produces biogas. There are three different types of anaerobic digesters: (i) covered lagoons (existing lagoons that use large cover to capture methane); (ii) complete mix (large tanks that heat and mix manure), and (iii) plug-flow (long rectangular tanks; unmixed). The biogas is then upgraded to meet pipeline quality specifications.

    If a biogas capture and conversion project is not within close proximity to a pipeline, the RNG is transported by road using tube trailers to a gas injection point. This is referred to as a virtual pipeline.

Biogas RNG Market Opportunity

Biogas can be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with fossil natural gas. Partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of Renewable Power. OPAL’s current primary sources of biogas are landfills and dairy farms.

    Landfill- and livestock-sourced biogas serve as the base to produce RNG, while also reducing GHG emissions. While landfill projects for RNG and Renewable Power have been developed over the past few decades, undeveloped landfills remain a significant source of biogas. Moreover, as technology continues to develop and economic incentives grow, we believe additional sources of biogas will become available for RNG production.

Overview of Landfill Gas Sources

LFG, or landfill gas, is created through the naturally occurring anaerobic decomposition of organic matter. Large landfills have been required by the EPA to capture municipal solid waste landfill emissions for decades due to various regulatory requirements aimed at reducing GHG emissions. The amount of LFG produced from a landfill generally increases as more waste is added to the site. Once a permitted landfill site is completely filled, the landfill will place a cap over the waste. Gas production then follows a generally predictable and modest decline over the next 30 or more years. As a result, LFG has a predictable long-term production profile which, when coupled with the expectation of continued landfill waste growth in the United States for the next 30 years, creates predictable long-term LFG feedstock.

To capitalize on this feedstock opportunity, and to help landfill owners meet growing regulatory requirements for curbing GHG emissions, we enter into long-term gas rights and site lease agreements with landfill owners. The agreement terms are typically at least 20 years. In most cases, the agreements contain renewal provisions. With respect to all of our existing or proposed LFG-to-RNG Biogas Conversion Projects currently in operation or under construction (a total of 12 projects), all but one relates to landfills that are currently open and accepting more waste, which we believe provides a high degree of visibility into the long-term volumes of RNG capable of being generated as each of these projects.

Using proven gas purification technology, biogas can be processed onsite to remove impurities, and used at around 50% methane to generate Renewable Power. Biogas can be further processed and upgraded to remove CO2 as well as remaining contaminants to increase the methane content and reach pipeline quality specifications, creating RNG. The resulting RNG can be used for all purposes suitable for traditional fossil fuel-based natural gas such as vehicle fuel (e.g., for consumer, industrial and transportation uses, or further converted to renewable hydrogen). RNG can be transported using existing natural gas pipeline infrastructure or through tube trailers. This is an important factor that enables OPAL to design, develop and operate RNG projects to generate value from production of RNG and the associated Environmental Attributes (i.e., RINs and LCFS credits) throughout the United States.

Overview of Livestock Sources

Livestock are the top agricultural source of GHG worldwide, according to the EPA. Livestock waste, particularly from dairies, produces biomethane which can be converted to RNG. After being converted to RNG, it can be sold as RNG for consumer, industrial and transportation uses, or further converted to renewable hydrogen. When RNG is produced from livestock waste and used as a vehicle fuel, it effectively reduces emissions from the transportation fleets and also from the livestock facilities that otherwise do not have to collect such methane and is often considered carbon negative. Additionally, revenues generated from dispensing RNG produced from livestock farms can be significantly higher than dispensing revenue from RNG produced from landfills due to state-level low-carbon fuel incentives for these projects.

We view dairy farms as a significant opportunity for us to expand our RNG business. Processing biogas from dairy farms requires similar expertise and capabilities as processing biogas from landfills.

    The presence of our digester benefits dairy farmers in a number of ways, creating a mutually beneficial relationship. We assist in managing the waste for the dairy farmer, which they would otherwise have to manage. Additionally, processing this waste in a digester is significantly more environmentally friendly by reducing GHG emissions. Finally, a byproduct of the production process can be returned to farmers for use as bedding, alleviating the need to purchase other materials for bedding for the cows and/or adding a revenue stream for the dairy farmer when sold to third parties.

Highly Fragmented Market

    The LFG market is heavily fragmented, which we believe represents an opportunity for companies like us to find project opportunities. According to the EPA, the top ten players account for approximately 54% of installed LFG capacity as of December 31, 2022, and over 90% of developers own five or fewer projects. This market dynamic creates the opportunity for consolidation by well capitalized, experienced market participants such as OPAL.

    While LFG has accounted for most of the growth in Biogas Conversion Projects to date, we believe additional economically viable LFG project opportunities exist. According to the EPA LMOP project database, as of August 2022, there were 538 LFG projects in operation in the United States, including 366 operating LFG-to-electricity projects that may be converted to produce RNG as well as 470 additional candidate landfills. Based on EPA data, these 470 candidate landfills have the potential to collect a combined 326.7 million standard cubic feet of LFG per day. Based on our industry experience, technical knowledge and analysis, we believe many of these sites are potentially economically viable for RNG project acquisitions.

    Biogas from livestock farm waste also represents a significant opportunity for RNG production that remains largely untapped. According to the US Department of Agriculture, as of June 2018, biogas recovery systems are feasible at 2,704 incremental dairy farms and 5,409 incremental swine farms in the United States. These farms have the potential to produce roughly 172.0 million MMBtu of RNG annually, or the equivalent of the CO2 emissions from over 1.3 billion gallons of gasoline. Although many of the EPA identified project sites are not currently economically viable because of distance from pipelines and contaminants in the biogas, among other reasons as described above, we believe there is potential for sustained growth in biogas conversion from livestock waste sources given our experience in evaluating sites and assessing their viability, evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics. Additionally, all-in prices paid for RNG from livestock farms can be significantly higher than prices for RNG from landfills due to state-level LCFS incentives for these projects. Given our understanding of biogas processing and our market leadership in RNG, including access to a broad network of Fueling Stations for dispensing, we believe we are well-positioned to take advantage of opportunities in this emerging market. Our first dairy development project, Sunoma, is located at Paloma Dairy and came online in November 2021.

Well-Established Regulatory Framework

    RINs are credits used by Obligated Parties for regulatory compliance as part of the RFS program. The RFS program is a federal law introduced in 2005 and updated in 2007 to incorporate renewable content into various transportation fuels. Through this RFS program, RINs can be sold to counterparties in order for them to meet their renewable standard requirements. RNG from landfills and livestock waste, among other sources, qualifies as a cellulosic biofuel with a 60% GHG reduction requirement (“D3”) RIN, which is currently the highest priced RIN and commands a premium compared to non-cellulosic renewable fuels such as ethanol and renewable diesel.

    We generate RINs when RNG is dispensed into vehicles as transportation fuel, and the RINs can then be sold to, and traded with, market participants who can either retire them or trade them again. By using the RINs, Obligated Parties retire the RINs for compliance purposes. Market participants in the RIN program typically include Obligated Parties and registered RIN market participants. Participants include both domestic and foreign companies.

    The LCFS programs are state-level market-based programs designed to decrease CI and GHG emissions from the transportation sector. Currently, California and Oregon have established LCFS programs. Additionally, multiple jurisdictions are considering implementation of LCFS programs; for example Canada has proposed programs and Washington State’s program will begin in 2023.

    The LCFS programs are attractive because the LCFS credits can be additive to RINs. In California, the most established program, the LCFS program is administered by the CARB, which sets annual CI standards. Fuel producers in the transportation fuel pool that have lower CI scores than the target established by CARB generate LCFS credits, and those with higher CI scores than the annual standard will generate deficits. A fuel producer with deficits must have enough LCFS credits through either generation or acquisitions to be in annual compliance with the annual standard. OPAL is poised to take advantage of the LCFS programs given that RNG from dairies has very low or negative CI, and therefore generates valuable credits in states with LCFS programs. Although not included in OPAL’s base case model, landfill RNG projects can attract LCFS credits as well but are not as valuable as the lower CI dairy RNG credits.

    Currently, it is estimated that RNG production in the United States can only cover about 1% of the US heavy and medium-duty vehicles fuel market. RNG production is projected to triple by 2027, increasing the RNG industry share to as much as 2.5%. Although it is likely utilities and other consumers will compete with the vehicle fuel market to acquire such RNG, we believe there is adequate potential to continue placing RNG volumes into the transportation market. The legislated D3 RIN requirements are many multiples of current industry production. The EPA sets an RVO each year generally in excess of what the industry is expected to produce but well below the statutory requirement. The EPA has sharply increased the required volume of the D3 RINS in recent years, with the current D3 RIN RVO level encouraging growth in the industry.

Economic Benefits Incentivize Switching to RNG

    RNG vehicles, especially heavy and medium-duty commercial vehicles, not only have a lower cost of ownership than similar vehicles running on diesel, they also have a lower cost of ownership than their renewable energy peers, especially hydrogen and battery electric vehicles, assuming expected D3 RINs and LCFS pricing. This comparative advantage creates significant economic incentives for heavy and medium-duty commercial vehicle owners to favor RNG.

Our Projects

As of the date of this prospectus, we owned and operated 24 projects, seven of which are RNG projects and 17 of which are Renewable Power Projects. As of that date, our RNG projects in operation had a design capacity of 3.9 million MMBtus per year and our Renewable Power Projects in operation had a nameplate capacity of 112.5 MW per hour. In addition to these projects in operation, we are actively pursuing expansion of our RNG-generating capacity and, accordingly, have a portfolio of RNG projects in construction or in development, with four of our current Renewable Power Projects being considered candidates for conversion to RNG projects in the foreseeable future.

    Below is a table setting forth the RNG projects in operation and construction in our portfolio:

	Design capacity (MMbtus per year) (1)	Source of bio gas	Ownership (2)
RNG projects in operation:
Greentree	1,061,712	LFG	100%
Imperial	1,061,712	LFG	100%
New River	663,570	LFG	100%
Noble Road (3)	464,499	LFG	50%
Biotown (3)	48,573	Dairy	10%
Pine Bend (3)	424,685	LFG	50%
Sunoma	192,350	Dairy	90%
Sub total	3,917,101

RNG projects in construction:
Prince William	1,725,282	LFG	100%
Hilltop	255,500	Dairy	100%
Vander Schaaf	255,500	Dairy	100%
Emerald	1,327,140	LFG	50%
Sapphire	796,284	LFG	50%
New England	318,514	LFG	100%
Sub total	4,678,220

Total	8,595,321

(1)	The Design capacity represents the Company's proportional ownership in the project. Design capacity may not reflect actual production of RNG from the projects, which will depend on many variables including, but not limited to, quantity and quality of the biogas, operational up-time of the facility, and actual productivity of the facility.

(2)	Certain projects have provisions that will adjust, or “flip,” the percentage of distributions to be made to us over time, typically triggered by achievement of hurdle rates that are calculated as internal rates of return on capital invested in the project.

(3)	We record our ownership interests in these projects as equity method investments in our consolidated financial statements.

Competition

    Our primary competition is from other companies or solutions for access to biogas from waste. Evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics have a strong effect on the competitive landscape and our relative ability to continue to generate revenues and cash flows. We believe based on (i) our status as one of the largest operators of LFG-to-RNG projects, (ii) our over 20-year track record of operating and developing projects, (iii) our vertically integrated business platform, (iv) our deep relationships with some of the largest landfill owners and (v) our relationships with dairy farms in the country, we are well-positioned to continue to operate and grow its portfolio and respond to competitive pressures. We have demonstrated a track record of strategic flexibility across our over 20-year history which has allowed us to pivot towards projects and markets that we believe deliver optimal returns and shareholder value in response to changes in market, regulatory and competitive pressures.

    The biogas market is heavily fragmented. We believe both our size compared to other LFG companies and our capital structure puts us in a strong position to compete for new project development opportunities or acquisitions of existing projects. However, competition for such opportunities, including the prices being offered for gas supply, will impact the expected profitability of projects, and may make projects unsuitable to pursue. Likewise, prices being offered by our competitors for fuel supply may increase the royalty rates that we pay under our fuel supply agreements when such agreements expire and need to be renewed or when expansion opportunities present themselves at the landfills where our projects currently operate. It is also possible that more landfill owners and dairy farm owners may seek to install their own RNG production facilities on their sites, which would reduce the number of opportunities for us to develop new projects. Our overall size, reputation, access to capital, experience and decades of proven execution on LFG project development and operation position us to compete strongly amongst our industry peers.

Governmental Regulation

General

Each of our projects is subject to federal, state and local air quality, solid waste, and water quality regulations and other permitting requirements. Specific construction and operating permit requirements may differ among states. Specific permits we frequently must obtain when developing our projects include: air permits, nonhazardous waste management permits, pollutant discharge elimination permits, zoning and beneficial use permits. Our existing projects must also maintain compliance with relevant federal, state and local EHS requirements.

Our RNG projects are subject to federal RFS program regulations, including the Energy Policy Act of 2005 (the “EPACT 2005”) and EISA. The EPA administers the RFS program with volume requirements for several categories of renewable fuels. The EPA’s RFS regulations establish rules for fuel supplied and administer the RIN system for compliance, trading credits and rules for waivers. The EPA calculates a blending standard for each year based on estimates of gasoline usage from the Department of Energy’s Energy Information Agency. Separate quotas and blending requirements are determined for cellulosic biofuels, biomass-based diesel, advanced biofuels and total renewable fuel. Further, we are required to register each RNG project with the EPA and relevant state regulatory agencies. We qualify our RINs through a voluntary Quality Assurance Plan, which typically takes from three to five months from first injection of RNG into the commercial pipeline system. Further, we typically make a large investment in the project prior to receiving the regulatory approval and RIN qualification. In addition to registering each RNG project, we are subject to quarterly audits under the Quality Assurance Plan of our projects to validate our qualification.

Our RNG projects are also subject to state renewable fuel standard regulations. By way of example, the LCFS program in California requires producers of petroleum-based fuels to reduce the CI of their products by at least 10% by 2020 and 20% by 2030 from a 2010 baseline. Petroleum importers, refiners and wholesalers can either develop their own low-carbon fuel products or buy California LCFS credits from other companies that develop and sell low-carbon alternative fuels, such as biofuels, electricity, natural gas or hydrogen. We are subject to a qualification process similar to that for RINs, including verification of CI levels and other requirements that currently exists for LCFS credits in California.

The EPA under the Clean Air Act (the “CAA”) regulates emissions of pollutants to protect the environment and public health and contains provisions for New Source Review (the “NSR”) permits and Title V permits. New Biogas Conversion Projects may be required to obtain construction permits under the NSR program. The combustion of biogas results in emissions of carbon monoxide, oxides of nitrogen, sulfur dioxide, volatile organic compounds and particulate matter. The CAA and state and local laws and regulations impose significant monitoring, testing, recordkeeping and reporting requirements for these emissions. Requirements vary for control of these emissions, depending on local air quality. Applicability of the NSR permitting requirements will depend on the level of emissions resulting from the technology used and the project’s location. Many Biogas Conversion Projects must obtain operating permits that satisfy Title V of the 1990 CAA Amendments. The operating permit describes the emission limits and operating conditions that a facility must satisfy and specifies the reporting requirements that a facility must meet to show compliance with all applicable air pollution regulations. A Title V operating permit must be renewed every five years. Even when a biogas project does not require a Title V permit, the project may be subject to other federal, state and/or local air quality regulations and permits.

In addition, our operations and the operations of the landfills at which we operate may be subject to New Source Performance Standards and emissions guidelines, pursuant to the CAA, applicable to municipal solid waste landfills and to oil and gas facilities. Among other things, these regulations are designed to address the emission of methane, a potent GHG, into the atmosphere.

Before an RNG project can be developed, all the Resource Conservation and Recovery (the “RCRA”) Subtitle D requirements (requirements for nonhazardous solid waste management) must be satisfied. In particular, methane is explosive in certain concentrations and poses a hazard if it migrates beyond the project boundary. Biogas collection systems must meet RCRA Subtitle D standards for gas control. RNG projects may be subject to other federal, state and local regulations that impose requirements for nonhazardous solid waste management.

Certain Biogas Conversion Projects may be subject to federal requirements to prepare for and respond to spills or releases from tanks and other equipment located at these projects and provide training to employees on operation, maintenance and discharge prevention procedures and the applicable pollution control laws. At such projects, we may be required to develop spill prevention, control and countermeasure plans to memorialize our preparation and response plans and to update them on a regular basis.

Our operations may result in liability for hazardous substances or other materials placed into soil or groundwater. Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other federal, state or local laws governing the investigation and cleanup of sites contaminated with hazardous substances, we may be required to investigate and/or remediate soil and groundwater contamination at our projects, contiguous and adjacent properties and other properties owned and/or operated by third parties.

Additionally, Biogas Conversion Projects may need to obtain National Pollutant Discharge Elimination System permits if wastewater is discharged directly to a receiving water body. If wastewater is discharged to a local sewer system, Biogas Conversion Projects may need to obtain an industrial wastewater permit from a local regulatory authority for discharges to a Publicly Owned Treatment Works. The authority to issue these permits may be delegated to state or local governments by the EPA. The permits, which typically last five years, limit the quantity and concentration of pollutants that may be discharged. Permits may require wastewater treatment or impose other operating conditions to ensure compliance with the limits. In addition, the Clean Water Act and implementing state laws and regulations require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities.

FERC

FERC regulates the sale of electricity at wholesale and the transmission of electricity in interstate commerce pursuant to its regulatory authority under the Federal Power Act. FERC also regulates certain natural gas transportation and storage facilities and services, and regulates the rates and terms of service for natural gas transportation in interstate commerce under the Natural Gas Act and the Natural Gas Policy Act.

With respect to electricity transmission and sales, FERC’s jurisdiction includes, among other things, authority over the rates, charges and other terms for the sale of electricity at wholesale by public utilities (entities that own or operate projects subject to FERC jurisdiction) and for transmission services. With respect to its regulation of the transmission of electricity, FERC requires transmission providers to provide open access transmission services, which supports the development of competitive markets by assuring nondiscriminatory access to the transmission grid. FERC has also encouraged the formation of RTOs to allow greater access to transmission services and certain competitive wholesale markets administered by ISOs and RTOs.

In 2005, the U.S. federal government enacted the EPACT 2005 conferring new authority for FERC to act to limit wholesale market power if required and strengthening FERC’s civil penalty authority (including the power to assess fines of up to $1.3 million per day per violation, as adjusted due to inflation), and adding certain disclosure requirements. EPACT 2005 also directed FERC to develop regulations to promote the development of transmission infrastructure, which provides incentives for transmitting utilities to serve renewable energy projects and expanded and extended the availability of U.S. federal tax credits to a variety of renewable energy technologies, including wind power. EPACT 2005’s market conduct, penalty and enforcement provisions also apply to fraud and certain other misconduct in the natural gas sector.

Qualifying Facilities

The Public Utility Regulatory Policies Act (“PURPA”) established a class of generating facilities that would receive special rate and regulatory treatment, termed QFs. There are two categories of QFs: qualifying small power production facilities and qualifying cogeneration facilities. A small power production facility is a generating facility of 80 MW or less whose primary energy source is hydro, wind, solar, biomass, waste, or geothermal. A cogeneration facility is a generating facility that produces electricity and another form of useful thermal energy (such as heat or steam) in a way that is more efficient than the separate production of both forms of energy. QFs are generally subject to reduced regulatory requirements. Small power production facilities up to 20 MW and “eligible” facilities as defined by section 3(17)(E) of the Federal Power Act are exempt from rate regulation under Sections 205 and 206 of the Federal Power Act.

In addition, PUHCA provides FERC and state regulatory commissions with access to the books and records of holding companies and other companies in holding company systems. It also provides for the review of certain costs. Companies that are holding companies under PUHCA solely with respect to one or more exempt wholesale generators, certain QFs or foreign utility companies are exempt from these PUHCA books and records requirements.

State Utility Regulation

While federal law provides the utility regulatory framework for our sales of electricity at wholesale in interstate commerce, there are also important areas in which state regulatory control over traditional public utilities that fall under state jurisdiction may have an effect on our projects. For example, the regulated electricity utility buyers of electricity from our projects are generally required to seek state public utility commission approval for the pass through in retail rates of costs associated with PPAs entered into with a wholesale seller. Certain states, such as New York, regulate the acquisition, divestiture, and transfer of some wholesale power projects and financing activities by the owners of such projects. California, which is one of our markets, requires compliance with certain operations and maintenance reporting requirements for wholesale generators. In addition, states and other local agencies require a variety of environmental and other permits.

State law governs whether an independent generator or power marketer can sell retail electricity in that state, and whether gas can be sold by an entity other than a traditional, state-franchised gas utility. Some states, such as Florida, prohibit most sales of retail electricity except by the state’s franchised utilities. In other states, such as New Jersey and Pennsylvania, an independent generator may sometimes sell retail electricity power to a co-located or adjacent business customer, and a gas supplier can sometimes make on-premises or adjacent-premises gas deliveries to a single plant or customer. Some states, such as Massachusetts and New York, permit retail power and gas marketers to use the facilities of the state’s franchised utilities to sell power and/or gas to retail customers as competitors of the utilities.

RNG Production and Sale

Our projects typically convert biogas to RNG for sale as a fuel product. FERC regulates the natural gas pipelines that transport gas in interstate commerce, and specifies or approves a gas pipeline’s tariff that sets the rates, terms and conditions, gas quality, and other requirements applicable to transportation of natural gas on the pipelines, including shipping RNG. Our sites are not permitted, and may not be physically able, to deliver RNG to a FERC-regulated pipeline unless the pipeline’s receipt of the gas is consistent with the standards adopted in the pipeline’s FERC tariff. State regulators determine whether RNG may be purchased by the state’s local gas utilities, and whether a site operator may directly sell gas to a retail, or direct end-use, customer. Purely local gas sales not utilizing FERC-regulated or certificated facilities are typically not subject to FERC gas regulation. The local distribution of gas to end-use customers by a state-regulated gas utility is also typically outside the scope of FERC’s gas regulatory jurisdiction. The opening and operation of a landfill or dairy farm that is expected to produce gas does not ordinarily require a FERC certificate or the acceptance by FERC of a gas tariff.

Future Regulations

The regulations that are applicable to our projects vary according to the type of energy being produced and the jurisdiction of the facility. As part of our growth strategy, we are looking to grow by pursuing development and acquisition opportunities. Such opportunities may exist in jurisdictions where we have no current operations and, as such, we may become exposed to different regulations for which we have no experience. Some states periodically revisit their regulation of electricity and gas sales. Other states, such as South Carolina and Florida, have adhered to traditional exclusive franchise practices, and in these and other states most electricity and gas customers may receive service only from a utility that holds an exclusive geographic franchise to provide service at that customer’s location. In some states that have experienced energy price hikes or market volatility, such as New York, Texas and California, investments in expanding facilities or buying or building additional facilities may be subject to changing regulatory requirements that may encourage competitive market entry.

Effect of Existing or Probable Government Regulations on Our Business

Our business is affected by numerous laws and regulations on the international, federal, state and local levels, including energy, environmental, conservation, tax and other laws and regulations relating to our industry. Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe our operations comply in all material respect with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in our industry. We do not anticipate any material capital expenditures to comply with international, federal and state environmental requirements. See “Business—Legal Proceedings.”

Segments and Geographic Information

For information regarding revenues and other information regarding our results of operations for each of the last two fiscal years by financial reporting segment, please refer to the financial statements included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Facilities

Our corporate headquarters are located in White Plains, New York, where we occupy approximately 13,600 square feet of shared office space with an affiliate of Fortistar pursuant to an Administrative Services Agreement. See “Certain Relationships and Related Party Transactions—Administrative Services Agreement.” We believe this office space is adequate for our needs for the immediate future and that, should it be necessary, we can lease additional space to accommodate any future growth.

Our services office and maintenance facility is located in Oronoco, Minnesota, where we own and occupy 20,000 square feet of combined office space, maintenance shop and loading dock located on 3.25 acres. The building was acquired in September 2018 and is adequate for needs for the immediate future. Should it be necessary, we believe we can expand the building to accommodate future growth.

Our construction office and maintenance facility is located in Rancho Cucamonga, California, where we occupy approximately 29,935 square feet of combined office space, maintenance shop and loading dock. In March, 2022, the Company entered into an amendment to the lease which extended the lease term till January 2026. We believe the space that we currently lease is adequate for our needs for the immediate future but we will likely seek additional space during the course of 2023 to accommodate future growth, which we believe will be available to us on satisfactory terms.

Employees

As of December 31, 2022, OPAL had approximately 298 full-time employees, all of whom are located in the United States. Our employee work force consists of field operations personnel as well as office-based employees. None of our employees are subject to a collective bargaining agreement or a labor union and we believe we have a good relationship with our employees. We value a diverse workforce. We are committed to a culture of integrity, inclusivity, and excellence. We are an Equal Opportunity Employer in our hiring and promoting practices, benefits and wages.

Our values

•SAFETY - Passion for safety
•INTEGRITY - Straightforward, open and honest
•RELATIONSHIPS - Engaging all stakeholders
•EXCELLENCE - Quality and creativity

Talent management and leadership

We take a systemic approach to hiring, training and developing our employees based on our code of ethics. This includes creating individual goals based on company priorities and providing employees periodic feedback in order to assess individual performance. We have developed internal promoting practices based on objective annual performance evaluations, encouraging employees to develop within their chosen career path and providing necessary professional trainings as needed.

Human rights, health and safety

Safety, including the health of our employees is one of our values and we perform all of our operations with safety in mind. We maintain and update our safety manual for all field personnel on an annual basis and conduct safety training sessions to all of our employees on a regular basis. We encourage near miss reporting from all of our employees so that we can take preventative steps before the accidents occur.

We continuously strive to provide a secure working environment for both our office-based and field operations personnel. During COVID-19, we have taken extraordinary measures to protect the health of our employees by allowing them to work from home. We took measures to adapt all of our office to the new safety precautions to include social distancing guidelines as well as ensuring mask wearing compliance when required. We continued our focus in 2022 on keeping our employees and their families safe from COVID-19 through a variety of workplace health and safety measures, including providing hybrid working schedule, required mask compliance per the local health guidelines, quarantined and contact traced employees, deployed hand sanitizer machines and strongly encouraged all employees to get vaccinated against COVID-19. We offer free COVID-19 test kits to our employees.
MANAGEMENT

Executive Officers and Directors

Our Board

Our business and affairs are managed by or under the direction of our board, which is comprised of seven directors. Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As a controlled company, we are largely exempt from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board has determined that Mr. Gatti, Mr. Fogarty and Mr. Vemuri are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.
The directors of our board are as follows:

Name	Position with OPAL	Age
Mark Comora	Chairman	81
Nadeem Nisar	Director	49
Marco F. Gatti	Director	39
Kevin M. Fogarty	Director	56
Betsy L. Battle	Director	68
Scott Dols	Director	58
Ashok Vemuri	Director	54

The following is a brief biography of each director of our board.

Mark S. Comora has served as a director of the Company since December 2020. Mr. Comora is the Founder and President of Fortistar. Since founding Fortistar in 1993, Mr. Comora has led Fortistar’s growth in the decarbonization of power generation, transportation fuels, and industrial processes. Mr. Comora is the chairman of Fortistar’s management and investment committees. Additionally, Mr. Comora currently serves as a member of the Board of Managers at Braven Environmental, LLC (“Braven Environmental”). Mr. Comora is an Officer and Member of the Board of the American Museum of Fly Fishing, the former Chairman of the Board of Directors of Fortistar Sustainable Solutions Corp., and a past member of the board of directors of the Independent Power Producers of New York and the board of directors of the Equipment Leasing Association and Leasing Foundation. Mr. Comora is a CPA and has an MBA from Columbia University and a BA from the University of Michigan. Mr. Mark Comora is the father of Mr. Adam Comora, our Co-Chief Executive Officer.

Nadeem Nisar has served as a director the Company since December 2020. Mr. Nisar has also served as a Managing Director of Fortistar since July 2008, where he serves as Head of Fortistar’s Investment Team. Mr. Nisar is a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. Mr. Nisar serves on the board of directors of several of Fortistar’s portfolio companies, including CarbonFree Chemicals LLC, Braven Environmental and Pellucere Technologies. Since joining Fortistar in 2008, Mr. Nisar has been executing Fortistar’s successful long-term strategy of sponsoring control investments in large scale power generation and energy infrastructure companies as well as leading Fortistar’s growth equity investments in biofuels, carbon capture and circular economy sectors. Prior to Fortistar, Mr. Nisar was a member of Deutsche Bank AG’s Power & Utilities group and Credit Suisse Securities (USA) LLC’s M&A and Global Energy teams where he advised on $30 billion in M&A and $20 billion in financing transactions. Mr. Nisar has a BS in Electrical Engineering from Washington University and a BA in Physics and Economics from Ohio Wesleyan University.

Marco F. Gatti has served as a director of the Company since July 2022. currently serves as a Managing Director of ArcLight Capital. Mr. Gatti joined ArcLight Capital in 2018 and has 11 years of energy and private equity experience. Previously, Mr. Gatti served as the Chief Financial Officer of ArcLight Clean Transition Corp. I (Nasdaq: ACTC) from September 2020 to June 2021 when it completed a business combination. Prior to joining ArcLight Capital, Mr. Gatti spent five years as a Vice President in the Energy group at Warburg Pincus, where he focused on the sourcing, execution and portfolio management of equity investments in the energy and heavy industry sectors. Prior to joining Warburg Pincus in 2013, Mr. Gatti worked at Bain Capital, McKinsey & Company and Praxair between 2007 and 2012. Mr. Gatti earned a Master of Business Administration from the Wharton

School of the University of Pennsylvania, a Master of Science in Mechanical Engineering from the University of Minnesota and a Bachelor of Science in Mechanical Engineering from Politecnico di Milano.

Kevin M. Fogarty has served as a director of the Company since July 2022. Mr. Fogarty retired from Kraton Corporation, Inc. (“Kraton”), where since 2008 he served as President, Chief Executive Officer and Director, following Kraton’s sale to DL Chemical in March 2022. Kraton is a $2B leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Before joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business. Mr. Fogarty joined the Board of Directors at Ecovyst Inc. (NYSE:ECVT), a leading integrated global provider of specialty catalysts and services, in April 2022, currently serving as non-executive Chairperson of the Board, and Chairperson of the Nominating and Corporate Governance Committee. Since 2012, Mr. Fogarty has served on the Board of Directors of Glatfelter Corporation (NYSE:GLT), a leading global supplier of sustainable, cellulosic-based engineered materials, currently serving as non-executive Chairperson of the Board and previously having served as lead independent director from 2018 through 2021. Mr. Fogarty previously served on the Board of Directors of the American Chemistry Council from 2017 through 2022. Mr. Fogarty graduated from Dalhousie University, in Halifax, Nova Scotia with a Bachelor of Engineering in 1990.

Betsy L. Battle has served as a director of the Company since July 2022. Ms. Battle has served since 2009 as Founding Partner and Chief Investment Officer of Lone Peak Partners Management, LP, an investment firm registered with the SEC and NFA. Ms. Battle also serves as a director and member of the audit committee of Williams Rowland Acquisition Corp. Prior to her founding Lone Peak Partners Management, LP, she was Director of Manager Selection and a member of the Management Committee at Soros Fund Management LLC. Over her eight years there, she not only managed multibillion dollar portfolios of external hedge funds for the Quantum group of funds and George Soros, but also built the manager selection and due diligence processes as well as the multi-manager portfolio construction and monitoring methodologies. Prior to Soros Fund Management, she held positions at Bankers Trust, Citicorp and JP Morgan, primarily as a manager in Global Sales and Trading. She currently serves on the Board of Directors of the University of North Carolina Kenan-Flagler Business School Foundation Board, the Board of Directors of the Breast Cancer Research Foundation, the International Advisory Board of Carolina Performing Arts, as well as a Fellow with the Keenan Institute of Private Enterprise, and a member of the President’s Council of the Peconic Land Trust. Ms. Battle received a BA from the University of North Carolina at Chapel Hill in 1976.

Scott Dols has served as a director of the Company since July 2022. Mr. Dols is the CEO of several waste-related companies. Mr. Dols is the Founder and, since 2002, has served as CEO of Big Truck Rental, which is a provider of new refuse and roll off rental trucks and provides waste haulers access to the latest model trucks. Mr. Dols is also a past Chairman of the National Waste & Recycling Association and currently serves on the Supplier Board of Governors. Mr. Dols also currently sits on the board of the Environmental Research & Education Foundation, which provides research and educational initiatives that translate directly into action for sustainable waste management practices.

Ashok Vemuri has served as a director of the Company since July 2022. Mr. Vemuri also serves on the board of directors of Version 1, and served as the Chairman of the board of directors of OSG Billing from July 2020 to September 2022. He also serves on the board of directors of Version 1, and served as the Chairman of the board of directors of OSG Billing from July 2020 to September 2022. He also served as Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, from the company’s inception as a result of the spin-off from Xerox Corporation in January 2017 through August 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2017 to December 2017. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before IGATE, Mr. Vemuri spent fourteen years in a variety of leadership and business development roles at Infosys, a multinational consulting and IT services company, where he joined as a business development manager and rose to serve as a member of the board. Mr. Vemuri is a member of the CEO Action for Diversity & Inclusion. He holds a Bachelor of Science degree from St. Stephen’s College, Delhi, and received his MBA from the Indian Institute of Management, Ahmedabad. Mr. Vemuri has served as a director for The Kroger Co. (NYSE: KR) since 2019, where he sits on the Audit and Financial Policy Committees.

Executive Officers

The following persons serve as our executive officers:

Name	Position with OPAL	Age
Adam Comora	Co-Chief Executive Officer	51
Jonathan Maurer	Co-Chief Executive Officer	63
Ann Anthony	Chief Financial Officer	56
John Coghlin	General Counsel	56
Scott Edelbach	Executive Vice President	52
Anthony Falbo	Chief Operating Officer	56
David Unger	Executive Vice President	53

The following is a brief biography of each of our executive officers.

Adam Comora has served as Co-Chief Executive Officer of the Company since it was formed in December 2020. From February 2011 until January 1, 2022, Mr. Comora was with Fortistar, a privately-owned investment firm that provides capital to build, grow and manage companies that address complex sustainability challenges, where among other positions he served as President and Chief Executive Officer of TruStar Energy (now the dispensing and monetization segment of OPAL Fuels). Prior to joining Fortistar, Mr. Comora was a partner at EnTrust Capital, an asset management firm based in New York City from 1998 to 2011 where he was an integral part of the investment team managing long only equities, a long/short strategy, and a fund of funds. While at EnTrust, assets under management grew from $1 billion to $6 billion. Prior to EnTrust, Mr. Comora was an Analyst and Associate at JP Morgan Investment Bank from 1994 to 1998. Mr. Comora received his Bachelor of Arts in Economics and Government from Cornell University.

Jonathan Maurer has served as the Co-Chief Executive Officer of the company since it was formed in December 2020. Previously, Mr. Maurer worked for over thirty years at our parent company, Fortistar, a privately-owned investment firm that provides capital to build, grow and manage companies that address complex sustainability challenges. There he was Managing Director and Co-Head of Fortistar’s Investment Team and led all management and investment activities associated with Fortistar’s renewable natural gas, landfill gas to power, and biomass energy investments. Mr. Maurer also served as a member of Fortistar’s management and investment committees. Prior to Fortistar, Mr. Maurer was a commercial banker with JP Morgan Chase & Co. Mr. Maurer has an MBA from Columbia Business School and a Bachelor of Arts from St. Lawrence University.

Ann Anthony has served as Chief Financial Officer of the Company since April 2021. Prior to joining the Company, from November 2019 to April 2021, Ms. Anthony was the Chief Financial Officer and Secretary of Key Capture Energy, LLC, a start-up private equity funded battery storage company where she was responsible for managing all financial and human resource processes for the start-up company. Before joining Key Capture Energy, LLC, Ms. Anthony served from 2008 to 2019 in various capacities with South Jersey Industries, Inc, then public energy services holding company, most recently leading finance, and accounting as the Principal Financial Officer of SJI Utilities and Vice President and Treasurer of South Jersey Industries, Inc, then public registrant. Ms. Anthony received her Master of Business Administration and her Bachelor of Science in Finance from St. Joseph’s University.

David Unger served in the role as Executive Vice President of Opco from December 2020 up to the closing of the Business Combination where Mr. Unger transitioned in the same capacity to the management of OPAL Fuels Inc. Mr. Unger served at Fortistar from February 2018 until January 1, 2022 (when effective as of such time he resigned all his positions with Fortistar and its affiliated entities other than Opco), where he served as a Senior Vice President. Mr. Unger previously worked for Waste Management, Inc. for 23 years and developed their RNG and CNG monetization lines of business. Mr. Unger has developed over 70 renewable energy facilities, including RNG, LFG to electricity, and Solar. Mr. Unger managed Waste Management’s California CNG truck assets, monetizing both internally produced RNG and third-party sources RNG. In 2015 and 2016, Mr. Unger was selected to Waste Management’s “Circle of Excellence” for outstanding achievement. Mr. Unger has a Bachelor of Sciences in Renewable Natural Resources from the University of Connecticut and a Master of Business Administration from the University of New Haven.

John Coghlin has served as General Counsel of the Company since June 2021. From 2014 until May 2021, Mr. Coghlin served as Senior Vice President and General Counsel of Colt Defense LLC, a manufacturing firm based in West Hartford, Connecticut. From 2007 to 2014, he served as the Chief Operating Officer and General Counsel at Healthcor Group, a global registered investment advisor. Prior to Healthcor, Mr. Coghlin served as Senior Vice President and General Counsel of the Operations Division of Citizens Financial Group. He began his career as an associate with the law firm of Rogers & Wells. Mr. Coghlin received his Juris Doctorate from Boston College School of Law and his Bachelor of Arts from Tufts University.

Scott Edelbach has served as Executive Vice President of the Company since December 2020. Mr. Edelbach was a founder of TruStar Energy which was formed in 2009. Prior to joining TruStar Energy, Mr. Edelbach worked at Oshkosh Truck Corporation for 18 years where his last position was Vice President of the Refuse Division. At Oshkosh Truck Corporation, Mr. Edelbach led the company to become the first major original equipment manufacturer in the U.S. to build and integrate natural gas fuel systems into large class 8 trucks. He was part of the development teams creating heavy duty electric hybrid chassis and utility bodies, such as garbage trucks and concrete mixers, that were to be used for commercial application nationally and in European markets. Mr. Edelbach received his Bachelor’s in Business Management from Southwestern University.

    Anthony Falbo has served as Chief Operating Officer of the Company since April 2021. From 2006 until April 2021, Mr. Falbo served in a similar capacity as Senior Vice President at Fortistar. He has over 36 years of experience working in the energy sector, both in the management of operating energy facilities as well as in construction management. During his time at Fortistar, Mr. Falbo participated in the acquisition of over 30 landfill gas-to-energy power projects and developed a best-in-class operating team. Prior to joining Fortistar, from 1991 to 2006, he served as an electrical power generation Supervisor for NAES Corporation. From 1985 to 1991, Mr. Falbo worked in the U.S. Navy Nuclear Power Program onboard submarines. Mr. Falbo received his Bachelor of Science from State University of New York Empire State College, where he continues his Master level coursework.

David Unger has served as Executive Vice President of the Company since December 2020. Mr. Unger served at Fortistar from February 2018 until January 1, 2022, where he served as a Senior Vice President. Mr. Unger previously worked for Waste Management, Inc. for 23 years and developed their renewable natural gas (RNG) and compressed natural gas (CNG) monetization lines of business. Mr. Unger has developed over 70 renewable energy facilities, including RNG, landfill gas (LFG) to electricity, and solar. Mr. Unger managed Waste Management’s California CNG truck assets, monetizing both internally produced RNG and third-party sourced RNG. In 2015 and 2016, Mr. Unger was selected to Waste Management’s “Circle of Excellence” for outstanding achievement. Mr. Unger has a Bachelor of Sciences in Renewable Natural Resources from the University of Connecticut and a Master of Business Administration from the University of New Haven.

Independence of the Board

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As a controlled company, we are largely exempt from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board has determined that Mr. Gatti, Mr. Fogarty and Mr. Vemuri are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Controlled Company Exemption

Mr. Comora, through his control of OPAL Holdco, beneficially owns a majority of the voting power of all outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We may utilize these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, we may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Director Terms

Each director was appointed to our board in connection with the closing of the business combination and holds his or her office until the 2023 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Committees of the Board

Our board maintains a standing audit committee (“Audit Committee”) and compensation committee ("Compensation Committee"). The respective members and functions of the committees are described below. Current charters describing the nature and scope of the responsibilities of each of the Audit Committee and Compensation Committee are posted on our website at www.opalfuels.com under the heading "Corporate Governance" and are available in print upon request to OPAL Fuels Inc., One North Lexington Ave, 14th floor, White Plains, New York - 10601.

Audit Committee

Our Audit Committee consists of Mr. Gatti, Mr. Fogarty and Mr. Vemuri. Each member of the audit committee qualifies as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Vemuri, as a member of our Audit Committee, qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq. As directed by its written charter, which was adopted on July 21, 2022, the Audit Committee is responsible for, among other duties, appointing and overseeing the work of, and relationship with, the independent auditors, including reviewing their formal written statement describing the Company’s internal quality-control procedures and any material issues raised by the internal quality-control review or peer review of the Company or any inquiry or investigation by governmental or professional authorities and their formal written statement regarding auditor independence; reading and discussing with management and the independent auditors the annual audited financial statements and quarterly financial statements, and preparing annually a report to be included in the Company’s proxy statement; providing oversight of the Company’s accounting and financial reporting principles, policies, controls, procedures and practices; and discussing with management polices with respect to risk assessment and risk management. In addition, the Board of Directors has tasked the Audit Committee with reviewing transactions with related parties. The Audit Committee held four meetings during fiscal year 2022.

Compensation Committee

Our Compensation Committee consists of Mr. Mark Comora, Mr. Nadeem Nisar, Mr. Ashok Vemuri and Mr. Kevin Fogarty. Mr. Vemuri and Mr. Fogarty qualify as the independent directors under the applicable NASDAQ rules. As directed by its written charter, which was approved on December 1, 2022, the Compensation Committee, among other duties, makes recommendations to the Board of Directors as to the Company’s general compensation strategy; reviews and approves the selection of the Company's peer companies for executive and Board compensation assessment purposes; reviews and approves the corporate goals and objectives and evaluates the Company's performance on an annual basis; reviews and recommends to the Board all forms of compensation (including any awards granted under compensatory plans); evaluates and recommends to the Board, the compensation of the Company’s Co-Chief Executive Officers and other executive officers; and reviews and approves employment, severance or change in control agreements. In addition, the Compensation Committee evaluates and recommends, for approval by the Board of Directors, the appropriate level of compensation and fees for Board Committee service by non-employee directors. The Compensation Committee held one meeting during fiscal year 2022.

How Our Compensation Decisions Are Made

Role of the Board of Directors and Compensation Committee

The Company’s executive compensation is determined by the Company’s Compensation Committee. Historically, the Chairman of our board and the boards of directors of our predecessor companies have been responsible for setting the compensation of our Co-Chief Executive Officers and Chief Financial Officer, and for working with our Co-Chief Executive Officers to set the compensation for the other executive officers.

Our Board of Directors is responsible for establishing and administering our executive compensation and equity incentive programs. This duty of the Board of Directors has been delegated to the Compensation Committee in accordance with the Compensation Committee’s charter. The Compensation Committee reviews executive performance to establish compensation and approves appropriate modifications to the named executive officers’ compensation. The Compensation Committee evaluates and recommends, for approval by the Board of Directors, the annual compensation of the non-employee directors and oversees the equity compensation plans.

Role of the compensation consultant

During the last fiscal year, the Compensation Committee retained Korn Ferry to act as its compensation consultant to assist in its evaluation of executive and director compensation. Specifically, Korn Ferry (i) reviewed the Company’s existing compensation programs; (ii) performed market assessment of base salaries, annual bonuses and long-term incentives for the Company’s executive leadership team; (iii) developed a long-term incentive plan for the Company’s executive leadership team; (iv) reviewed director compensation programs; and (v) provided an overview of U.S. compensation practices and market practices.

The Compensation Committee reviewed the independence of Korn Ferry from management and determined that the compensation consultant was independent.

Role of Management

The Compensation Committee has sole authority to establish annual compensation for the Company’s named executive officers, and none of the named executive officers determines his/her own pay.

Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics on July 21, 2022 (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officers, principal financial officer and principal accounting officer, which is available on our website. Our Code of Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to (i) “OPAL,” “we,” “us” or “our” refers to Opco and its consolidated subsidiaries prior to the consummation of the Business Combination and to OPAL Fuels Inc. and its consolidated subsidiaries following the Business Combination and (ii) to “our board” refers to the board of managers of Opco prior to the consummation of the Business Combination and to the board of directors of OPAL Fuels Inc. following the Business Combination.

Introduction

The following section describes our compensation program for 2022 and compensation of our Co-Chief Executive Officers and other two most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”) during 2022. For 2022, the following individuals were our named executive officers (each a "Named Executive Officer" or "NEO"):

•Adam Comora, Co-Chief Executive Officer

•Jonathan Maurer, Co-Chief Executive Officer

•John Coghlin, General Counsel

•Scott Edelbach, Executive Vice President

Detailed information on the compensation for our NEOs is presented in the following tables and accompanying narrative.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
Adam Comora, Co-Chief Executive Officer	2022	506,731	650,000	595,500	—	—	1,752,231
	2021	396,366	750,000	—	—	19,500	1,165,866
Jonathan Maurer, Co-Chief Executive Officer	2022	500,000	650,000	595,500	—	25,596	1,771,096
	2021	380,519	750,000	—	—	26,000	1,156,519
Scott Edelbach, Executive Vice President	2022	304,756	185,000	79,400	1,309,174	9,939	1,888,269
	2021	293,623	202,366	—	—	11,593	507,582
John Coghlin, General Counsel	2022	360,769	200,000	198,500	—	10,161	769,430
	2021	181,731	131,250	—	—	2,154	315,135

(1)	Includes cash discretionary bonuses paid to NEOs for 2022 and 2021. Please see additional information below in the section "Annual Incentives".

(2)	On October 4, 2022, the Company granted time-based restricted stock units convertible into Class A common stock to all NEOs. The amounts shown above reflect the aggregate grant date fair value of such awards computed in accordance with the FASB's ASC Topic 718. The assumptions used in calculating these amounts are incorporated herein by reference to Note 17. Stock based compensation, to the Company's consolidated financial statements, set forth elsewhere in this prospectus.

(3)	The amount in this column represents the incentive compensation earned by Mr. Edelbach based on meeting certain performance metrics for the period from January 1, 2020 to December 31, 2022, as further described below in the “Long-Term Incentives” section.

(4)	The amounts shown in this column represent matching contributions under the terms of our 401(k) plan paid by us on behalf of each NEO.

Narrative Disclosure to the Summary Compensation Table

For the 2022 fiscal year, our compensation program consisted primarily of the following elements: base salary, short-term annual incentive awards, long-term equity incentives and benefit and perquisite programs.

Base Salary

Historically, we have provided base salary as a fixed source of compensation for our executive officers. Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries are reviewed annually, based on each NEO’s success in meeting or exceeding individual objectives and on our financial performance. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Annual Incentives

Our compensation program for NEOs and other executive officers includes eligibility for annual cash bonuses. Annual bonuses were determined in the sole discretion of our board, based upon OPAL meeting its business and financial objectives generally and its annual financial performance targets in particular, as well as each NEO’s individual performance. Based on the review of the NEOs’ performance by our board, our board awarded the NEOs annual bonuses in the amounts set forth in the Summary Compensation Table above.

Long-Term Incentives

2022 Omnibus Equity Incentive Plan

The Company adopted the 2022 Omnibus Equity Incentive Plan which was approved by our shareholders on July 21, 2022. The Compensation Committee believes that the effective use of long-term, stock-based incentive compensation is integral to the Company’s success and is vital to its ability to achieve strong performance in the future and, therefore, delivers a portion of each executive’s incentive compensation in the form of equity. These awards are intended to align the interests of our executives with those of our shareholders, enhance the personal stake of executive officers in the growth and success of the Company, provide an incentive for the executive officers’ continued service at the Company, and provide an opportunity for executives to increase their stock ownership levels.

In addition, pursuant to the Long-Term Incentive Plan Award Agreement between Mr. Edelbach and OPAL Fuel Station Service LLC, a Delaware limited liability company and subsidiary of the Company, Mr. Edelbach is eligible to receive a base cash award in 2023 for the performance period lasting from January 1, 2020 through December 31, 2022 with a target value of $1,250,000 and a maximum value of $2,250,000. The actual incentive compensation is based on meeting certain performance metrics such as signing certain construction contracts with one major customer, new fuel purchase agreements, new dispensing contracts for RNG, environmental credits, new service and maintenance contracts as well as a discretionary amount as approved by the Compensation Committee.

Equity Awards

In October 2022, the Company awarded Restricted Stock Units as celebratory awards to all of its employees including its NEOs upon the occasion of the Company successfully completing the Business Combination and becoming a public company. All the Restricted Stock Units vest 100% on the first anniversary date.

Historically, prior to the Business Combination, Fortistar granted units intended to be treated as “profits interests” for U.S. federal income tax purposes to certain of the Company's executives through one of its feeder entities with such profits interests awards tracking the performance of the applicable predecessor companies of the Company (such awards, the “Parent Equity Awards”). Participants were entitled to participate in pro-rata distributions from such predecessors of Opco during their employment. Effective as of December 31, 2020, the Parent Equity Awards were restructured to track the performance of the Company. Following the termination of their employment, their unvested Parent Equity Awards shall be forfeited, as further described in the governing documents of the applicable feeder entities. The Parent Equity Awards held by the NEOs remain outstanding during the NEOs’ employment with us post-Business Combination, however, the NEOs are no longer be eligible to receive any future Parent Equity Awards. No Parent Equity Awards were issued in the 2022 Fiscal Year.

Employee Benefits.

    We provide standard health, dental, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all eligible employees. We do not offer a deferred compensation plan or pension plan and do not provide executive perquisites that are not generally available on a non-discriminatory basis to all of our employees.

401(k) Savings Plan

We provide all qualifying full-time employees with the opportunity to participate in our tax-qualified 401(k) savings plan. Our named executive officers participate in this plan on the same basis as our other full-time employees.

Employment Agreements

No NEO of the Company is a party to an employment agreement, Further, no NEOs are entitled to compensation upon a change in control or termination, provided, however, that upon a change in control of Opco, each NEO shall be entitled to payment with respect to such NEO’s Parent Equity Awards in the amounts set forth in the table entitled “Outstanding Equity Awards at Fiscal Year End” (assuming such change in control occurred on December 31, 2022, and other conditions described in footnote 9 to such table are met).

Outstanding Equity Awards at Fiscal Year End

Name and Principal Position	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Restricted Stock Units That have not Vested ($) (9) (10)
Adam Comora, Co-Chief Executive Officer (1)	75,000	546,000
(2)(3)	0.43%	5,032,841
(2)(4)	0.14%	1,675,849
(2)(5)	0.16%	1,917,846
(2)(6)	0.16%	1,917,846
Jonathan Maurer, Co-Chief Executive Officer (1)	75,000	546,000
(2)(3)	0.29%	3,355,325
(2)(4)	0.10%	1,117,265
(2)(5)	0.11%	1,278,809
(2)(6)	0.11%	1,278,809
John Coghlin, General Counsel (7)	25,000	182,000
Scott Edelbach, Executive Vice President (8)	10,000	72,800

(1)	On October 4, 2022, the Company granted 75,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(2)	Parent Equity Awards entitle recipients to indirectly receive a percentage of the profits (“Profits Portion”) received by Fortistar from investment in OPAL Fuels LLC, after the repayment of the capital contributed to OPAL Fuels LLC by Fortistar. This column represents, as of December 31, 2022, a percentage of OPAL Fuels LLC which is approximately equal to such Profits Portion.

(3)	This Parent Equity Award represents a grant to the applicable recipient on February 25, 2019, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(4)	This Parent Equity Award represents a grant made to the applicable recipient on May 15, 2019, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(5)	This Parent Equity Award represents a grant made to the applicable recipient on July 24, 2020, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(6)	This Parent Equity Award represents a grant made to the applicable recipient on August 4, 2020, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(7)	On October 4, 2022, the Company granted 25,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(8)	On October 4, 2022, the Company granted 10,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(9)
The market value of the unvested restricted stock units was calculated by multiplying the number of shares underlying such awards outstanding as of December 31, 2022 by the closing price of Class A Common Stock as of December 31, 2022, which was $7.28 per share (the "Closing Price").

(10)	The Market Value of Parent Equity Awards represents the value of the Profits Portion assuming that (i) all of the equity or assets or OPAL Fuels LLC was sold for fair market value on December 31, 2022, (ii) the proceeds of such sale were distributed to the equity holders of OPAL Fuels LLC (which, in turn distributed such amounts to their owners), and (iii) Fortistar received full repayment of its capital contributed to OPAL Fuels LLC.

Director Compensation Table

    The following Director Compensation Table sets forth the compensation of our directors for the fiscal year ending December 31, 2022.

Name	Fee earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Mark Comora	30,326	80,393	110,719
Nadeem Nisar	29,076	80,393	109,469
Scott Dols	26,576	80,393	106,969
Betsy Battle	26,576	80,393	106,969
Marco F Gatti	33,220	80,393	113,613
Kevin Fogarty	35,720	80,393	116,113
Ashok Vemuri	37,935	80,393	118,328
Total	219,429	562,751	782,180

(1)	The amounts shown in this column are prorated for the fees earned from July 21, 2022 when the Company went public.

(2)
On October 4, 2022, the Company granted 10,125 time-based restricted stock units convertible into Class A common stock to each of the non-employee directors. The amounts shown above reflect the aggregate grant date fair value of such awards computed in accordance with the FASB's ASC Topic 718. The assumptions used in calculating these amounts are incorporated herein by reference to Note 17. Stock based compensation, to the Company's consolidated financial statements, set forth elsewhere in this prospectus.

Narrative to Director Compensation Table

    Prior to the closing of the Business Combination, none of the members of our board received any compensation for services as a director. As directors on our board post-Business Combination, all non-employee directors are paid as members of our board, and, if applicable, as members of any committee of our board, certain annual retainers as determined by our board.

    The following non-employee director compensation program has been approved for the fiscal year 2022:

    Each non-employee director shall be entitled to an annual cash retainer in the amount of $60,000. For each committee of our board upon which a non-employee director serves as a member, he or she shall be entitled to receive an additional cash retainer in the amount of $10,000 (or $15,000 in the case of the Audit Committee). For each committee upon which a non-employee director serves as both a member and a chairperson, such director shall be entitled to receive an additional payment in the amount of $5,000.

    On an annual basis, each non-employee director shall be entitled to receive an equity award in the form of restricted stock units of OPAL Fuels. The number of shares subject to such awards shall be determined by dividing $135,000 by the Fair Market Value (as defined in our 2022 Omnibus Equity Incentive Plan (or its successor plan)) of our common stock on the date of grant of such award.

    Each non-employee director will also be reimbursed for reasonable travel and other business expenses incurred in connection with attending meetings of our board and its committees.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mark Comora, Nadeem Nisar, Kevin M. Fogarty and Ashok Vemuri, none of whom were at any time during the year ended December 31, 2022 an officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or on our compensation committee.

How Our Compensation Decisions Are Made

Role of the Board of Directors and Compensation Committee

The Company’s executive compensation is determined by the Company’s Compensation Committee. Historically, the Chairman of our board and the boards of directors of our predecessor companies have been responsible for setting the compensation of our Co-Chief Executive Officers and Chief Financial Officer, and for working with our Co-Chief Executive Officers to set the compensation for the other executive officers.

Our Board of Directors is responsible for establishing and administering our executive compensation and equity incentive programs. This duty of the Board of Directors has been delegated to the Compensation Committee in accordance with the Compensation Committee’s charter. The Compensation Committee reviews executive performance to establish compensation and approves appropriate modifications to the named executive officers’ compensation. The Compensation Committee evaluates and recommends, for approval by the Board of Directors, the annual compensation of the non-employee directors and oversees the equity compensation plans.

Role of the compensation consultant

During the last fiscal year, the Compensation Committee retained Korn Ferry to act as its compensation consultant to assist in its evaluation of executive and director compensation. Specifically, Korn Ferry (i) reviewed the Company’s existing compensation programs; (ii) performed market assessment of base salaries, annual bonuses and long-term incentives for the Company’s executive leadership team; (iii) developed a long-term incentive plan for the Company’s executive leadership team; (iv) reviewed director compensation programs; and (v) provided an overview of U.S. compensation practices and market practices.

The Compensation Committee reviewed the independence of Korn Ferry from management and determined that the compensation consultant was independent.

Role of Management

The Compensation Committee has sole authority to establish annual compensation for the Company’s named executive officers, and none of the named executive officers determines his/her own pay.

Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics on July 21, 2022 (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officers, principal financial officer and principal accounting officer, which is available on our website. Our Code of Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to (i) “OPAL,” “we,” “us” or “our” refers to Opco and its consolidated subsidiaries prior to the consummation of the Business Combination and to OPAL Fuels Inc. and its consolidated subsidiaries following the Business Combination and (ii) to “our board” refers to the board of managers of Opco prior to the consummation of the Business Combination and to the board of directors of OPAL Fuels Inc. following the Business Combination.

Introduction

The following section describes our compensation program for 2022 and compensation of our Co-Chief Executive Officers and other two most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”) during 2022. For 2022, the following individuals were our named executive officers (each a "Named Executive Officer" or "NEO"):

•Adam Comora, Co-Chief Executive Officer

•Jonathan Maurer, Co-Chief Executive Officer

•John Coghlin, General Counsel

•Scott Edelbach, Executive Vice President

Detailed information on the compensation for our NEOs is presented in the following tables and accompanying narrative.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
Adam Comora, Co-Chief Executive Officer	2022	506,731	650,000	595,500	—	—	1,752,231
	2021	396,366	750,000	—	—	19,500	1,165,866
Jonathan Maurer, Co-Chief Executive Officer	2022	500,000	650,000	595,500	—	25,596	1,771,096
	2021	380,519	750,000	—	—	26,000	1,156,519
Scott Edelbach, Executive Vice President	2022	304,756	185,000	79,400	1,309,174	9,939	1,888,269
	2021	293,623	202,366	—	—	11,593	507,582
John Coghlin, General Counsel	2022	360,769	200,000	198,500	—	10,161	769,430
	2021	181,731	131,250	—	—	2,154	315,135

(1)	Includes cash discretionary bonuses paid to NEOs for 2022 and 2021. Please see additional information below in the section "Annual Incentives".

(2)	On October 4, 2022, the Company granted time-based restricted stock units convertible into Class A common stock to all NEOs. The amounts shown above reflect the aggregate grant date fair value of such awards computed in accordance with the FASB's ASC Topic 718. The assumptions used in calculating these amounts are incorporated herein by reference to Note 17. Stock based compensation, to the Company's consolidated financial statements, set forth elsewhere in this prospectus.

(3)	The amount in this column represents the incentive compensation earned by Mr. Edelbach based on meeting certain performance metrics for the period from January 1, 2020 to December 31, 2022, as further described below in the “Long-Term Incentives” section.

(4)	The amounts shown in this column represent matching contributions under the terms of our 401(k) plan paid by us on behalf of each NEO.

Narrative Disclosure to the Summary Compensation Table

For the 2022 fiscal year, our compensation program consisted primarily of the following elements: base salary, short-term annual incentive awards, long-term equity incentives and benefit and perquisite programs.

Base Salary

Historically, we have provided base salary as a fixed source of compensation for our executive officers. Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries are reviewed annually, based on each NEO’s success in meeting or exceeding individual objectives and on our financial performance. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Annual Incentives

Our compensation program for NEOs and other executive officers includes eligibility for annual cash bonuses. Annual bonuses were determined in the sole discretion of our board, based upon OPAL meeting its business and financial objectives generally and its annual financial performance targets in particular, as well as each NEO’s individual performance. Based on the review of the NEOs’ performance by our board, our board awarded the NEOs annual bonuses in the amounts set forth in the Summary Compensation Table above.

Long-Term Incentives

2022 Omnibus Equity Incentive Plan

The Company adopted the 2022 Omnibus Equity Incentive Plan which was approved by our shareholders on July 21, 2022. The Compensation Committee believes that the effective use of long-term, stock-based incentive compensation is integral to the Company’s success and is vital to its ability to achieve strong performance in the future and, therefore, delivers a portion of each executive’s incentive compensation in the form of equity. These awards are intended to align the interests of our executives with those of our shareholders, enhance the personal stake of executive officers in the growth and success of the Company, provide an incentive for the executive officers’ continued service at the Company, and provide an opportunity for executives to increase their stock ownership levels.

In addition, pursuant to the Long-Term Incentive Plan Award Agreement between Mr. Edelbach and OPAL Fuel Station Service LLC, a Delaware limited liability company and subsidiary of the Company, Mr. Edelbach is eligible to receive a base cash award in 2023 for the performance period lasting from January 1, 2020 through December 31, 2022 with a target value of $1,250,000 and a maximum value of $2,250,000. The actual incentive compensation is based on meeting certain performance metrics such as signing certain construction contracts with one major customer, new fuel purchase agreements, new dispensing contracts for RNG, environmental credits, new service and maintenance contracts as well as a discretionary amount as approved by the Compensation Committee.

Equity Awards

In October 2022, the Company awarded Restricted Stock Units as celebratory awards to all of its employees including its NEOs upon the occasion of the Company successfully completing the Business Combination and becoming a public company. All the Restricted Stock Units vest 100% on the first anniversary date.

Historically, prior to the Business Combination, Fortistar granted units intended to be treated as “profits interests” for U.S. federal income tax purposes to certain of the Company's executives through one of its feeder entities with such profits interests awards tracking the performance of the applicable predecessor companies of the Company (such awards, the “Parent Equity Awards”). Participants were entitled to participate in pro-rata distributions from such predecessors of Opco during their employment. Effective as of December 31, 2020, the Parent Equity Awards were restructured to track the performance of the Company. Following the termination of their employment, their unvested Parent Equity Awards shall be forfeited, as further described in the governing documents of the applicable feeder entities. The Parent Equity Awards held by the NEOs remain outstanding during the NEOs’ employment with us post-Business Combination, however, the NEOs are no longer be eligible to receive any future Parent Equity Awards. No Parent Equity Awards were issued in the 2022 Fiscal Year.

Employee Benefits.

    We provide standard health, dental, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all eligible employees. We do not offer a deferred compensation plan or pension plan and do not provide executive perquisites that are not generally available on a non-discriminatory basis to all of our employees.

401(k) Savings Plan

We provide all qualifying full-time employees with the opportunity to participate in our tax-qualified 401(k) savings plan. Our named executive officers participate in this plan on the same basis as our other full-time employees.

Employment Agreements

No NEO of the Company is a party to an employment agreement, Further, no NEOs are entitled to compensation upon a change in control or termination, provided, however, that upon a change in control of Opco, each NEO shall be entitled to payment with respect to such NEO’s Parent Equity Awards in the amounts set forth in the table entitled “Outstanding Equity Awards at Fiscal Year End” (assuming such change in control occurred on December 31, 2022, and other conditions described in footnote 9 to such table are met).

Outstanding Equity Awards at Fiscal Year End

Name and Principal Position	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Restricted Stock Units That have not Vested ($) (9) (10)
Adam Comora, Co-Chief Executive Officer (1)	75,000	546,000
(2)(3)	0.43%	5,032,841
(2)(4)	0.14%	1,675,849
(2)(5)	0.16%	1,917,846
(2)(6)	0.16%	1,917,846
Jonathan Maurer, Co-Chief Executive Officer (1)	75,000	546,000
(2)(3)	0.29%	3,355,325
(2)(4)	0.10%	1,117,265
(2)(5)	0.11%	1,278,809
(2)(6)	0.11%	1,278,809
John Coghlin, General Counsel (7)	25,000	182,000
Scott Edelbach, Executive Vice President (8)	10,000	72,800

(1)	On October 4, 2022, the Company granted 75,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(2)	Parent Equity Awards entitle recipients to indirectly receive a percentage of the profits (“Profits Portion”) received by Fortistar from investment in OPAL Fuels LLC, after the repayment of the capital contributed to OPAL Fuels LLC by Fortistar. This column represents, as of December 31, 2022, a percentage of OPAL Fuels LLC which is approximately equal to such Profits Portion.

(3)	This Parent Equity Award represents a grant to the applicable recipient on February 25, 2019, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(4)	This Parent Equity Award represents a grant made to the applicable recipient on May 15, 2019, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(5)	This Parent Equity Award represents a grant made to the applicable recipient on July 24, 2020, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(6)	This Parent Equity Award represents a grant made to the applicable recipient on August 4, 2020, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(7)	On October 4, 2022, the Company granted 25,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(8)	On October 4, 2022, the Company granted 10,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(9)
The market value of the unvested restricted stock units was calculated by multiplying the number of shares underlying such awards outstanding as of December 31, 2022 by the closing price of Class A Common Stock as of December 31, 2022, which was $7.28 per share (the "Closing Price").

(10)	The Market Value of Parent Equity Awards represents the value of the Profits Portion assuming that (i) all of the equity or assets or OPAL Fuels LLC was sold for fair market value on December 31, 2022, (ii) the proceeds of such sale were distributed to the equity holders of OPAL Fuels LLC (which, in turn distributed such amounts to their owners), and (iii) Fortistar received full repayment of its capital contributed to OPAL Fuels LLC.

Director Compensation Table

    The following Director Compensation Table sets forth the compensation of our directors for the fiscal year ending December 31, 2022.

Name	Fee earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Mark Comora	30,326	80,393	110,719
Nadeem Nisar	29,076	80,393	109,469
Scott Dols	26,576	80,393	106,969
Betsy Battle	26,576	80,393	106,969
Marco F Gatti	33,220	80,393	113,613
Kevin Fogarty	35,720	80,393	116,113
Ashok Vemuri	37,935	80,393	118,328
Total	219,429	562,751	782,180

(1)	The amounts shown in this column are prorated for the fees earned from July 21, 2022 when the Company went public.

(2)
On October 4, 2022, the Company granted 10,125 time-based restricted stock units convertible into Class A common stock to each of the non-employee directors. The amounts shown above reflect the aggregate grant date fair value of such awards computed in accordance with the FASB's ASC Topic 718. The assumptions used in calculating these amounts are incorporated herein by reference to Note 17. Stock based compensation, to the Company's consolidated financial statements, set forth elsewhere in this prospectus.

Narrative to Director Compensation Table

    Prior to the closing of the Business Combination, none of the members of our board received any compensation for services as a director. As directors on our board post-Business Combination, all non-employee directors are paid as members of our board, and, if applicable, as members of any committee of our board, certain annual retainers as determined by our board.

    The following non-employee director compensation program has been approved for the fiscal year 2022:

    Each non-employee director shall be entitled to an annual cash retainer in the amount of $60,000. For each committee of our board upon which a non-employee director serves as a member, he or she shall be entitled to receive an additional cash retainer in the amount of $10,000 (or $15,000 in the case of the Audit Committee). For each committee upon which a non-employee director serves as both a member and a chairperson, such director shall be entitled to receive an additional payment in the amount of $5,000.

    On an annual basis, each non-employee director shall be entitled to receive an equity award in the form of restricted stock units of OPAL Fuels. The number of shares subject to such awards shall be determined by dividing $135,000 by the Fair Market Value (as defined in our 2022 Omnibus Equity Incentive Plan (or its successor plan)) of our common stock on the date of grant of such award.

    Each non-employee director will also be reimbursed for reasonable travel and other business expenses incurred in connection with attending meetings of our board and its committees.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mark Comora, Nadeem Nisar, Kevin M. Fogarty and Ashok Vemuri, none of whom were at any time during the year ended December 31, 2022 an officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or on our compensation committee.

DESCRIPTION OF SECURITIES

The following description of OPAL’s capital stock is only a summary, and it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Charter, the Bylaws, the Investor Rights Agreement, and to the applicable provisions of Delaware law.

Authorized Capitalization

The total number of shares of all classes of stock that OPAL has the authority to issue is 1,120,000,000 shares, consisting of:

●	820,000,000 shares of Common Stock, par value of $0.0001 per share, divided into:

●	340,000,000 shares of Class A common stock;

●	160,000,000 shares of Class B common stock;

●	160,000,000 shares of Class C common stock; and

●	160,000,000 shares of Class D common stock; and

●	300,000,000 shares of OPAL Preferred Stock, par value $0.0001 per share.

Common Stock

Class A common stock

As of December 31, 2022, we had 29,477,766 shares of Class A common stock issued and outstanding.

Voting Rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A common stock are entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class B common stock, the Class C common stock and the Class D common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, have no voting power with respect to, and not entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the Delaware General Corporation Law (the “DGCL”).

Dividends; Stock Splits or Combinations.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of OPAL Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A common stock and the Class C common stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A common stock and the shares of Class C common stock out of the assets of OPAL that are by law available therefor, at the times and in the amounts as our board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units (as defined in the Second A&R LLC Agreement).

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of OPAL available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.

Class B common stock

As of December 31, 2022, we had no shares of Class B common stock issued and outstanding. Shares of Class B common stock may, together with the corresponding Class B Units (as defined in the Second A&R LLC Agreement), be exchanged for shares of Class A common stock pursuant to the Second A&R LLC Agreement.

Voting Rights. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class B common stock will be entitled to vote separately on any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class C common stock and the Class D common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations. Dividends of cash or property may not be declared or paid on shares of Class B common stock.

Further, in no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of shares of Class B common stock will not be entitled to receive, with respect to such shares, any assets of OPAL in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class B common stock will have the right to exchange their shares of Class B common stock, together with the corresponding Class B Units constituting the remainder of any Paired Interests (as defined in the Charter) in which such shares are included, for shares of Class A common stock in accordance with the Second A&R LLC Agreement (or for the consideration payable in respect of shares of Class A common stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Subscription Rights. To the extent Class B Units are issued pursuant to the Second A&R LLC Agreement to any stockholder of OPAL other than a Qualified Stockholder (as defined in the Charter), such stockholder shall have the right to subscribe for an equivalent number of shares of Class B common stock (subject to adjustment as set forth in the Charter) in exchange for a payment in cash equal to the aggregate par value of such shares of Class B common stock.

Class C common stock

As of December 31, 2022, we did not have any shares of Class C common stock issued and outstanding. Shares of Class C common stock may be converted to shares of Class A common stock, as discussed further below.

Voting Rights. Each holder of Class C common stock will be entitled to five votes for each share of Class C common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class C common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class D common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Subject to applicable law and the rights, if any, of the holders of outstanding series of OPAL Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A common stock and the Class C common stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of the Class A common stock and the shares of Class C common stock out of the assets of OPAL that are by law available therefor, at the times and in the amounts as our board in its discretion may determine.

In no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of OPAL available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.

Conversion.

a.
Voluntary Conversion. Each share of Class C common stock shall be convertible into one share of Class A common stock at the option of the holder thereof, at any time upon written notice to OPAL; provided that, for the avoidance of doubt, any such holder of shares of Class C common stock may in such written notice to OPAL specify that such conversion into shares of Class A common stock shall be contingent upon the consummation of one or more sale or other transfer transactions.

b.
Automatic Conversion. Each share of Class C common stock shall automatically, without any further action, convert into one share of Class A common stock upon a Transfer (as defined in the Charter), other than a Transfer to a Qualified Stockholder (as defined in the Charter).

Class D common stock

As of December 31, 2022, we had 144,399,037 shares of Class D common stock issued and outstanding originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share. Shares of Class D common stock may be converted into shares of Class B common stock pursuant to the Charter. Further, shares of Class D common stock, together with the corresponding Class B Units may be exchanged for shares of Class C common stock pursuant to the Second A&R LLC Agreement. Shares of Class D common stock may be converted into shares of Class A common stock as further discussed below.

Voting Rights.   Each holder of Class D common stock will be entitled to five votes for each share of Class D common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class D common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class C common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the DGCL.

Dividends; Stock Splits and Combinations.   Dividends of cash or property may not be declared or paid on shares of Class D common stock.

Further, in no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of shares of Class D common stock will not be entitled to receive, with respect to such shares, any assets of OPAL in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class D common stock will have the right to exchange their shares of Class D common stock, together with the corresponding Class B Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class C common stock in accordance with the Second A&R LLC Agreement (or for the consideration payable in respect of shares of Class C common stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Subscription Rights.   To the extent that Class B Units are issued pursuant to the Second A&R LLC Agreement to any Qualified Stockholder, such Qualified Stockholder shall have the right to subscribe for an equivalent number of shares of Class D common stock (subject to adjustment as set forth in the Charter) in exchange for a payment in cash equal to the aggregate par value of such shares of Class D common stock.

Conversion.

a.
Voluntary Conversion. Each share of Class D common stock shall be convertible into one share of Class B common stock at the option of the holder thereof at any time upon written notice to OPAL; provided that, for the avoidance of doubt, any such holder of shares of Class D common stock may in such written notice to OPAL specify that such conversion into shares of Class B common stock shall be contingent upon the consummation of one or more sale or other transfer transactions.

b.
Automatic Conversion. Each share of Class D common stock shall automatically, without any further action, convert into one share of Class B common stock upon a Transfer, other than a Transfer to a Qualified Stockholder.

Cancellation of Class B common stock and Class D common stock

No holder of Class B common stock or Class D common stock may transfer shares of Class B common stock or Class D common stock, respectively, to any person unless such holder transfers a corresponding number of Class B Units to the same person in accordance with the provisions of the Second A&R LLC Agreement. If any outstanding shares of Class B common stock or Class D common stock ceases to be held by a holder of the corresponding Class B Unit, such shares of Class B common stock or Class D common stock, respectively, will automatically and without further action on the part of OPAL or any holder of Class B common stock or Class D common stock, respectively, be transferred to OPAL for no consideration and shall be cancelled.

Preferred Stock

Our board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of OPAL Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares of OPAL Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the OPAL Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of OPAL Preferred Stock of any such series.

Except as otherwise expressly provided in any certificate of designation designating any series of OPAL Preferred Stock, (i) any new series of OPAL Preferred Stock may be designated, fixed and determined as provided by the Charter by our board without approval of the holders of Common Stock or the holders of OPAL Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the OPAL Preferred Stock or any future class or series of OPAL Preferred Stock or Common Stock.

Authorized But Unissued OPAL Capital Stock

As it relates to Class A common stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class A common stock, (i) solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A common stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class B common stock and Class B Units pursuant to the Second A&R LLC Agreement and (ii) solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class C common stock (including all shares of Class C common stock issuable upon the exchange of Paired Interests which consist of Class D common stock and Class B Units pursuant to the Second A&R LLC Agreement) into shares of Class A common stock pursuant to the Charter, the number of shares of Class A common stock that are issuable upon such conversion.

As it relates to Class B common stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class B common stock, solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class D common stock into shares of Class B common stock pursuant to the Charter, the number of shares of Class B common stock that are issuable upon such conversion.

As it relates to Class C common stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class C common stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests which consist of Class D common stock and Class B Units, the number of shares of Class C common stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class D common stock and Class B Units, pursuant to the Second A&R LLC Agreement.

Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents

Certain provisions of the Organizational Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Action by Written Consent; Special Meeting of Stockholder.    Subject to, with respect to the our Preferred Stock, the terms of any series of our Preferred Stock, (i) for so long as the holders of shares of Class C common stock and Class D common stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of we may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class C common stock and Class D common stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of OPAL must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in lieu of a meeting.

Subject to any special rights of the holders of any series of our Preferred Stock and the requirements of applicable law, a special meetings of stockholders may be called only by the chairperson of our board, the vice chairperson of our board, the chief executive officer or at the direction of our board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, and the ability of the stockholders or any other Persons to call a special meeting of the stockholders is specifically denied.

Election and Removal of Directors.    Subject to any limitations imposed by applicable law and except for additional directors of OPAL elected by the holders of any series of OPAL Preferred Stock as provided for or fixed pursuant to the Charter, any director of OPAL or the entire board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of OPAL entitled to vote generally in the election of directors of OPAL, voting together as a single class. In case our board or any one or more directors of OPAL should be so removed, any new directors of OPAL shall, unless our board determines by resolution that any such vacancies shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining directors of OPAL then in office, even if less than a quorum of our board, and not by the stockholders.

Other Limitations on Stockholder Actions.  Our Bylaws also impose some procedural requirements on stockholders who wish to:

●	make nominations in the election of directors; or

●	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to OPAL’s secretary containing, among other things, the following:

●	the name and record address of each stockholder proposing business, as they appear in OPAL’s books;

●	the class or series and number of shares of stock of OPAL, directly or indirectly, held of record and beneficially by the Proponent or Stockholder Associated Person, as such terms are defined in the Bylaws;

●	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

●	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares;

●	a description of the business or nomination to be brought before the meeting, the text of the proposal and the reasons for conducting such business at the meeting; and

●	any material interest of the Proponent or Stockholder Associated Person in such business.

Our Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for our board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation on Liability and Indemnification of Officers and Directors

The Organizational Documents provide indemnification for OPAL’s directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

On July 21, 2022, we entered into certain Indemnification Agreements (“Indemnification Agreements”) with each of our directors and executive officers pursuant to which, subject to certain exceptions, we shall indemnify our directors and executive officers for all reasonable and documented direct and indirect expenses, including attorneys’ fees, paid or incurred by such officer or director in connection with the investigation, defense or appeal of, or being a witness or otherwise involved in, a Proceeding (as defined in the Indemnification Agreements), or establishing or enforcing a right to indemnification under such agreement, Section 145 of the DGCL or otherwise (the “Expenses”). Pursuant to the Indemnification Agreements, in the event an officer or director who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding with respect such officer’s or director’s service for us or a subsidiary or affiliate as an Indemnifiable Person (as defined in the Indemnification Agreements), or by reason of anything done or not done, or any act or omission, by such officer or director in any such capacity, we shall indemnify such officer and director from and against any and all Expenses and Other Liabilities (as defined in the Indemnification Agreements) incurred by such officer and director in connection with such Proceeding to the fullest extent not prohibited by the provisions of our Bylaws and the DGCL. Furthermore, pursuant to the Indemnification Agreements, we shall, subject to certain exception, at the request of an officer or director, advance all Expenses incurred by such officer or director prior to the final disposition of a Proceeding.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on our behalf of; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of OPAL to OPAL or OPAL’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against OPAL or any current or former director, officer, other employee, agent or stockholder of OPAL arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of our Charter or By-laws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against us or any director, officer or other employee governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The exclusive forum provisions of the Charter shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

If any action, the subject matter of which is within the scope of the exclusive forum provisions of the Charter, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provisions of the Charter (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and to have consented to the exclusive forum provisions of the Charter.

Investor Rights Agreement

At the Closing, Opco, Ares, Hillman and the Class B Shareholders (collectively the “OPAL Holders”) entered into the Investor Rights Agreement, pursuant to which, among other things, (i) ArcLight and Sponsor agreed to terminate the Registration and Shareholder Rights Agreement, dated as of March 25, 2021, entered into by them in connection with ArcLight’s IPO, (ii) we agreed to provide the OPAL Holders certain registration rights with respect to certain shares of Class A common stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, Second A&R LLC Agreement or the Charter and (iii) the OPAL Holders agreed not to transfer, sell, assign or otherwise dispose of their shares of Class A common stock for up to 180 days following the closing of the Business Combination, subject to certain exceptions.

Transfer Agent

The transfer agent for OPAL’s Common Stock is Continental Transfer & Trust Company.

Listing of Common Stock

The shares of Class A common stock are listed on Nasdaq under the symbol “OPAL”.

BENEFICIAL OWNERSHIP

The following table sets forth information known to the Company regarding the beneficial ownership of our Class A common stock and Class D common stock by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of our Class A common stock or our Class D common stock;

●	each of the Company’s named executive officers and directors; and

●	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the date of this prospectus. Shares subject to derivative securities that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding such derivative security for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to the exchange of Opco Common Units listed in the table below are represented in shares of Class A common stock.

Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of Class A common stock is based on 27,694,332 shares of our Class A common stock issued and outstanding and 144,399,037 shares of our Class D common stock issued and outstanding as of April 28, 2023. When computing the number of shares of common stock beneficially owned and the percentage ownership of a person, we include shares of common stock underlying securities held by that person that are convertible or exercisable or will become convertible or exercisable within 60 days of April 28, 2023, but we do not include those shares of common stock underlying such securities when computing the percentage ownership of any other person.

Name and Address of Beneficial Owners (1)	Number of Class A common stock beneficially owned	% of Class A common stock beneficially owned	Number of Class D common stock beneficially owned	% of Class D common stock beneficially owned	% of Total Voting Power
Directors and officers:
Adam Comora	—	—	—	—	—

Jonathan Maurer	15,000	*	—	—	*
Scott Edelbach	—	—	—	—	—
John Coghlin	—	—	—	—	—
Marco F. Gatti	496,852	1.79%	—	—	—
Kevin M. Fogarty (2)	50,000	*	—	—	*
Betsy Battle	—	—	—	—	—
Scott Dols	—	—	—	—	—
Mark Comora (3)	880,600	3.18%	144,399,037	100%	96.42%
Nadeem Nisar	10,000	*	—	—	*
Ashok Vemuri	—	—	—	—	—
All directors and officers as a group (15 persons) (4)	1,458,775	5.27%	144,399,037	100%	96.5%
Five Percent Holders:
Entities affiliated with Mark Comora (3)	880,600	3.18%	144,399,037	100%	96.42%
ArcLight CTC Holdings II, L.P. (5)	1,498,804	5.41% %	—	—	*
ARCC Beacon LLC (6)	3,059,533	11.05%	—	—	*
Mendocino Capital LLC (7)	2,500,000	9.03%	—	—	*
Entities affiliated with Electron (8)	1,800,000	6.50%	—	—	*
Nyera II Limited (9)	1,500,000	5.42%	—	—	*
Entities affiliated with Encompass Capital Advisors (10)	2,983,139	10.77%	—	—	*

Zimmer Partners, LP (11)	2,054,183	7.42%	—	—	*
Barclays PLC (12)	2,042,561	7.38%	—	—	*
Barclays Bank PLC (13)	2,042,561	7.38%	—	—	*

*Represents less than 1%

(1)	Unless otherwise noted, the business address of each of the directors and officers is One North Lexington Avenue, 14th Floor, White Plains, New York 10601.

(2)	Such shares are held by GBBH Family Limited Partnership.

(3)
Consists of (i) 142,377,450 shares of Class D common stock owned of record by OPAL HoldCo, (ii) 2,021,587 shares of Class D common stock owned of record by Hillman and (iii) 880,600 shares of Class A common stock owned by Fortistar LLC (“Fortistar”), but excludes an aggregate of 9,794,752 shares of Class D common stock potentially issuable to OPAL Holdco or Hillman (a total of 9,657,625 with respect to OPAL Holdco and 137,127 with respect to Hillman) in connection with certain potential earnout payments under the Business Combination Agreement. OPAL Holdco and Hillman collectively own of record 100% of the issued and outstanding shares of Class D common stock as of the date of this table. Each of OPAL Holdco and Hillman are controlled, through Fortistar and certain of its subsidiaries, by Mr. Mark Comora. Accordingly, Mr. Mark Comora is deemed to have beneficial ownership of the securities held by each of OPAL Holdco, Hillman and Fortistar. The shares of Class D common stock owned of record by Hillman are pledged to a bank in connection with certain indebtedness owing to such bank. See “Certain Relationships and Related Party Transactions—Hillman Restructuring”.  Shares of Class D common stock may be converted into shares of Class A common stock as further discussed in “Description of Securities—Common Stock— Class D common stock.” The business address of each of Mr. Comora, OPAL Holdco, Hillman and Fortistar is One North Lexington Avenue, 14th Floor, White Plains, New York 10601.

(4)	Excludes an aggregate of 302,187 restricted stock units issued to these individuals on October 3, 2022.

(5)
Consists of shares of Class A common stock held directly by ArcLight CTC Holdings II, L.P. (“Sponsor”). Daniel R. Revers has voting and investment discretion with respect to the securities held by Sponsor, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein. The parties hold shared voting and dispositive power over such shares. The business address of Sponsor and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02116.

(6)	The business address of ARCC Beacon LLC is 245 Park Avenue, 43rd Floor New York, New York 10167.

(7)	The business address of Mendocino and NextEra is 700 Universe Boulevard, Juno Beach, Florida 33408.

(8)	Consists of (i) 1,060,088 shares of Class A common stock held by Electron Global Master Fund LP (“EGMF”), (ii) 695,913 shares of Class A common stock held by Electron Infrastructure Master Fund LP (“EIMF”), (iii) 30,628 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP (“BARS”) and (iv) 13,371 shares of Class A common stock held by AGR Trading SPC-Series Segregated Portfolio (“AGR”). James Shaver is the managing member of the general partners of EGMF and EIMF, and as such may be deemed to beneficially own the shares of Class A common stock held by EGMF and EIMF. Boothbay Fund Management LLC is the investment manager of BARS. AC Investment Management, LLC is the investment manager of AGR. James Shaver may be deemed to have investment discretion and voting power over shares of Class A common stock held by the BARS and AGR. The parties hold shared voting and dispositive power over such shares The business address of EGMF, EIMG and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, New York 10022. The business address of BARS is 140 East 45th St., 14th Floor, New York, New York 10017. The business address of AGR is 1350 Avenue of the Americas, Suite 2300, New York, New York 10019.

(9)	Consists of 1,500,000 shares of Class A common stock. Benjamin Wasem, Pantelitsa Georgiade and Vasiliki Papalli (the “Nyera Principals”) each has voting and investment discretion with respect to the securities held Nyera II Limited (“Nyera”), and thus may be deemed to have beneficial ownership of such securities. Each of the Nyera Principals expressly disclaims any such beneficial ownership of such securities, except to the extent of their individual pecuniary interests therein. The business address of Nyera and the Nyera Principals is 8 Stasinou Avenue, Photos Photiades Business Centre, Office 401, 1060 Nicosia, Cyprus.

(10)	Consists of (i) 1,638,655 shares of Class A common stock which are held by certain fund entities and managed accounts for which Encompass Capital Advisors, LLC (“Encompass Advisors”) exercises investment discretion, and (ii) 1,344,484 shares of Class A common stock which are held by certain fund entities and managed accounts for which Encompass Capital Partners LLC (“Encompass Partners”) exercises investment discretion. Todd Kantor, as the managing member of Encompass Advisors, may also be deemed to beneficially own such securities. The parties hold shared voting and dispositive power over such shares. The business address of Encompass Advisors, Encompass Partners and Mr. Kantor is 200 Park Avenue, 11th Floor, New York, New York 10166.

(11)	According to Schedule 13G, filed on February 9, 2023 by Zimmer Partners, LP, Zimmer Financial Services Group LLC, Zimmer Partners GP, LLC, and Stuart J. Zimmer (the “Zimmer Parties”), the business address of the Zimmer Partners Parties is 9 West 57th Street, 33rd Floor, New York, NY 10019. The Zimmer Parties share voting and dispositive power over 2,054,183 shares of Class A common stock.

(12)	According to Schedule 13G, filed on January 30, 2023 by Barclays PLC, the business address of such parties is 1 Churchill Place, London, E14 5HP, England.

(13)	According to Schedule 13G, filed on January 30, 2023 by Barclays Bank PLC, the business address of such parties is 1 Churchill Place, London, E14 5HP, England.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 166,318,246 shares of Class A common stock. The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A common stock held by each Selling Holders immediately prior to the sale of the shares of Class A common stock in this offering, the number of shares of our Class A common stock that may be sold by each Selling Holder under this prospectus and the number of shares of Class A common stock that each Selling Holder will beneficially own after this offering.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such shares of Class A common stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A common stock in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Holder	Number Held Prior to Offering	Number Registered for Sale Hereby	Number Held After Offering
ARCC Beacon LLC (1)	3,059,533	3,059,533	—
ArcLight CTC Holdings II, L.P. (2)	1,498,804	1,498,804	—
Arno Harris (3)	35,000	35,000	—
Brian Goncher (3)	35,000	35,000	—
Ja-Chin Audrey Lee (3)	35,000	35,000	—
Steven Berkenfeld (3)	35,000	35,000	—
Entities affiliated with Mark Comora (4)	145,279,637	145,279,637	—
Adage Capital Partners LP (5)	500,000	500,000	—
Arosa Alternative Energy Fund LP (6)	45,000	45,000	—
Arosa Opportunistic Fund LP (7)	105,000	105,000	—
Dmitri Sinenko (8)	500,000	500,000	—
Nyera II Limited (9)	1,500,000	1,500,000	—
J. Goldman Master Fund (10)	500,000	500,000	—
Mendocino Capital, LLC (11)	2,500,000	2,500,000	—
Northbank Capital Management, LLC (12)	500,000	500,000	—
Stearns, Conrad and Schmidt Consulting Engineers, Inc. (13)	50,000	50,000	—
Trent Vichie (14)	200,000	200,000	—
Entities affiliated with Encompass Capital Advisors (15)	2,983,139	2,983,139	—
Entities affiliated with Electron (16)	1,800,000	1,800,000	—
ACHP B, L.P. (3)	331,235	331,235	—
ACTC Holdings GP II, LLC (3)	69,572	69,572	—
Alexander Busch (3)	35,316	35,316	—
Andrew Brannan (3)	35,316	35,316	—
Carl Stjernfeldt (3)	66,247	66,247	—
Carter Aubrey Ward (3)	66,247	66,247	—
Charles A. Poole, III (17)	37,597	37,597	—
Christine Miller (3)	33,682	33,682	—
Churchill George Yong (18)	16,562	16,562	—
Daniel R. Revers (3)	1,339,662	1,339,662	—
Elisabeth Wallace (3)	6,849	6,849	—
Gavin Robert Danaher (3)	52,974	52,974	—
Hayes A. Winik (19)	9,937	9,937	—
Jeanna T. Simeone (3)	33,459	33,459	—
John F. Erhard (3)	898,253	898,253	—
Josef Alves (3)	7,064	7,064	—
Kevin Crosby (20)	263,012	263,012	—
Keystone 2020, LLC (21)	353,165	353,165	—
Lucius Taylor (3)	16,562	16,562	—
Marco Francesco Gatti (3)	496,852	496,852	—
Mark Tarini (3)	66,006	66,006	—
Matthew Williamson Miller (3)	67,365	67,365	—

Neelamkavil and Parekh Trust dated March 5, 2020 (3)	99,930	99,930	—
Revers Special Ops Holdings, LLC (3)	99,371	99,371	—
Robert Knight (22)	36,478	36,478	—
Robert Meister Trevisani (3)	13,808	13,808	—
Robert S. McGaughey (3)	21,190	21,190	—
Ryan James Ganong (3)	14,126	14,126	—
Theodore D. Burke (23)	66,247	66,247	—
Timothy M. Evans (3)	82,809	82,809	—
Trevor Edward Breen (3)	9,937	9,937	—
Vancouver Resources, Inc. (24)	102,726	102,726	—
WSI Cicada II Ltd. (25)	901,029	901,029	—

(1)
Consists of 3,059,533 shares of Class A common stock. ARCC Beacon LLC’s (“ARCC Beacon”) sole member is Ares Capital Corporation. The manager of Ares Capital Corporation is Ares Capital Management LLC, and the sole member of Ares Capital Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC. Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Members”). Antony P. Ressler generally has veto authority over decisions by the Ares Board Members. Each of the Ares Entities (other than ARCC Beacon, with respect to the securities owned by it as set forth above), the Ares Board Members and the other directors, officers, partners, stockholders, members and managers of the Ares Entities, expressly disclaims beneficial ownership of the shares reported herein for purposes of Section 13(d) of the Exchange Act and the rules under Section 13(d) of the Exchange Act. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(2)
Consists of 1,498,804 shares of Class A common stock held directly by ArcLight CTC Holdings II, L.P. (“Sponsor”). Daniel R. Revers has voting and investment discretion with respect to the securities held by Sponsor, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein. The business address of Sponsor and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116.

(3)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The business address of Sponsor and the reporting person is 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02116.

(4)
Consists of (i) 142,377,450 shares of Class D common stock owned of record by OPAL Holdco, (ii) 2,021,587 shares of Class D common stock owned of record by Hillman and (iii) 880,600 shares of Class A common stock owned by Fortistar, but excludes an aggregate of 9,794,752 shares of Class D common stock potentially issuable to OPAL Holdco or Hillman (a total of 9,657,625 with respect to OPAL Holdco and 137,127 with respect to Hillman) in connection with certain potential earnout payments under the Business Combination Agreement. Each of OPAL Holdco and Hillman are controlled, through Fortistar and certain of its subsidiaries, by Mr. Mark Comora. Accordingly, Mr. Mark Comora is deemed to have beneficial ownership of the securities held by each of OPAL Holdco, Hillman and Fortistar. The shares of Class D common stock owned of record by Hillman are pledged to a bank in connection with certain indebtedness owing to such bank. See “Certain Relationships and Related Party Transactions—Hillman Restructuring.” The business address of each of Mr. Comora, OPAL Holdco, Hillman and Fortistar is One North Lexington Avenue 14th Floor, White Plains, New York 10601.

(5)	Consists of 500,000 shares of Class A common stock. Phillip Gross is the managing member of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, may be deemed the beneficial owner of such shares. The business address of Adage Capital Partners, L.P. is 200 Clarendon St, 52nd Fl, Boston, Massachusetts 02110.

(6)	Consists of 45,000 shares of Class A common stock. These shares may be deemed to be beneficially owned by Till Bechtolsheimer, the Chief Executive Officer of Arosa Alternative Energy Fund LP’s investment manager. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, NY 10001.

(7)	Consists of 105,000 shares of Class A common stock. Arosa Capital Management Opportunistic GP II LLC is the general partner of Arosa Opportunistic Fund LP and Arosa Capital Management LP is its investment manager. The members of Arosa Capital Management Opportunistic GP II LLC and the limited partners of Arosa Capital Management LP are Till Bechtolsheimer and Abraham Joseph. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, New York 10001.

(8)	Consists of 500,000 shares of Class A common stock. The address of the Selling Holder is 1614 Sul Ross Street, Houston, Texas 77006.

(9)
Consists of 1,500,000 shares of Class A common stock. Benjamin Wasem, Pantelitsa Georgiade and Vasiliki Papalli (the “Nyera Principals”) each has voting and investment discretion with respect to the securities held Nyera II Limited (“Nyera”), and thus may be deemed to have beneficial ownership of such securities. Each of the Nyera Principals expressly disclaims any such beneficial ownership of such securities, except to the extent of their individual pecuniary interests therein. The business address of Nyera and the Nyera Principals is 8 Stasinou Avenue, Photos Photiades Business Centre, Office 401, 1060 Nicosia, Cyprus.

(10)
Consists of 500,000 shares of Class A common stock. J. Goldman Master Fund, L.P. (the “Master Fund”), which is managed by J. Goldman & Co., L.P. of which J. Goldman Capital Management Inc. is the general partner beneficially owns 300,000 shares of common stock of the Company. Jay G. Goldman is the sole director of J. Goldman Capital Management, Inc. Together, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman have shared voting and dispositive power over the securities of the Company reported herein that are held by the Master Fund. J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman may be deemed to beneficially own all of the shares of common stock held by the Master Fund. The address of the Master Fund is c/o ATU General Trust Services (BVI) Ltd., 3076 Sir Francis Drake’s Highway, P.O. Box 3463, Roadtown, Tortola, BVI, VG1110.

(11)
Consists of 2,500,000 shares of Class A common stock. Mendocino Capital, LLC (“Mendocino”) is a subsidiary of NextEra Energy, Inc. (“NextEra”), a publicly traded company. The business address of Mendocino and NextEra is 700 Universe Boulevard, Juno Beach, Florida 33408.

(12)
Consists of 500,000 shares of Class A common stock. Bradford Seagraves is the Chief Investment Officer of Northbank Capital Management, LLC (“Northbank”), and may be deemed the beneficial owner of such shares. The business address of Northbank is 133 Southern Comfort Road, Ketchum, Idaho 83340.

(13)
Consists of 50,000 shares of Class A common stock. Curtis Jang is the Chief Financial Officer of Stearns, Conrad and Schmidt Consulting Engineers, Inc.(“SCS Consulting”), and may be deemed the beneficial owner of such shares. The business address of SCS Consulting is 3900 Kilroy Airport Way, Suite 100, Long Beach, California 90806.

(14)	Consists of 200,000 shares of Class A common stock. The address of the Selling Holder is 2403 Hatley Dr., Austin Texas 78746.

(15)
Consists of (i) 1,638,655 shares of Class A common stock which are held by certain fund entities and managed accounts for which Encompass Capital Advisors, LLC (“Encompass Advisors”) exercises investment discretion, and (ii) 1,344,484 shares of Class A common stock which are held by certain fund entities and managed accounts for which Encompass Capital Partners LLC (“Encompass Partners”) exercises investment discretion. Todd Kantor, as the managing member of Encompass Advisors, may also be deemed to beneficially own such securities. The parties hold shared voting and dispositive power over such shares. The business address of Encompass Advisors, Encompass Partners and Mr. Kantor is 200 Park Avenue, 11th Floor, New York, New York 10166.

(16)
Consists of (i) 1,060,088 shares of Class A common stock held by Electron Global Master Fund LP (“EGMF”), (ii) 695,913 shares of Class A common stock held by Electron Infrastructure Master Fund LP (“EIMF”), (iii) 30,628 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP (“BARS”) and (iv) 13,371 shares of Class A common stock held by AGR Trading SPC-Series Segregated Portfolio (“AGR”). James Shaver is the managing member of the general partners of EGMF and EIMF, and as such may be deemed to beneficially own the shares of Class A common stock held by EGMF and EIMF. Boothbay Fund Management LLC is the investment manager of BARS. AC Investment Management, LLC is the investment manager of AGR. James Shaver may be deemed to have investment discretion and voting power over shares of Class A common stock held by the BARS and AGR. The business address of EGMF, EIMG and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022. The business address of BARS is 140 East 45th St., 14th Floor, New York, NY 10017. The business address of AGR is 1350 Avenue of the Americas, Suite 2300, New York, New York 10019.

(17)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 74 Oxford Street, Winchester, Massachusetts 01890.

(18)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor.The address of the Selling Holder is 52 Ashton Ave, Newton, Massachusetts 02459.

(19)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor.The address of the Selling Holder is 366 Kent Street, Brookline, Massachusetts 02446.

(20)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 6 Harborview Lane, Marblehead, Massachusetts 01945.

(21)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 919 Milam Street, Suite 2400, Houston, Texas 77002.

(22)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 566 Commonwealth Ave PH1, Boston, Massachusetts 02215.

(23)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 7025 Jensen Canyon Road, P.O. Box 918, Teton Village, Wyoming 83025.

(24)	The address of the Selling Holder is 8582 Katy Freeway, Suite 150, Houston, Texas 77024.

(25)	The address of the Selling Holder is Ideation House, 94 Pitts Bay Road, 1st Floor, Pembroke HM08, Bermuda.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee Charter provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the Audit Committee. The Audit Committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

IT Services Agreement

OPAL Fuels LLC (“Opco”) has entered into a Master Services Agreement with CoStar Partners LLC (“CoStar”). CoStar is controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliated entities other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of managers of Opco and, thereafter became our Chairman of the Board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. The Chief Executive Officer of CoStar is Mr. David Comora, who is the son of Mr. Mark Comora and the brother of Mr. Adam Comora who served as Co-Chief Executive Officer of Opco and is currently serving in the same capacity at OPAL. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this Master Services Agreement was signed, served as executive officers of Opco and also served at Fortistar. Pursuant to this Master Services Agreement, CoStar provides certain information technology and consulting services and support to Opco. In consideration of the performance of these certain services, Opco has agreed to compensate CoStar approximately $150,000 per month. This amount may increase in the event Opco requests additional services under the Master Services Agreement. The term of this agreement is thirty-six months from the effective date of June 1, 2020 unless terminated sooner. CoStar has the right to terminate this agreement in whole or in part upon Opcos’ failure to cure any monetary default or default of any non-monetary material provision after a combined forty days of written notice from CoStar to Opco. Opco, on the other hand, may terminate this agreement in its entirety in the event that CoStar defaults in the performance of the services and such default is not cured within forty-five days of written notice from Opco of such default.

Administrative Services Agreement

Opco has entered into an Administrative Services Agreement with Fortistar Services 2 LLC (“FS2”). FS2 is controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliated entities other than us. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became the Chairman of our board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this Administrative Services Agreement was signed, served as executive officers of Opco and also served at Fortistar. Pursuant to this Administrative Services Agreement, Opco pays the applicable standard hourly rate for each professional of FS2’s personnel for administrative and support services; and FS2 pays the applicable standard hourly rate for each professional of Opco for technical, engineering, analytical, regulatory and other consulting services to FS2 or its affiliates in the event so requested from time to time. Additionally, Opco pays FS2 an agreed upon fixed monthly costs for its portion of administrative office space and equipment. The term of this agreement is thirty-six months from the effective date of December 31, 2020 unless terminated sooner. The agreement will terminate (i) upon the dissolution of either party; (ii) the expiration of the term where one party has provided notice of non-renewal; or (iii) at any time, at either party’s option upon thirty days’ written notice if the non-terminating party is grossly negligent in its performance of its duties or willfully breaches this agreement, the non-terminating party acts fraudulently in the performance of its duties, or immediately, without notice, if the non-terminating party initiates bankruptcy proceedings.

Indemnification and Hold Harmless Agreement

Opco has entered into an indemnification and hold harmless agreement with Fortistar, dated December 31, 2020. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board, is the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this agreement was signed, served as executive officers of Opco and also served at Fortistar. The indemnification and hold harmless agreement requires Opco, on behalf of itself or any of its direct or indirect subsidiaries, to use its best efforts to repay and perform all of its outstanding liabilities and obligations, indemnify and hold Fortistar harmless from and against any and all payments, commitments, liabilities, losses, damages, expenses and costs of whatsoever nature by reason of or arising out of any credit support arrangements, including guarantees of repayment of debt, commitments to provide equity capital, and commitments to fund certain royalty payments in the event a project is not completed by a specific date or if a project does not deliver minimum annual contracted volumes of RNG, related to (i) several of Opco projects, namely the New River RNG LLC Project, the Noble Road RNG LLC Project and the Pine Bend RNG LLC Project and (ii) any such credit support arrangements that Fortistar may in the future so provide for the benefit of Opco. As of July 31, 2022, the approximate dollar amounts related to such credit support arrangements in existence by Fortistar under this indemnification and hold harmless agreement was (a) $0 in connection with outstanding loan guaranties (because the underlying loan had been repaid), (b) an aggregate of $14,500,000 in equity capital commitments related to three projects under construction, (c) $5,000,000 in aggregate payments if Opco fails to meet minimum delivery requirements for RNG related to the Noble Road RNG Project, and (d) certain “make whole” payments consisting of potential annual royalty payments if New River RNG Project was not completed by a date certain, which amounts are no longer at risk as the New River Project was completed prior to the required date. None of the foregoing amounts were due and payable at July 31, 2022, as none of the conditions upon which

Fortistar would be required to perform on behalf of Opco under the indemnification and hold harmless agreement existed as of the date hereof.

Flue Gas Offtake and Preferred Partner Agreement

Opco has entered into an agreement with CarbonFree Chemical Holdings, LLC (“CarbonFree”), a leading carbon capture business. Mr. Mark Comora, through Fortistar and certain of its affiliated entities other than OPAL, owns more than 10% of the voting equity of CarbonFree. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board, is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar who is a Managing Director of the managing member of CarbonFree, was also a former member of the board of Opco and a current member of our board. Mr. Nisar is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies Pursuant to the agreement with CarbonFree, which was entered into on November 29, 2021, both parties agreed that within 180 days of the date of the agreement they will cooperate to pursue the development of a carbon capture plant adjacent to a potential Opco RNG production location. If at the end of the 180 day period it is determined that it is not commercially reasonable to pursue the development of such plant at the location, the parties have agreed to cooperate to identify one or more alternative locations within 240 days of the date of the agreement. In the event both parties deem a project commercially viable and desirable, they will begin undertaking their respective responsibilities to implement the project. The parties have agreed that the construction of any such carbon capture plant shall commence by the end of 2022. If constructed, each plant will use CarbonFree’s proprietary technology to capture CO₂ from the flue gases produced by the adjacent Opco RNG production facility, transforming it into solid carbonate materials.

Pursuant to this agreement, CarbonFree is responsible for all costs associated with site procurement, planning, development, construction, maintenance and operation of any carbon capture plant constructed at the proposed sites and the maintenance and operation of all “downstream” systems of the projected flue gas pipeline interconnection system. Opco is responsible for procuring access to the land needed for the plant, providing engineering support to design and construct the interconnection system and supplying all available historical data analyzing flue gas from the relevant RNG plant. CarbonFree is entitled to retain all payments and revenue generated by the carbon capture plant, including any carbon credit payments. Opco is entitled to 80% of the value on any improvement of its CI score under the California LCFS system or other similar state program. Further, CarbonFree will be Opco’s preferred provider of carbon capture technology and Opco will be CarbonFree’s preferred provider of RNG where it has the legal right to designate such a provider. The agreement will terminate on the later of (i) November 28, 2024, or (ii) a date agreed upon in writing. Neither party may transfer, assign or delegate their rights or obligations without the other’s prior written consent.

Hillman Restructuring

On December 11, 2020, Hillman, Hillman Power Company LLC (“Hillman Power”), and Customers Bank, among others, entered into a Loan and Guaranty Agreement (the “Customers Loan Agreement”) pursuant to which Customers Bank extended to Hillman Power a term loan pursuant to the Main Street Lending Program in the aggregate original principal amount of $30,000,000 in accordance with the terms, and subject to the conditions, of the Customers Loan Agreement. Hillman and Hillman Power are controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliates other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar and Mr. Jonathan Maurer each serve as a manager and each maintains a pecuniary interest in, a limited liability company that indirectly owns a passive equity investment in Hillman, Mr. Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. Prior to the closing of the Business Combination, Mr. Maurer served as Co-Chief Executive Officer of Opco Fuels and is currently serving in the same capacity with us. Prior to being appointed of Co-Chief Executive Officer of OPAL in 2021, Mr. Maurer served as a Managing Director of Fortistar.

In connection with the Customers Loan Agreement, Hillman pledged its interests in the following Opco related subsidiaries: (i) its 11.1% minority equity ownership interest in CV RNG Holdings LLC, (ii) 50.0% equity ownership interest in Noble Road HoldCo LLC, (iii) 30.0% minority equity ownership interest in Pine Bend HoldCo LLC, and (iv) 50.0% equity ownership interest in Sunoma HoldCo LLC (collectively, the “Pledged Membership Interests”).

On November 29, 2021, Opco and Hillman entered into an Exchange Agreement pursuant to which Hillman transferred the Pledged Membership Interests in exchange for the issuance of equity ownership interests in Opco (collectively, the “OPAL Fuels Membership Interests”) consisting of (i) 14 Common Units (representing 1.4% of the current outstanding common membership interests in Opco) and (ii) 300,000 Series A-1 Preferred Units of Opco,

which are redeemable after four years at the option of Hillman for an aggregate redemption price of $30,000,000, plus accrued and unpaid dividends thereon (collectively, the “Exchange”).

On November 29, 2021, Hillman Power, Hillman and Customers Bank entered into a Limited Consent and First Amendment to Loan and Guaranty Agreement (the “Limited Consent”) pursuant to which Customers Bank consented to the Exchange, amended the Customers Loan Agreement and released its security interest in the Pledged Membership Interests (the “Lien”). Pursuant to the Limited Consent, the Lien shall automatically attach to the OPAL Fuels Membership Interests and Customers Bank shall have a first priority, perfected security interest in and Lien on all Hillman’s rights, title and interest in and to the OPAL Fuels Membership Interests.

Opco Reorganization

OPAL Holdco and Opco were formed as Delaware limited liability companies on December 30, 2020 (using their former names Acceler8 Holdings LLC and Acceler8 LLC, respectively), with OPAL Holdco owning all of the equity interests in Opco. Through a series of contributions and assignments, on December 31, 2020, the equity owners of Fortistar Contracting LLC, Fortistar Methane 3 Holdings LLC, Fortistar RNG LLC, Fortistar Services LLC, Gas Recovery Systems, LLC Minnesota Methane LLC and TruStar Energy LLC (the “Opco Reorganized Entities”) contributed and assigned their equity ownership interests in these Opco Reorganized Entities (and, correspondingly, the subsidiary interests of each of these entities) to OPAL Holdco and, ultimately, Opco, resulting in the current organizational structure of Opco and its subsidiaries (the “Opco Fuels Reorganization”). Prior to the Opco Fuels Reorganization, each of the Opco Reorganized Entities were controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliates other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco and, thereafter, became Chairman of our board. Mr. Comora, through his indirect control of OPAL Holdco, continued to control Opco and OPAL Holdco immediately following the Opco Fuels Reorganization and OPAL Holdco continued to own all of the equity interests in Opco immediately following the Opco Fuels Reorganization. In addition, as part of the earlier described contributions and assignments related to TruStar Energy LLC, Mr. Adam Comora, the former Co-Chief Executive Officer of Opco and our current Co-Chief Executive Officer, Mr. Scott Edelbach, the former Executive Vice President of Opco and our current Executive Vice President of OPAL, and Mr. Scott Dols, a former member of the board of Opco and current member of our board, contributed and assigned their equity ownership in TruStar Energy LLC, which ownership did not confer control in the entity, in exchange for noncontrolling equity interests in a limited liability company outside the organizational structure of Opco and its subsidiaries.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, (i) ArcLight, (ii) Sponsor, (iii) Opco, (iv) each executive officer of ArcLight and (v) the Class B shareholders of ArcLight entered into the Sponsor Letter Agreement, pursuant to which, among other things, (i) each Class B Shareholder agreed to vote in favor of each of the transaction proposals to be voted upon at the meeting of ArcLight shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) each Class B Shareholder agreed to waive any adjustment to the conversion ratio set forth in the governing documents of ArcLight or any other anti-dilution or similar protection with respect to the ArcLight Class B ordinary shares (including those resulting from the transactions contemplated by the Subscription Agreements (as described below)), (iii) each Class B Shareholder agreed to be bound by certain transfer restrictions with respect to his, her or its shares in ArcLight prior to the Closing, (iv) Sponsor agreed to subject 10% of its Class A common stock (received as a result of the conversion of its ArcLight Class B ordinary shares immediately prior to the closing of the Business Combination) to vesting and forfeiture conditions relating to the volume-weighted average price targets for Class A common stock sustained over a period of 60 months following the closing of the Business Combination and (v) Sponsor agreed to pay ArcLight’s transaction expenses to the extent they exceeded $26,000,000 in connection with the Business Combination.

Transactions with NextEra

Issuance of redeemable preferred non-controlling interests

On November 29, 2021, NextEra subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of December 31, 2021, no Series A preferred units were issued. During the year ended December 31, 2022, the Company had drawn $100,000 and issued 1,000,000 Series A preferred units. The Company recorded paid-in-kind preferred dividend of $5,406 for the year ended December 31, 2022. As of December 31, 2021, no Series A preferred units were issued. Please see Note 14. Redeemable non-controlling interests, Redeemable preferred non-controlling interests and Stockholders' Equity, for additional information.

Purchase and sale agreement for environmental attributes

On November 29, 2021, the Company entered into a purchase and sale agreement with NextEra for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company plans to sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of environmental attributes sold per quarter will incur a fee per environmental attribute in addition to the specified discount. The agreement was effective beginning January 1, 2022. For the year ended December 31, 2022, the Company earned net revenues after discount and fees of $76,920 under this contract which was recorded as part of Revenues - RNG fuel. Please see Note 2. Summary of significant accounting policies for additional information.

Commodity swap contracts under ISDA

The Company entered into an ISDA agreement with NextEra in November 2019. Pursuant to the agreement, the Company entered into commodity swap contracts on a periodic basis. As of December 31, 2022 and 2021, there were three commodity swap contracts outstanding. The Company records the realized and unrealized gain (loss) on these commodity swap contracts as part of Revenues - Renewable Power. Please see Note 10. Derivative instruments and Fair value measurements for additional information. The Company recorded $5,495 and $2,885 as revenues earned under the commodity swap contracts.

Issuance of shares of Class A common stock for PIPE investment

In July 2022, the Company raised $138,850 in cash net of transaction expenses of $9,700 representing cash received from the closing of Business Combination and PIPE Investment. NextEra subscribed to the PIPE investment and was issued 2,500,000 shares of Class A common stock at $10.0 per share. Please see Note 3. Business Combination, for additional information.

PIPE Investors

Concurrently with the execution of the Business Combination Agreement, ArcLight entered into Subscription Agreements with certain investors, including, among others, an affiliate of ArcLight and an affiliate of Opco, as well as the other PIPE Investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and ArcLight agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate of 12,500,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $125,000,000. As part of the 12,500,000 shares of Class A common stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight agreed to subscribe for and purchase 2,000,000 shares of Class A common stock, in the aggregate, and Fortistar LLC agreed to subscribe for and purchase 800,000 shares of Class A common stock, in each case on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share. On May 11, 2022, PIPE Investors representing $110,806,000 of the original PIPE Investment entered into the Amended Subscription Agreements, whereby the termination rights described above were amended to extend the term of each Amended Subscription Agreement by 60 days to July 29, 2022. As a result, there was approximately $14.2 million less available proceeds from the PIPE Investment at the closing of the Business Combination.

Investor Rights Agreement

At the Closing, Opco, Ares, Hillman and the Class B Shareholders (collectively the “OPAL Holders”) entered into the Investor Rights Agreement, pursuant to which, among other things, (i) ArcLight and Sponsor agreed to terminate the Registration and Shareholder Rights Agreement, dated as of March 25, 2021, entered into by them in connection with ArcLight’s IPO, (ii) we agreed to provide the OPAL Holders certain registration rights with respect to certain shares of Class A common stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, Second A&R LLC Agreement or the Charter and (iii) the OPAL Holders agreed not to transfer, sell, assign or otherwise dispose of their shares of Class A common stock for up to 180 days following the closing of the Business Combination, subject to certain exceptions.

Tax Receivable Agreement

On the Closing Date, we entered into the Tax Receivable Agreement with the TRA Participants, pursuant to which we are required to pay to the Opco Common Equityholders, in the aggregate, 85% of the amount of cash tax savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using certain simplifying assumptions) as a result of (i) the increases in tax basis and certain other tax benefits related to any (x) exchanges of Opco Common Units (together with our voting shares) for Class A common stock or Class C common stock, as applicable, or cash, and (y) payments made under the Tax Receivable Agreement (other than to the extent characterized as imputed interest), and (ii) tax benefits attributable to the portion of any payments made under the Tax Receivable Agreement treated as imputed interest. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Opco.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or a part of the tax basis increases or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis increases or other tax attributes are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, any plan of liquidation and other forms of business combinations or changes of control) or the Tax Receivable Agreement terminates early (at our election or as a result of a breach, including a breach for our failing to make timely payments under the Tax Receivable Agreement for more than three months, except in the case of certain liquidity exceptions), we could be required to make a substantial, immediate lump-sum payment based on the present value of hypothetical future payments that could be required under the Tax Receivable Agreement. The calculation of the hypothetical future payments would be made using certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the sufficiency of taxable income to fully utilize the tax benefits, (ii) any Opco Common Units (other than those held by us) outstanding on the termination date are exchanged on the termination date and (iii) the utilization of certain loss carryovers over a certain time period. Our ability to generate net taxable income is subject to substantial uncertainty. Accordingly, as a result of the assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates.

As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, we expect that if we experienced a change of control, the estimated TRA lump-sum payment would be approximately $192.0 million depending on Opco’s rate of recovery of the tax basis increases associated with the deemed exchange of the Opco Common Units (other than those held by us). This estimated TRA lump-sum payment is calculated using a discount rate equal to 6.32%, applied against an undiscounted liability of approximately $322.0 million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A common stock at the time of the exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC Topic 740, ‘Income Taxes’ (“ASC 740”). As such, we have reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on the ability of Opco to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Indemnification

On July 21, 2022, OPAL entered into certain Indemnification Agreements (“Indemnification Agreements”) with each of its directors and executive officers. The Indemnification Agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the Indemnification Agreements, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Sponsor Letter Agreement

Additionally, in connection with the Closing, Opco and Sponsor entered into a letter agreement whereby Sponsor agreed to transfer, pledge or forfeit up to 150,000 shares of Class A common stock held by Sponsor for no consideration, upon and in accordance with the written direction of Opco. Pursuant to such letter agreement, Sponsor further agreed that if OPAL received less than $6,800,000 in cash upon the release of the escrow fund established pursuant to the Forward Purchase Agreement (such shortfall amount being referred to as the “Shortfall Amount”), Sponsor would transfer, pledge or forfeit up to an additional 102,000 shares of Class A common stock currently subject to forfeiture under earn-out provisions as provided in the Sponsor Letter Agreement entered into on December 2, 2021 among the OPAL, Sponsor, Opco and certain other persons (with such maximum number of shares pro-rated on a directly proportionate basis based on the size of the Shortfall Amount relative to $6,800,000).  Pursuant to the letter agreement, Sponsor has forfeited an aggregate of 197,258 Shares held by the Sponsor. The forfeiture of Shares was effected on January 26, 2023.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our Class A common stock that will hold our Class A common stock as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our Class A common stock and any consideration received by a holder in consideration for the sale or other disposition of our Class A common stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this registration statement, which is subject to change or differing interpretation, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address the effects of the alternative minimum tax, the Medicare tax on certain net investment income, the effects of Section 451 of the Code, or the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	U.S. expatriates or former citizens or long-term residents of the United States;

●	persons that actually or constructively own five percent or more (by vote or value) of our shares;

●	persons that acquired our Class A common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to our Class A common stock;

●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities or arrangements;

●	tax-exempt entities;

●	controlled foreign corporations; and

●	passive foreign investment companies and other corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner, member or other beneficial owner in such entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the entity, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership (or other pass-through entity) that holds our Class A common stock, you are urged to consult your own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Class A common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this registration statement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your own tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. We do not expect to pay any distributions on our Class A common stock in the foreseeable future. If we do pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” below.

Dividends we pay to a U.S. holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the relevant holding period requirements are not satisfied, then a corporate U.S. holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and a non-corporate U.S. holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. Upon a sale or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. If such holding period requirement is not satisfied, any gain on a sale or taxable disposition of the Class A common stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder upon a sale or other taxable disposition of Class A common stock will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock disposed of or sold. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost for the Class A common stock less, in the case of a share of Class A common stock, any prior distributions treated as a return of capital (as described above). In the case of any shares of Class A common stock originally acquired as part of an investment unit with a warrant, the acquisition cost for the share of Class A common stock and warrant that were part of such investment unit would equal an allocable portion of the acquisition cost of the entire investment unit (with such allocable portion based on the relative fair market values of the components of the investment unit at the time of acquisition).

Information Reporting and Backup Withholding. In general, information reporting requirements may apply with respect to dividends paid to a U.S. holder and with respect to the proceeds of the sale or other disposition of our shares of Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” As used herein, the term “non-U.S. holder” means a beneficial owner of our Class A common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A common stock. If you are such an individual, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A common stock.

Taxation of Distributions. We do not expect to pay any distributions on our Class A common stock in the foreseeable future. If we do pay distributions in cash or other property, in general, any such distributions (other than certain distributions of our stock and rights to acquire our stock) we make to a non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. If such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30% unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” below.

The 30% withholding tax described above generally does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. holder receiving dividends that are effectively connected with such holder’s conduct of a U.S. trade or business may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate as may apply under an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, unless:

●	the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Class A common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. holder that is treated as a non-U.S. corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or such lower rate as may apply under an applicable income tax treaty).

If the second bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe we are not and have not been at any time since our formation a United States real property holding corporation and, while no assurances can be given in this regard, we do not expect to be treated as a United States real property holding corporation in the future. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Class A common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. The above withholding tax under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that would produce U.S.-source interest or dividends beginning on January 1, 2019; however, the Treasury has released proposed regulations upon which taxpayers may rely that eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their own tax advisors regarding the effects of FATCA on their investment in our Class A common stock.
PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Holders of up to 166,318,246 shares of Class A common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holders as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distributions by any Selling Holder or its affiliates to its partners, members or stockholders

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Holders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Holder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Holders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on Nasdaq under the symbol “OPAL”.

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holders or borrowed from any Selling Holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP will pass upon the validity of the Class A common stock offered by this prospectus and certain other matters related to this prospectus.

EXPERTS

The consolidated financial statements of OPAL Fuels Inc. as of and for the years ended December 31, 2022 and 2021 included in this prospectus and Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.opalfuels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm (BDO USA, LLP; Stamford, CT; PCAOB ID No.243)	F-1

Consolidated Balance Sheets as of December 31, 2022 and 2021	F-2

Consolidated Statements of Operations for the years ended December 31, 2022 and 2021	F-4

Consolidated Statements of Comprehensive Income for the years ended December 31, 2022 and 2021	F-5

Consolidated Statements of Changes in Redeemable non-controlling interests, Redeemable preferred non-controlling interest and Stockholders' (deficit) Equity for the years ended December 31, 2022 and 2021
F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-7

Notes to Consolidated Financial Statements	F-11

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
OPAL Fuels Inc.
White Plains, NY

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of OPAL Fuels Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income, changes in redeemable non-controlling interest, redeemable preferred non-controlling interest and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Related Parties
As discussed in Note 11 “Related Parties” to the consolidated financial statements, OPAL Fuels Inc. and its subsidiaries have entered into significant transactions with NextEra Energy Marketing, LLC (“NextEra”) and Fortistar LLC (“Fortistar”), which are related parties. Our opinion is not modified with respect to this matter.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2016.

Stamford, CT

March 28, 2023

OPAL FUELS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except per share data)

	December 31, 2022	December 31, 2021 (1)
Assets
Current assets:
Cash and cash equivalents (includes $12,506 and $1,991 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	$40,394	$39,314
Accounts receivable, net (includes $966 and $40 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	31,083	25,391
Accounts receivable, related party	12,421	—
Restricted cash - current (includes $6,971 and $0 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	32,402	—
Short term investments	64,976	—
Fuel tax credits receivable	4,144	2,393
Contract assets	9,771	8,484
Parts inventory	7,311	5,143
Environmental credits held for sale	1,674	386
Prepaid expense and other current assets (includes $415 and $113 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	7,625	5,482
Derivative financial assets, current portion	182	382
Total current assets	211,983	86,975
Capital spares	3,443	3,025
Property, plant, and equipment, net (includes $73,140 and $27,794 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	297,323	169,770
Operating right-of use assets	11,744	—
Investment in other entities	51,765	47,150
Note receivable	—	9,200
Note receivable - variable fee component	1,942	1,656
Derivative financial assets, non-current portion	954	—
Deferred financing costs	3,013	2,370
Other long-term assets	1,489	489
Intangible assets, net	2,167	2,861
Restricted cash - non-current (includes $2,923 and $1,163 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	4,425	2,740
Goodwill	54,608	54,608
Total assets	$644,856	$380,844
Liabilities and Equity
Current liabilities:
Accounts payable (includes $4,896 and $544 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	22,679	12,581
Accounts payable, related party	1,346	166
Fuel tax credits payable	3,320	1,978
Accrued payroll	8,979	7,652
Accrued capital expenses (includes $7,821 and $1,722 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	11,922	5,517
Accrued expenses and other current liabilities (includes $646 and $0 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	9,573	7,220

Contract liabilities	8,013	9,785
Senior Secured Credit Facility - term loan, current portion, net of debt issuance costs	15,250	73,145
Senior Secured Credit Facility - working capital facility, current portion	7,500	7,500
OPAL Term Loan, current portion	27,732	13,425
Sunoma loan, current portion (includes $380 and $756 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	380	756
Convertible Note Payable	28,528	—
Municipality loan	76	194
Derivative financial liability, current portion	4,596	992
Operating lease liabilities - current portion	630	—
Other current liabilities	1,085	374
Asset retirement obligation, current portion	1,296	831
Total current liabilities	152,905	142,116
Asset retirement obligation, non-current portion	4,960	4,907
OPAL Term Loan	66,600	59,090
Convertible Note Payable	—	58,710
Sunoma loan, net of debt issuance costs (includes $21,712 and $16,199 at December 31, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	21,712	16,199
Municipality loan	—	84
Operating lease liabilities - non-current portion	11,245	—
Earn out liabilities	8,790	—
Other long-term liabilities	825	4,781
Total liabilities	267,037	285,887
Commitments and contingencies
Redeemable preferred non-controlling interests	138,142	30,210
Redeemable non-controlling interests	1,013,833	63,545
Stockholders' (deficit) equity
Class A common stock, $0.0001 par value, 340,000,000 shares authorized as of December 31, 2022; 29,477,766 and 0 shares, issued and outstanding at December 31, 2022 and December 31, 2021, respectively	3	—
Class B common stock, $0.0001 par value, 160,000,000 shares authorized as of December 31, 2022; None issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Class C common stock, $0.0001 par value, 160,000,000 shares authorized as of December 31, 2022; None issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Class D common stock, $0.0001 par value, 160,000,000 shares authorized as of December 31, 2022; 144,399,037 issued and outstanding at December 31, 2022 and December 31, 2021	14	14
Additional paid-in capital	—	—
Accumulated deficit	(800,813)	—
Accumulated other comprehensive income	195	—
Total Stockholders' (deficit) equity attributable to the Company	(800,601)	14
Non-redeemable non-controlling interests	26,445	1,188
Total Stockholders' (deficit) equity	(774,156)	1,202
Total liabilities, Redeemable preferred, Redeemable non-controlling interests and Stockholders' (deficit) equity	$644,856	$380,844
(1) Retroactively restated for the reverse capitalization upon completion of Business Combination as described in Note 3. Business Combination.
The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per unit data)

	Twelve Months Ended December 31,
	2022	2021
Revenues:
RNG fuel (includes revenues from related party of $76,920 and $0 for the years ended December 31, 2022 and 2021, respectively)	$126,830	$70,360
Fuel station services	69,240	50,440
Renewable Power (includes revenues from related party of $5,495 and $3,008 for the years ended December 31, 2022 and 2021, respectively)	39,461	45,324
Total revenues	235,531	166,124
Operating expenses:
Cost of sales - RNG fuel	78,953	41,075
Cost of sales - Fuel station services	61,514	42,838
Cost of sales - Renewable Power	31,580	31,152
Selling, general, and administrative	48,569	29,380
Depreciation, amortization, and accretion	13,136	10,653
Total expenses	233,752	155,098
Operating income	1,779	11,026

Interest and financing expense, net	(6,640)	(7,467)
Change in fair value of derivative instruments, net	33,081	99
Other income	1,943	—
Loss on warrant exchange	(3,368)	—
Gain on acquisition of equity method investment	—	19,818
Gain on deconsolidation of VIEs	—	15,025
Income from equity method investments	5,784	2,268
Income before provision for income taxes	32,579	40,769
Provision for income taxes	—	—
Net income	32,579	40,769
Net income attributable to redeemable non-controlling interests	22,409	41,363
Net loss attributable to non-redeemable non-controlling interests	(1,153)	(804)
Paid-in-kind preferred dividends (1)	7,932	210
Net income attributable to Class A common stockholders	$3,391	$—

Weighted average shares outstanding of Class A common stock :
Basic	25,774,312	—
Diluted	26,062,398	—
Per share amounts:
Basic (2)	$0.13	$—
Diluted (2)	$0.12	$—
(1) Paid-in-kind preferred dividend is allocated between redeemable non-controlling interests and Class A common stockholders basis their weighted average percentage of ownership. Please see Note.14 Redeemable non-controlling interests, redeemable preferred non-controlling interests and stockholders' equity for additional information.
(2) Income per share information has not been presented for the year ended December 31, 2021 as it would not be meaningful to the users of these consolidated financial statements, Refer to Note 3. Business Combination.

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands of U.S. dollars)

	Twelve Months Ended December 31,
	2022	2021
Net income	$32,579	$40,769
Other comprehensive income:
Other comprehensive income attributable to equity method investment	334	—
Net unrealized gain on cash flow hedges	954	—
Total other comprehensive income	1,288	—
Total comprehensive income	33,867	40,769
Less:
Net income attributable to Redeemable non-controlling interests	29,597	41,363
Other comprehensive income attributable to Redeemable non-controlling interests	1,093	—
Comprehensive loss attributable to non-redeemable non-controlling interests	(1,153)	(804)
Paid-in-kind preferred dividends	744	210
Comprehensive income attributable to Class A common stockholders	$3,586	$—

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE PREFERRED NON-CONTROLLING INTEREST AND STOCKHOLDERS' (DEFICIT) EQUITY
(In thousands of U.S. dollars, except per unit data)

	Legacy Common Units		Class A common stock		Class D common stock							Mezzanine Equity
	Units	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Other comprehensive income	Non-redeemable non-controlling interests	Total Stockholders' Equity	Redeemable Preferred non-controlling interests	Redeemable non-controlling interests
December 31, 2020, as previously reported	986	$49,170	—	$—	—	$—	$—	$(25,396)	$—	$6,685	$30,459	$—	$—
Retroactive application of recapitalization	(986)	(49,170)	—	—	142,377,450	14	—	25,396	—	—	(23,760)	—	23,760
December 31, 2020, as adjusted	—	—	—	—	142,377,450	14	—	—	—	6,685	6,699	—	23,760
Net (loss) income	—	—	—	—	—	—	—	—	—	(804)	(804)	—	41,573
Issuance of non-redeemable noncontrolling interest	—	—	—	—	—	—	—	—	—	56,231	56,231	—	3,158
Issuance of Redeemable preferred non-controlling interest	—	—	—	—	2,021,587	—	—	—	—	(29,913)	(29,913)	30,000	(87)
Acquisition of non-controlling interest	—	—	—	—	—	—	—	—	—	(332)	(332)	—	(9,124)
Contributions from redeemable non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	7,531
Distributions to redeemable non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	(3,695)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	639
Deconsolidation of entities	—	—	—	—	—	—	—	—	—	(30,679)	(30,679)	—	—
Paid-in-kind preferred dividend	—	—	—	—	—	—	—	—	—	—	—	210	(210)
December 31, 2021	—	—	—	—	144,399,037	14	—	—	—	1,188	1,202	30,210	63,545
Net income	—	—	—	—	—	—	—	4,135	—	(1,153)	2,982	—	29,597
Unrealized gain on cash flow hedges	—	—	—	—	—	—	—	—	195	—	195		1,093
Redeemable preferred non-controlling interest issuance	—	—	—	—	—	—	—	—	—	—	—	100,000	(267)
Issuance of common stock from the reverse recapitalization and PIPE Investments, net of warrant liability, put option and earnout liability	—	—	22,611,857	2	—	—	68,357	—	—	—	68,359	—	—
Conversion of Convertible Note Payable to common shares	—		3,059,533	—		—	30,595	—	—	—	30,595	—	—
Conversion of Private and Public Warrants			3,806,376	1			7,858				7,859		18,061
Change in redemption value of Redeemable non-controlling interests	—	—	—	—	—	—	(103,804)	(804,204)	—	—	(908,008)	—	908,008
Proceeds from non-redeemable non-controlling interest	—	—	—	—	—	—	(3,176)	—	—	26,410	23,234	—	(132)
Amortization on payment to acquire non-redeemable non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	(183)
Stock-based compensation	—	—	—	—	—	—	170	—	—	—	170	—	1,299
Paid-in-kind preferred dividend	—	—	—	—	—	—	—	(744)	—	—	(744)	7,932	(7,188)
December 31, 2022	—	$—	29,477,766	$3	144,399,037	$14	$—	$(800,813)	$195	$26,445	$(774,156)	$138,142	$1,013,833

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Twelve Months Ended December 31,
	2022	2021

Cash flows from operating activities:
Net income	$32,579	$40,769
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Income from equity method investments	(5,784)	(2,268)
Loss on exchange of Warrants	3,368	—
Depreciation and amortization	13,015	10,078
Amortization of deferred financing costs	1,943	1,085
Amortization of operating lease right-of-use assets	770	—
Amortization of PPA liability	—	(260)
Accretion expense related to asset retirement obligation	121	575
Stock-based compensation	1,469	639
Provision for bad debts	499	—
Paid-in-kind interest income	(286)	(406)
Change in fair value of Convertible Note Payable	413	3,300
Change in fair value of the earnout liabilities	(37,111)	—
Unrealized gain on derivative financial instruments	3,867	(645)
Gain on repayment of Note receivable	(1,943)	—
Gain on acquisition of equity method investment	—	(19,818)
Gain on deconsolidation of VIEs	—	(15,025)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(6,191)	(2,944)
Accounts receivable, related party	(12,421)	—
Proceeds received on previously recorded paid-in-kind interest income	288	—
Fuel tax credits receivable	(1,751)	(117)
Capital spares	(418)	155
Parts inventory	(2,168)	(899)
Environmental credits held for sale	(1,288)	159
Prepaid expense and other current assets	(3,108)	(2,928)
Contract assets	(1,287)	(2,960)
Accounts payable	10,143	2,559
Accounts payable, related party	1,180	(1,413)
Fuel tax credits payable	1,342	33
Accrued payroll	127	4,864
Accrued expenses	3,237	(1,483)
Operating lease liabilities - current and non-current	(640)	—
Other current and non-current liabilities	452	699
Contract liabilities	(1,772)	5,107
Net cash (used in) provided by operating activities	(1,355)	18,856
Cash flows from investing activities:
Purchase of property, plant, and equipment	(131,410)	(89,646)
Cash acquired on acquisition of equity method investment	—	1,975
Deconsolidation of VIEs, net of cash	—	(21,208)
Cash paid for short term investments	(64,976)	—
Capitalized interest attributable to equity method investments	(597)	(1,570)

Purchase of Note receivable	—	(10,450)
Proceeds received from repayment of Note receivable	10,855	—
Distributions received from equity method investment	2,100	3,695
Net cash used in investing activities	(184,028)	(117,204)
Cash flows from financing activities:
Proceeds from Sunoma loan	4,593	15,679
Proceeds from OPAL Term Loan	40,000	75,000
Proceeds received from Business Combination	138,850	—
Financing costs paid to other third parties	(8,321)	(3,607)
Repayment of Senior Secured Credit Facility	(58,603)	(4,901)
Repayment of Senior Secured Credit Facility - working capital facility	—	(5,182)
Repayment of OPAL Term Loan	(18,910)	—
Repayment of Municipality loan	(202)	(194)
Repayment of Trustar Revolver Facility	—	(10,000)
Proceeds from sale of non-redeemable non-controlling interest, related party	23,143	38,218
Contributions from non-redeemable non-controlling interests, related party	—	21,165
Acquisition of non-controlling interest	—	(5,000)
Proceeds from issuance of redeemable preferred non-controlling interests, related party	100,000	—
Contributions from members	—	7,531
Distributions to members	—	(3,695)
Net cash provided by financing activities	220,550	125,014
Net increase in cash, restricted cash, and cash equivalents	35,167	26,666
Cash, restricted cash, and cash equivalents, beginning of period	42,054	15,388
Cash, restricted cash, and cash equivalents, end of period	$77,221	$42,054
Supplemental disclosure of cash flow information
Interest paid, net of $3,678 and $861 capitalized, respectively	$7,013	$4,339
Noncash investing and financing activities:
Issuance of Convertible Note Payable related to business acquisition, excluding paid-in-kind interest	$—	$55,410
Fair value of Class A common stock issued for redemption of Convertible Note Payable	$30,595	$—
Fair value of Class A common stock issued for redemption of Public and Private warrants	$25,919	$—
Fair value of Derivative warrant liabilities assumed related to Business Combination	$13,524	$—
Fair value of Earnout liabilities related to Business Combination	$45,900	$—
Fair value of put option on a forward purchase agreement related to Business Combination	$4,600	$—
Paid-in-kind dividend on redeemable preferred non-controlling interests	$7,932	$210
Right-of-use assets for finance leases as of January 1, 2022 included in Property, Plant and equipment, net	$801	$—
Lease liabilities for finance leases as of January 1, 2022 included in Accrued expenses and other current liabilities	$316	$—
Lease liabilities for finance leases as of January 1, 2022 included in Other long-term liabilities	$485	$—
Accrual for purchase of Property, plant and equipment included in Accounts payable and Accrued capital expenses	$11,922	$6,205
Accrual for deferred financing costs included in Accrued expenses and other current liabilities	$—	$1,379
The accompanying notes are an integral part of these consolidated financial statements.

1. Organization and Description of Business

OPAL Fuels Inc. (including its subsidiaries, the "Company", “OPAL,” “we,” “us” or “our”) is a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of Renewable Power for sale to utilities, (iii) generation and sale of Environmental Attributes associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. OPAL also designs, develops, constructs, operates and services Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. The biogas conversion projects ("Biogas Conversion Projects") currently use landfill gas and dairy manure as the source of the biogas. In addition, we have recently begun implementing design, development, and construction services for hydrogen Fueling Stations, and we are pursuing opportunities to diversify our sources of biogas to other waste streams.

The Company (formerly known as ArcLight Clean Transition Corp. II) was incorporated as a Cayman Islands exempted company on January 13, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On December 2, 2021, the Company, OPAL HoldCo LLC ("OPAL Holdco") and OPAL Fuels LLC, a Delaware limited liability company ("OPAL Fuels" or "Opco" ), entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). On July 21, 2022, we closed the Business Combination Agreement and consummated the transactions contemplated thereby (the “Business Combination”). The Business Combination Agreement and the Business Combination were unanimously approved by the boards of directors of the Company and OPAL Fuels, and also approved by OPAL Holdco, the sole member of OPAL Fuels.

Pursuant to the Business Combination Agreement, on July 21, 2022, (the "Closing Date"), Arclight changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the "Domestication"). Following the Domestication, on July 21, 2022, Arclight changed its name to "OPAL Fuels Inc." and each outstanding ArcLight Class B ordinary share converted into one ArcLight Class A ordinary share, each outstanding ArcLight Class A ordinary share became one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), and each outstanding warrant to purchase one ArcLight Class A ordinary share became a warrant to purchase one share of the Company's Class A common stock at an exercise price of $11.50 per share. Following the consummation of the Business Combination on July 21, 2022, the Company was organized in an “Up-C” structure. The Company is the managing member of OPAL Fuels. OPAL Fuels directly or indirectly holds substantially all of the consolidated assets and business of the Company. Please see Note 3 Business Combination for additional information.

On November 18, 2022, the Company announced the commencement of an exchange offer (the "Offer") and consent solicitation ( the "Consent Solicitation") relating to its outstanding (i) public warrants to purchase shares of Class A common stock of the Company, par value $0.0001 per share, which warrants trade on The Nasdaq Capital Market under the symbol “OPALW”(the “Public Warrants”), and (ii) private placement warrants to purchase shares of Class A common stock (the “Private Placement Warrants” and, together with the public warrants, the “Warrants”). The Company offered to all holders of the Warrants the opportunity to receive 0.250 shares of Class A common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the Offer. Concurrently with the Offer, the Company solicited consents from holders of the warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.225 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant

Amendment”). On December 22, 2022, the Company closed on the Offer and the Consent Solicitation. The Company issued 3,309,296 and 497,080 shares of Class A common stock in exchange for the 100% of the outstanding Warrants and recorded $25,920 as fair value of shares of Class A common stock issued based on the weighted average closing share price of $6.80 and $6.87 on December 22, 2022 and December 23, 2022, respectively. The Company recorded $3,368 as loss on exchange of warrants in its consolidated statement of operations for the year ended December 31, 2022.

All amounts in these footnotes are presented in thousands of dollars except per share data.
COVID-19 Impact
In March 2020, the World Health Organization categorized the coronavirus disease 2019 ("COVID-19") as a pandemic and the President of the United States declared the COVID-19 outbreak as a national emergency. Management considered the impact of COVID-19 on the assumptions and estimates used and determined that, because the Company was deemed to be an essential business by the U.S. government and incurred neither layoffs of personnel nor a decline in its customer base or business operations. There was no material adverse impact on the Company's statement of position and result of operations as of, and for the year ended December 31, 2022.
The future impact of the COVID-19 pandemic on the Company's business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and its impact on our customers, all of which are uncertain and cannot be predicted.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and includes the accounts of the Company and all other entities in which the Company has a controlling financial interest: Fortistar Methane 3 LLC (“FM3”), Fortistar Methane 4 LLC, Beacon RNG LLC (“Beacon”) Sunoma Holdings, LLC (“Sunoma”), Emerald RNG LLC (“Emerald”), Sapphire RNG LLC (“Sapphire”), New River LLC (“New River”), Reynolds NRG LLC (“Reynolds”), Central Valley LLC (“Central Valley”), Prince William RNG LLC (“Prince William”), Fortistar Contracting LLC, Fortistar RNG LLC, and OPAL Fuel station services LLC (“Fuel station services”). The Company’s consolidated financial statements include the assets and liabilities of these subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The non-controlling interest attributable to the Company's variable interest entities ("VIE") are presented as a separate component from the Stockholders' (deficit) equity in the consolidated balance sheets and as a non-redeemable non-controlling interests in the consolidated statements of changes in redeemable non-controlling interests, redeemable preferred non-controlling interests and Stockholders' (deficit) equity.
Variable Interest Entities
Our policy is to consolidate all entities that we control by ownership of a majority of the outstanding voting stock. In addition, we consolidate entities that meet the definition of a variable interest entity (“VIE”) for which we are the primary beneficiary. The Company applies the VIE model from ASC 810 when the Company has a variable interest in a legal entity not subject to a scope exception and the entity meets any of the five characteristics of a VIE. The primary beneficiary of a VIE is considered to be the party that both possesses the power to direct the activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the rights to receive benefits of the VIE that could be significant to the VIE. To the extent a VIE is not consolidated, the Company evaluates its interest for application of the equity method of accounting. Equity method investments are included in the consolidated balance sheets as “Investments in other entities.”
As of December 31, 2022 and December 31, 2021, the Company held equity interests in five VIEs: Sunoma, GREP BTB Holdings LLC (“GREP”), Emerald RNG LLC (“Emerald”), Sapphire RNG LLC (“Sapphire”) and Central Valley. GREP has been presented as an equity method investment and the remaining four VIEs Sunoma,

Emerald, Sapphire and Central Valley are consolidated by the Company. Investments in unconsolidated entities in which the Company can influence the operating or financial decisions are accounted for under the equity method. As of December 31, 2022 and 2021, the Company accounted for its ownership interests in Pine Bend RNG LLC ("Pine Bend"), Noble Road RNG LLC ("Noble Road") and GREP BTB Holdings LLC ("GREP") under the equity method. The Company's interests in Beacon for the period between January 1, 2021 and April 30, 2021 were accounted for under the equity method. Beacon was consolidated after acquisition of remaining ownership interests increasing the ownership interest from 44.3% to 100% on May 1, 2021.
Business Combination
The Business Combination was accounted for as a reverse recapitalization as OPAL Fuels was determined to be the accounting acquirer under Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 805, Business Combinations. OPAL HoldCo held a controlling financial interest in OPAL Fuels prior to the closing date. At transaction close, OPAL HoldCo obtained a controlling financial interest in the Company and indirectly retained control over OPAL Fuels through the Company. OPAL HoldCo did not relinquish control over OPAL Fuels during the transaction, instead it affected a transfer of a controlled subsidiary (i.e., OPAL Fuels) to a newly-controlled subsidiary (i.e., OPAL Fuels Inc) and in exchange for issuing Class A common units of OPAL Fuels for the net assets of the Company. As there was no change in control, OPAL Fuels has been determined to be the accounting acquirer. Under this method of accounting, ArcLight is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction is treated as the equivalent of OPAL Fuels issuing stock for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight are stated at historical cost, with no goodwill or other intangible assets recorded. Results of operations prior to Business Combination are presented as belonging to OPAL Fuels in future reports of the combined entity. The recapitalization had no effect on reported net loss and comprehensive income, cash flows, total assets or members' equity as previously reported. See Note 3. Business Combination, for additional information.
The Business Combination resulted in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The Up-C structure allowed OPAL Fuels equity holders to retain their equity ownership in OPAL Fuels, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for the Company when the OPAL Fuels equity holders ultimately redeem their pass-through interests for shares of Class A common stock in OPAL Fuels Inc.
Use of estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company include the residual value of the useful lives of our property, plant and equipment, the fair value of stock-based compensation, asset retirement obligations, the estimated losses on our trade receivables, percentage completion for revenue recognition, incremental borrowing rate for calculating the right-of-use assets and lease liabilities, the fair value of the Convertible Note Payable (as defined below), the impairment assessment of goodwill, and the fair value of derivative instruments. Actual results could differ from those estimates.
Accounting Pronouncements
In February 2016, the FASB issued Leases (Topic 842) requiring lessees to record the assets and liabilities for operating leases on the balance sheet. This standard is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. In April 2020, the FASB voted to defer the effective date for Leases for private companies and certain not-for-profit entities for one year.
The Company adopted ASC 842 as of January 1, 2022 and evaluated all of its contracts and recorded right-of-use assets and corresponding lease liabilities on its consolidated balance sheet as of December 31, 2022. The

Company adopted ASC 842 using the modified retrospective transition method of adoption. Under this method, the cumulative effect of applying the new lease standard is recorded with no restatement of any comparative prior periods presented. As provided by ASC 842, the Company elected to record the required cumulative effect adjustments to the opening balance sheet in the period of adoption rather than in the earliest comparative period presented. As a result, prior periods as reported by the Company have not been impacted by the adoption.
In connection with its adoption of ASC 842, the Company elected the "package of 3" practical expedients permitted under the transition guidance which are described below in which the Company is:
• Allowed not to reassess whether any expired or existing contracts are or contain leases.
• Allowed not to reassess any expired or existing lease classifications.
• Allowed not to reassess initial direct costs for any existing leases.

Additionally, the Company elected the practical expedient allowed under the transition guidance of ASC 842 to not separate the lease and non-lease components related to a lease contract and to account for them as a single lease component for the purposes of the recognition and measurement requirements of ASC 842.

The Company elected not to use the practical expedient of hindsight in determining the lease term and in assessing the impairment of the Company's lease right-of-use assets.

The Company elected to not to recognize right-of-use assets and related lease liabilities for short term leases with the original lease term of less than 12 months.
As required by ASC 842, the Company's disclosures around its leasing activities have been significantly expanded to enable users of our consolidated financial statements to assess the amount, timing and uncertainty of cash flows arising from lease arrangements. Please see Note 9 Leases for additional information.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses, with the objective of providing financial statement users information about the credit risk inherent in an entity’s financial statements as well as to explain management’s estimate of expected credit losses and the changes in the allowance for such losses. This standard is effective for the Company from March 31, 2023. The Company does not expect to have a material impact to its financial statements upon adoption.
In June 2022, the FASB issued Accounting Standards Update ("ASU") 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions which states that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and therefore, is not considered in measuring fair value. The ASU clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The ASU requires an entity to disclose (i) the fair value of equity securities subject to contractual sale restrictions reflected in the balance sheet (ii) the nature and remaining duration of the restriction and (iii) the circumstances that could cause a lapse in the restriction. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years for public entities and fiscal year beginning December 15, 2024 for all other entities. The Company is currently evaluating the impact on its financial statements of adopting this standard.
Emerging Growth Company Status
We are an emerging growth company as defined in the JOBS Act. The JOBS Act provides emerging growth companies with certain exemptions from public company reporting requirements for up to five fiscal years while a company remains an emerging growth company. As part of these exemptions, we need only provide two fiscal years of audited financial statements instead of three, we have reduced disclosure obligations such as for executive compensation, and we are not required to comply with auditor attestation requirements from Section 404(b) of the Sarbanes-Oxley Act regarding our internal control over financial reporting. Additionally, the JOBS Act has allowed us the option to delay adoption of new or revised financial accounting standards until private companies are required to comply with new or revised financial accounting standards.

Cash, Cash Equivalents, and Restricted Cash
Cash, cash equivalents, and restricted cash consisted of the following as of December 31, 2022 and December 31, 2021

	December 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$40,394	$39,314
Restricted cash - current (1)	32,402	—
Long-term assets:
Restricted cash held as collateral (2)	4,425	2,740
Total cash, cash equivalents, and restricted cash	$77,221	$42,054
(1) Restricted cash - current primarily consists of (i) $16,849 held in escrow to secure the Company's purchase obligations under the forward purchase agreement with Meteora (See Note.3 Business Combination for additional information). (ii) $5,845 equity contribution to a joint venture in connection with the closing of OPAL Term Loan II (iii) $1,127 relates to interest reserve on Sunoma Loan and (iv) $8,581 held in a restricted account for funding one of our RNG projects.
(2) Restricted cash held as collateral represents the collateral requirements on our debt facilities.
Short term investments
The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity greater than three months at the time of purchase to be short term investments. The Short term investments of $64,976 consists of cash received upon closing of the Business Combination invested in money market accounts with maturities ranging between 1 and 12 months as of December 31, 2022. The amounts in these money market accounts are liquid and available for general use.
Our short term investments are generally invested in commercial paper issued by highly credit worthy counter parties and government backed treasury bills. Investments are generally not FDIC insured and we take counter party risk on these investments.
Transaction costs
Transaction costs consists of direct legal, consulting, audit and other fees related to the consummation of the Business Combination and other debt facilities. These costs were initially capitalized as incurred and recorded as Deferred financing costs in the consolidated balance sheet. Upon the completion of the Business Combination, transaction costs directly related to the issuance of shares were recognized as an offset to additional paid-in capital within the consolidated statements of changes in redeemable non-controlling interest, redeemable preferred non-controlling interest and stockholders' (deficit) equity. The Company incurred $8,097 in transaction costs consisting of legal and professional fees, which were recorded as an offset to additional paid-in capital. As of December 31, 2022, the Company recorded $3,013 as deferred financing costs related to OPAL Term Loan II on its consolidated balance sheet. There have been no borrowings to date under that debt facility.
Derivative warrant liabilities
The Company assumed the Public Warrants and Private Warrants upon the completion of the Business Combination. The Company accounted for warrants for shares of the Company's stock that are not indexed to its own stock as liabilities at fair value on the consolidated balance sheet. The warrants were remeasured at each balance sheet date and any change in fair value is recognized in the Company's consolidated statement of operations as part of change in fair value of derivative instruments, net. In December 2022, the Warrants were exchanged in an exchange offer for shares of Class A common stock. The loss on the exchange of $3,368 was recorded as part of Other (expense) income in its consolidated statement of operations for the year ended December 31, 2022. The

Company incurred $1147 in third party legal fees and advisor fees relating to the transaction which were expensed as incurred and included in Selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2022.
Earnout Awards
In connection with the Business Combination and pursuant to a sponsor letter agreement, the Sponsor agreed to subject 10% of its Class A common stock (received as a result of the conversion of its ArcLight Class B ordinary shares immediately prior to the closing) to vesting and forfeiture conditions relating to VWAP targets for the Company's Class A common stock sustained over a period of 60 months following the closing. OPAL Fuels equity holders are eligible to receive an aggregate of 10,000,000 shares of Class B and Class D common stock upon the Company achieving each earn-out event during the earn-out period. The Earnout Awards were recognized at fair value on the Closing Date and classified as a liability which is remeasured at each balance sheet date and any change in fair value is recognized in the Company's consolidated statement of operations as part of change in fair value of derivative instruments, net. For the year ended December 31, 2022, the Company recorded a total gain of $37,111 from the Sponsor and OPAL earn-out awards in its consolidated statement of operations.
Put option on forward purchase agreement
Prior to the closing of Business Combination, the Company entered into a forward purchase agreement with Meteora Capital Partners ("Meteora") pursuant to which Meteora agreed to purchase 2,000,000 shares of Class A common stock from shareholders who had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price. The Company placed $20,040 in escrow at the closing of the Business Combination to secure its purchase obligation to repurchase these 2,000,000 shares at Meteora’s option for a price of $10.02 per share on the date that is six months after closing of the Business Combination. The cash plus earned interest is recorded as Restricted cash - current in the Company's consolidated balance sheet as of December 31, 2022. The put option written to Meteora on 2,000,000 shares of Class A common stock is recorded as a liability under Topic 480 Distinguishing Liabilities from Equity with the change in the fair market value recognized in the consolidated statement of operations as part of change in fair value of derivative instruments, net. For the year ended December 31, 2022, the Company recorded a gain of $134 in its consolidated statement of operations. See Note.3 Business Combination and Note 10. Derivative Financial Instruments and Fair Value Measurements for additional information.
Redeemable non-controlling interests
Redeemable non-controlling interests represent the portion of OPAL Fuels that the Company controls and consolidates but does not own. The Redeemable non-controlling interest was created as a result of the Business Combination and represents 144,399,037 Class D Units issued by OPAL Fuels to the prior investors. The Company allocates net income or loss attributable to Redeemable non-controlling interest based on weighted average ownership interest during the period. The net income or loss attributable to Redeemable non-controlling interests is reflected in the consolidated statement of operations.
At each balance sheet date, the mezzanine equity classified Redeemable non-controlling interests is adjusted up to their maximum redemption value if necessary, with an offset in Stockholders' equity. As of December 31, 2022, the Company recorded an adjustment of $908,008.
Stock-based compensation
The Company issues stock-based compensation utilizing both stock options and stock grants. In accordance with ASC 718, Stock Compensation, ("ASC 718"), stock-based compensation is measured at the fair value of the award at the date of grant and recognized over the period of vesting on a straight-line basis using the graded vesting method. The grant-date fair value of stock options is estimated using the Black-Scholes option pricing model. Please see Note 17. Stock-Based Compensation, for additional information. Forfeitures are recognized as they occur.

Net income per share
The Business Combination was accounted for as a reverse recapitalization as OPAL Fuels was determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations. Accordingly, for accounting purposes, the transaction is treated as the equivalent of OPAL Fuels issuing stock for the net assets of ArcLight, accompanied by a recapitalization.
The Company's basic earnings per share of Class A common stock is computed based on the average number of outstanding shares of Class A common stock for the period.
The Company's diluted earnings per share includes effects of the Company's outstanding Redeemable non-controlling interests (OPAL Fuels Class B units), Restricted Stock Units, the put option a forward purchase agreement, redeemable preferred non-controlling interests, Sponsor Earnout Awards and OPAL Earnout Awards.
Accounts Receivable, Net
Accounts receivable represent amounts due from the sale of RNG, natural gas, gas transportation, construction contracts, service contracts, environmental attributes, electricity, capacity, and LFG. The accounts receivable are the net estimate realizable value between the invoiced accounts receivable and allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition to determine and estimate the allowance for doubtful accounts. The accounts receivable are the net estimate of the realizable value between the invoiced accounts receivable and allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition to determine and estimate the allowance for doubtful accounts.
The Company's allowance for doubtful accounts was $0 and $0 at December 31, 2022 and December 31, 2021.
Fuel Tax Credit Receivable/Payable
At December 31, 2022, the Company accrued federal fuel tax credits of $0.50 per gasoline gallon equivalent of CNG that the Company sold as vehicle fuel in 2022. At December 31, 2022 and 2021, fuel tax credits receivable were $4,144 and $2,393, respectively. Under the terms of its fuel sales agreements with certain of its customers, the Company is obligated to share portions of these tax credits. At December 31, 2022 and 2021, the amounts of fuel tax credits owed to customers were $3,320 and $1,978, respectively. The Company recorded its portion of tax credits earned as a reduction to cost of sales — RNG fuel in the consolidated statements of operations.
Asset Retirement Obligation
The Company accounts for asset retirement obligations in accordance with FASB ASC 410, Asset Retirement and Environmental Obligations, which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of the estimated asset retirement obligations is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The discounted asset retirement costs capitalized amount are accreted over the life of the sublease or site lease agreement. Asset retirement obligations are deemed Level 3 fair value measurements as the inputs used to measure the fair value are unobservable. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions.
As of December 31, 2022 and December 31, 2021, the Company estimated the value of its total asset retirement obligations to be $6,256 and $5,738, respectively.
The changes in the asset retirement obligations were as follows as of December 31, 2022:

December 31, 2022
Balance, December 31, 2021	$5,738
Addition	397
Accretion expense	121
Total asset retirement obligation	6,256
Less: current portion	(1,296)
Total asset retirement obligation, net of current portion	$4,960
Revenue Recognition
The Company’s revenue arrangements generally consist of a single performance obligation to transfer goods or services. Revenue from the sale of RNG, CNG and, electricity is recognized by applying the “right to invoice” practical expedient within the accounting guidance for Revenue from Contracts with Customers that allows for the recognition of revenue from performance obligations in the amount of consideration to which there is a right to invoice the customer and when the amount for which there is a right to invoice corresponds directly to the value transferred to the customer. For some public CNG Fueling Stations where there is no contract with the customer, the Company recognizes revenue at the point in time that the customer takes control of the fuel.
The Company also performs maintenance services throughout the country. Maintenance consists of monitoring equipment and replacing parts as necessary to ensure optimum performance. Revenue from service agreements is recognized over time as services are provided. Capacity payments fluctuate based on peak times of the year and revenues from capacity payments are recognized monthly as earned.
The Company has agreements with two natural gas producers ("Producers") to transport Producers' natural gas using the Company's RNG gathering system. The performance obligation is the delivery of Producers' natural gas to an agreed delivery point on an interstate gas pipeline. The quantity of natural gas transported for the Producers is measured at a certain specified meter. The price is fixed at contracted rates and the Producers pay approximately 30 days after month-end. As such, transportation sales are recognized over time, using the output method to measure progress.
The Company provides credit monetization services to customers that own renewable gas generation facilities. The Company recognizes revenue from these services as the credits are minted on behalf of the customer. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as Environmental credits held for sale within current assets based on their estimated fair value at contract inception. When the Company receives RINs or LCFSs as payment for providing credit monetization services, it records the non-cash consideration in inventory based on the fair value of RINs or LCFSs at contract commencement.
On November 29, 2021, the Company entered into a purchase and sale agreement with NextEra, a related party, for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company is committed to sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of environmental attributes sold per quarter will incur a discount fee per environmental attribute in addition to the specified discount. The agreement was effective beginning January 1, 2022. For the year ended December 31, 2022, the Company earned net revenues after discount and fees of $76,920 under this contract which was recorded as part of Revenues - RNG fuel.
Sales of environmental attributes such as RINs, RECs, and LCFS are generally recorded as revenue when the certificates related to them are delivered to a buyer. However, the Company may recognize revenue from the sale of such environmental attributes at the time of the related RNG or renewable power sales when the contract provides that title to the environmental attributes transfers at the time of production, the Company's price to the buyer is fixed, and collection of the sales proceeds occurs within 60 days after generation of the renewable power.

Management operating fees are earned for the operation, maintenance, and repair of the gas collection system of a landfill site. Revenue is calculated on the volume of per million British thermal units of LFG collected and the megawatt hours ("MWhs") produced at that site. This revenue is recognized when LFG is collected and renewable power is delivered.
The Company has various fixed price contracts for the construction of Fueling Stations for customers. Revenues from these contracts, including change orders, are recognized over time, with progress measured by the percentage of costs incurred to date compared to estimated total costs for each contract. This method is used as management considers costs incurred to be the best available measure of progress on these contracts. Costs capitalized to fulfill certain contracts were not material in any of the periods presented.
The Company owns Fueling Stations for use by customers under fuel sale agreements. The Company bills these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in accordance with the "right to invoice" practical expedient. For some public stations where there is no contract with the customer, the Company recognizes revenue at the point-in-time that the customer takes control of the fuel.
The Company from time-to-time enters into fuel purchase agreements with customers whereby the Company is contracted to design and build a Fueling Station on the customer's property in exchange for the Company providing CNG/RNG to the customer for a determined number of years. In accordance with the standards of ASC 840, Leases, the Company has concluded these agreements meet the criteria for a lease and are classified as operating leases. Typically, these agreements do not require any minimum consumption amounts and, therefore, no minimum payments. Upon adoption of ASC 842, the Company adopted the practical expedient not to reassess the classification. For additional information on lease revenues earned, please see Note 9. Leases.
Disaggregation of Revenue
The following table shows the disaggregation of revenue according to product line:

	Twelve Months Ended December 31,
	2022	2021
Renewable power sales	$33,881	$40,259
Third party construction	49,458	32,630
Service	16,449	17,056
Brown gas sales	38,356	12,257
Environmental credits	86,901	55,863
Parts sales	4,391	755
Operating agreements	893	3,172
Other	328	56
Total revenue from contracts with customers	230,657	162,048
Lease revenue (1)	4,874	4,076
Total revenue	$235,531	$166,124
(1) Lease revenue relates to approximately twenty-two fuel purchasing agreements our of which we have two of our RNG fuel stations with minimum take or pay provisions and revenue from power purchase agreements at two of our Renewable Power facilities where we determined that we transferred the right to control the use of the power plant to the purchaser. The Company classified them as operating leases under ASC 840 and made the election not to re-assess the classification upon adoption of ASC 842 on January 1, 2022. On August 25, 2022, one of the above fuel purchase agreements was amended which required the Company to re-assess the contract under ASC 842. The Company determined that the contract is no longer considered a lease under ASC 842. The lease revenue line above includes revenue for that contract only from January 1, 2022 to August 31, 2022. Please see Note.9 Leases for additional information.

For the year ended December 31, 2022 and 2021, 21% and 28.9%, respectively of revenue was recognized over time, and the remainder was for products and services transferred at a point in time.
Other income
The following table shows the items consisting of items recorded as Other income:

	Twelve Months Ended December 31,
	2022	2021
Gain on redemption of Note receivable	1,943	—
Other income	$1,943	$—
Contract Assets
Contract assets consist primarily of costs and estimated earnings in excess of billings and retainage receivables. Costs and estimated earnings in excess of billings represent unbilled amounts earned and reimbursable under construction contracts and arise when revenues have been recognized but amounts are conditional and have yet to be billed under the terms of the contract. Included in costs and estimated earnings in excess of billings are amounts the Company will collect from customers, changes in contract specifications or design, costs associated with contract change orders in dispute or unapproved as to scope or price, or other customer-related causes of unanticipated contract costs. Amounts become billable according to contract terms, which consider the progress on the contracts as well as achievement of certain milestones and completion of specified units of work. Except for claims, such amounts will be billed over the remaining life of the contract.
Contract Liabilities
Contract liabilities consist of billings in excess of costs and estimated earnings, other deferred construction revenue and general provisions for losses, if any. Billings in excess of costs and estimated earnings represent cash collected from customers and billings to customers in advance of work performed. Such unearned project-related costs will be incurred over the remaining life of the contract.
Contract Balances
The following table provides information about receivables, contract assets, and contract liabilities from contracts with customers:

	December 31, 2022	December 31, 2021
Accounts receivable, net	$31,083	$25,391
Contract assets:
Cost and estimated earnings in excess of billings	$7,027	$5,989
Accounts receivable retainage, net	2,744	2,495
Contract assets total	$9,771	$8,484
Contract liabilities:
Billings in excess of costs and estimated earnings	$8,013	$9,785
Contract liabilities total	$8,013	$9,785
During the twelve months ended December 31, 2022, the Company recognized revenue of $9,785 that was included in "Contract liabilities" at December 31, 2021. During the twelve months ended December 31, 2021, the Company recognized revenue of $4,678 that was included in "Contract liabilities" at December 31, 2020.
Parts Inventory

    Parts inventory, also referred to as supplies inventory, consists of shop spare parts inventory and construction site parts inventory. Inventory is stated at the lower of cost or net realizable value. The substantial amount of inventory is identified, tracked and treated as finished goods. An annual review of inventory is performed to identify obsolete items. The Company’s inventory reserves were $— and $— as of December 31, 2022 and 2021, respectively. Cost is determined using the average cost method.

Capital Spares

Capital spares consist primarily of large replacement parts and components for the RNG facilities and power plants. These parts, which are vital to the continued operation of the RNG facilities and power plants and require a substantial lead time to acquire, are maintained on hand for emergency replacement. Capital spares are recorded at cost and expensed when placed into service as part of a routine maintenance project or capitalized when part of a plant improvement project.
Property, Plant, and Equipment, net

Property, plant, and equipment are recorded at cost, except for the portion related to asset retirement obligations, which are recorded at estimated fair value at the time of inception. Direct costs related to the construction of assets and renewals and betterments that materially improve or extend the life of the assets are capitalized. Additionally, any interest expense incurred on any outstanding construction loans such as interest on our Sunoma loan is capitalized to the specific project. Replacements, maintenance, and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Plant and equipment	5 - 30 years
CNG/RNG fueling stations	10-20 years
Construction in progress	N/A
Buildings	40 years
Land	N/A
Service equipment	5-10 years
Leasehold improvements	shorter of lease term or useful life
Vehicles	7 years
Office furniture and equipment	5-7 years
Computer software	3 years
Other	7 years

When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed, and a gain or loss is recognized in the consolidated statements of operations. The Company capitalizes costs related to the development and construction of new projects when there is a significant likelihood that the project will be constructed for its intended use. This is determined based on the attainment of certain milestones, including, but not limited to, the receipt of permits; final negotiation of major contracts including gas rights agreements, gas transportation and engineering, procurement and construction contracts. Costs incurred prior to this time are expensed. Additionally, the Company capitalizes any interest incurred on its generic borrowings during the construction phase until the project becomes operational.
Environmental credits held for sale
RNG inventory relates to storage of an equivalent amount of RNG production from our new RNG facilities during their RIN and LCFS certification period. It is sold to various customers at market prices upon obtaining RIN or LCFS certification. It is recorded at cost and adjusted to its net realizable value at each balance sheet date.
Fuel Station Services Construction Backlog

The Company's remaining performance obligations ("backlog") represent the unrecognized revenue value of its contract commitments. The Company's backlog may significantly vary each reporting period based on the timing of major new contract commitments. At December 31, 2022, the Company had a backlog of $65,657 of which $58,258 is anticipated to be recognized as revenue in the next 12 months.
Major Maintenance

Major maintenance is a component of maintenance expense and encompasses overhauls of internal combustion engines, gas compressors and electrical generators. Major maintenance is expensed as incurred. Major maintenance expense was $4,701 and $5,946 for the years ended December 31, 2022 and 2021 respectively, and is included in cost of sales — renewable power in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of purchase price of an acquisition over the fair value of net assets acquired in a business combination subject to ASC 805, Business Combinations. Goodwill is not amortized, but the potential impairment of goodwill is assessed at least annually and on an interim basis whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Accounting rules require that the Company test at least annually, or more frequently when a triggering event occurs that indicates that the fair value of the reporting unit may be below its carrying amount, for possible goodwill impairment in accordance with the provisions of ASC 350-10. The Company performs its annual test in fourth quarter of each year.

During 2020, the Company has adopted the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2017-04, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under this guidance, the Company performed qualitative test for goodwill on Beacon and Trustar for the year ended December 31, 2022. As a result of these tests, the Company determined that the fair value of its reporting unit exceeded its carrying value and, thus, the Company determined that goodwill was not impaired.

Intangible Assets and Liabilities

Identifiable intangible assets consist of three PPAs, one fueling station contract, one transmission/distribution interconnection, and the cost of intellectual property all of which are amortized using the straight-line method over the underlying applicable contract periods or useful lives which range from five to twenty years.

The PPA intangible liabilities are amortized using the straight-line method over their contract life. Amortization related to these intangible liabilities is included in RNG fuel revenue and Renewable power revenue, respectively, in the consolidated statements of operations.

Impairment of Long-Lived Assets

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount that the carrying amounts of the assets exceed the fair value of the assets. Assets disposed of are reported at the lower of the carrying amount or fair value less selling costs. There was no material impairment expense booked for the years ended December 31, 2022 and 2021.

Fair value is generally determined by considering (i) internally developed discounted cash flows for the asset group, and/or (ii) information available regarding the current market value for such assets. We use our best estimates in making these evaluations and consider various factors, including future pricing and operating costs. However, actual future market prices and project costs could vary from the assumptions used in our estimates and the impact of such variations could be material.

Derivative Instruments

    The Company estimates the fair value of its derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. All changes in the fair value of recognized derivatives are recognized currently in earnings.

The Company enters into electricity forward sale agreements. Some of these electricity forward sale agreements meet the definition of a derivative but qualify for the normal purchases and normal sales exception from derivative accounting treatment. In accordance with authoritative guidance for derivatives, the Company considers both qualitative and quantitative factors when determining whether a contract qualifies for the normal purchases and normal sales exception. There are two electricity forward sales agreements during 2022 that were recorded under the normal purchases and normal sales exception and, therefore, fair value adjustments were not required for the year ended December 31, 2022. Please see Note 10. Derivative Financial Instruments and fair value measurements for additional information.

The Company enters into commodity swap arrangements as economic hedges against market price volatility of Renewable power sales. These commodity swap agreements do not qualify for the normal purchases and normal sales exception and therefore are accounted for as derivatives under ASC 815, Derivatives and Hedging. The Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, these commodity swap agreements are measured at their fair value and recorded as either current or non-current assets or liabilities and any changes in fair value are recorded as part of Revenues in its consolidated statements of operations for the years ended December 31, 2022 and 2021.

The Company maintains a risk management strategy that incorporates the use of interest rate swaps to minimize significant fluctuation in cash flows and/or earnings that are caused by interest rate volatility. The Company designated the interest rate swaps as cash flow hedges applies hedge accounting. The Company records the fair value of the interest rate swap as an asset or liability on its consolidated balance sheet. The effective portion of the swap is recorded in Accumulated other comprehensive income.

Vulnerability Due to Certain Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, restricted cash, short term investments, derivative instruments and trade accounts receivable. The Company holds cash, cash equivalents and restricted cash at several major financial institutions, much of which exceeds FDIC insured limits. Historically, the Company has not experienced any losses due to such concentration of credit risk. The Company’s temporary cash investments policy is to limit the dollar amount of investments with any one financial institution and monitor the credit ratings of those institutions. While the Company may be exposed to credit losses due to the nonperformance of the holders of its deposits, the Company does not expect the settlement of these transactions to have a material effect on its results of operations, cash flows or financial condition.
Income Taxes
As a result of the Business Combination, the Company is the sole managing member of OPAL Fuels. OPAL Fuels is a limited liability company that is treated as a partnership for U.S. federal income tax purposes and for most applicable state and local income taxes. Any taxable income or loss generated by OPAL Fuels is passed through to and included in the taxable income or loss of its members, including the Company, on a pro-rata basis, subject to applicable tax regulations.
The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes (“ASC Topic 740”), which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax bases of its assets and liabilities by applying the enacted tax rates in effect for the year in which the differences are expected to reverse. Such net tax effects on temporary differences are reflected on the Company’s consolidated balance sheets as deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when the Company believes that it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The Company calculates the interim tax provision in accordance with the provisions of ASC Subtopic 740-270, Income Taxes; Interim Reporting. For interim periods, the Company estimates the annual effective income tax rate and applies the estimated rate to the year-to-date income or loss before income taxes.

Significant Customers, Vendors and Concentration of Credit Risk
For the year ended December 31, 2022 two customers accounted for 49% of revenue. For the year ended 2021, three customers accounted for 45% of revenue. At December 31, 2022, two customers accounted for 44% of accounts receivable. At December 31, 2021, two customers accounted for 26%, of accounts receivable.
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables. The Company places its cash with high credit quality financial institutions located in the United States of America. The Company performs ongoing credit evaluations of its customers.
As of December 31, 2022 one vendor accounted for 18.7% of the accounts payable. As of December 31, 2021, no vendors accounted for greater than 10% of the accounts payable.
Investment in other entities
Investment in other entities includes the Company’s interests in certain investees which are accounted for under the equity method of accounting as the Company has determined that the investment provides the Company with the ability to exercise significant influence, but not control, over the investee. The Company’s investments in these nonconsolidated entities are reflected in the Company’s consolidated balance sheet at cost. The amounts initially recognized are subsequently adjusted for the impacts of impairment, capitalized interest and Company’s share of earnings (losses) which are recognized as income (loss) from equity method investments in the consolidated statement of operations after adjustment for the effects of any basis differences. Investments are also increased for contributions made to the investee and decreased by distributions from the investee and classified in the statement of cash flows using the cumulative earnings approach.

The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that a decline in value has occurred that is other than temporary. Evidence considered in this evaluation includes, but would not necessarily be limited to, the financial condition and near-term prospects of the investee, recent operating trends and forecasted performance of the investee, market conditions in the geographic area or industry in which the investee operates and the Company’s strategic plans for holding the investment in relation to the period of time expected for an anticipated recovery of its carrying value. If the investment is determined to have a decline in value deemed to be other than temporary, it is written down to estimated fair value in the same period the impairment was identified. For the years ended December 31, 2022 and 2021, the Company did not identify any impairments on its investments in other entities.
3.Business Combination
On July 21, 2022, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continued as a Delaware corporation (the “Domestication”). Pursuant to the Domestication, (i) each outstanding Class B ordinary share, par value $0.0001 per share of ArcLight was automatically converted, on a one-for-one basis, into a Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of ArcLight; (ii) each issued and outstanding Class A ordinary share (including Class A ordinary shares resulting from the conversion of Class B ordinary shares into Class A ordinary shares) was automatically converted, on a one-for-one basis, into a share of the Company's Class A common stock, par value $0.0001 per share; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of ArcLight automatically converted into a warrant to acquire one share of the Company's Class A common stock at an exercise price of $11.50 per share ("OPAL Warrant"); and (iv) each issued and outstanding unit of ArcLight that had not been previously separated into the underlying Class A ordinary shares of ArcLight and the underlying warrants of ArcLight upon the request of the holder thereof prior to the Domestication was cancelled and entitled the holder thereof to one share of the Company's Class A common stock and one-half of one OPAL Warrant.

In connection with consummation of the Business Combination, the events summarized below, among others, occurred:
•OPAL Fuels and its existing members caused OPAL Fuels’ existing limited liability company agreement to be amended and restated and in connection therewith, all of the common units of OPAL Fuels issued and outstanding immediately prior to the closing were re-classified into 144,399,037 Class B common units ( "Class B Units") of OPAL Fuels. The Company accounts for these Class B units as Redeemable non-controlling interests in its consolidated financial statements. Each Class B unit is paired with 1 non-economic share of Class D common stock issued by the Company.

• ArcLight (i) contributed to OPAL Fuels $138,850 in cash net of transaction expenses of $9,770, representing the sum of cash in the trust account after giving effect to the exercise of redemption rights by any Arclight shareholders plus the aggregate proceeds of the PIPE investment received and (ii) issued to OPAL Fuels 144,399,037 shares of Class D common stock of the Company, par value $0.0001 per share; (ii) issued 11,080,600 shares of the Company's Class A common stock to the PIPE investors at $10.0 per share, par value $0.0001 per share and (iii) issued 3,059,533 shares of the Company's Class A common stock to ARCC Beacon LLC ("Ares");
• OPAL Fuels issued 25,671,390 Class A Units of OPAL Fuels to the Company; and
• The Company contributed to OPAL Fuels, and OPAL Fuels in turn distributed to pre-closing members of OPAL Fuels, 144,399,037 shares of Class D common stock, par value $0.0001 per share (such shares of Class D common stock do not have any economic value but entitle the holder thereof to five votes per share).

Pursuant to a forward share purchase agreement (the “Forward Purchase Agreement”) entered into between ArcLight and Meteora and its affiliates (collectively, “Meteora”), prior to the closing of the Business Combination Meteora purchased 2,000,000 Class A common stock of ArcLight from shareholders who had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, resulting in Meteora holding a total of 2,000,000 Class A common stock, which Meteora agreed not to redeem in connection with the Business Combination. Additionally, ArcLight placed $20,040 in escrow at the closing of the Business Combination to secure its purchase obligation to repurchase these 2,000,000 shares at Meteora’s option for a price of $10.02 per share on the date that is six months after closing of the Business Combination. The cash plus earned interest is recorded as Restricted cash - current in the Company's consolidated balance sheet as of December 31, 2022. The put option written to Meteora on 2,000,000 shares of Class A common stock is recorded as a liability under Topic 480 Distinguishing Liabilities from Equity with the change in the fair market value recognized in the statement of operations. As of December 31, 2022, Meteora sold 364,217 shares. Subsequent to the year end, the agreement terminated and the Company performed on its obligation to repurchase the 1,635,783 shares. Please see Note 19. Subsequent Events for additional information. The fair value of the put option for the remaining 1,635,783 as of December 31, 2022 was estimated at $4,466. For the year ended December 31, 2022, the Company recorded a gain of $134 as change in fair value of derivative instruments, net in its Consolidated Statement of Operations.

Pursuant to the terms of the Sponsor Letter Agreement entered into on December 2, 2021 among ArcLight, ArcLight CTC Holdings II, L.P. (“Sponsor”), OPAL Fuels and certain other persons concurrently with the execution of the Business Combination Agreement (the “Sponsor Letter Agreement”), the Sponsor agreed to subject 10% of its Class A common stock (received as a result of the conversion of its ArcLight Class B ordinary shares immediately prior to the closing) to vesting and forfeiture conditions relating to VWAP targets for the Company's Class A common stock sustained over a period of 60 months following the closing (“Sponsor Earnout Awards”). The Company accounted for the potential earnout shares as a liability at fair value with the change in the fair market value recognized in the statement of operations. The Sponsor Earnout Awards were classified as liability as their settlement terms contained certain variables that precluded them from being considered index to the Company's common stock under the "fixed-for-fixed" requirement per ASC 815 Derivatives and Hedging. The fair value of Sponsor Earnout Awards as of December 31, 2022 was estimated at $3,790. For the year ended December 31, 2022, the Company recorded a gain of $1,910 as change in fair value of derivative instruments, net in its consolidated statement of operations.

Effective immediately after the closing, and upon the date on which the Company's annual adjusted EBITDA for the calendar year 2023 exceeds $238,000, (i) the Company will issue to OPAL Fuels equity holders (the “Earnout Participants”) an aggregate of 5,000,000 shares of the Company's Class B common stock and Class D common stock and corresponding OPAL Fuels Common Units in accordance with the allocations set forth in the Business Combination Agreement. Additionally, upon the date on which the Company's annual adjusted EBITDA for the calendar year 2024 exceeds $446,000, (i) the Company will issue to the Earnout Participants an aggregate of 5,000,000 additional shares of the Company's Class B common stock and Class D common stock and corresponding OPAL Fuels Common Units in accordance with the allocations set forth in the Business Combination Agreement (“OPAL Earnout Awards”). OPAL Earnout Awards were classified as a liability under Topic 480 Distinguishing Liabilities from Equity because they are considered indexed to an obligation to repurchase shares by delivering cash or other assets as a result of certain settlement provisions. The fair value of OPAL Earnout Awards as of December 31, 2022 was estimated at $5,000. For the year ended December 31, 2022, the Company recorded a gain of $35,200 as change in fair value of derivative instruments,net in its consolidated statements of operations.

Upon the completion of the business combination, the Company assumed the Public Warrants and Private Warrants. In December 2022, the Company successfully converted all the outstanding Warrants and issued shares of Class A common stock. Please see Note 1, Description of Business, for additional information. As of December 31, 2022, there are no Warrants outstanding.

The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of stockholders' equity for the year ended December 31, 2022:

Cash proceeds from Arclight, net of redemptions	$17,775
Cash proceeds from PIPE investors	110,806
Cash in escrow account for the Forward Purchase Agreement	20,040
Less: transaction costs and under writing fees paid (1)	(9,771)
Cash acquired from Business Combination	138,850
Less: warrant liabilities	(13,524)
Less: earnout liabilities	(45,900)
Less: put option with Meteora	(4,600)
Less: Deferred financing costs recorded in additional paid-in-capital (2)	(6,467)
Net additional paid-in capital from Business Combination recorded in Stockholders' equity	$68,359

(1) Includes $8,041 of Sponsor specific transaction costs paid at closing.

(2) Excludes $1,630 of transaction costs paid at closing and recorded on OPAL Fuels' consolidated balance sheet prior to closing.

The total number of shares of the Company's Class A common stock outstanding immediately following the closing of the Business Combination was 25,671,390, consisting of the following:

Shares
Class A - Public stockholders	1,752,181
Class A - Sponsor shares (1)	7,779,076
Class A - PIPE investors	11,080,600
Class A - Forward Purchase Agreement	2,000,000
Class A - Ares	3,059,533
25,671,390
Class D - Opal Fuels equity holders	144,399,037
Total shares issued upon closing of Business Combination	170,070,427

(1) Includes 763,908 Sponsor Earnout Awards subject to vesting and forfeiture conditions.

The Company incurred $8,097 in transaction costs relating to the Business Combination which were recorded as an offset to additional paid-in capital in the consolidated Statements of Changes in Redeemable preferred units and Stockholders' equity.
4. Investment in Other Entities
The Company uses the equity method to account for investments in affiliates that it does not control, but in which it has the ability to exercise significant influence over operating and financial policies. The Company's investments in these nonconsolidated affiliates are reflected in the Company's consolidated balance sheets under the equity method, and the Company's proportionate net (loss) income, if any, is included in the Company's consolidated statements of operations as (loss) income from equity method investments.

The following table shows the movement of Investment in other entities:

	Pine Bend	Noble Road	GREP	Beacon	Total
Percentage of ownership	50%	50%	20%	44%

Balance at December 31, 2020	$—	$—	$—	$25,573	$25,573
Contribution to equity method investments	—	—	1,570		1,570
Net income from equity method investment	—	—	(124)	$2,392	2,268
Acquisition of remaining ownership interest in Beacon (1)	—	—	—	(27,965)	(27,965)
Deconsolidation of VIEs (2)	21,188	24,516		—	45,704
Balance at December 31, 2021	21,188	24,516	1,446	—	47,150
Additional investment representing capitalized interest (3)	597	—	—	—	597
Other comprehensive income (4)	—	—	334	—	334
Net income from equity method investments	733	2,749	2,302	—	5,784
Distributions from return of investment in equity method investment	—	(2,100)	—	—	(2,100)
Balance at December 31, 2022	$22,518	$25,165	$4,082	$—	$51,765
(1) The Company acquired 50% of the remaining ownership in Beacon in May 2021 and fully consolidated the entity in the consolidated financial statements after May 1, 2021.

(2) The Company re-assessed its equity interests in Pine Bend and Noble Road under ASC 810, Consolidation and determined that entities no longer met any of the characteristics of a variable interest entity primarily because the projects were fully funded and there is sufficient equity at risk as of December 31, 2021. The Company determined that it should account for its interests in both entities under equity method of accounting pursuant to ASC 323, Investments Equity Method and Joint Ventures, as the Company has the ability to exercise significant influence, but not control, over both entities.
(3) The capitalized interest is incurred by the Company increasing our basis in Pine Bend. The Company will amortize this amount in future periods over the useful life of the asset.
(4) It represents our portion of the other comprehensive income recorded by the equity method investee.
Note receivable
In August 2021, the Company acquired 100% ownership interest in Reynolds which held a note receivable of $10,450 to Biotown. The Note receivable had a maturity date of July 15, 2027 and carried an interest rate of 12.5% of which 8% is payable in cash on a quarterly basis from the inception of the loan and 4.5% payment-in-kind interest adding to the outstanding debt balance until the facility becomes operational.
On July 15, 2022, Biotown repaid the total amount outstanding under the Note receivable including paid-in-kind interest and prepayment penalty. The total proceeds received were $11,555 which included $701 paid-in-kind interest accrued from August 2021 to July 15, 2022 and $545 of prepayment penalty. The paid-in-kind interest income accrued during the year ended December 31, 2021 of $288 is shown as cash flow from operations for the year ended December 31, 2022. The Company recorded a gain on repayment of $1,943 as part of Other income in the consolidated statement of operations for the year ended December 31, 2022.
The Company recorded $286 and $406 as a reduction to interest and financing expense, net in its consolidated statements of operations for the years ended December 31, 2022 and 2021, respectively.
The Note receivable also entitles Reynolds to receive 4.25% of any revenue-based distributions made up to a maximum of $4,500 over the term of the debt. The Company recorded the fair value of the Note receivable — variable fee component of $1,538 as an allocation of the initial investment balance of $10,450 and recorded payment-in-kind interest income of $285 as a reduction to interest and financing expense, net in the consolidated statement of operations for the year ended December 31, 2022, respectively.
The Note receivable - variable fee component of $1,942 and $1,656 is recorded as a long-term asset on its consolidated balance sheets as of December 31, 2022 and December 31, 2021, respectively.
The following table summarizes financial information of the unconsolidated entities:

	December 31, 2022	December 31, 2021
Current assets	$14,563	$21,342
Non-current assets	109,414	44,250
Current liabilities	6,765	4,235
Non-current liabilities	13,825	—
Members' equity	103,388	61,358
The following table summarizes the income from equity method investments:

	Twelve Months Ended
	December 31, 2022	December 31, 2021
Revenue (1)	$58,013	$14,181
Gross profit	41,932	6,915
Net income	29,983	5,276

Net income from equity method investments (2)	$5,784	$2,268

(1) Revenues include a realized gain of $32,796 from commodity swap contracts on our equity method investment, GREP for the year ended December 31, 2022.

(2) Net income from equity method investments represents our portion of the net income from equity method investments in Pine Bend, Noble Road and GREP for the year ended December 31, 2022 and GREP and Beacon ( January to April 2021) for the year ended December 31, 2021.

5. Property, Plant, and Equipment, Net
Property, plant, and equipment, net, consisted of the following as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Plant and equipment	$201,655	$161,387
CNG/RNG fueling stations	34,567	27,892
Construction in progress (1)	152,105	62,616
Buildings	2,585	2,544
Land	1,303	1,303
Service equipment	1,888	1,521
Leasehold improvements	815	815
Vehicles	313	407
Office furniture and equipment	307	302
Computer software	277	277
Vehicles - finance leases	1,236	—
Other	487	416
	397,538	259,480
Less: accumulated depreciation	(100,215)	(89,710)
Property, plant, and equipment, net	$297,323	$169,770

(1) Includes $3,081 of interest capitalized from our general borrowings for the year ended December 31, 2022 and $861 of interest capitalized on our Sunoma Loan for the year ended December 31, 2021.
As of December 31, 2022, there has been an increase in property, plant and equipment as a result of an increase in the construction of RNG generation facilities including, but not limited to Emerald, Sapphire, and Central Valley RNG dispensing facilities. The majority of these facilities, for which costs are in construction in progress as of December 31, 2022, are expected to be operational during the fourth quarter of 2023 and early 2024.
Depreciation expense on property, plant, and equipment for the years ended December 31, 2022 and December 31, 2021 was $11,892 and $9,501, respectively.
6. Intangible Assets, Net

Intangible assets, net, consisted of the following at December 31, 2022 and December 31, 2021:

	December 31, 2022
	Cost	Accumulated Amortization	Intangible Assets, Net	Weighted Average Amortization Period (Years)
Power purchase agreements	$8,999	$(7,488)	$1,511	18.1
Transmission/distribution interconnection	1,600	(971)	629	15.1
CNG sales contract	807	(799)	8	10.0
Intellectual property	43	(24)	19	5.0
Total intangible assets	$11,449	$(9,282)	$2,167

	December 31, 2021
	Cost	Accumulated Amortization	Intangible Assets, Net	Weighted Average Amortization Period (years)
Power purchase agreements	$8,999	$(6,986)	$2,013	18.1
Transmission/distribution interconnection	1,600	(865)	735	15.1
CNG sales contract	807	(719)	88	10.0
Intellectual property	43	(18)	25	5.0
Total intangible assets	$11,449	$(8,588)	$2,861
The transmission/distribution interconnection represents an interconnector for one of the Company's LFG recovery facilities. The interconnection construction was initially funded by a municipality. The Company is scheduled to repay the costs of this construction through April 1, 2023. The remaining liability of $76 under the Municipality loan is shown as part of current liabilities on its consolidated balance sheet as of December 31, 2022. Please see Note 8. Borrowings, for additional information.
Amortization expense for the twelve months ended December 31, 2022 and 2021 was $694 and $346, respectively. At December 31, 2022, estimated future amortization expense for intangible assets is as follows:

Fiscal year:
2023	548
2024	267
2025	267
2026	239
Thereafter	846
$2,167
7. Goodwill
The following table summarizes the changes in goodwill, if any, by reporting segment from the beginning of the period to the end of the period:

	RNG Fuel	Fuel Station Services	Total
Balance at December 31, 2021	$51,155	$3,453	$54,608
Balance at December 31, 2022	$51,155	$3,453	$54,608
8. Borrowings
The following table summarizes the borrowings under the various debt facilities as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Senior Secured Credit Facility, term loan	$15,250	$73,869
Less: unamortized debt issuance costs	—	(724)
Less: current portion	(15,250)	(73,145)
Senior Secured Credit Facility, term loan, net of debt issuance costs	—	—
Senior Secured Credit Facility, working capital facility	7,500	7,500
Less: current portion	(7,500)	(7,500)
Senior Secured Credit Facility, working capital facility	—	—
OPAL Term Loan	96,090	75,000
Less: unamortized debt issuance costs	(1,758)	(2,485)
Less: current portion	(27,732)	(13,425)
OPAL Term Loan, net of debt issuance costs	66,600	59,090
Sunoma Loan	23,000	17,524
Less: unamortized debt issuance costs	(908)	(569)
Less: current portion	(380)	(756)
Sunoma Loan, net of debt issuance costs	21,712	16,199
Convertible Note Payable	28,528	58,710
Less: current portion	(28,528)	—
Convertible Note Payable	—	58,710
Municipality Loan	76	278
Less: current portion	(76)	(194)
Municipality Loan	—	84
Non-current borrowings total	$88,312	$134,083
As of December 31, 2022, principal maturities of debt are expected as follows, excluding any undrawn debt facilities as of the date of the consolidated balance sheet:

	Senior Secured Credit Facility	OPAL Term Loan	Sunoma Loan	Convertible Note Payable (1)	Municipality Loan	Total
Fiscal year:
2023	22,750	27,732	380	28,528	76	79,466
2024	—	27,732	1,608	—	—	29,340
2025	—	40,626	1,743	—	—	42,369
2026	—	—	1,883		—	1,883
2027	—	—	17,386	—	—	17,386
	$22,750	$96,090	$23,000	$28,528	$76	$170,444
(1) The Convertible Note Payable is redeemable on demand at the option of the Company or the lender.

Senior Secured Credit Facility
On September 21, 2015, FM3, an indirect wholly-owned subsidiary of the Company, entered into a senior secured credit facility (the "Senior Secured Credit Facility") as a borrower and a syndicate of lenders, which provides for an aggregate principal amount of $150,000, consisting of (i) a term loan of $125,000 ( "Term Loan Facility") and a (ii) working capital letter of credit facility (the "Working Capital Facility") of up to $19,000 and a (iii) debt service reserve and liquidity facility of up to $6,000. The Company paid $14,300 to the lenders in connection with the transaction. As of December 31, 2022 and December 31, 2021, $15,250 and $73,869, respectively, was outstanding under the Senior Secured Credit Facility- term loan.
The borrowings under the Senior Secured Credit Facility bear an interest rate of a fixed margin plus LIBOR for the relevant interest period. The fixed margin is 2.75% for the first four years, then 3.0% until October 8, 2021, and 3.25% thereafter. Pursuant to the terms of the facility, FM3 is required to repay 1.0% of the outstanding debt under the Term Loan Facility amounting to $125,000 on a quarterly basis which is then adjusted based on available cash and a target debt balance that declines each quarter. The Working Capital Facility contains a provision whereby the Company is obligated to reduce the amount borrowed to $7,500 or less for a period of ten days consecutive business days annually. As of both December 31, 2022 and December 31, 2021, the total amount outstanding under the Working Capital Facility was $7,500. Additionally, the Company pays commitment fee of 0.75% on the unused portion of the facility.
On October 8, 2021, the Company entered into the Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) which extended the maturity date of the credit facility that supports the Renewable Power business to December 20, 2022. In addition, the minimum required debt service coverage ratio was reduced from 1.1 to 1.0 and the calculation of the Cash Flows Available for Debt Service was amended to exclude the proceeds of working capital loans deposited into the operating account going forward. Additionally, the Company is not allowed to make any distributions or restricted payments. In exchange for these accommodations, the Company agreed to repay $5,182 as a permanent reduction of the Working Capital Facility and to increase the interest rate on the credit facility by 25 basis points.
On December 19, 2022, FM3 entered into an Omnibus and Consent Agreement (the “FM3 Amendment”). The FM3 Amendment amended the credit agreement, among other things, to (a) extend the maturity date of the obligations thereunder from December 20, 2022 to March 20, 2023, (b) permit OPAL Fuels to purchase the rights and obligations of certain exiting lenders at par, (c) prepay a portion of the outstanding loans made by the remaining lenders and (d) permit the release of certain project company subsidiaries of FM3 from the collateral securing the obligations under the credit agreement. Upon consummation of the FM3 Amendment, the Company repaid $54,929 of the outstanding term loan. On March 20, 2023, the Company repaid in full the remaining outstanding loan under this facility. Please see Note.19 Subsequent Events for additional information.
At December 31, 2022 and December 31, 2021, FM3 had outstanding letters of credit that support obligations of the Company and its subsidiaries of $1,932 and $7,823, respectively. The Senior Secured Credit Facility is collateralized by substantially all the assets of FM3 and assignment of FM3's rights, title, and interests in purchase and sale agreements and LFG rights agreements.
The Senior Secured Credit Facility contains certain warranties and financial covenants including but not limited to debt service coverage ratio to not be less than 1.0 and restrictions on distributions and additional indebtedness. The lenders only have recourse to the assets of FM3. For the twelve months ended December 31, 2022, FM3 was in compliance with all debt covenants.

Patronage dividends
The Company is eligible to receive annual patronage dividends from one of its lenders, Cobank ACB under a profit sharing program made available to the borrowers. For the year ended December 31, 2022 and 2021, the Company received cash dividends of $126 and $139, respectively, which were recorded as credits to interest expense in its consolidated statements of operations. Additionally, the Company recorded $489 as a long-term asset on its consolidated balance sheet at December 31, 2022 and December 31, 2021, which represents the Company's equity interest in Cobank SCB which will be redeemed for cash beginning in 2024.

OPAL Term Loan
On October 22, 2021, OPAL Fuels Intermediate Holding Company LLC (“OPAL Intermediate Holdco”), an indirect wholly-owned subsidiary of the Company, entered into a $125,000 term loan agreement (the "OPAL Term Loan") with a syndicate of lenders. Of the $125,000, the Company had $90,000 available for borrowing upon closing and the remaining $35,000 to be made available as three more RNG facilities become operational. The OPAL Term Loan is secured by a pledge in the equity interest of Beacon Holdco LLC, OPAL Environmental Credit Marketing LLC, OPAL Fuel Station Services LLC (f/k/a Trustar Energy LLC), and OPAL Fuels Services LLC along with cash bank accounts and a security interest in the Company’s environmental credits. A portion of the proceeds of the OPAL Term Loan were used to pay off the outstanding balance under the TruStar revolver credit facility in October 2021 and the remainder will be used for general corporate purposes, including investments in RNG projects being developed by the Company.
Pursuant to the OPAL Term Loan, the Company borrowed $75,000 in October 2021 and an another $15,000 in February 2022 pursuant to an amendment allowing the Company to drawdown later than the original commitment date.
On September 29, 2022, OPAL Intermediate Holdco entered into Amendment No. 3 to the OPAL Term Loan (“Amendment No. 3”) that (a) extended the availability period from (i) September 30, 2022 to October 31, 2022 for the borrowing under the Term A-2 Commitments of up to an aggregate of $25 million in Term A-2 Loans, and (ii) March 31, 2023 for the borrowing under the Term A-2 Commitments of a single final borrowing of Term A-2 Loans not to exceed $10 million and (b) amended the principal repayment amortization schedule.
During the third and fourth quarter of 2022, two of the RNG projects went operational and the Company borrowed $25,000 under the OPAL Term Loan with an additional commitment of $10,000 remaining under this debt facility.
The OPAL Term Loan matures April 22, 2025 and bears interest at 3.0% plus SOFR. In accordance to the terms of the facility, OPAL Intermediate Holdco is required to repay 1.79% or $1,611 per month beginning March 2022 and an additional $700 per month beginning September 2022.
The OPAL Term Loan contains customary warranties and representations and certain financial covenants which require OPAL Intermediate Holdco to maintain (i) minimum liquidity of $15,000 until March 31, 2022 and $10,000 thereafter and (ii) a leverage ratio not to exceed 4:1. As of December 31, 2022, the Company is in compliance with the financial covenants under the OPAL Term Loan. Additionally, the OPAL Term Loan contains restrictions on distributions and additional indebtedness.
Sunoma Loan
On August 27, 2020, Sunoma, an indirect wholly-owned subsidiary of the Company entered into a debt agreement (the "Sunoma Loan Agreement") with Live Oak Banking Company for an aggregate principal amount of $20,000. Sunoma paid $635 as financing fees. The loan bears interest at the greater of prime rate plus 3.50%, or 7.75%. The amounts outstanding under the Sunoma Loan are secured by the assets of Sunoma.
The Sunoma Loan Agreement contains certain financial covenants which require Sunoma to maintain (i) maximum debt to net worth ratio not to exceed 5:1 (ii) a minimum current ratio not be less than 1.0 and (iii) minimum debt service coverage ratio of trailing four quarters not be less than 1.25. On July 19, 2022, Sunoma completed the conversion of the construction loan into a permanent loan and increased the commitment from $20,000 to $23,000.
The borrowings under the Sunoma Loan Agreement bear interest at a rate of 7.68% and have a maturity date of July 19, 2033. The Company is required to pay a quarterly amortization of principal of $380 beginning in October 2023. The Company paid $2,798 into interest and debt reserve accounts. This cash is recorded as Restricted cash - current and non-current in the consolidated balance sheet as of December 31, 2022.

The significant assets of Sunoma are parenthesized in the consolidated balance sheets as December 31, 2022 and 2021. See Note 13. Variable Interest Entities for additional information.
Convertible Note Payable
On May 1, 2021, the Company acquired the remaining ownership interests in Beacon and signed an unsecured, contingently convertible note (the "Convertible Note") with Ares for a total aggregate amount for $50,000 at an interest rate of 8.00% per annum. The Company has the option to pay interest on the Convertible Note in cash on a quarterly basis or payment-in-kind. The Company chose the option of payment-in-kind interest.
The Convertible Note Payable matures earlier of December 31, 2026 or the date on which a change in control occurs as defined in the terms of the Convertible Note. Upon the consummation of the Business Combination, Ares was permitted to choose to convert the total amount outstanding under the Convertible Note to shares of Class A common stock based on a pre-determined conversion formula. Upon completion of the Business Combination in July 2022, Ares elected to convert 50% of the outstanding amount under the Convertible Note to shares of Class A common stock. Therefore, the Company issued 3,059,533 shares of Class A common stock and redeemed outstanding debt of $30,595.
The Company elected to account for the Convertible Note using the fair value option in accordance with ASC 820, Fair Value Measurement, on May 1, 2021, which was determined to be $55,410. The fair value was subsequently remeasured on each reporting date and the change in fair value recorded as interest expense in the consolidated statement of operations for each reporting period. At December 31, 2022, the Convertible Note was classified as a current liability in the consolidated balance sheet at a fair value of $28,528 as it is redeemable on demand by the Company or Ares. At December 31,2021, the Convertible Note was classified as a non-current liability in the consolidated balance sheet at a fair value of $58,710.
The Company recorded $413 as change in fair value of Convertible Note for the year ended December 31, 2022, as interest and financing expense, net. Upon completion of the Business Combination, the Convertible Note no longer provided for the 10% prepayment penalty. Therefore, the change in fair value attributable to cancellation of prepayment penalty for the year ended December 31, 2022 was ($2,906). The Company recorded $3,319 and $3,300 as payment-in-kind interest expense in the consolidated statement of operations for the years ended December 31, 2022 and 2021, respectively.
Municipality loan
FM3, an indirect wholly-owned subsidiary of the Company, entered into a loan agreement for the construction of an interconnection that was initially funded by the municipality. The Company is scheduled to make payments to a municipality in the amount of $1,600 plus interest at a fixed annual rate of 3.00% through April 1, 2023. At December 31, 2022 and December 31, 2021, $76 and $278, respectively, were outstanding on the loan.
OPAL Term Loan II
On August 4, 2022, OPAL Fuels Intermediate Holdco 2 LLC ("OPAL Intermediate Holdco 2"), an indirect wholly-owned subsidiary the Company, entered into a new Senior Secured Credit Facility (the "OPAL Term Loan II") with a syndicate of lenders. The indebtedness is guaranteed by certain of the direct and indirect subsidiaries of OPAL Intermediate Holdco 2. The OPAL Term Loan II provides for an approximately two year delayed term loan facility (the "DDTL Facility") of up to a maximum aggregate principal amount of $100,000 and debt service reserve facility (the "DSR Facility") of up to a maximum aggregate principal amount of $5,000. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary guarantors and the proceeds of the DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account. In connection with the transaction, the Company paid $2,200 as financing fees to the lenders and incurred $1,376 as third party fees. The transaction costs have been recorded as Deferred financing costs on the consolidated balance sheet as of December 31, 2022.
The borrowings under the OPAL Term Loan II will bear interest at the benchmark rate of adjusted Term SOFR plus (i) for the period from closing to the earlier of the date of conversion of the construction loan to a term loan (the

"Conversion Date") or September 30, 2024, a spread of 3.5%, and (ii) thereafter a spread of 3.75%. Accrued interest on amounts outstanding under the DDTL Facility must be paid on the last day of each applicable interest period. The outstanding principal amount of the DDTL Facility is subject to quarterly amortization payments commencing September 30, 2024 equal to 2.5% of the aggregate principal amount of the outstanding term loan balance as of the Conversion Date, subject to adjustment based on certain mandatory prepayments, with the balance due at maturity. The DSR Facility is due at maturity. The OPAL Term Loan II matures on August 4, 2027.
At December 31, 2022, there was no principal amount outstanding under the OPAL Term Loan II.
TruStar revolver credit facility
On September 27, 2021, TruStar, an indirect wholly-owned subsidiary of the Company, renewed its existing revolving credit arrangement (the "TruStar revolver credit facility") with JP Morgan Chase Bank, N.A., for an aggregate amount of $10,000. The amounts outstanding under this credit facility had an interest rate of 1.00% plus one month LIBOR. In the fourth quarter of 2021, the outstanding balance under this credit facility was fully repaid and the revolving credit facility was cancelled.
Interest rates
2022
For the year ended December 31, 2022, the weighted average effective interest rate including amortization of debt issuance costs on Senior Secured Credit Facility was 6.9% including a margin plus LIBOR.
For the year ended December 31, 2022, the weighted average effective interest rate including amortization of debt issuance costs on OPAL Term Loan was 6.1%.
For the year ended December 31, 2022, the interest rate on Sunoma Loan was 8.90%.
For the year ended December 31, 2022, the payment-in-kind interest rate on Convertible Note Payable was 8.00%.
For the year ended December 31, 2022, the weighted average interest rate on Municipality loan was 3.6%.
2021
For the year ended December 31, 2021, the interest rate on Senior Secured Facility included a margin plus LIBOR and commitment fees of 0.75% on unused portion of the Working Capital Facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 3.00%.

For the year ended December 31, 2021, the interest rate on TruStar Revolver Credit Facility including a margin plus LIBOR was 1.52%.
For the year ended December 31, 2021, the paid-in-kind interest rate on Convertible note payable was 8%. The change in fair value of the Note recorded as interest expense between May 1, 2021 and December 31, 2021 was $3,300.
For the year end December 31, 2021, the interest rate on OPAL term loan was 4% and commitment fees of 0.5% on the undrawn portion of the facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 4.9%.
For the year ended December 31, 2021, the weighted average effective interest rate on the Sunoma Credit Facility was 7.75%.
For the year ended December 31, 2021, the weighted average interest rate on Municipality Loan was 3.0%.

The following table summarizes the Company's total interest expense for the year ended December 31, 2022 and 2021:

	Twelve Months Ended December 31,
	2022	2021
Senior Secured Credit Facility	$3,779	$2,778
Municipality loan	7	10
TruStar revolver credit facility	—	111
Convertible Note Payable mark-to-market (1)	413	3,300
Sunoma Loan(2)	1,810	—
OPAL Term Loan (3)	894	617
Commitment fees and other finance fees	1,027	835
Interest expense on finance leases	45	—
Amortization of deferred financing cost	1,943	1,085
Interest income	(3,278)	(1,269)
Total interest expense	$6,640	$7,467
(1) The mark-to-market on the Convertible Note Payable is inclusive of fair value change in the Convertible Note due to cancellation of prepayment penalty post Business Combination of ( $2,906).
(2) The interest on Sunoma Loan was capitalized during the construction phase of the RNG facility. Sunoma became operational in December 2021. Therefore, the interest for the year ended December 31, 2022 has been expensed.
(3) Excludes $3,678 and $861 of interest capitalized and recorded as part of Property, plant and equipment, net for the years ended December 31, 2022 and 2021.
9. Leases
On January 1, 2022 (the "Adoption Date"), the Company adopted ASC 842. Under the new lease standard, lessees are required to recognize a right-of-use asset and a lease liability for substantially all leases. The new lease standard will continue to classify leases as either financing or operating, with classification affecting the pattern of expense recognition. The accounting applied by a lessor under the new guidance will be substantially equivalent to current lease accounting guidance.
The following are the type of contracts that fall under ASC 842:
Lessor contracts

Fuel Provider agreements

Fuel provider agreements ("FPAs") are for the sale of brown gas, service and maintenance of sites. The Company is contracted to design and build a Fueling Station on the customer's property in exchange for the Company providing CNG/RNG to the customer for a determined number of years. These are considered to be operating leases with variable consideration. As per ASC 842, the revenue is recognized in the period earned.

Additionally, the Company currently has two FPAs which have minimum volume requirements. The Company evaluated these two contracts under ASC 840 and classified them as operating leases. The Company elected not to reassess the lease classification on January 1, 2022 due to change in criteria under ASC 842 for these two FPAs. There were no amendments to one of the contracts after the Adoption Date.

However, one of the FPAs was amended on August 25, 2022. The amendment specifically changed the counter party to another affiliate of our customer and amended the rate for fuel dispensed amongst other things. The Company reassessed the contract under ASC 842 on August 25, 2022 and determined that the contract no longer is considered a lease under ASC 842 because the customer does not substantially get all the economic benefits of the use of the fuel station. This conclusion was reached because the Company retained the right to keep all the environmental attributes and monetize by selling them to a unrelated third party. Therefore, the Company included only the portion of revenue earned from this FPA from January 1, 2022 till August 25, 2022 as part of the lease revenue.
Power Purchase agreements
Power purchase agreements ("PPAs") are for the sale of electricity generated at our Renewable Power facilities. All of our Renewable Power facilities operate under fixed pricing or indexed pricing based on market prices. Two of our Renewable Power facilities transfer the right to control the use of the power plant to the purchaser and are therefore classified as operating leases. The Company elected not to reassess the lease classification due to change in criteria under ASC 842 for these two PPAs. There were no amendments to these two contracts after the Adoption Date.
The adoption of ASC 842 did not materially impact the revenue recognition for the above contracts. Included in RNG fuel revenues are $3,510 and $3561 related to the lease portion of the FPAs for the years ended December 31, 2022 and 2021, respectively. Included in Renewable Power revenues are $1,364 and $1,890 related to the lease element of the PPAs for the years ended December 31, 2022 and 2021, respectively.
Lessee contracts
Ground/Site leases
The Company through various of its indirectly owned subsidiaries holds site leases on landfills/dairy farms to build RNG generation facilities. Typically, the lease payments over the lease term are immaterial except for three of our RNG facilities - Beacon and two sites at our Central Valley project - MS Digester ("MS") and VS Digester ("VS").
•As of the Adoption Date, the lease at Beacon facility is for 20 years at a monthly rent of $11,050.
•As of the Adoption Date, the lease term for MD and VS is for a period of 20 years from their commercial operation date at a quarterly rent of $125,000. As of the Adoption Date, the commercial operation date for MD and VS was expected to be December 31, 2022 and February 1, 2023, respectively. However, as of October 1, 2022, the commercial operation date for both projects was extended to February 1, 2024. The Company accounted the change in the lease term as a lease modification and reassessed the right-of-use assets and corresponding lease liabilities as of that date.
Office lease
The Company entered into a lease for office and warehouse space that became effective upon the termination of the original lease term on January 31, 2018. The term of the lease renewal was 36 months and contained an option to renew for an additional 24 months. In September 2020, the Company exercised this option. In March, 2022, the Company entered into an amendment to the lease which extended the lease term till January 2026. The rent for the lease is $26 per month with a built in escalation to $27 from February 1, 2022 to February 1, 2023, $43 from February 1, 2023 - February 1, 2024, $45 from February 1 2024 - February 1, 2025 and $46 for the remaining lease term. The Company accounted the change in the lease term as a lease modification and reassessed the right-of-use assets and corresponding lease liabilities as of March 31, 2022.
The Company currently shares office space with Fortistar and reimburses Fortistar on a monthly basis at a predetermined rate. The Company determined that this is not a lease under ASC 842 as there is no identifiable asset and the Company does not have the right to control the use of the office space.

The Company determined that the 3 site leases and the one office lease as operating leases.
Under ASC 842, leases are classified as either finance or operating arrangements, with such classification affecting the pattern and classification of expense recognition in an entity's income statement. For operating leases, ASC 842 requires recognition in an entity’s income statement of a single lease expense, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Right-of-use assets represent a right to use an underlying asset for the lease term and the related lease liability represents an obligation to make lease payments pursuant to the contractual terms of the lease agreement.
Based on the above guidance, the lease expense for the site leases is included as part of Cost of sales - RNG Fuel in its consolidated statement of operations for the years ended December 31, 2022 and 2021. The lease expense for the office lease is recorded as part Selling, general and administrative expenses in its consolidated statement of operations for the years ended December 31, 2022 and 2021.
Vehicle leases
The Company leases approximately 65 vehicles in our FM3 and OPAL Fuel Station Services subsidiaries. The leases contain repurchase options at the end of the lease term and the sum total of the lease payments represents substantially the fair value of the asset.
Under ASC 842, the Company determined that the vehicle leases are finance leases. For finance leases, ASC 842 requires recognition of amortization of right-of-use asset as part of depreciation and amortization expense and the interest on the finance lease liability as interest expense in the income statement. The Company accordingly recognized its lease expense on the vehicle leases as part of Depreciation, amortization and accretion expense and interest and financing expense, net in its statement of operations for the year ended December 31, 2022.
Adoption of ASC 842
The Company adopted ASC 842 on January 1, 2022, which resulted in the recognition of operating lease right-of-use assets of $13,590 and related lease liabilities for operating leases of $13,302 in Total Assets and Total Liabilities, respectively, on our consolidated balance sheet on January 1, 2022. The Company also recognized $796 of finance lease right-of-use assets and related f lease liabilities for finance leases of $766 in Total Assets and Total Liabilities, respectively, on our consolidated balance sheet on January 1, 2022.
The Company adopted ASC 842 using the adoption date transition method. Under this method, the Company will apply the guidance to each lease that had commenced as of the beginning of the reporting period in which the entity first applies the leases standard (referred to as the “application date” or the “effective date” under this method) with a cumulative-effect adjustment as of that date. Prior comparative periods would be not be adjusted under this method. The Company will provide necessary disclosures for the comparative periods.
Determination of incremental borrowing rate

Under ASC 842, at lease commencement, a lessee must develop a discount rate to calculate the present value of the lease payments so that it can determine lease classification and measure the lease liability. When determining the discount rate to be used at lease commencement, a lessee must use the rate implicit in the lease unless that rate cannot be readily determined. When the rate implicit in the lease cannot be readily determined, the lessee should use its incremental borrowing rate. The incremental borrowing rate is the rate that reflects the interest a lessee would have to pay to borrow funds on a collateralized basis over a similar term and in a similar economic environment. The Company determined that its' lease contracts do not contain an implicit borrowing rate. Therefore, the Company arrived at the incremental borrowing rate by determining the Company's implied credit rating and interest rates on its current collateralized borrowings as of January 1, 2022. The Company then determined the incremental borrowing rate for each lease based on the remaining lease term on the specific lease. Based on the above methodology, the Company's incremental borrowing rates ranged from 2.3% to 5.4% for the lease contracts for which the Company recorded right-of-use assets and corresponding lease liabilities. The Company updated the incremental borrowing rate at the end of each reporting period and applied that rate to any new leases entered into in the applicable reporting period.

The Company calculated the net present value of the remaining lease payments as of January 1, 2022 for existing leases as of that date and recorded the right-of-use assets and corresponding liabilities on the Adoption Date. For the leases entered into during 2022, the Company recorded the right-of-use asset and lease liabilities in the reporting period the lease term began. Additionally, the Company recorded lease modifications on three leases where the lease term was extended.

Prior to January 1, 2022, the Company recognized lease expense in accordance with then-existing ASC 840. Because both ASC 842 and ASC 840 generally recognize operating lease expense as a single line expense on a straight-line basis over the term of the lease arrangement, there were no material differences between the timing and amount of lease expense recognized for the operating leases under the two accounting methodologies for the years ended December 31, 2022 and 2021.

However, the adoption of ASC 842 changed the expense recognition on finance leases by splitting the lease expense into its individual elements - amortization expense and interest expense. Although there was no material difference in the total expense recognized in its statement of operations for the years ended December 31, 2022 and 2021, the lease expense on finance leases for the year ended December 31, 2022 has been presented as part of Depreciation, amortization and accretion expense and interest and financing expense, net in its consolidated statement of operations.
Lease Disclosures Under ASC 842
The objective of the disclosure requirements under ASC 842 is to enable users of an entity’s financial statements to assess the amount, timing and uncertainty of cash flows arising from lease arrangements. In addition to the supplemental qualitative leasing disclosures included above, below are quantitative disclosures that are intended to meet the stated objective of ASC 842.
Right-of-use assets and Lease liabilities as of December 31, 2022 and January 1, 2022 are as follows:

Description	Location in Balance Sheet	December 31, 2022	January 1, 2022 (1)
Assets:
Operating leases:
Site leases (2)	Right-of-use assets	$10,338	$13,242
Office lease (3)	Right-of-use assets	1,406	348
		11,744	13,590
Finance leases:
Vehicle leases (4)	Property, plant and equipment, net	1,236	796
		12,980	14,386
Liabilities:
Sites leases	Lease liabilities - current portion	181	86
Office lease	Lease liabilities - current portion	449	294
Vehicle leases	Accrued expenses and other current liabilities	449	308
		1,079	688

Sites leases	Lease liabilities - non-current portion	10,135	12,895
Office lease	Lease liabilities - non-current portion	1,110	28
Vehicle leases	Other long-term liabilities	825	458
		$12,070	$13,381

(1) The Operating lease right-of-use asset and Operating lease liabilities represent the present value of lease payments for the remaining term of the lease. The discount rate used ranged from 2.30% to 5.40%.
(2) The Company recorded lease modifications on two of site leases on October 1, 2022 where the lease term was extended and reduced the right-of-use asset and the corresponding lease liabilities by $2,550 as the incremental borrowing rates increased in the fourth quarter of 2022 when the lease modification was recorded.
(3) The Company exercised its option to extend the lease in March 2022 which the Company recorded as a lease modification. The Company increased the right-of-use asset and the corresponding lease liability by $1,829.
(4) The Company entered into multiple vehicle leases during 2022 which were recorded as new leases at the beginning of the lease term. The Company recorded an aggregate of $903 right-of-use assets and corresponding lease liabilities.
The table below presents components of the Company's lease expense for the year ended December 31, 2022:

Description	Location in Statement of Operations	Amount (1)

Operating lease expense for site leases	Cost of sales - RNG Fuel	$1,044
Operating lease expense for office lease	Selling, general, administrative expenses	484
Amortization of right-of-use assets - finance leases	Depreciation, amortization and accretion expense	429
Interest expense on lease liabilities - finance leases	Interest and financing expense, net	45
		$2,002
(1) The Company does not have material short term lease expense for the year ended December 31, 2022

The Company did not enter into any operating leases greater than 12 months for the year ended December 31, 2022.

Weighted average remaining lease term (years)	December 31, 2022
Operating leases	18.6 years
Financing leases	3.0 years
Weighted average discount rate
Operating leases	7.87%
Financing leases	5.82%
The table below provides the total amount of lease payments on an undiscounted basis on our lease contracts as of December 31, 2022:

	Site leases	Office leases	Vehicle leases	Total

Discount rate upon adoption	5.4%	2.3%	7.6%

2023	$1,044	$505	$510	$2,059
2024	1,044	540	419	2,003
2025	1,044	562	312	1,918
2026	1,044	47	156	1,247
2027 and beyond	17,913	—		17,913
	22,089	1,654	1,397	25,140

Present value of lease liability	10,316	1,559	1,274	13,149

Lease liabilities - current portion	181	449	449	1,079
Lease liabilities - non-current portion	10,135	1,110	825	12,070
Total lease liabilities	$10,316	$1,559	$1,274	$13,149

Discount based on incremental borrowing rate	$11,773	$95	$123	$11,991
The office rent expense for the year ended December 31, 2021 was $1,098.

10. Derivative Financial Instruments and Fair Value Measurements
Interest rate swaps
In connection with our entry into the Senior Secured Credit Facility, the Company entered into certain interest rate swap agreements. These transactions involved the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The average annual fixed rate ranged from 2.38% in 2020 to 2.50% in 2022. The Company has accounted for these instruments as economic hedges and has included changes in their fair market value in the consolidated statements of operations. The swaps expired in September 2022.

During August 2022, the Company entered into two interest rate swaps for the notional amount of $61,926 of OPAL Term Loan II at a fixed interest rate of 2.47% to hedge the SOFR-based floating interest rate. On August 16, 2022, the Company entered into a swaption for a notional amount of $13,074 with fixed rate of 2.32% with a maturity date of December 30, 2022. The maturity date was extended to March 30, 2023. The Company accounted for the swaption as an economic hedge and included the change in the fair market value in the consolidated statement of operations.
The two interest rate swaps were designated and qualified as cash flow hedges. The Company uses interest rate swaps for the management of interest rate risk exposure, as an interest rate swap effectively converts a portion of the Company’s debt from a floating to a fixed rate. The interest rate swap is an agreement between the Company and counterparties to pay, in the future, a fixed-rate payment in exchange for the counterparties paying the Company a variable payment. The amount of the net payment obligation is based on the notional amount of the interest rate swap and the prevailing market interest rates. The Company may terminate the interest rate swaps prior to their expiration dates, at which point a realized gain or loss may be recognized, or may be amortized over the original life of the interest rate swap if the hedged debt remains outstanding. The value of the Company’s commitment would increase or decrease based primarily on the extent to which interest rates move against the rate fixed for each swap.
The Company records the fair value of the interest rate swap as an asset or liability on its consolidated balance sheet. The effective portion of the swap is recorded in Accumulated other comprehensive income. No portion of the cash flow hedges were ineffective during the year ended December 31, 2022. There are no amounts that would be released from the Other comprehensive income in the next twelve months.
The following table summarizes the interest rate swaps in place as of December 31, 2022 and December 31, 2021:

Interest rate swap detail				Notional Amount
Trade date	Fixed rate	Start date	End date	December 31, 2022	December 31, 2021

August 15, 2022	2.47%	June 28, 2024	August 4, 2027	$41,284	—
August 15, 2022	2.47%	June 28, 2024	August 4, 2027	20,642	—
				$61,926	$—
The location and amounts of derivatives fair values in the consolidated balance sheets are:

	December 31, 2022	December 31, 2021	Location of Fair Value Recognized in Balance Sheet
Derivatives designated as economic hedges:
Current portion of swaption	$182	$—	Derivative financial assets, current portion
Current portion of interest swaps	—	(992)	Derivative financial liability, current portion
Derivatives designated as cash flow hedges:
Non current portion of the interest rate swaps	954	—	Derivative financial assets, non-current portion
	$1,136	$(992)

The effect of interest rate swaps on the consolidated statement of operations were as follows:

	Twelve Months Ended December 31,		Location of (Loss) Gain Recognized in Operations from Derivatives
	2022	2021
Interest rate swaps	$992	$1,793
Swaption	182	—
Net periodic settlements - interest rate swaps	(676)	(1,694)
	$498	$99	Change in fair value of derivative instruments, net
The Company may be exposed to credit risk on any of the derivative financial instruments that are in an asset position. Credit risk relates to the risk of loss that the Company would incur because of nonperformance by counterparties pursuant to the terms of their contractual obligations. To mitigate this risk, management monitors counterparty credit exposure on an annual basis and enters into these arrangements with large financial institutions. The necessary credit adjustments have been reflected in the fair value of financial derivative instruments. There are no credit-risk-related contingent features that could be triggered in derivative financial instruments that are in a liability position.
The Company enters into interest rate swap contracts with counterparties that allow for net settlement of derivative assets and derivative liabilities. The Company has made an accounting policy election to offset recognized amounts relating to these interest swaps within the consolidated balance sheets.
The following table summarizes the fair value of interest rate swaps on the Company's consolidated balance sheets and the effect of netting arrangements and collateral on its financial position:

	Gross Amounts of Recognized Assets/(Liabilities)	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets/(Liabilities) in the Balance Sheet
Balance, December 31, 2022:
Interest rate swap asset	$954	$—	$954
Swaption asset	182	—	182
	$1,136	$—	$1,136
Balance, December 31, 2021:
Interest rate swap liability	$(992)	$—	$(992)
There were no collateral balances with counterparties outstanding as of the period-end dates.
Commodity swap contracts
The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as a component of Renewable Power revenues in the consolidated statement of operations and Derivative financial asset — current and non-current in the consolidated balance sheets. These are considered to be Level 2 instruments in the fair value hierarchy. By using commodity swaps, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counter party to perform under the terms of the swap contract. When the fair value of the swap contract is positive, the counter party owes the Company creating a credit risk. The Company manages the credit risk by entering into contracts with financially sound counter parties. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustments have been reflected in the fair value of financial derivative instruments. When the fair value of the swap contract is negative, the Company owes the counterparty creating a market risk that the market price is higher than the contract price resulting in the Company not participating in the opportunity to earn higher revenues.
In December 2018, the Company signed an amendment that converted an existing PPA into a commodity swap contract to allow the Company flexibility to sell the capacity separately and schedule the sale of electricity to independent third parties. Following the amendment, the Company agreed to net settle the contract in cash on a monthly basis based on the difference between the contract price and market price. The contract has a default minimum of 34,554 MWh per year. The commodity swap contract ended in September 2022 when the facility was shut down.
Additionally, the Company entered into an ISDA agreement with Mendocino Capital LLC (“NextEra”), a related party in November 2019. Pursuant to the agreement, the Company entered into swaps with contract prices ranging between $35.75 and $51.25 per MWh. The swaps expired in December 2022. Upon the expiry of these swaps, the Company entered into two additional commodity swaps in October 2022 for a period of two years with contract prices ranging between $65.50 and $68.50 per MWh. The swaps are expected to be settled by physical delivery on a monthly basis. The Company elected the normal purchase normal sale exclusion and will not apply fair value accounting under ASC 815, Derivatives and hedging. The Company will continue to assess its normal purchase and normal sale election on a quarterly basis.
The Company entered into a new commodity swap with NextEra in November 2022 for a period of two years at a contract price of $81.50 per MWh.
The following table summarizes the commodity swaps in place as of December 31, 2022 and December 31, 2021.

Trade Date	Period From	Period To	Notional Quantity per Year (“MWh”)	Average Contract Price (per MWh)
December 31, 2022

October 17, 2022	January 1, 2023	December 31, 2024	70,176	$68.50
October 17, 2022	January 1, 2023	December 31, 2024	26,280	$65.50
November 17, 2022	January 1, 2023	December 31, 2024	35,088	$81.50

December 31, 2021
December 14, 2018	January 1, 2019	September 30, 2022	34,554	$66.12
October 28, 2021	November 1, 2021	December 31, 2022	30,660	$48.75
December 27, 2021	January 1, 2022	December 31, 2022	26,280	$50.75

The following table summarizes the effect of commodity swaps on the consolidated statements of operations for the years ended December 31, 2022 and 2021:

Derivatives not designated as hedging instruments	Location of (loss) gain recognized	Twelve Months Ended December 31,
		2022	2021
Commodity swaps - realized loss	Revenues - Renewable power	$(1,757)	$(22)
Commodity swaps - unrealized gain (loss)	Revenues - Renewable power	(512)	(1,148)
Total realized and unrealized gain (loss)	Revenues - Renewable power	$(2,269)	$(1,170)

The following table summarizes the derivative assets and liabilities related to commodity swaps as of December 31, 2022 and December 31, 2021

	Fair Value		Location of Fair value recognized in Balance Sheet
	December 31, 2022	December 31, 2021
Derivatives designated as economic hedges
Current portion of unrealized gain on commodity swaps	$—	$382	Derivative financial asset, current portion
Current portion of unrealized loss on commodity swaps	(130)	—	Derivative financial liability, current portion

Other derivative liabilities
On July 21, 2022, the Company recorded derivative liabilities for the outstanding Public Warrants and Private Warrants, put option to Meteora, the Sponsor Earnout Awards and the OPAL Earnout Awards. Please see Note 3. Business Combination for additional information. The change in fair value on these derivative instruments in recorded as change in fair value of derivative instruments, net in the consolidated statement of operations for the year ended December 31, 2022.
The following table summarizes the effect of change in fair value of other derivative liabilities on the consolidated statements of operations for the years ended December 31, 2022 and 2021:

Derivative liability	Twelve Months Ended December 31,		Location of (Loss) Gain Recognized in Operations from Derivatives
	2022	2021
Contingent liability payable to non-controlling interest	$4,365	$—
Put option to Meteora	134	—
Sponsor Earnout Awards	1,911	—
OPAL Earnout Awards	35,200	—
Public and Private Warrants	(9,027)	—
	$32,583	$—	Change in fair value of derivative instruments, net
Fair value measurements
The fair value of financial instruments, including long-term debt and derivative instruments is defined as the amount at which the instruments could be exchanged in a current transaction between willing parties. The carrying amount of cash and cash equivalents, accounts receivable, net, and accounts payable and accrued expenses approximates fair value due to their short-term maturities.
The carrying value of the Company's long-term debt of $88,312 and $134,083 as of December 31, 2022 and December 31, 2021, respectively, represents the total amount to be repaid if the debt has to be discharged in full and therefore approximates its fair value.
The Company follows ASC 820, Fair Value Measurement, regarding fair value measurements which establishes a three-tier fair value hierarchy and prioritizes the inputs used in valuation techniques that measure fair value. These tiers include:
Level 1 — defined as observable inputs such as quoted prices for identical instruments in active markets;
Level 2 — defined as quoted prices for similar instruments in active market, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations for which all significant inputs are observable market data;
Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.
The Company's interest rate swap contracts are valued with pricing models commonly used by the financial services industry using discounted cash flows of forecast future swap settlements based on projected three-month SOFR rates. The Company does not consider these models to involve significant judgment on the part of management and corroborated the fair value measurements with counterparty valuations. The Company's interest rate swaps are classified within Level 2 of the valuation hierarchy based on the observable market rates used to determine its fair value. The Company does not expect to change its valuation techniques and therefore does not anticipate any transfers into or out of different levels of hierarchy. These interest rate swaps are accounted for as derivative financial instrument assets.
The Company values its energy commodity swap contracts based on the applicable geographical market energy forward curve. The forward curves are derived based on the quotes provided by New York Mercantile Exchange, Amerex Energy Services and Tradition Energy. The Company does not consider that the pricing index used involves significant judgement on the part of management. Therefore, the Company classifies these commodity swap contracts within Level 2 of the valuation hierarchy based on the observable market rates used to determine fair value.
The Company accounts for asset retirement obligations by recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions. These assumptions represent Level 3 inputs, which can regularly change. As such, the fair value measurement of asset retirement obligations is subject to changes in these unobservable inputs as of the measurement date. The Company used a discounted cash flow model in which cash outflows estimated to retire the asset are discounted to their present value using an expected discount rate. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of its asset retirement obligations based on discount rates ranging from 5.75% to 8.5%.
The Company accounts for the Convertible Note Payable at fair value at each reporting period. As of December 31, 2022, the Company recorded the Convertible Note Payable at par plus accrued interest as it is payable on demand by either party and therefore represents fair value. The fair value as of December 31, 2021 is valued with a discounted cash flow analysis to estimate the present value of the cash outflows associated with the arrangement. A synthetic credit rating model is utilized to estimate the Company's credit rating based on the Company's financial condition and the Company's forecasts and plans with respect to debt service, which is then used as input to perform a comparable yield analysis with similarly rated companies to obtain an appropriate discount rate. Other significant inputs include the principal amount, the stated coupon rate, the maturity date of the note and the conversion multiple, all of which are directly observable from the contract. This estimate also requires assumptions and judgements regarding the probability and the timing of the event occurring that would lead to automatic conversion. Certain significant assumptions used to determine the fair value of the convertible note represent Level 3 inputs and can regularly change. As such, the fair value measurement of the convertible note is subject to changes in these unobservable inputs as of the measurement date. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of the Convertible Note Payable as of December 31, 2021 based on discount rates ranging from 7.0% to 7.5%.
The Company accounted for its outstanding warrants by recording its fair value of a liability on the Closing Date of the Business Combination and recording the change in the fair value at the balance sheet date in the consolidated statement of operations. The Company redeemed the outstanding Private and Public Warrants by issuing 3,309,296 and 497,080 shares of Class A common stock in exchange for the 100% of the outstanding

Warrants and recorded $25,920 as fair value of shares of Class A common stock issued based on the weighted average closing share price of $6.80 on December 22, 2022 and $6.87 on December 23, 2022, respectively. The Company recorded $3,368 as loss on exchange of warrants in its consolidated statement of operations for the year ended December 31, 2022.
The fair value of the Sponsor Earnout Awards as of December 31, 2022 was determined using a Monte Carlo valuation model with a distribution of potential outcomes on a daily basis over the five year post-close period. Assumptions used in the valuation are as follows:

• Current stock price — The Company's closing stock price of $7.28 as of December 31, 2022;
•Expected volatility —65% based on historical and implied volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards;
• Risk-free interest rate — 4.0% based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected 4.5 year term of the earnout period;
•Dividend yield - zero.

The fair value of the OPAL Earnout Awards as of December 31, 2022 was determined using a Monte Carlo valuation model with a distribution of potential outcomes for stock price and EBITDA over the 2-year period commencing on January 1, 2023 and ending on December 31, 2024.

The change in fair value of the OPAL Earnout Awards for the year ended December 31, 2022 resulted in a gain of $35,200 due to decrease in stock price and the EBITDA projections over the 2-year period. Assumptions used in the valuation are as follows:

• Current stock price — The Company's closing stock price of $7.28 as of December 31, 2022;
•Weighted average cost of capital - 16% based on an average of historical volatilities of selected industry peers deemed to be comparable to our business.
•Expected volatility —65% based on historical and implied volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards;
• Risk-free interest rate — 4.0% based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected 1.8 year term of the earnout period;
•Dividend yield - zero.

The fair value of the Company's put option with Meteora as of December 31, 2022 was determined using a Monte Carlo valuation model with a distribution of potential outcomes on a daily basis over the 6 month post-close period. Assumptions used in the valuation are as follows:

• Current stock price — The Company's closing stock price of $7.28 as of December 31, 2022;
•Expected volatility —65% based on historical and implied volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards;
• Risk-free interest rate — 4.0% based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected 0.1 year term of the Forward Purchase Agreement;
•Dividend yield - zero.
The Company's assets and liabilities that are measured at fair value on a recurring basis include the following as of December 31, 2022 and December 31, 2021, set forth by level, within the fair value hierarchy:

	Fair value as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligation	$—	$—	$6,256	$6,256
Convertible Note Payable (1)	—	28,528	—	28,528
Put option with Meteora	—	—	4,466	4,466
Commodity swap contracts	—	130	—	130
Earnout liabilities	—	—	8,790	8,790
Assets:
Short term investments	64,976	—	—	64,976
Swaption	—	182	—	182
Interest rate swaps	$—	$954	$—	$954
(1) The fair value of Convertible Note Payable as of December 31, 2022, represents the outstanding principal and paid-in-kind interest. Therefore it did not have any unobservable inputs which required the Company to develop its own assumptions. The methodology for calculating the fair value has changed as of December 31, 2022 as the prepayment penalty was cancelled upon consummation of Business Combination. Therefore, the Convertible Note Payable has been transferred from Level 3 to Level 2.

	Fair value as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligation	$—	$—	$5,738	$5,738
Contingent consideration on acquisition of non-controlling interest (1)	—	—	4,456	4,456
Convertible Note Payable	—	—	58,710	58,710
Interest rate swap	—	992	—	992
Assets:
Commodity swap contracts	—	382	—	382
(1) During the third quarter of 2022, the Company determined that it is no longer required to pay the contingent consideration as the applicable criteria for payment are no longer met and the Company recognized a gain of $4,365 which was recorded as part of change in fair value of derivative instruments, net.

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the year ended December 31, 2022 is included in Note 2.
Summary of Significant Accounting Policies.

11. Related Parties
Related parties are represented by Fortistar and other affiliates, subsidiaries and entities under common control with Fortistar or NextEra.

Capital contributions and distribution from and to members
During the year ended December 31, 2022 and 2021, the Company received contributions from Fortistar of $0 and $7,531, respectively. Additionally, the Company made distributions to Fortistar of $0 and $3,695 for the year ended December 31, 2022 and 2021, respectively.

Sale of non-controlling interests to Related Parties

On November 29, 2021, as part of an exchange agreement, OPAL Fuels issued 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries for total consideration of $30,000. Upon the consummation of the Business Combination, the Series A-1 preferred units have been converted to Redeemable preferred non-controlling interests. The Company recorded paid-in-kind preferred dividend of $2,526 and $210 for the years ended December 31, 2022 and 2021, respectively. Please see Note 14. Redeemable Preferred Units and Equity, for additional information.
During 2021, the Company sold non-controlling interests to NextEra in four RNG projects (Pine Bend, Noble Road, Emerald and Sapphire) subsidiaries for 50% ownership interest. For the year ended December 31, 2022, the Company received $23,143 as contributions from the sale of such non-controlling interests in Emerald and Sapphire.
For the year ended December 31, 2021, the Company received $38,218 as contributions from the sale of non-controlling interests.
Issuance of Redeemable preferred non-controlling interests
On November 29, 2021, NextEra subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of December 31, 2021, no Series A preferred units were issued. During the year ended December 31, 2022, the Company had drawn $100,000 and issued 1,000,000 Series A preferred units. The Company recorded paid-in-kind preferred dividend of $5,406 for the year ended December 31, 2022. As of December 31, 2021, no Series A preferred units were issued. Please see Note 14. Redeemable non-controlling interests,Redeemable preferred non-controlling interests and Stockholders' Equity, for additional information.
Purchase and sale agreement for environmental attributes
On November 29, 2021, the Company entered into a purchase and sale agreement with NextEra for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company plans to sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of environmental attributes sold per quarter will incur a fee per environmental attribute in addition to the specified discount. The agreement was effective beginning January 1, 2022. For the year ended December 31, 2022, the Company earned net revenues after discount and fees of $76,920 under this contract which was recorded as part of Revenues - RNG fuel. Please see Note 2. Summary of significant accounting policies for additional information.
Commodity swap contracts under ISDA
The Company entered into an ISDA agreement with NextEra in November 2019. Pursuant to the agreement, the Company entered into commodity swap contracts on a periodic basis. As of December 31, 2022 and 2021, there were three commodity swap contracts outstanding. The Company records the realized and unrealized gain (loss) on these commodity swap contracts as part of Revenues - Renewable Power. Please see Note 10. Derivative instruments and Fair value measurements for additional information. The Company recorded $5,495 and $3,008 as revenues earned under the commodity swap contracts.
Issuance of shares of Class A common stock for PIPE investment
In July 2022, the Company raised $138,850 in cash net of transaction expenses of $9,700 representing cash received from the closing of Business Combination and PIPE Investment. NextEra subscribed to the PIPE investment and was issued 2,500,000 shares of Class A common stock at $10.0 per share. Please see Note 3. Business Combination, for additional information.
Purchase of investments from Related Parties
In August 2021, the Company acquired a 100% of the ownership interests in Reynolds, an RNG production facility for $12,020 which was funded with cash on hand. Reynolds held an equity investment of 1,570 Class B units in GREP representing 10% interest for a cash consideration of $1,570 which owns 50% of Biotown, a power generation facility under development to convert to an RNG facility. The Reynolds transaction was an asset acquisition from an affiliate under common control. The Company accounts for its 20% equity investment in GREP under the equity method. The Company recorded an income of $2,302 and net loss of $(124) as its share of net income (loss) for the years ended December 31, 2022 and 2021.

Sales contracts with Related Parties
In June 2020, OPAL Fuel Station Services ("OFSS"), an indirect wholly-owned subsidiary of the Company, contracted with Beacon to dispense Beacon’s RNG and to generate and market the resulting RINs created on behalf of Beacon. The term of this contract runs from September 1, 2020 through October 31, 2030. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. During 2021, the Company acquired the remaining interests in Beacon. Therefore, all environmental fees earned are eliminated in the consolidated statements of operations effective May 1, 2021. The Company accounted for Beacon under equity method for the period between January 1, 2021 and April 30, 2021 prior to the acquisition of remaining interests. Therefore, all environmental fees earned after May 1, 2021 are eliminated in the consolidated statement of operations. For the period between January 1, 2021 and April 30, 2021, the company earned environmental processing fees of $632, net of intersegment elimination.
In August 2020, OFSS contracted with Sunoma to dispense RNG and to generate and market the resulting RINs created on behalf of the entity. Additionally, OFSS contracted with Pine Bend in December 2020 and Noble Road in March 2021 to provide the same services.

The term of this contract runs for a term of 10 years. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. The Pine Bend and Noble road came online in the first and third quarter of 2022. Sunoma came online in the fourth quarter For the year ended December 31, 2022, the Company earned environmental processing fees of $709, net of intersegment elimination, under this agreement which are included in Fuel Station Services revenues in the consolidated statements of operations. For the year ended December 31, 2021, the Company earned $0, net of intersegment elimination under this agreement.
Service agreements with Related Parties
On December 31, 2020, OPAL Fuels signed a management, operations, and maintenance services agreement (“Administrative Services Agreement”) with a subsidiary of Fortistar, pursuant to which Fortistar provides management, operations, and maintenance services to the Company. The agreement expires on December 31, 2023, unless termination occurs earlier due to dissolution of the Company or the agreement is terminated by the Company’s secured lenders in certain circumstances. The agreement provides for payment of service fees based on actual time incurred at contractually agreed rates provided for in the Administrative Services Agreement, as well as a fixed annual payment of $580 per year adjusted annually for inflation. Additionally, the agreement provides for the Company to receive credits for any services provided by the Company's employees to Fortistar. For the year ended December 31, 2022 and 2021, there have been no material services provided by the Company's employees to Fortistar.
In June 2021, the company entered into a management services agreement with Costar Partners LLC (“Costar”), an affiliate of Fortistar. Pursuant to the agreement, Costar provides information technology (“IT”) support services, software use, licensing services, management of third party infrastructure and security services and additional IT services as needed by the Company. The agreement provides for Costar to be compensated based on actual costs incurred and licensing fees per user for certain software applications. The agreement expires in June 2024 unless the termination occurs earlier due to dissolution of the Company or it is terminated by the Company’s secured lenders in certain circumstances.
The following table summarizes the various fees recorded under the agreements described above which are included in "Selling, general, and administrative" expenses except for $1,518 incurred as transaction costs for the

Business Combination recorded in additional paid-in capital and $29 recorded as Deferred financing costs as of December 31, 2022:

	Twelve Months Ended December 31,
	2022	2021
Staffing,management services and office costs (1)	$2,758	$8,393
IT services	2,205	1,497
Guarantee fees	—	431
Environmental processing fees	—	632
Total	$4,963	$10,953

(1) Includes reimbursement of $600 and $378 for the use of office space for the years ended December 31, 2022 and 2021, respectively.
As of December 31, 2022 and December 31, 2021, the Company had Accounts payable, related party in the amounts of $1,346 and $166, respectively. As of December 31, 2022 and 2021, the Company had Accounts receivable, related party of $12,421 and $0, respectively.
12. Reportable Segments and Geographic Information
The Company is organized into four operating segments based on the characteristics of its renewable power generation, dispensing portfolio, and the nature of other products and services. During the second quarter of 2022, the Company changed its' internal reporting to its executive leadership team ("Chief Operating Decision Makers"). We aligned our reportable segments disclosure to align with the information and internal reporting that is provided to our Chief Operating Decision Makers. Therefore, the Company reassessed its reportable segments and revised all the prior periods to make the segment disclosures comparable.
•RNG Fuel. The RNG Fuel segment relates to all RNG supply and dispensing activities directly related to the generation and sale of brown gas and environmental credits, and consists of
◦Development and construction – RNG facilities in which long term gas right contracts have been, or are in the process of being ratified and the construction of RNG generation facilities.
◦RNG supply operating facilities – This includes the generation, extraction, and sale of RNG - plus associated RINs and LCFSs from landfills.
◦RNG and CNG fuel dispensing stations for vehicle fleets - This includes both dispensing/sale of brown gas and the environmental credit generation and monetization. The Company operates Fueling Stations that dispense gas for vehicles. This also includes the development and construction of these facilities.
For the year ended December 31, 2022, the Company has accounted for its interests in Pine Bend, Reynolds and Noble Road under the equity method of accounting and the results of operations of Beacon, New River, Central Valley, Emerald, Sapphire and Sunoma were consolidated in its consolidated statement of operations. The Company has accounted for its interest in Beacon under the equity method of accounting for the period between January 1, 2021 and April 30, 2021 and had consolidated for the period between May 1, 2021 and September 30, 2021. The results of operations of Noble Road, Pine Bend, Sunoma and Beacon for the year ended December 31, 2021 were consolidated in its consolidated statement of operations. As of December 31, 2022, Central Valley, Emerald, and Sapphire are not operational. Sunoma became operational in December 2021, Noble Road in January 2022, Pine Bend in September 2022 and New River in April 2022.
•Fuel Station Services. Through its Fuel Station Services segment, the Company provides construction and maintenance services to third-party owners of vehicle Fueling Stations. This segment includes:
◦Service and maintenance contracts for RNG/CNG fueling sites. Includes a manufacturing division that builds Compact Fueling Systems and Defueling systems.

◦Third Party CNG Construction of Fueling Stations - Design/build and serve as general contractor for typically Guarantee Maximum Price or fixed priced contracts for customers typically lasting less than one year.

•Renewable Power Portfolio. The Renewable Power portfolio segment generates renewable power through methane-rich landfills and digester gas collection systems which is then sold to public utilities throughout the United States. The Renewable Power portfolio operates primarily in Southern California.

•Corporate. This segment consists of activities managed and maintained at the Company corporate level primarily including but not limited to:
◦Executive, accounting, finance, sales activities such as: payroll, stock compensation expense, travel and other related costs.
◦Insurance, professional fees (audit, tax, legal etc.).
The Company has determined that each of the four operating segments meets the characteristics of a reportable segment under U.S. GAAP. The Company's activities and assets that are not associated with the four reportable segments are summarized in the "Other" category below. These include corporate investment income, interest income and interest expense, income tax expense, and other non-allocated costs.

	Twelve Months Ended December 31,
	2022	2021
Revenues:
Renewable Power	$41,713	$47,317
RNG Fuel	194,369	90,482
Fuel Station Services	70,766	50,443
Other(1)	131	129
Intersegment	(13,435)	(8,066)
Equity Method Investment(s)	(58,013)	(14,181)
	$235,531	$166,124
____________
(1) Other includes revenues of Fortistar Contracting LLC.

	Twelve Months Ended December 31,
	2022	2021
Interest and Financing Expense, Net:
Renewable Power	$(5,261)	$(3,606)
RNG Fuel	(899)	0
Corporate	(480)	(3,861)
	$(6,640)	$(7,467)
____________

	Twelve Months Ended December 31,
	2022	2021
Depreciation, Amortization, and Accretion:
Renewable Power	$5,696	$6,072
RNG Fuel	8,542	4,968
Fuel Station Services	846	545
Other(1)	125	128
Equity Method Investment(s)	(2,073)	(1,060)
	$13,136	$10,653
(1)Other includes amortization of intangible assets and depreciation expense not allocated to any segment.

	Twelve Months Ended December 31,
	2022	2021
Net income:
Renewable Power	$(816)	$(7,245)
RNG Fuel	38,250	61,700
Fuel Station Services	8,607	7,149
Corporate	(19,246)	(23,103)
Equity Method Investment(s)	5,784	2,268
	$32,579	$40,769

	Twelve Months Ended December 31,
	2022	2021
Cash paid for Purchases of Property, Plant, and Equipment:
Renewable Power	$2,001	$—
Fuel Station Services (1)	7,565	10,792
RNG Fuel	121,844	78,854
	$131,410	$89,646
(1) Includes cash paid for finance leases of $863 and $0 for the years ended December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
Total Assets:
Renewable Power	$43,468	$43,728
RNG Fuel	376,933	215,512
Fuel Station Services	90,486	56,567
Corporate and other	82,204	17,887
Equity Method Investment(s)	51,765	47,150
	$644,856	$380,844

Geographic Information: The Company's assets and revenue generating activities are domiciled in the United States.

13. Variable Interest Entities
We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires judgment. Our considerations in determining the VIE's most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE's purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design, and the existence of explicit or implicit financial guarantees. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that all significant decisions require consent of a third-party, we do not meet the "power" criteria of the primary beneficiary.
We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of or a right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE, and our market-making activities related to the variable interests.
As of December 31, 2022 and December 31, 2021, the Company held equity interests in five VIEs — Sunoma, GREP, Emerald, Sapphire, and Central Valley. GREP has been presented as an equity method investment and the remaining four VIEs Sunoma, Emerald, Sapphire, and Central Valley are consolidated by the Company.
During the year ended December 31, 2022, the Company determined that it will no longer be liable to pay $4,365, which was previously recorded as part of other liabilities - long term, to a non-controlling interest in one of our VIEs as the applicable criteria for payment are no longer met. Therefore, the Company reversed the liability on its consolidated balance sheet as of December 31, 2022 and recorded $4,365 as change in fair value of derivative instruments,net in its consolidated statement of operations for the year ended December 31, 2022.
In 2020, the Company acquired a variable interest in Sunoma in a joint venture with a third-party who does not have any equity at risk but participates in proportionate share of income or losses, which may be significant. Additionally, the assets in Sunoma are collateralized under the Sunoma loan, the proceeds of which are used for partial financing of the construction of the Sunoma facility. Therefore, the significant assets and liabilities of Sunoma are parenthesized in the consolidated balance sheets as of December 31, 2022 and December 31, 2021.
The Company determined that each of these entities are VIEs and in its capacity as a managing member except for Emerald and Sapphire, the Company is the primary beneficiary. The Company is deemed as a primary beneficiary based on two conditions:
•The Company, as a managing member, has the power to order the activities that significantly impact the economic performance of the four entities including establishment of strategic, operating, and capital decisions for each of these entities; and
•The Company has the obligation to absorb the potential losses for the right to receive potential benefits, which could be significant to the VIE;
As a primary beneficiary, the Company consolidates these entities in accordance with the variable interest entity model guidance under ASC 810, Consolidation.
The VIEs, Emerald and Sapphire are organized as 50/50 joint ventures managed by an independent board consisting of four members appointed by the Company and the joint venture partner. The board of managers has sole power and authority to conduct, direct and exercise control over the joint venture's activities except with respect to certain terms under certain operating agreements. The Company determined that it is the primary beneficiary as a result of its economic exposure and incremental power to direct certain key economic activities of the joint venture and therefore consolidated the VIEs in its consolidated financial statements.

Our variable interests in each of our VIEs arise primarily from our ownership of membership interests, construction commitments, our provision of operating and maintenance services, and our provision of environmental credit processing services to VIEs.
The following table summarizes the major consolidated balance sheet items for consolidated VIEs as of December 31, 2022 and December 31, 2021. The information below is presented on an aggregate basis based on similar risk and reward characteristics and the nature of our involvement with the VIEs, such as:
•All of the VIEs are RNG facilities and they are reported under the RNG Fuel Supply segment;
•The nature of our interest in these entities is primarily equity based and therefore carry similar risk and reward characteristics;
The amount of assets that can only be used to settle obligations of the VIEs are parenthesized in the consolidated balance sheets and are included in the asset totals listed in the table below.

	As of December 31, 2022	As of December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$12,506	$1,991
Accounts receivable, net	966	40
Restricted cash - current	6,971	—
Prepaid expenses and other current assets	415	113
Total current assets	20,858	2,144
Property, plant and equipment, net	73,140	27,794
Restricted cash, non-current	2,923	1,163
Total assets	$96,921	$31,101

Liabilities and equity
Current liabilities:
Accounts payable	$4,896	$544
Accounts payable, related party	433	—
Accrued expenses	646	—
Accrued capital expenses	7,821	1,722
Sunoma Loan- current portion	380	756
Total current liabilities	14,176	3,022
Sunoma loan, net of debt issuance costs	21,712	16,199
Total liabilities	35,888	19,221
Equity
Stockholders' equity	34,588	10,692
Non-redeemable non-controlling interests (1)	26,445	1,188
Total equity	61,033	11,880
Total Liabilities and Equity	$96,921	$31,101
(1) In August 2022, the Company paid $5,845 as prepayment of its share of equity contribution in a joint venture to meet the equity requirements. As of December 31, 2022, $2,922 of the payment has been reflected as part of non-redeemable non-controlling interest in the consolidated statement of changes in Redeemable non-controlling interests, redeemable preferred non-controlling interests and stockholders' equity.

14. Redeemable non-controlling interests, Redeemable preferred non-controlling interests and Stockholders' Equity

The consolidated statements of change in Redeemable non-controlling interests, Redeemable preferred non-controlling interests and stockholders' equity reflect the reverse recapitalization and Business Combination as mentioned in Note 3, Business Combination. As OPAL Fuels was deemed to be the acquirer in the Business Combination, all periods prior to the completion of the Business Combination reflect the balances and activity of OPAL Fuels. The consolidated balances as of December 31, 2021 from the audited financial statements of OPAL Fuels as of that date, share activity (Redeemable preferred units and common units) and per share amounts in the consolidated statement of change in redeemable preferred units and stockholders' equity were retroactively adjusted.

Common stock

After giving effect to the Business Combination, there were (i) 25,671,390 shares of Class A common stock issued and outstanding, (ii) 144,399,037 shares of New OPAL Class D common stock issued and outstanding, (iii) no shares of Class B common stock, par value $0.0001 per share, of (“Class B common stock”) issued and outstanding ( Shares of Class B common stock do not have any economic value except voting rights as described below) and (iv) no shares of Class C common stock, par value $0.0001 per share, (“ Class C common stock”) issued and outstanding (shares of Class D common stock do not have any economic value except voting rights as described below)

As part of the Business Combination, $68,359 of Class A common stock and Additional paid-in capital was recorded, net of transaction costs of $6,467. Please see Note 3. Business Combination for additional information.

On November 18, 2022, the Company announced the commencement of an exchange offer (the “Offer”) and consent solicitation relating to its outstanding (i) public warrants to purchase shares of Class A common stock of the Company, par value $0.0001 per share which warrants trade on The Nasdaq Capital Market under the symbol “OPALW”(the “Public Warrants”), and (ii) private placement warrants to purchase shares of Class A common stock (the “Private Placement Warrants”) and together with the public warrants, the (“Warrants”). The Company offered all holders of the Warrants the opportunity to receive 0.250 shares of Class A common stock in exchange for each outstanding Warrant tendered by the holder and exchanged pursuant to the Offer. Concurrently with the Offer, the Company solicited consents from holders of the Warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.225 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”).

On December 22, 2022, the Company completed the exchange offer and issued 3,309,296 shares of Class A common stock in exchange for the warrants tendered in the Offer. Pursuant to the Warrant Amendment dated December 21, 2022, the Company exercised its right to exchange the Warrants remaining outstanding at the closing of the Offer for 0.225 shares of Class A common stock per Warrant (the “Post-Offer Exchange”) and issued 497,080 shares of Class A common stock on December 23, 2022. Following the completion of the Offer and the Post-Offer Exchange the Public Warrants were suspended from trading on the Nasdaq and delisted. There are no longer any Warrants outstanding. The Company recorded $3,368 as loss on exchange of Warrants.

Class A common stock

Voting Rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A common stock are entitled to vote separately upon any amendment to the Company's Certificate of Incorporation (the "Charter") (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of common stock in a manner that is disproportionately adverse as compared to the Class B common stock, the Class C common stock and the Class D common stock.

Dividends. Dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A common stock and the shares of Class C common stock out of the assets of the Company that are by law available therefor, at the times and in the amounts as our board in its discretion may determine.

Liquidation rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities and of the preferential and other amounts to which the holders of preferred stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.
Class B common stock

Shares of Class B common stock may, together with the corresponding Class B Units, be exchanged for shares of Class A common stock.

Voting Rights. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class B common stock will be entitled to vote separately on any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class C common stock and the Class D common stock.

Dividends. Dividends of cash or property may not be declared or paid on shares of Class B common stock.

Liquidation rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities and of the preferential and other amounts to which the holders of preferred stock are entitled, if any, the holders of shares of Class B common stock will not be entitled to receive, with respect to such shares, any assets of the Company in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class B common stock will have the right to exchange their shares of Class B common stock, together with the corresponding Class B Units constituting the remainder of any paired interests (as defined in the Charter) in which such shares are included, for shares of Class A common stock or for the consideration payable in respect of shares of Class A common stock in such voluntary or involuntary liquidation, dissolution or winding-up.

Class C common stock

Shares of Class C common stock may be converted to shares of Class A common stock, as discussed further below.

• Voluntary Conversion. Each share of Class C common stock shall be convertible into one share of Class A common stock at the option of the holder thereof, at any time upon written notice to OPAL; provided that, for the avoidance of doubt, any such holder of shares of Class C common stock may in such written notice to OPAL specify that such conversion into shares of Class A common stock shall be contingent upon the consummation of one or more sale or other transfer transactions.
•Automatic Conversion. Each share of Class C common stock shall automatically, without any further action, convert into one share of Class A common stock upon a transfer, other than a Transfer to a qualified stockholder (as defined in the Charter).

Voting Rights. Each holder of Class C common stock will be entitled to five votes for each share of Class C common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class C common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of common stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class D common stock.

Dividends. Dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A common stock and the shares of Class C common stock out of the assets of the Company that are by law available therefor, at the times and in the amounts as our board in its discretion may determine.

Liquidation rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities and of the preferential and other amounts to which the holders of preferred stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.

Class D common stock

Shares of Class D common stock may be converted into shares of Class B common stock pursuant to the Charter. Further, shares of Class D common stock, together with the corresponding Class B Units may be exchanged for shares of Class C common stock or converted into shares of Class A common stock as further discussed below.

    Voluntary Conversion. Each share of Class D common stock shall be convertible into one share of Class B common stock at the option of the holder thereof at any time upon written notice to the Company;
    Automatic Conversion. Each share of Class D common stock shall automatically, without any further action, convert into one share of Class B common stock upon a transfer, other than a transfer to a qualified stockholder.

Voting Rights. Each holder of Class D common stock will be entitled to five votes for each share of Class D common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class D common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of common stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class C common stock.

Dividends. Dividends of cash or property may not be declared or paid on shares of Class D common stock.

Liquidation rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities and of the preferential and other amounts to which the holders of preferred stock are entitled, if any, the holders of shares of Class D common stock will not be entitled to receive, with respect to such shares, any assets of the Company in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class D common stock will have the right to exchange their shares of Class B common stock, together with the corresponding Class B Units constituting the remainder of any paired interests (as defined in the Charter) in which such shares are included, for shares of Class C common stock or for the consideration payable in respect of shares of Class C common stock in such voluntary or involuntary liquidation, dissolution or winding-up.

Redeemable preferred non-controlling interests

On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries.

On November 29, 2021, NextEra subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of December 31, 2021, no Series A preferred units were issued. During the year ended December 31, 2022, the Company had drawn $100,000 and issued 1,000,000 Series A preferred units.

Upon completion of Business Combination, the Company assumed Series A-1 preferred units and Series A preferred units which were issued and outstanding by OPAL Fuels. The Company recorded the Series A-1 preferred units and Series A preferred units as Redeemable preferred non-controlling interests. The Company incurred issuance costs of $267 in third-party legal fees in the fourth quarter of 2021, which was presented as Deferred financing costs in the consolidated balance sheet as of December 31, 2021. The Company has elected to adjust the carrying value of the preferred units to the redemption value at the end of each reporting period by immediately amortizing the issuance costs in the first reporting period after issuance of the preferred units. Therefore, the Company amortized the $267 to Retained earnings component of Members' equity as of December 31, 2022.

The following table summarizes the changes in the redeemable preferred non-controlling interests which represent Series A and Series A-1 preferred units outstanding at OPAL Fuels level from December 31, 2021 to December 31, 2022:

	Series A-1 preferred units		Series A preferred units
	Units	Amount	Units	Amount
Balance, December 31, 2021	300,000	$30,210	—	$—
Series A units issued by OPAL Fuels	—	—	1,000,000	100,000
Paid-in-kind dividends attributable to OPAL Fuels	—	2,347	—	4,841
Paid-in kind dividends attributable to Class A common stockholders	—	179	—	565
Balance, December 31, 2022	300,000	$32,736	1,000,000	$105,406

Terms of Redeemable preferred units

The Series A and Series A-1 preferred units (together the “Preferred Units”) have substantially the same terms and features which are listed below:

Voting: The Series A-1 preferred units to Hillman do not have any voting rights. The Series A preferred units issued to NextEra have limited rights to prevent the Company from taking certain actions including (i) major issuances of new debt or equity (ii) executing transactions with affiliates which are not at arm-length basis (iii) major disposition of assets and (iv) major acquisition of assets outside of the Company’s primary business.

Dividends: The Preferred Units are entitled to receive dividends at the rate of 8% per annum. Dividends begin accruing for each unit from the date of issuance and are payable each quarter end regardless of whether they are declared. The dividends are mandatory and cumulative. The Company is allowed to elect to issue additional Preferred Units ( paid-in-kind) in lieu of cash for the first eight dividend payment dates. The Company elected to pay the dividends to be paid-in-kind for all periods presented. In the occurrence of certain events of default, the annual dividend rate increases to 12%. Additionally, the dividend rate increases by 2% for each unrelated uncured event of default up to a maximum of 20%.

Liquidation preference: In the event of liquidation of the Company, each holder of a unit of Series A and Series A-1 is entitled to be paid on pro-rata basis the original issue price of $100 per unit plus any accrued and unpaid dividends out of the assets of the Company available for distribution after payment of the Company’s debt and liabilities and liquidation expenses.

Redemption: At any time after issuance, the Company may redeem the Redeemable preferred units for a price equal to original issue price of $100 per unit plus any accrued and unpaid dividends. Holders of the Preferred Units may redeem for an amount equal to original issue price of $100 per unit plus any accrued and unpaid dividends upon (i) occurrence of certain change in control event (ii) at the end of four years from the date of issuance, except the Preferred Units issued to Hillman can only be redeemed 30 days after the fourth year anniversary of the first issuance of Preferred Units to NextEra. The maturity date is determined to be the date at which the holder’s redemption option becomes exercisable as this is the date in which both the Company and the holder may redeem the preferred units. The maturity date could be as early as November 29, 2025 but no later than June 30, 2026, depending on when the Series A units to NextEra are issued as previously detailed herein.

Conversion: Holder’s may elect to convert Preferred Units into common units in the limited chance that the Company fails to redeem the Preferred Units under an optional redemption, the annual dividend rate increases to 12% and is further increased to 14% after one year, and thereafter by 2% every 90 days up to a cap of 20%. The Company must also redeem all NextEra Series A preferred units on which the redemption option has been exercised prior to redeeming any Hillman Series A-1 preferred units. If elected, the holder may convert all or a portion of its Preferred Units into a number of common units equal to: (i) number of Preferred Units, multiplied by, (ii) $100 plus accrued and unpaid cash dividends, divided by, (iii) conversion price. The conversion price is equal to the value of the Company’s common units determined as follows, and reduced by a 20% discount if conversion occurs during the first year of delayed redemption, a 25% discount during the 2nd year, and a 30% discount thereafter:

1. Using 20-day volume-weighted average price (“VWAP”) of the Company's common shares.

2. Otherwise the estimated proceeds to be received by the holder of a common unit if the net assets of the Company were sold at fair market value and distributed.

Redeemable non-controlling interests

Upon consummation of Business Combination, OPAL Fuels and its members caused the existing limited liability company agreement to be amended and restated and in connection therewith, all of the common units of OPAL Fuels LLC issued and outstanding immediately prior to the closing were re-classified into 144,399,037 Class B Units ("OPAL Class B Units"). Each Class B Unit is paired with 1 non-economic share of Class D common stock issued by the Company. Each pair of Class B Unit and 1 share of Class D common stock is exchangeable to either 1 share of Class A common stock or 1 share of Class C common stock at the holder's option. Upon an exchange for Class A common stock, the Company has the option to redeem shares for cash at their market value.

Redeemable non-controlling interests have been presented as mezzanine equity in the consolidated statements of change in Redeemable non-controlling interests, Redeemable preferred non-controlling interests and stockholders' equity.At each balance sheet date, the Redeemable non-controlling interests are adjusted up to their redemption value if necessary, with an offset in Stockholders' equity. As of December 31, 2022, the Company recorded $908,008 to adjust the carrying value to their redemption value based on a 5 day VWAP of $7.02 per share.
15. Net Income Per Share
The basic income per share of Class A common stock is computed by dividing the net income attributable to Class A common stockholders by the weighted average number of Class A common stock outstanding during the period. Prior to the Business Combination, the membership structure of OPAL Fuels included common units which shared in the profits and losses of OPAL Fuels LLC. The Company analyzed the calculation of earnings per units for periods prior to the consummation of the Business Combination and determined that such information would not be meaningful to the users of these consolidated financial statements. Therefore net income per share information has not been presented for periods prior to Business Combination on July 21, 2022. The basic and diluted net income per share for the year ended December 31, 2022 represent only the period from July 21, 2022 to December 31, 2022.
The diluted income per share of Class A common stock for the year ended December 31, 2022 does not include Redeemable preferred non-controlling interests, Convertible Note Payable because the substantive contingency for conversion has not been met as of December 31, 2022. It does not include 144,399,037 OPAL Fuels Class B units representing Redeemable non-controlling interest as its impact is anti-dilutive. It does not include 763,908 Sponsor Earnout Awards and 10,000,000 OPAL Earnout Awards as their target share price and adjusted EBITDA contingencies have not been met as of December 31, 2022.

The Class D common stock does not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class D common stock under the two-class method has not been presented.
The following table summarizes the calculation of basic and diluted net loss per share:

Twelve Months Ended
December 31, 2022
Net loss attributable to Class A common stockholders	$3,391
Less: change in fair value of the put option on the forward purchase agreement	134
Diluted Net loss attributable to Class A common stockholders	3,257

Weighted average number of shares of Class A common stock - basic	25,774,312
Effect of dilutive Restricted Stock Units	14,203
Effect of the dilutive put option on a forward purchase agreement	273,883
Weighted average number of shares of Class A common stock - diluted	26,062,398
Net loss per share of Class A common stock
Basic	$0.13
Diluted	$0.12
,

16. Income taxes
As a result of the Company’s up-C structure effective with the Business Combinations, the Company expects to be a tax-paying entity. However, as the Company has historically been loss-making, any deferred tax assets created as a result of net operating losses and other deferred tax assets for the excess of tax basis in the Company's investment in Opal Fuels would be offset by a full valuation allowance. Prior to the Business Combination, OPAL Fuels was organized as a limited liability company, with the exception of one partially-owned subsidiary which filed income tax returns as a C-Corporation. The Company accounts for its income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Judgment is required in determining the provisions for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company's various tax returns are subject to audit by various tax authorities. Although the Company believes that its estimates are reasonable, actual results could differ from these estimates.
For the years ended December 31, 2022 and 2021, the Company recognized federal and state income tax expense of $0 and $0, respectively.
The effective tax rate was 0% for the year ended December 31, 2022. The difference between the Company's effective tax rate for the year ended December 31, 2022, and the U.S. statutory tax rate of 21% was primarily due to a full valuation allowance recorded on the Company's net U.S. and State deferred tax assets, income (loss) from pass-through entities not attributable to Class A common stock and state and local taxes.

	Twelve Months Ended December 31,
	2022	2021
Expected income tax at statutory rate	$6,884	$—

State income taxes, net of federal	184	—
Earnings attributable to non-controlling interest	(6,172)	—
Change in valuation allowance	(896)	—
Total tax expense	$—	$—
The components of the deferred tax assets and liabilities are as follows:

	Twelve Months Ended December 31,
	2022	2021
Deferred tax assets:
Investment in partnership	$26,637	$—
163j interest limitation	109	—
Federal NOL carryforward	3,094	—
State NOL carryforward	677	—
Total deferred tax assets	30,517	—

Valuation allowance for deferred tax assets	(30,517)	—
Deferred tax assets, net of valuation allowance	—	—
Deferred tax liabilities:
Total deferred tax liabilities	—	—
Net deferred income tax asset or liability	$—	$—
As of December 31, 2022, the Company is in a net deferred tax asset position. Based on all available positive and negative evidence, including projections of future taxable income, the Company believes it is more likely than not that the deferred tax assets will not be realized. As such, a full valuation allowance was recorded against the net deferred tax asset position for federal and state purposes as of December 31, 2022. For purposes of determining pre-tax income/(loss) for the pre Business Combination period, the Company relied on the historical financial statements of Opal Fuels, LLC as this is the best information to represent the historic pre-tax income/(loss) of Opal Fuels Inc. As of December 31, 2022, the Company is in a three-year cumulative income position, excluding non-recurring items, of approximately $1000. However, the primary driver of the cumulative income position as of December 31, 2022, is the income statement impact of the mark-to-market earnout liability. The Company notes that mark-to-market (“MTM”) adjustments are volatile and can fluctuate over time. As a result, management has determined that due to the fluctuation of this MTM adjustment and the near breakeven nature of the three-year cumulative income, the Company does not have sufficient positive evidence to release the valuation allowance. Should future results of operations demonstrate a trend of profitability, additional weight may be placed upon other evidence, such as forecasts of future taxable income. Additionally, future events and new evidence, such as the integration and realization of profit from recently acquired assets, could lead to increased weight being placed upon future forecasts and the conclusion that some or all of the deferred tax assets are more likely than not to be realizable. Therefore, the Company believes that there is a possibility that some or all of the valuation allowance could be released in the foreseeable future.
Payments under Tax Receivable Agreement

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis is, or other tax benefits are, subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, any plan of liquidation and other forms of business combinations or changes of control) or the Tax Receivable Agreement terminates early (at our election or as a result of a breach, including a breach for our failing to make timely payments under the Tax Receivable Agreement for more than three months, except in the case of certain liquidity exceptions), we could be required to make a substantial, immediate lump-sum payment based on the present value of hypothetical future payments that could be required under the Tax Receivable Agreement. The calculation of the hypothetical future payments would be made using certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the sufficiency of taxable income to fully utilize the tax benefits, (ii) any OPAL Fuels Common Units (other than those held by us) outstanding on the termination date are exchanged on the termination date and (iii) the utilization of certain loss carryovers over a certain time period. Our ability to generate net taxable income is subject to substantial uncertainty. Accordingly, as a result of the assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates.

As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, we expect that if we experienced a change of control the estimated Tax Receivable Agreement lump-sum payment would range from approximately $192.0 million depending on OPAL Fuels’ rate of recovery of the tax basis increases associated with the deemed exchange of the OPAL Fuels Common Units (other than those held by us). This estimated Tax Receivable Agreement lump-sum payment is calculated using a discount rate equal to 6.32%, applied against an undiscounted liability of approximately $322.0 million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A common stock at the time of the exchange, and the tax rates then in effect.
17. Stock-based compensation
2022 Omnibus Equity Incentive Plan

The Company adopted 2022 Omnibus Equity Incentive Plan (the "2022 Plan") in 2022 which was approved by our shareholders on July 21, 2022. The purposes of the 2022 Plan are to (i) provide an additional incentive to selected employees, directors, and independent contractors of the Company or its Affiliates whose contributions are essential to the growth and success of the Company, (ii) strengthen the commitment of such individuals to the Company and its Affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. The 2022 Plan allows for granting of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The Company registered 19,811,726 shares of Class A common stock that can be issued under this Plan.
On October 4, 2022, the Company granted 428,902 restricted stock units for certain eligible employees and board of directors under the 2022 Plan. The aggregate fair value of the grant was $3,405 based on the closing share price of $7.94 on October 3, 2022. The shares will vest in full on October 3, 2023. The amortization of the above grants for the year ended December 31, 2022 is $830 which is included in the selling, general and administrative expenses in the consolidated statement of operations.
The following table shows the outstanding restricted stock units outstanding as of December 31, 2022:

	Restricted stock units	Weighted average fair value per restricted unit on grant date	Aggregate fair value	Vesting terms
Unvested restricted stock units outstanding as of December 31, 2021	—	$—	$—
Issued during 2022	428,902	7.94	3,405	100% vesting on October 3, 2023
Forfeitures during 2022	(6,553)	7.94	(52)
Unvested restricted stock units outstanding at December 31, 2022	422,349	$7.94	$3,353

Parent Equity Awards
During the years ended December 31, 2020 and 2019, Fortistar granted certain equity-based awards to certain employees of the Company in the form of residual equity interests (“Profit Interests”) in four wholly-owned subsidiaries of the Company. The Profit Interests do not have voting rights and shall participate in the income distributions when the subsidiaries achieve certain financial targets. These Profits Interests were restructured in December 2020, at which time they became based on a portion of Fortistar's indirect ownership in the Company, rather than in Fortistar's ownership interest in Company subsidiaries. The percentage of Profit Interests issued in the investment entities that were established to grant the incentive units ranged between 34%-37% in the four wholly-owned subsidiaries. These Profit Interests vest ratably over a period of five years from the grant date.
There were no new residual equity interest grants during the year ended December 31, 2022.
As of December 31, 2022, 66% of the Profit Interests issued vested and there were 34% of Profit Interests unvested. There were no forfeitures during the year ended December 31, 2022.

As of December 31, 2021, 46% of the Profit Interests issued vested and there were 54% of Profit Interests unvested.

The stock-based compensation expense for the above stock awards under the 2022 Plan as well as Parent Equity Awards is included in the selling, general and administrative expenses:

	Twelve Months Ended December 31,
	2022	2021
2022 Plan	$830	$—
Parent Equity Awards	639	639
	$1,469	$639

The future compensation to be recognized for the stock awards under 2022 Plan for the year ending December 31, 2023 is estimated to be $2,523.

The future compensation to be recognized for the Parent Equity Awards as of December 31, 2022 is $1,092 and will be recognized the remaining vesting period which ranges from one to three years.

18. Commitments and Contingencies
Letters of Credit
As of December 31, 2022 and December 31, 2021, the Company was required to maintain nine standby letters of credit totaling $2,292 and $9,023, respectively, to support obligations of certain Company subsidiaries. These letters of credit were issued in favor of a lender, utilities, a governmental agency, and an independent system operator under PPA electrical interconnection agreements, and in place of a debt service reserve. There have been no draws to date on these letters of credit.
Purchase Options
The Company has two contracts with customers to provide CNG for periods of seven and ten years, respectively. The customers have an option to terminate the contracts and purchase the Company's CNG Fueling Station at the customers' sites for a fixed amount that declines annually.
In July 2015, the Company entered into a ten year fuel sales agreement with a customer that included the construction of a CNG Fueling Station owned and managed by the Company on the customer's premises. At the end of the contract term, the customer has an option to purchase the CNG Fueling Station for a fixed amount. The cost of the CNG Fueling Station was recorded to Property, plant, and equipment and is being depreciated over the contract term.
Legal Matters
The Company is involved in various claims arising in the normal course of business. Management believes that the outcome of these claims will not have a material adverse effect on the Company's financial position, results of operations or cash flows.
19. Subsequent Events
On January 23, 2023, pursuant to the terms of the Forward Purchase Agreement, Meteora exercised its option to sell back 1,635,783 shares to the Company. $16,849 of the funds held in escrow which were previously recorded as part of Restricted Cash - current on its consolidated balance sheet as of December 31, 2022 were released to Meteora excluding interest accrued. In connection with the above, the Sponsor forfeited 197,258 shares of Class A common stock on January 26, 2023 pursuant to the terms of certain letter agreement dated July 21, 2022.
On March 20, 2023, the Company repaid in full, the outstanding principal balance of the term loan as well as the revolver facility of $22,750 under the Senior Secured Credit Facility.
On March 24, 2023, the Company drew down the remaining $10.0 million available under OPAL Term Loan I.

OPAL FUELS INC.

166,318,246 Shares of Class A common stock

PRELIMINARY PROSPECTUS

, 2023

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by us in connection with the issuance and distribution of the shares of common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their respective sales sale of the securities.

SEC registration fee	$171,831
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	$171,831

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

OPAL is governed by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our Charter and Bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in the Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

Our Charter eliminates the liability of a director to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.
Furthermore, on July 21, 2022, we entered into the Indemnification Agreements with each of our directors and executive officers which provide that we shall indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Ordinary Shares of OPAL

On January 20, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain expenses on our behalf in consideration of 7,187,500 Class B ordinary shares, par value $0.0001. The per share price of the founder shares was determined by dividing the amount contributed to the company by the number of founder shares issued.

On February 2, 2021, the Sponsor transferred 35,000 founder shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, our independent director nominees.

The Sponsor was an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in the Sponsor was an accredited investor under Rule 501 of Regulation D. The sole business of the Sponsor was to act as OPAL’s sponsor in connection with its initial public offering.

The Sponsor purchased an aggregate of 9,223,261 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant in connection with OPAL’s initial public offering. Such issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Business Combination Agreement

In connection with the Business Combination, we issued 25,171,390 shares of Class A common stock, zero shares of Class B common stock, no shares of Class C common stock and 144,399,037 shares of Class D common stock to Ares and the Opco Common Equityholders pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Private Placement

In connection with entering into the Business Combination Agreement, ArcLight entered into subscription agreements, each dated as of December 2, 2021, with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to purchase an aggregate of 10,580,600 shares of Class A common stock immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate gross proceeds of $105,806,000 in the Private Placement. The shares issued to the PIPE Investors in the Private Placement were issued pursuant to and in accordance with the exemption from registration under the Securities Act pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. All of the PIPE Investors were accredited investors. No underwriting discounts or commissions were paid with respect to such sales.

Forward Purchase Agreement

Pursuant to the Forward Purchase Agreement entered into between ArcLight and Meteora, prior to the closing of the Business Combination, Meteora purchased 2,000,000 Class A ordinary shares of ArcLight from shareholders that had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, which Meteora agreed not to redeem in connection with the Business Combination. Additionally, ArcLight placed $20,040,000 in escrow at the closing of the Business Combination to secure its purchase obligations to Meteora under the Forward Purchase Agreement. Pursuant to the Forward Purchase Agreement, Meteora exercised its right to sell back to the Company the remaining 1,635,783 shares held by Meteora. The sale of shares to the Company was effected on January 23, 2023.The terms of the Forward Purchase Agreement were previously announced by ArcLight in its Current Report dated July 18, 2022.

Securities Purchase Agreement

On March 30, 2023, the Company issued an aggregate of 49,633 shares of Class A common stock to certain accredited entities and managed accounts for which Encompass Capital Advisors LLC exercises investment discretion pursuant to a securities purchase agreement with such investors. The shares of Class A common stock were issued to the investors as consideration for their prior agreement to tender all warrants held by the investors in the Company’s voluntary warrant exchange offer which closed on December 22, 2022. The shares issued to the investors pursuant to the securities purchase agreement were issued pursuant to and in accordance with the exemption from registration under the Securities Act pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. All of the investors were accredited investors. No underwriting discounts or commissions were paid with respect to such issuance.

Item 16. Exhibits and Financial Statements.

(a) Exhibits. The following exhibits are being followed herewith:

Exhibit Number	Description
2.1†*
Business Combination Agreement, dated as of December 2, 2021, by and among ArcLight, OPAL Fuels and OPAL Holdco (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 3, 2021).

3.1*	Restated Certificate of Incorporation of OPAL Fuels Inc.
3.2*	Bylaws of OPAL Fuels Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on July 27, 2022)
4.1*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-252730) filed by the Registrant on March 8, 2021).
4.2*
Warrant Agreement between Continental Stock Transfer & Trust Company and ArcLight Clean Transition Corp. II, dated March 22, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on March 26, 2021).

4.3*	OPAL Fuels Inc. Short-Term Incentive Plan (incorporated by reference to the Annual Report on Form 10-K filed by the Company on March 28, 2023).
4.4*	OPAL Fuels Inc. Short-Term Incentive Plan (incorporated by reference to the Annual Report on Form 10-K filed by the Company on March 28, 2023).
4.5*	Form of Stock Option Grant Notice and Option Agreement (incorporated by reference to the Annual Report on Form 10-K filed by the Company on March 28, 2023).
4.6*	Form of Performance Restricted Stock Unit Award Grant Notice and Award Agreement (incorporated by reference to the Annual Report on Form 10-K filed by the Company on March 28, 2023).
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1*	Form of OPAL Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (File No. 333-262583), filed on May 6, 2022).
10.2*	2022 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on July 27, 2022).

10.3*
Letter Agreement, dated as of March 25, 2021, by and among ArcLight CTC Holdings II, L.P., ArcLight Clean Transition Corp. II and certain other parties thereto (incorporated by referenced to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed by the Registrant on March 26, 2021).

10.4*
Sponsor Letter Agreement, dated as of December 2, 2021, by and among OPAL Fuels LLC, ArcLight Clean Transition Corp. II and certain other parties thereto (incorporated by reference to incorporated by referenced to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed by the Registrant on December 3, 2021)

10.5*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 3, 2021).
10.6*	Form of Amendment No. 1 to the Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 12, 2022).
10.7*
Tax Receivable Agreement, dated July 21, 2022, by and among OPAL Fuels Inc. and the persons named therein (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Company on July 27, 2022).

10.8*
Investor Rights Agreement, dated July 21, 2022, by and among OPAL Fuels Inc., ArcLight CTC Holdings II, L.P., and the other persons named therein (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the Company on July 27, 2022).

10.9*	Second A&R LLC Agreement of OPAL Fuels, including any Certificates of Designations (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by the Company on July 27, 2022).
10.10*
Delayed Draw Term Loan and Guaranty Agreement, dated October 22, 2021, by and among OPAL Fuels Intermediate Holdco LLC, the Guarantors named on the signature pages thereto, and the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent for the Lenders (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).

10.11*
Amendment No. 1 to Delayed Draw Term Loan and Guaranty Agreement and Waiver, dated February 1, 2022 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).

10.12#*
Environmental Attributes Purchase and Sale Agreement, dated November 29, 2021, by and between, on the one hand, NextEra Energy Marketing, LLC and, on the other hand, TruStar Energy LLC and OPAL Fuels LLC (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).

10.13#*
Administrative Services Agreement, dated December 31, 2021, by and between OPAL Fuels and Fortistar Services 2 LLC (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).

10.14#*
Indemnification and Hold Harmless Agreement, dated December 31, 2020, by and between OPAL Fuels LLC and Fortistar LLC (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).

10.15#*
Flue Gas Offtake and Preferred Partner Agreement, dated November 29, 2021, by and between CarbonFree Chemicals Holdings, LLC and OPAL Fuels LLC (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).

10.16*
Amendment No. 3 to Delayed Draw Term Loan and Guaranty Agreement, dated September 29, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 3, 2022).

10.17*	Form of Stock Award Agreement dated September 15, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on September 19, 2022).
21.1*	List of subsidiaries (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed by the Company on July 27, 2022).
23.1*	Consent of BDO USA, LLP, independent registered accounting firm for OPAL Fuels Inc.
23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included as part of Exhibit 5.1).
24.1 *	Power of attorney (included in the signature page to the initial filing of this registration statement)
101.INS**	Inline XBRL Instance Document.
101.SCH**	Inline XBRL Taxonomy Extension Schema Document.

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.
†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
#	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective

(10)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on May 4, 2023.

OPAL FUELS INC.

By:	/s/ Jonathan Maurer
Name: Jonathan Maurer
Title :Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Maurer	Co-Chief Executive Officer	May 4, 2023
Jonathan Maurer	(Principal Executive Officer)

*	Co-Chief Executive Officer	May 4, 2023
Adam Comora	(Principal Executive Officer)

*	Chief Financial Officer	May 4, 2023
Ann Anthony	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman	May 4, 2023
Mark Comora

*	Director	May 4, 2023
Nadeem Nisar

*	Director	May 4, 2023
Marco F. Gatti

*	Director	May 4, 2023
Kevin M. Fogarty

*	Director	May 4, 2023
Betsy L. Battle

*	Director	May 4, 2023

Scott Dols

*	Director	May 4, 2023
Ashok Vemuri

*By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Attorney-in-Fact